     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 14, 1998


                                                      REGISTRATION NO. 333-44349
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 3

                                       TO
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------
                             IRIDIUM OPERATING LLC
             (Exact name of Registrant as specified in its charter)

               DELAWARE                                   4800                                  52-2066319
     (State or other jurisdiction             (Primary Standard Industrial                   (I.R.S. Employer
           of organization)                    Classification Code Number)                Identification Number)

                  1575 EYE STREET, N.W., WASHINGTON, DC 20005
                                 (202) 408-3800
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                            ------------------------
                          IRIDIUM CAPITAL CORPORATION
             (Exact name of Registrant as specified in its charter)

               DELAWARE                                   4800                                  52-2048739
     (State or other jurisdiction             (Primary Standard Industrial                   (I.R.S. Employer
           of organization)                    Classification Code Number)                Identification Number)

                  1575 EYE STREET, N.W., WASHINGTON, DC 20005
                                 (202) 408-3800
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                            ------------------------
                              IRIDIUM ROAMING LLC
             (Exact name of Registrant as specified in its charter)

               DELAWARE                                   4800                                  52-2048734
     (State or other jurisdiction             (Primary Standard Industrial                   (I.R.S. Employer
           of organization)                    Classification Code Number)                Identification Number)

                  1575 EYE STREET, N.W., WASHINGTON, DC 20005
                                 (202) 408-3800
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                            ------------------------
                                 IRIDIUM IP LLC
             (Exact name of Registrant as specified in its charter)

               DELAWARE                                   4800                                  52-2048736
     (State or other jurisdiction             (Primary Standard Industrial                   (I.R.S. Employer
           of organization)                    Classification Code Number)                Identification Number)

                  1575 EYE STREET, N.W., WASHINGTON, DC 20005
                                 (202) 408-3800
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                            ------------------------
                         IRIDIUM FACILITIES CORPORATION
             (Exact name of Registrant as specified in its charter)

               DELAWARE                                   4800                                  52-2083969
     (State or other jurisdiction             (Primary Standard Industrial                   (I.R.S. Employer
           of incorporation)                   Classification Code Number)                Identification Number)

                  1575 EYE STREET, N.W., WASHINGTON, DC 20005
                                 (202) 408-3800
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                            ------------------------
                             F. THOMAS TUTTLE, ESQ.
       IRIDIUM OPERATING LLC, 1575 EYE STREET, N.W., WASHINGTON, DC 20005
                                 (202) 408-3800
 (Name, address, including zip code, and telephone number, including area code, of agent for service for each Registrant)
                            ------------------------
                  Please send copies of all communications to:

                            DENNIS C. SULLIVAN, ESQ.
                              SULLIVAN & CROMWELL
                         1701 PENNSYLVANIA AVENUE, N.W.
                             WASHINGTON, D.C. 20006
                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                            ------------------------
    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

PROSPECTUS                                                        [IRIDIUM LOGO]


                             IRIDIUM OPERATING LLC
                          IRIDIUM CAPITAL CORPORATION

                         11 1/4% SENIOR NOTES, SERIES C
                       11 1/4% SENIOR NOTES, SERIES C/EN
         FULLY AND UNCONDITIONALLY GUARANTEED, AS DESCRIBED HEREIN, BY

                              IRIDIUM ROAMING LLC
                                 IRIDIUM IP LLC
                         IRIDIUM FACILITIES CORPORATION
                            ------------------------

                               OFFER TO EXCHANGE

  $1,000 IN PRINCIPAL AMOUNT OF 11 1/4% SENIOR NOTES DUE 2005, SERIES C/EN FOR
                                      EACH
$1,000 IN PRINCIPAL AMOUNT OF OUTSTANDING 11 1/4% SENIOR NOTES DUE 2005, SERIES
                                       C
                            ------------------------

    Iridium Operating LLC, a Delaware limited liability company ("Iridium"), and Iridium Capital Corporation, a Delaware corporation ("Capital," and together with Iridium, the "Issuers"), as joint and several obligors, hereby offer, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer") to exchange an aggregate principal amount of up to $300,000,000 of 11 1/4% Senior Notes due 2005, Series C/EN (the "Exchange Notes") of the Issuers, which will be registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus constitutes a part, for a like principal amount of 11 1/4% Senior Notes due 2005, Series C (the "Original Notes" and, together with the Exchange Notes, the "Notes") of the Issuers with the holders (the "Note Holders") thereof.

    Upon consummation of the Exchange Offer, the terms of the Exchange Notes will be substantially identical in all material respects (including principal amount, interest rate, the date from which interest accrues, maturity and ranking) to the terms of the Original Notes for which they may be exchanged, except that the Exchange Notes will be freely transferable by holders thereof (except as provided below). The Exchange Notes will be issued without any covenant regarding exchange or registration under the Securities Act. The Exchange Notes will be issued under the indenture governing the Original Notes for which they may be exchanged (as supplemented, the "Indenture"). The Exchange Notes will be, and the Original Notes are, senior obligations of the Issuers ranking pari passu in right of payment to all other existing and future senior Indebtedness (as defined) of the Issuers, other than Indebtedness that is expressly subordinated to the Notes. Subject to certain limitations set forth in the Indenture, Iridium and its Subsidiaries (as defined) may incur other senior Indebtedness, including Indebtedness that is secured by the assets of Iridium and its Subsidiaries. The Notes will be effectively subordinated to any secured Indebtedness of the Issuers to the extent of the value of the assets securing such Indebtedness. The Exchange Notes will be, and the Original Notes are, fully and unconditionally guaranteed, on an unsecured senior basis, by Iridium Roaming LLC ("Roaming"), Iridium IP LLC ("IP") and Iridium Facilities Corporation ("Facilities" and, together with Roaming and IP, the "Initial Guarantors" and, together with the Issuers, the "Iridium Parties"). Each of Roaming and IP is a Delaware limited liability company, Facilities is a Delaware corporation and each of Roaming, Facilities and IP is a wholly owned subsidiary of Iridium. In addition, the Notes will be fully and unconditionally guaranteed (the "Subsidiary Guarantees") on an unsecured, senior basis by all future Guarantor Subsidiaries (as defined). Iridium has no subsidiaries other than Capital and the Initial Guarantors. Neither Capital nor any of the Initial Guarantors has any subsidiaries. Neither Capital nor any of the Initial Guarantors has any outstanding Indebtedness other than as co-issuers or guarantors of outstanding indebtedness of Iridium. As of April 1, 1998, in addition to the $300 million principal amount of the Original Notes, the Iridium Parties had outstanding (i) approximately $350 million of senior secured Indebtedness and (ii) approximately $1,085 million of unsecured senior Indebtedness ranking pari passu with the Original Notes. In addition, as of April 1, 1998, Iridium had approximately $285 million of Indebtedness that is subordinated to the Original Notes. See "Use of Proceeds," "Risk Factors -- Significant Additional Funding Needs," "-- Ranking of the Notes" and "Description of Notes."
                                                        (Continued on next page)

    SEE "RISK FACTORS" ON PAGE 18 FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER.
                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------


                 The date of this Prospectus is April 16, 1998

    Interest on the Exchange Notes will, and interest on the Original Notes does, accrue at the rate of 11 1/4% per annum. Interest on the Notes is payable in cash semi-annually on January 15 and July 15 of each year. The Exchange Notes will be, and the Original Notes are, redeemable at the option of either Issuer, in whole or in part, at any time on or after July 15, 2002 at the redemption prices set forth herein, together with, as applicable, accrued and unpaid interest, if any, and Liquidated Damages (as defined), if any, to the redemption date. At any time on or prior to January 15, 2000, either Issuer may redeem in the aggregate up to 33 1/3% of the original aggregate principal amount of the Notes, with the cash proceeds to Iridium of one or more Equity Offerings (as defined), at a redemption price equal to 111.250% of the principal amount of any Notes being redeemed plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption; provided that at least 66 2/3% of the original aggregate principal amount of the Notes being redeemed must remain outstanding after each such redemption. See "Description of Notes -- Optional Redemption." Upon the occurrence of a Change of Control (as defined), each Note Holder may require the Issuers to repurchase all or a portion of such Note Holder's Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the purchase date. See "Description of Notes -- Change of Control."

    The Original Notes were issued and sold on October 17, 1997 pursuant to an offering (the "Original Offering") of the Original Notes. Such sales were not registered under the Securities Act in reliance upon the exemptions provided by
Section 4(2), Rule 144A and Regulation S of the Securities Act. Accordingly, the Original Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. Based upon interpretations by the Staff of the Securities and Exchange Commission (the "Commission") issued to third parties, the Issuers believe that the Exchange Notes to be issued pursuant to the Exchange Offer in exchange for the Original Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an "affiliate" of an Iridium Party within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Original Notes exchanged for such Exchange Notes directly from an Issuer or (iii) a broker-dealer who acquired Original Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes. Each holder of the Original Notes wishing to accept the Exchange Offer must represent to the Iridium Parties in the Letter of Transmittal (i) that Exchange Notes will be acquired in the ordinary course of such holder's business; (ii) that such holder has no arrangement or understanding to distribute the Exchange Notes and (iii) that such holder is not an affiliate of an Iridium Party. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer, where such Original Notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Iridium Parties have agreed that, for a period not to exceed 180 days after the Expiration Date (as defined), they will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." Any Note Holder that is unable to rely upon such interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale transaction, including (absent an exemption) that resales be made pursuant to an effective registration statement that includes the selling security holder information required by Item 507 of Regulation S-K. See "The Exchange Offer -- Terms and Conditions of the Letter of Transmittal."

    The Original Notes and the Exchange Notes constitute new issues of securities with no established trading market. Any Original Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that Original Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, and tendered but unaccepted, Original Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of Original Notes will continue to be subject to the existing restrictions on transfer thereof and the Issuers will have no further obligation to such holders to provide for the registration under the Securities Act of the Original Notes, except under certain limited circumstances. See "Exchange and Registration Rights Agreement." No assurance can be given as to the liquidity of the trading market for either the Original Notes or the Exchange Notes.


    The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered for exchange. The Exchange Offer will expire at 5:00 p.m., New York City time, on May 29, 1998, unless extended (the "Expiration Date"). The date of acceptance for exchange of the Original Notes (the "Exchange Date") will be the first business day following the Expiration Date, upon surrender of validly tendered Original Notes. Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date; otherwise such tenders are irrevocable.


    The obligation of the Issuers to consummate the Exchange Offer is subject to certain conditions. See "The Exchange Offer -- Conditions to the Exchange Offer." The Issuers reserve the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such condition.

                             AVAILABLE INFORMATION

     The Iridium Parties have filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement," which term shall include all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Exchange Notes being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to in the Registration Statement are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     Iridium is a wholly owned subsidiary of Iridium LLC, a Delaware limited liability company ("Iridium LLC" or "Parent"). As a result of an initial public offering (the "IWCL IPO") of the Class A Common Stock (the "Class A Common Stock"), par value $0.01 per share, of Iridium World Communications Ltd. ("IWCL"), the publicly held member of Parent, and the use of the net proceeds thereof to purchase Class 1 Interests (as defined) of Parent, on June 13, 1997, Parent became subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result of the Asset Drop-Down Transaction (as defined), pursuant to which Parent transferred substantially all of its assets and liabilities to Iridium (including its obligations with respect to the 13% Senior Notes due 2005, Series A/EN (the "Series A Notes"), the 14% Senior Notes due 2005, Series B/EN (the "Series B Notes" and, together with the Series A Notes, the "Initial Senior Notes") and the Original Notes), Iridium became subject to the periodic reporting and other informational requirements of the Exchange Act. Periodic reports, proxy statements and additional information filed with the Commission may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material also can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site at http://www.sec.gov that contains information regarding registrants that file electronically with the Commission.

     The Iridium Parties have agreed that, notwithstanding that they may not be required to be or remain subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act, they will file with the Commission, and provide the Trustee (as defined) and Holders and prospective investors in the Notes (upon request) with the annual reports and the information, documents and other reports which are specified in Sections 13 and 15(d) of the Exchange Act. See "Description of the Notes -- Certain Covenants -- SEC Reports."

                          FORWARD LOOKING INFORMATION

     Iridium is a development stage enterprise with no operating history. Accordingly, all statements in this Prospectus that are not clearly historical in nature are forward looking. Examples of such forward looking statements include the statements concerning Iridium's operations, prospects, markets, technical capabilities, funding needs, financing sources, pricing, launch schedule, commercial operations schedule, estimates of the size of addressable markets for mobile satellite services, estimates of customer counts, estimates of retail usage fees for Iridium World Satellite Services, the last year in which Iridium will have negative cash flow and a net increase in year-end borrowings, and future regulatory approvals, as well as information concerning expected characteristics of competing systems and expected actions of third parties such as equipment suppliers, gateway operators, service providers and roaming partners. These forward looking statements are inherently predictive and speculative and no assurance can be given that any of such statements will prove to be correct. Actual results and developments may be materially different from those expressed or implied by such statements. See "Risk Factors" for a discussion of various factors which, among others, could result in any of such forward looking statements proving to be inaccurate.

                            *          *          *

     IRIDIUM and Iridium Logo are registered trademarks and servicemarks of Iridium IP LLC, a wholly owned subsidiary of Iridium.

                          ASSET DROP-DOWN TRANSACTION

     On December 18, 1997, Parent entered into an asset drop-down transaction (the "Asset Drop-Down Transaction") with Iridium, a newly formed wholly-owned subsidiary of Parent. Pursuant to the Asset Drop-Down Transaction, substantially all of the assets and liabilities of Parent were transferred to Iridium, including, without limitation, all liabilities with respect to the outstanding Initial Senior Notes and the Original Notes, and the Parent was released from such liabilities. Pursuant to the indentures relating to the Initial Senior Notes and the Original Notes, Iridium has been substituted for Parent, and Parent has been released from all obligations under those indentures and under the Initial Senior Notes and the Original Notes. Unless otherwise specified, references herein to Iridium relating to any action or event prior to the date of the Asset Drop-Down Transaction should be construed as references to Parent, as predecessor of Iridium. See "Ownership Structure and Strategic
Investors -- Asset Drop-Down Transaction."

                            *          *          *

     In this Prospectus, references to "dollars" and "$" are United States dollars.

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ANY OF THE IRIDIUM PARTIES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE EXCHANGE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATIONS THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF ANY OF THE IRIDIUM PARTIES SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Available Information.......................................    i
Forward Looking Information.................................    i
Asset Drop-Down Transaction.................................   ii
Prospectus Summary..........................................    1
Risk Factors................................................   18
Ownership Structure and Strategic Investors.................   48
Use of Proceeds.............................................   50
Capitalization..............................................   51
The Exchange Offer..........................................   52
Selected Financial Data.....................................   61
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   62
Business....................................................   67
Regulation of Iridium.......................................   88
Principal Contracts for the Development of the IRIDIUM
  System....................................................   96
Certain Matters Regarding Relationship Among IWCL, Parent
  and Iridium...............................................  104
Management..................................................  109
Interest Ownership of Certain Beneficial Owners and
  Management................................................  120
Certain Relationships and Related Transactions of Iridium...  121
Parent's Investors, Number of Class 1 Interests Owned,
  Percentage Ownership and Principal Gateway Service
  Territories...............................................  125
Description of Parent Limited Liability Company Agreement...  130
Description of Iridium Operating LLC Limited Liability
  Company Agreement.........................................  137
Description of Other Indebtedness...........................  142
Description of Notes........................................  148
Exchange and Registration Rights Agreement..................  180
Tax Considerations..........................................  182
Plan of Distribution........................................  182
Validity of the Securities..................................  183
Experts.....................................................  183
Glossary....................................................  184
Index to Financial Statements...............................  F-1

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and related notes thereto included elsewhere in this Prospectus. Holders and prospective Holders are urged to read this Prospectus in its entirety. See "Glossary" for definitions of certain terms used in this Prospectus.

                                    IRIDIUM

     Iridium Operating LLC ("Iridium") is developing and commercializing a global mobile wireless communications system that will enable subscribers to send and receive telephone calls virtually anywhere in the world -- all with one phone, one phone number and one customer bill. The IRIDIUM communications system (the "IRIDIUM System") will combine the convenience of terrestrial wireless systems with the global reach of Iridium's satellite system. The IRIDIUM System encompasses four components: the "space segment," which will include the low earth orbit satellite constellation and the related control facilities; the ground stations or "gateways," which will link the satellites to terrestrial communications systems; the Iridium subscriber equipment, which will provide mobile access to the satellite system and terrestrial wireless systems; and the terrestrial wireless interprotocol roaming infrastructure, which will facilitate roaming among the Iridium satellite system and multiple terrestrial wireless systems that use different wireless protocols. The first launch of Iridium satellites occurred on May 5, 1997. Iridium expects to commence commercial operations in September 1998. The satellite constellation is being designed, assembled and delivered in orbit by Motorola, Inc. ("Motorola"), a leading international provider of wireless communications systems, phones and pagers, semiconductors and other electronic equipment. Motorola also is the principal investor in Iridium, having provided investments, guarantees and conditional agreements to provide guarantees totaling over $1.1 billion, including its conditional commitment to guarantee up to an additional $350 million of borrowings under the Guaranteed Bank Facility described below. Other strategic investors include leading wireless communications service providers from around the world, as well as experienced satellite manufacturers and experienced launch providers. Iridium is a wholly owned subsidiary of Iridium LLC, a Delaware limited liability company ("Iridium LLC" or "Parent"). On December 18, 1997, substantially all of the assets and liabilities of Parent were transferred to Iridium pursuant to the Asset Drop-Down Transaction. See "Ownership Structure and Strategic Investors -- Asset Drop-Down Transaction."

     Iridium Capital Corporation ("Capital"), a Delaware corporation, is a wholly owned subsidiary of Iridium. The Original Notes are, and the Exchange Notes will be, the joint and several obligations of Iridium and Capital (the "Issuers"), although Capital did not receive any of the net proceeds on the Original Notes. Capital has no assets and does not conduct any operations. The Original Notes are, and the Exchange Notes will be, guaranteed by Iridium Roaming LLC ("Roaming"), Iridium IP LLC ("IP") and Iridium Facilities Corporation ("Facilities" and, together with Roaming and IP the "Initial Guarantors" and, together with the Issuers, the "Iridium Parties"). Each of Roaming and IP is a Delaware limited liability company, Facilities is a Delaware corporation and each of Roaming, Facilities and IP is a wholly owned subsidiary of Iridium.

     The principal executive office for each of the Iridium Parties is located at 1575 Eye Street, N.W., Washington, DC 20005, telephone (202) 408-3800.

IRIDIUM SERVICES AND MARKET

     Global mobile satellite service ("MSS") systems such as the IRIDIUM System are designed to address two broad trends in the communications market: (i) the worldwide growth in the demand for portable wireless communications -- according to industry sources, the worldwide wireless communications market had approximately 200 million subscribers at year-end 1997 and is estimated to grow to over 400 million subscribers by year-end 2000; and (ii) the growing demand for communications services to and from areas where landline or terrestrial wireless service is not available or accessible. The IRIDIUM System architecture and Iridium voice, data, facsimile and paging services ("Iridium World Services") are primarily designed to serve customers who place the greatest value on global mobile communications services.

     Iridium believes there is a significant market comprised of individuals and businesses who need global communications capability and are willing to pay for the convenience of a hand-held wireless phone or belt-worn pager. The availability of terrestrial wireless communications service is often constrained by the limited geographic coverage of terrestrial systems, the incompatibility of differing wireless protocols or the absence of roaming agreements among wireless operators. The combination of Iridium World Cellular Services, Iridium World Satellite Services and Iridium World Page Services will extend wireless access globally and allow customers of Iridium to be reached by phone or pager, and to place phone calls from or to virtually anywhere in the world with one phone and one phone number. Iridium World Cellular Services is expected to enable customers to roam on an international basis among terrestrial wireless networks, including those using different protocols, that have roaming agreements with Iridium. Iridium World Satellite Services will extend voice services to the regions of the world not served by terrestrial systems. Iridium intends to offer global paging (Iridium World Page Services) both in combination with its voice services and as a stand-alone service. Iridium believes that the signaling capabilities of the IRIDIUM System will enable Iridium to track the location of a voice customer effectively and with minimal customer cooperation, thereby allowing Iridium to direct pages and calls as customers travel globally. Iridium also expects to offer, commencing in 1999, a broad range of in-flight passenger communications services with participating airlines, including global incoming and outgoing voice, data and facsimile services. In addition, Iridium expects to market Iridium World Services to governmental, industrial and rural users of wireless communications systems. Iridium believes it will be the only wireless communications system in operation prior to 2000 that will be able to offer this array of global communications services. See "Risk
Factors -- Consequences of Satellite Service Limitations on Customer Acceptance" and "-- Consequences of Iridium Phone and Pager Characteristics on Customer Acceptance."

     To estimate potential demand for its services, Iridium has engaged in extensive market analysis, including primary market research which involved screening over 200,000 persons and interviewing more than 23,300 individuals from 42 countries and 3,000 corporations with remote operations. Based on this market analysis, Iridium has identified five target markets for Iridium World
Services: traveling professionals; corporate/industrial; government; rural; and aeronautical. Iridium expects the traveling professional and corporate/industrial markets will provide most of the demand for Iridium World Services. Iridium believes that individuals in these markets are more likely to need and have the ability to afford hand-held, global mobile communications capability than, for example, individuals who live in remote areas outside existing distribution channels for wireless communications services.

     Iridium estimates that the addressable traveling professional market, which it defines as all employed adults living in urban areas who own a wireless phone and travel at least four times per year beyond the coverage of their current wireless phone, will include approximately 42 million individuals by 2002. The global corporate/industrial addressable market, which consists of companies with more than 1,000 employees in industries with operations that are likely to need mobile satellite services, is estimated by Iridium to include over 8,800 companies by 2002. Iridium believes that its market analysis was properly designed, appropriate in scope and implemented on a systematic basis and, accordingly, provides a reasonable basis for Iridium's marketing and strategic planning. Iridium believes that its unique service package is well tailored to meet the demands of, and will give Iridium an advantage over competing MSS systems in, these target markets. Based upon its market analysis, Iridium estimates that it will have customer counts in the year 2002 in the range of 2.2 million to 2.5 million for its satellite-based voice services, Iridium World Satellite Services (satellite voice and paging) and Iridium World Services (the combination of Iridium World

Satellite Services and Iridium World Cellular Services), 1.0 million to 1.3 million for stand-alone Iridium World Cellular Services and 350,000 to 500,000 for stand-alone Iridium World Page Services.

     Iridium currently has no customers and its estimates of target markets and customer counts are based upon a number of assumptions, one or more of which is likely to be incorrect. The assumptions underlying Iridium's market analysis relate to the expected performance characteristics of the IRIDIUM System, the expected competition in the markets for personal satellite communications services and terrestrial cross protocol wireless services and the accuracy of the respondents' responses to Iridium's market research questions. Such assumptions include, without limitation, (i) that the IRIDIUM System will provide continuous service to virtually anywhere in the world with service characteristics at least as favorable as those described in this Prospectus from September 23, 1998 forward, (ii) that Iridium will face competition from satellite systems, terrestrial wireless systems and other communications systems that is no greater than Iridium's expectations regarding competition as described in this Prospectus and (iii) that Iridium's market research was properly designed and implemented to determine actual market interest and that the respondents provided truthful responses. There can be no assurance that actual target markets and actual customer counts will not be materially different from Iridium's estimates or that Iridium will not revise such estimates substantially from time to time. For a more detailed description of Iridium's target markets see "Business -- The Iridium Market," and for further discussion of the forward looking nature of Iridium's estimates, and various of the factors which could cause actual addressable markets and actual customer counts to differ materially from these estimates, see "Risk Factors -- Risk of Error in Forward Looking Statements."

THE IRIDIUM SYSTEM

     The satellite constellation of the IRIDIUM System, which will consist of 66 operational satellites arranged in six polar orbital planes, is being assembled and delivered in orbit by Motorola pursuant to a fixed price contract, subject to certain adjustments. Motorola also will operate and maintain the satellite constellation for five years (extendible to seven years at Iridium's option) under a fixed price contract, subject to certain adjustments. Iridium believes the IRIDIUM System will have greater signal strength than other proposed MSS systems, thereby allowing it to better serve hand-held phones and providing a higher degree of in-building penetration for paging services. The IRIDIUM System utilizes adaptations of proven technologies, including GSM cellular call processing technology, intersatellite links, FDMA/TDMA radio transmission technology, a 2,400 bps vocoder and business support software. The Iridium satellites will feature cross-link antennas allowing telephone calls and signaling information to be passed globally from satellite to satellite. These intersatellite links, which enable the satellites to function as switches in the sky, will allow the IRIDIUM System to (i) select the optimal space-to-ground path of each call, thereby enhancing system reliability and capacity while reducing the costs associated with the use of terrestrial phone systems, (ii) communicate with subscribers in all regions of the world (including mid-ocean and remote areas) regardless of their proximity to a gateway, (iii) provide full global coverage with a relatively small number of gateways, thereby lowering total ground segment build-out and operating costs and (iv) provide enhanced ability to track the location of a voice customer, allowing Iridium to direct calls and pages as customers travel globally. In addition, the communications, station keeping and control systems of the Iridium satellites can be upgraded, maintained and reconfigured in orbit through the remote loading of software. Iridium believes that its primary technological challenge in implementing the IRIDIUM System is the integration of these proven technologies into a single system.

     Iridium expects to provide virtually global service initially through up to 12 gateways, although it will be able to provide such global service with fewer than nine gateways. Each of these gateways will be owned, operated and financed by one or more investors in Iridium or their affiliates. See "Risk
Factors -- Potential for Delay and Cost Overruns -- Construction and Operation of Gateways."

     Iridium subscriber equipment will support voice, data and paging services. Iridium expects that portable, hand-held Iridium phones will be manufactured by at least two experienced suppliers, Motorola and Kyocera Corporation ("Kyocera"), both of which have hand-held Iridium phones under development. The phones are expected to be available in satellite-only and "multi-mode" models. The multi-mode phone being developed by Motorola uses changeable terrestrial radio cassettes ("TRCs") which can be inserted into the phone. TRCs will be developed for most major terrestrial wireless protocols so that with a single multi-mode phone and the appropriate TRCs, a subscriber will be able to access the IRIDIUM System and most major terrestrial wireless systems. Kyocera's multi-mode phone is expected to be configured as a satellite phone casing into which terrestrial wireless phones using different protocols can be inserted. The Iridium belt-worn pager, to be manufactured by Motorola, will have the capability to receive alphanumeric messages virtually anywhere in the world.

     Iridium World Cellular Services will support roaming among the two principal types of terrestrial wireless protocols -- IS-41 (AMPS, NAMPS and CDMA) and GSM900. Roaming between these protocols requires cross protocol translation which will be accomplished for Iridium World Cellular Services through the Iridium Interoperability Unit ("IIU"), being developed under the direction of Motorola. The IIU will permit system management information, including customer authentication and location, to be relayed between systems that use different technologies.

PRICING STRATEGY, DISTRIBUTION AND MARKETING

     Iridium intends to implement a pricing strategy for its voice services similar to the prevailing pricing structure for terrestrial wireless calls. Prices for terrestrial wireless calls generally reflect two components -- a charge based on the landline "dial-up" rate for a comparable call (primarily the long distance charges) and a mobility premium for the convenience of wireless service (including any roaming charges). Pricing for both Iridium World Satellite Services and Iridium World Cellular Services is expected to be based on this structure.

     For international Iridium World Satellite Services calls, which Iridium expects will constitute the majority of calls over the Iridium satellite system, the "dial-up" rate component will be designed to approximate the rates for comparable landline point-to-point international long distance calls. Iridium has analyzed and will continue to analyze published international direct dial rates around the world as well as published international calling card rates of many of the largest international telecommunications carriers in establishing the "dial-up" rate component. Iridium intends to set the global mobility premium with reference to the premium charged by other wireless services, including cross-protocol international terrestrial wireless roaming services and competing MSS systems.

     Iridium will set the wholesale prices for its services to allow for a suggested retail price that will approximate the "dial-up" plus mobility premium price. Iridium's wholesale price will be designed to compensate Iridium, as the network provider, and the originating and terminating gateways, as well as to cover the PSTN tail charges. The home gateway will mark up the wholesale price and the service provider will establish the final retail price. Iridium expects that for international wireless calls, Iridium's suggested retail prices will be competitive with other global MSS systems. In addition, from a regulatory approval perspective in markets where the monopoly telecommunications provider and the licensing authority are the same entity, a pricing strategy that takes into account the "dial-up" alternatives allows Iridium to respond to concerns that Iridium will capture the local monopoly provider's long-distance revenues by undercutting terrestrial "dial-up" rates.

     For Iridium World Cellular Services pricing, the "dial-up" rate component is primarily the long distance charge, if any, which will be passed through to the customer. The mobility premium will be set to compensate the parties involved, primarily the serving network for its airtime charges, the visited gateway for customer authentication and Iridium for protocol translation services. The retail price will include the markup of the home gateway and service provider. Iridium believes that its

Iridium World Cellular Services suggested retail prices will be comparable to prices charged by other cross-protocol roaming services.

     In addition to airtime charges, Iridium subscribers will pay a monthly subscription fee in the same manner that terrestrial wireless customers pay monthly charges. Iridium will permit service providers that are wireless network operators to offer Iridium World Satellite Services as additional features to their existing wireless services, permitting their customers to remain customers of the wireless network and to roam onto the IRIDIUM System. These customers will pay a feature charge to Iridium for the roaming privilege that will be significantly below the Iridium monthly subscription fee, but they will pay an additional roaming premium for calls made over the IRIDIUM System.

     Initially, Iridium World Page Services subscribers will pay a fixed monthly subscription fee for unlimited paging. Iridium expects to implement per page pricing after commencement of commercial operations, with the cost per page based, in part, on the size of the geographic area covered by the page. The monthly paging subscription fees will be reduced for persons who are also subscribers to Iridium World Cellular Services.

     Iridium's distribution strategy reflects its role as a wholesaler of Iridium World Services and is primarily designed to leverage off established retail distribution channels by using existing distributors of wireless services as Iridium service providers and marketing Iridium World Services to their customers. Iridium will implement the distribution of Iridium World Services through its gateway operators, all of which have agreed to become or to engage Iridium service providers within their exclusive gateway territories. Iridium service providers will generally have primary responsibility for marketing Iridium World Services within their territories in accordance with marketing policies and programs established by Iridium. They will also be responsible for customer service, billing and collection. Iridium anticipates its gateway operators will generally seek to utilize more than one method of distribution in their markets. Iridium expects that its service providers also will include affinity partners (e.g., airlines, hotels and car rental companies).

     Iridium's marketing strategy is to position Iridium as the premier brand in global wireless communications services. Iridium believes that its principal target markets -- traveling professional and corporate/industrial -- can be accessed through established marketing channels, which will permit more effective marketing compared to MSS systems targeting individuals in remote areas where marketing opportunities and distribution channels are limited. Iridium is coordinating with its gateway partners to determine the optimum allocation of marketing expenditures based on the market analysis that Iridium has conducted. Iridium plans to engage in direct marketing to certain markets, such as the utility, oil and gas, mining and maritime industries. Iridium believes that a coordinated and comprehensive global marketing strategy, supported by its market research, will promote a consistent message and permit Iridium to establish a global brand identity.

STRATEGIC INVESTOR GROUP AND IWCL

     Iridium LLC is the parent and sole member of Iridium. Each of the strategic investors in the IRIDIUM System is a member of Parent. See "Ownership Structure and Strategic Investors." The Iridium investor team includes enterprises from around the world with skills and experience in developing, manufacturing, licensing and distributing satellite and telecommunications products and services. IWCL, the publicly held member of Parent, and the Iridium strategic investors have collectively invested, or committed to invest, approximately $3.26 billion in Iridium (directly or indirectly through Parent), including equity, debt, guarantees and the Reserve Capital Call (as defined). These investments represent approximately 74% of Iridium's projected total funding needs through September 23, 1998, the date on which Iridium expects to commence commercial operations, and approximately 62% of Iridium's projected total funding needs through December 31, 1999, the last year in which Iridium projects negative cash flow and a net increase in year-end borrowings. By partnering with strategic investors, Iridium benefits from the development, manufacturing and launch expertise of leading worldwide satellite development and launch organizations and from the wireless telecommunications distribution and regulatory expertise of leading telecommunications companies. The Iridium investor team includes leading telecommunications companies in North America (Motorola, Sprint and BCE Mobile Communications Inc.), Europe (Telecom Italia and o.tel.o communications GmbH & Co.) and Asia (DDI in Japan, UCOM in Thailand, P.T. Bakrie Communications Corporation in Indonesia and SK Telecom in South Korea). Iridium expects that these investors will use their wireless communications sales and services organizations to market Iridium World Services Services and equipment in their territories, which include their existing base of approximately 33 million wireless subscribers. In addition, because of the prominence of many of these investors, Iridium believes that their efforts to obtain necessary regulatory approvals have been, and will continue to be, of great importance. The investor team also includes organizations with significant satellite communications development, manufacturing and launch expertise including Raytheon, Lockheed Martin, Telespazio, Khrunichev and China Aerospace. Iridium expects subscriber equipment for use with the IRIDIUM System will be manufactured and sold by Motorola and Kyocera, two of the world's leading manufacturers of wireless phones.

     IWCL was formed to act as a publicly held member of Parent and to have no other business. On June 13, 1997, the IWCL IPO was consummated, whereby IWCL issued 12,000,000 shares of its Class A Common Stock and applied the net proceeds of approximately $225 million to purchase 12,000,000 Class 1 Interests in Parent ("Class 1 Interests"). In connection with the IWCL IPO, IWCL was admitted as a member of Parent. IWCL owns approximately 8.5% of the outstanding Class 1 Interests. See "Ownership Structure and Strategic Investors" and "Certain Matters Regarding Relationship Among IWCL, Parent and Iridium."

PROGRESS TO DATE

     Iridium, Motorola and the various gateway owners have made substantial progress in the development and implementation of the IRIDIUM System and related activities and expect to commence global commercial service on schedule in September 1998. As of April 1, 1998, Motorola had launched 58 Iridium satellites in 12 separate launches. Motorola has informed Iridium that two of those 58 satellites are not functioning and will not become part of the constellation, but that Iridium will not bear the financial impact of the loss of the two satellites and that such loss will not affect the scheduled completion date for commercial service in September 1998. Motorola's current launch plans contemplate three more launches of 14 Iridium satellites by May 1998, which would complete the expected constellation of 66 satellites in mission orbit with 4 spare satellites in a lower parking orbit. In early July of 1997, the IRIDIUM System logged its first test paging message to a prototype pager from orbiting satellites. In addition, the north-south and east-west satellite cross-links have been tested using data packets and limited voice testing has occurred. See "Risk Factors -- Potential for Delay and Cost Overruns -- Deployment of Satellites," "-- Limited Life of Satellites; Cost of Maintaining the Space Segment; Risk of Satellite Failure or Damage" and "-- Satellite Launch
Risks -- Number of Launches; Compressed Launch Schedule."

     Motorola has completed construction of most of the terrestrial facilities necessary to command the in-space movements of the IRIDIUM System's satellites, including the Master Control Facility and the associated tracking, telemetry and command ("TT&C") facilities. Iridium expects to provide virtually global service initially through up to 12 gateways. The construction of the 12 gateway facilities is substantially complete and the telecommunications equipment has been installed at ten locations. However, two gateways are significantly behind schedule with equipment procurement for their gateways. Motorola has produced a functional, unminiaturized prototype of the Iridium phone, and Motorola has produced a functional prototype of the Iridium belt-worn pager. Iridium has also made substantial progress in the development of its Iridium business support systems, which will be used for the provision of its billing and customer support functions. See "Risk Factors" for a description of the risks that could impair the ability of Iridium to commence commercial operations on schedule in September 1998.

     Iridium has made significant progress to date in securing the worldwide regulatory approvals necessary to build and operate the IRIDIUM System. At the 1992 World Administrative Radio Communication Conference ("WARC-92"), the International Telecommunications Union (the "ITU") allocated 16.5 MHz of spectrum in the 1610-1626.5 MHz band to MSS systems. The U.S. Federal Communications Commission (the "FCC") conditionally assigned the IRIDIUM System exclusive use of 5.15 MHz of the 16.5 MHz for use in the United States. The space segment of the IRIDIUM System has been licensed in the United States. Iridium believes that coordination through the ITU has been completed successfully between the IRIDIUM System and all existing or planned systems that have been identified under the ITU's coordination process. No other action is required from any other country to license the space segment. Seven licenses and two experimental licenses to build and operate gateways have been received. Each country in which Iridium intends to operate must authorize use of Iridium subscriber equipment, including allocation of subscriber link frequencies. The FCC has issued a conditional license covering Iridium World Satellite Services in the United States and, as of March 15, 1998, 50 additional administrations have granted all or a substantial portion of the authorizations necessary to operate the IRIDIUM System in their territories. Iridium's gateway owners are dedicating substantial effort to obtaining licensing for Iridium World Services in the countries in their service territories with particular focus on obtaining licenses by the commencement of commercial operations in those countries which are expected to account for most of the demand for and usage of Iridium World Services. See "Risk Factors -- Risks Associated with Licensing and Spectrum Allocation -- Significant Regulatory Approvals Required for Operation of the IRIDIUM System," "-- Significant Remaining Regulatory Approvals" and "Regulation of Iridium" for a discussion of the conditions to these licenses and the additional regulatory approvals outside the United States that remain to be obtained.

                               BUSINESS STRATEGY

     Iridium's strategy is to launch and operate the premier global mobile wireless network. The key components of this strategy are set forth below:

     Provide a unique service package to traveling professionals enabling them to be reached and make calls virtually anywhere in the world. Iridium World Satellite Services will complement terrestrial wireless services and provide the traveling professional with communications capability in areas where terrestrial wireless service is unavailable, inconvenient, of poor quality or unreliable. Iridium intends to offer Iridium World Cellular Services and Iridium World Page Services as complements to Iridium World Satellite Services and as stand-alone services. Iridium believes that it will be the only wireless communications system in operation prior to 2000 that will be able to offer virtually global mobile voice and paging services, including:

     - Global coverage. An Iridium World Services subscriber will generally have worldwide wireless coverage wherever Iridium World Services are authorized, including mid-ocean and remote areas. The availability of the Iridium World Satellite Services will not be limited by the customer's proximity to a gateway. Iridium believes this feature will make Iridium World Satellite Services particularly well suited for aeronautical and shipping communications and for service in land areas where LEO MSS systems using "bent pipe" technology are not expected to have the more extensive gateway infrastructure needed by such systems to provide global coverage.

     - Convenient roaming onto terrestrial wireless networks. Iridium will offer subscribers a combination of Iridium World Satellite Services and Iridium World Cellular Services. With the addition of Iridium World Cellular Services, customers will be able to overcome (i) the incompatibility of differing wireless protocols and (ii) the service limitations of satellite-only voice services in buildings and urban canyons. Iridium expects to be able to deliver all of its voice services with one phone, one phone number and one customer bill.

     - Global paging with belt-worn pagers. The Iridium belt-worn pager will have the capability of receiving alphanumeric messages of up to 200 characters and numeric messages of up to 20 digits virtually anywhere in the world. With Iridium World Page Services, users of Iridium World Satellite Services or Iridium World Cellular Services will generally be able to update their location on the IRIDIUM System by briefly turning on their phone, thereby allowing the IRIDIUM System to send a targeted page. Iridium believes that it will be the first company, and the only company prior to 2000, which will offer global paging to a belt-worn pager.

     - Greater signal strength. The IRIDIUM System is designed to provide greater signal strength than proposed competing MSS systems. Iridium believes this greater signal strength will allow it to better serve hand-held phones, and provide a higher degree of in-building signal penetration for pagers, than competing MSS systems.

     Be the first to market with a global wireless communications system. Iridium plans to capitalize on the substantial design, development, fabrication and testing efforts and financial investment to date of its strategic investors to bring Iridium World Services to market at the earliest practicable date, which is currently expected to be September 1998. Iridium believes that it will be the only wireless communications system in operation prior to 2000 that will be able to offer global mobile voice and paging services in each country in which Iridium World Services are authorized.

     Adapt proven technologies through an industrial team led by Motorola. The IRIDIUM System adapts proven technology, including GSM cellular call processing technology, intersatellite links, FDMA/TDMA radio transmission technology, a 2,400 bps vocoder and business support software. Iridium believes that the primary technological challenge is the integration of these proven technologies into a single system. Motorola, the principal investor in Iridium, is a leading international provider of wireless communications systems, cellular phones, pagers, semiconductors and other electronic equipment. The industrial team assembled by Motorola to build and deliver in orbit the IRIDIUM System consists of major companies experienced in aerospace and telecommunications, including Telespazio, Lockheed Martin, Raytheon, Boeing, Khrunichev and China Aerospace.

     Capitalize on the strengths of its strategic investors. A number of the Iridium strategic investors provide telecommunications services in various parts of the world and have significant operating, regulatory and marketing experience in their service territories. Iridium expects that its investors with existing wireless communications sales and service organizations will use these organizations to market and distribute Iridium World Services and equipment to potential subscribers. Because of the prominence of many of these investors, Iridium believes that their efforts to obtain the necessary regulatory approvals have been, and will continue to be, of great importance.

     Utilize existing wireless distribution channels. Iridium's strategy is to target primarily traveling professionals, who are generally wireless phone users. Iridium's strategy is to provide customers with an enhancement to their existing terrestrial wireless service through existing marketing and distribution channels rather than to focus on individuals who have no or limited landline or wireless communications experience and live in areas where no marketing and distribution channels currently exist.

                      SOURCES AND USES OF FUNDS BY IRIDIUM

     The following table describes the currently estimated sources and uses of funds by Iridium from inception of its predecessor through September 23, 1998 (the date on which Iridium expects to commence commercial operations). Significant additional funds will be needed to cover Iridium's cash needs prior to its expected generation of positive cash flow from operations. The projection of total sources and total uses of funds is forward looking and could vary, perhaps substantially, from actual results, due to events outside Iridium's control, including unexpected costs and unforeseen delays. See "Risk
Factors -- Risk of Error in Forward Looking Statements."

                           PRE-OPERATIONAL PERIOD(1)
                             (DOLLARS IN MILLIONS)

          SOURCES OF FUNDS
          ----------------
Secured Bank Facility(2)............  $  715
The Notes(3)........................     293
The Units and Series B Notes(4).....     745
Guaranteed Bank Facility(5).........     445
14 1/2% Senior Subordinated Notes
  due in 2006.......................     238
Series A Class 2 Interests of
  Parent(6).........................      31
Class 1 Interests of Parent(7)......   1,951
                                      ------
     Total Pre-operational
       Sources......................  $4,418
                                      ======
Additional Amounts Available Under
  Secured Bank Facility.............  $   35

            USE OF FUNDS
            ------------
Space System Contract(8)............  $3,450
Terrestrial Network Development
  Contract(9).......................     151
Business Support Systems and other
  Expenditures(10)..................     177
Net Interest and Financing
  Costs(11).........................     253

Net Expenses and Working
  Capital(12).......................     387
                                      ------

     Total Pre-operational Net
       Uses.........................  $4,418
                                      ======

---------------
(1) Assumes that the IRIDIUM System will commence commercial operations on September 23, 1998. Iridium anticipates total cash needs of $5.3 billion (net of assumed revenues following commencement of commercial operations) through year-end 1999, the last year in which Iridium projects negative cash flow and a net increase in year-end borrowings. Many factors, including Iridium's ability to generate significant revenues, could affect this estimate. See "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Iridium currently expects to satisfy its additional funding requirements through the incurrence of debt. Iridium expects to seek additional secured bank financing in order to meet its expected funding requirements following the commencement of commercial operations. Such additional bank financing may require credit support from the Iridium strategic investors, vendors or others for which Iridium will be required to pay compensation. There can be no assurance that such additional bank financing will be obtained by Iridium on terms and conditions that are acceptable to it, and if such additional bank financing is unavailable, there can be no assurance that Iridium will be able to obtain alternative financing on terms and conditions acceptable to it. The availability of any financing is subject to, among other things, market conditions at the time of any proposed financing. See "Risk Factors -- Significant Additional Funding Needs," and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2) As of April 1, 1998 Iridium had drawn $350 million under a Credit Agreement with Chase Securities Inc., The Chase Manhattan Bank, Barclays Bank PLC and Barclays Capital, the investment banking division of Barclays Bank PLC, and a syndicate of lenders with respect to a senior bank facility in a principal amount of $1 billion (the "Secured Bank Facility"), of which $250 million is not available prior to the defined commercial activation date. The Secured Bank Facility is secured by substantially all of Iridium's assets. The Secured Bank Facility is further secured by the Reserve Capital Call (as defined) and all of the membership interests in Iridium.

     See "Description of Other Indebtedness -- Secured Bank Facility." The availability of additional amounts under the Secured Bank Facility is subject to significant conditions, including technical conditions relating to the IRIDIUM System, conditions relating to regulatory approvals and conditions relating to other financing sources. Borrowings under the Secured Bank Facility mature on September 30, 1998, subject to Iridium's right to extend such maturity up to June 30, 1999 if it can demonstrate by July 1, 1998 that it has sufficient available or committed funding for the budgeted project costs through such extended maturity. See "Description of Other Indebtedness."

(3) Reflects the net proceeds to Parent from the issuance of the Original Notes in the Original Offering, after deducting the expenses of the Original Offering and the discount to the Initial Purchasers.

(4) Reflects the net proceeds received directly or indirectly by Parent from the offering of (i) 300,000 Units, each consisting of $1,000 principal amount of Series A Notes and one Warrant, representing the right to purchase 5.2 shares of Class A Common Stock of IWCL, and (ii) $500,000,000 aggregate principal amount of Series B Notes. See "Description of Other Indebtedness."

(5) As of April 1, 1998, Iridium had drawn $285 million under a $450 million unsecured borrowing facility with a syndicate of banks (the "Guaranteed Bank Facility"). Borrowings under the Guaranteed Bank Facility are guaranteed by Motorola (the "Motorola Guarantee"). A portion of the proceeds from the issuance of each of the Initial Senior Notes and the Original Notes was used to permanently reduce the Guaranteed Bank Facility from $750 million to $450 million. Depending on market conditions, Iridium may make additional senior note offerings in order to further reduce the Guaranteed Bank Facility. The Guaranteed Bank Facility matures on June 30, 1999. Pursuant to a Memorandum of Understanding, dated July 11, 1997, between Parent and Motorola and modified to apply to Iridium in connection with the Asset Drop-Down Transaction (the "Motorola MOU"), Motorola agreed to extend the Motorola Guarantee until after the Stated Maturity (as defined) of the Initial Senior Notes (which is the same date as the Stated Maturity of the Notes) if the Guaranteed Bank Facility is so extended. There can be no assurance, however, that the bank lenders would agree to extend the term of the Guaranteed Bank Facility if requested by Iridium. Pursuant to the Motorola MOU, Motorola has conditionally agreed that Motorola will guarantee up to $350 million of additional Indebtedness (including principal and interest) of Iridium under the Guaranteed Bank Facility or another credit agreement with identical terms (the "Motorola Additional Guarantee"), provided that borrowings under such additional Indebtedness are made prior to February 28, 1999. For a description of the Motorola MOU and the Motorola Additional Guarantee see "Certain Relationships and Related Transactions of Iridium -- Motorola Related Matters -- Motorola MOU and Agreement Regarding Guarantee." There can be no assurance that the bank lenders would agree to increase the amount of their commitments under the Guaranteed Bank Facility in respect of the Motorola Additional Guarantee. See "Description of Other Indebtedness."

(6) The Series A Class 2 Interests of Parent pay a 14 1/2% dividend which, at the option of Parent, may be paid in-kind until 2001 and paid in cash thereafter. The Series A Class 2 Interests are convertible at any time into Class 1 Interests. If all dividends permitted to be paid in-kind are paid in-kind, at the time when the Series A Class 2 Interests convert to a cash dividend, there will be 62,668 Series A Class 2 Interests outstanding convertible into 1,159,985 Class 1 Interests, subject to anti-dilution adjustments. The Series A Class 2 Interests are not obligations of Iridium.

(7) Includes approximately $224 million net proceeds to Parent from the issuance of Class 1 Interests in connection with the IWCL IPO consummated on June 13, 1997. Includes approximately $49 million due from South Pacific Iridium Holdings Limited ("SPI"), an affiliate of P.T. Bakrie Communications Corporation, an Indonesian corporation, pursuant to a definitive purchase agreement under which SPI purchased 7,500,000 Class 1 Interests at $13.33 per Class 1 Interest on May 30, 1997. SPI paid $40 million on May 30, 1997. Payment of the second installment occurred on August 26, 1997 in the amount of $10 million (including interest), and a partial prepayment of the third installment in the amount of $9 million (including interest) occurred on September 9, 1997. The outstanding amount of $48.8 million becomes due on May 15, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(8) As of March 1, 1998, $2.96 billion of this amount had been incurred. See "Risk Factors -- Potential for Delay and Cost Overruns," "-- Risks Associated with Principal Supply Contracts" and "-- Satellite Launch Risks -- Impact of Excusable Delays."

(9) As of March 1, 1998, $145 million of this amount had been incurred. The total cost of the Terrestrial Network Development Contract is estimated to be approximately $284 million, with approximately $133 million of such total due at or after September 23, 1998, the expected date of the commencement of commercial operations. See "Risk Factors -- Risks Associated with Principal Supply Contracts."

(10) As of March 1, 1998, $99 million of this amount had been incurred. See "Risk Factors -- Potential for Delay and Cost Overruns -- Development and Implementation of Software."

(11) Based on assumed interest payment obligations, interest rates and borrowing levels and Iridium's estimates of associated costs. Actual interest and financing costs will depend upon applicable interest rates and the amount and timing of actual borrowings.

(12) Comprised of operating expenses of $607 million and net of interest income of $18 million and working capital of $202 million.

                               THE EXCHANGE OFFER

The Exchange Offer.........  The Issuers are offering to exchange (the "Exchange
                             Offer") up to $300,000,000 aggregate principal amount of 11 1/4% Senior Notes due 2005, Series C/EN (the "Exchange Notes"), which have been registered under the Securities Act, for up to $300,000,000 aggregate principal amount of outstanding 11 1/4% Senior Notes due 2005, Series C (the "Original Notes"). Upon consummation of the Exchange Offer, the terms of the Exchange Notes will be substantially identical in all material respects (including principal amount, interest rate, maturity and ranking) to the terms of the Original Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes will be freely transferable by holders thereof except as provided herein (see "The Exchange Offer -- Terms of the Exchange" and
                             "-- Terms and Conditions of the Letter of Transmittal"). The Exchange Notes will be issued without any covenant regarding exchange or registration under the Securities Act.

                             Exchange Notes issued pursuant to the Exchange Offer in exchange for the Original Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an "affiliate" of an Iridium Party within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Original Notes exchanged for such Exchange Notes directly from an Iridium Party or (iii) broker-dealers who acquired Original Notes exchanged for such Exchange Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes. Each holder of the Original Notes wishing to accept the Exchange Offer must represent to the Iridium Parties in the Letter of Transmittal (i) that Exchange Notes will be acquired in the ordinary course of such holder's business; (ii) that such holder has no arrangement or understanding to distribute the Exchange Notes and (iii) that such holder is not an affiliate of an Iridium Party. See "The Exchange Offer -- Terms and Conditions of the Letter of Transmittal."

                             Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

Minimum Condition..........  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered for exchange.


Expiration Date............  The Exchange Offer will expire at 5:00 p.m., New
                             York City time, on May 29, 1998 unless extended (the "Expiration Date").

Exchange Date..............  The first date of acceptance for exchange for the
                             Original Notes will be the first business day following the Expiration Date upon surrender of validly tendered Original Notes.

Conditions to the Exchange
  Offer....................  The obligation of the Issuers to consummate the
                             Exchange Offer is subject to certain conditions. See "The Exchange Offer -- Conditions to the Exchange Offer." The Issuers reserve the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such condition.

Withdrawal Rights..........  Tenders may be withdrawn at any time prior to the
                             Expiration Date. Any Original Notes not accepted for any reason will be returned without expense to the tendering holders thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Procedures for Tendering
  Original Notes...........  To participate in the Exchange Offer, holders of
                             Original Notes must tender by (a) book-entry transfer pursuant to the procedures set forth under "The Exchange Offer -- How to Tender" or (b) forwarding certificates representing such Original Notes with the Letter of Transmittal. Holders who are participants in DTC (as defined) tendering by book-entry transfer must execute such tender through the DTC's ATOP (as defined) procedures. A holder using ATOP should transmit its acceptance to DTC on or prior to the Expiration Date. DTC will verify such acceptance, execute a book-entry transfer of the tendered Original Notes into the Exchange Agent's account at DTC and then send to the Exchange Agent confirmation of such book-entry transfer, including an Agent's Message (as defined) confirming that DTC has received an express acknowledgment from such holder that such holder has received and agrees to be bound by the Letter of Transmittal and that the Iridium Parties may enforce the Letter of Transmittal against such holder. The book-entry confirmation (as defined) must be received by the Exchange Agent in order for the tender relating thereto to be effective.

                             If the tender is not made through ATOP,
                             certificates for such Original Notes, as well as the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Exchange Agent at its address set forth in the Letter of Transmittal on or prior to the Expiration Date in order for such tender to be effective. See "The Exchange
                             Offer -- How to Tender."

                             Letters of Transmittal and certificates
                             representing Original Notes should not be sent to any of the Iridium Parties. Such documents should only be sent to the Exchange Agent. Questions regarding how to tender and requests for information should be directed to the Exchange Agent. See "The Exchange Offer -- Exchange Agent."

Federal Income Tax
  Consequences.............  The exchange of Original Notes for Exchange Notes by Note Holders should not constitute a taxable exchange for federal income tax purposes, and holders should not recognize any taxable gain or loss or any interest income as a result of such exchange. See "Tax Considerations."

Effect on Holders of
Original Notes.............  As a result of the making of this Exchange Offer, and upon acceptance for exchange of validly tendered Original Notes pursuant to the terms of this Exchange Offer, the Iridium Parties will have fulfilled a covenant contained in the Exchange and Registration Rights Agreement (the "Exchange and Registration Rights Agreement"), dated as of October 17, 1997, among Iridium LLC ("Iridium LLC" or "Parent"), Capital, IP, Roaming, Chase Securities Inc. and Merrill Lynch, Pierce, Fenner and Smith Incorporated (the "Initial Purchasers") and, accordingly, the holders of the Original Notes will have no further registration or other rights under the Exchange and Registration Rights Agreement, except under certain limited circumstances. See "Exchange and Registration Rights Agreement." Holders of the Original Notes who do not tender their Original Notes in the Exchange Offer will continue to hold such Original Notes and will be entitled to all the rights and limitations applicable thereto under the indenture, dated as of October 17, 1997, among Parent, Capital, IP, Roaming, and State Street Bank and Trust Company, as Trustee (the "Trustee"), relating to the Original Notes and the Exchange Notes (as supplemented, including (i) by the first supplemental indenture, dated as of December 18, 1997, among the Iridium Parties and the Trustee giving effect to the substitution of Iridium for Parent and (ii) by the second supplemental indenture, dated as of February 28, 1998 adding Facilities as a Guarantor Subsidiary, the "Indenture"). All untendered, and tendered but unaccepted, Original Notes will continue to be subject to the restrictions on transfer provided for in such Original Notes and the Indenture. To the extent that Original Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Original Notes could be adversely affected. See "Risk Factors -- Consequences of Failure to Exchange."

                               TERMS OF THE NOTES

     The Exchange Offer applies to $300,000,000 aggregate principal amount of the Original Notes. The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes except that the Exchange Notes will be registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. The Exchange Notes will be issued without any covenant regarding exchange or registration under the Securities Act. The Exchange Notes will evidence the same debt as the Original Notes and will be entitled to the benefits of the Indenture. See "Description of Notes."

Issuers....................  Iridium Operating LLC (as successor to Parent), a
                             Delaware limited liability company ("Iridium"), and Iridium Capital Corporation, a Delaware corporation. As a result of the Asset Drop-Down Transaction and the related supplemental indenture, Iridium has been substituted for Parent, and Parent has been released from all obligations, under the Indenture and the Notes.

Maturity Date..............  July 15, 2005.

Principal Amount of
Notes......................  $300,000,000.

Interest Payment Dates.....  Interest on the Notes will accrue from October 17,
                             1997 at an annual rate of 11 1/4%. Interest on each Note will be payable semi-annually in arrears on January 15 and July 15 of each year.

Security...................  None.

Optional Redemption........  Except as described below, the Issuers may not redeem the Notes prior to July 15, 2002. On or after such date, either Issuer may redeem the Notes, in whole or in part, at any time at the redemption prices set forth herein, together with accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption.

                             At any time and from time to time on or prior to July 15, 2000, either Issuer may, subject to certain requirements, redeem in the aggregate up to 33 1/3% of the original aggregate principal amount of the Notes with the cash proceeds to Iridium of one or more Equity Offerings (as defined) at a redemption price equal to 111.250% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption; provided that at least 66 2/3% of the original aggregate principal amount of the Notes must remain outstanding immediately after each such redemption. See "Description of Notes -- Optional Redemption."

Change of Control..........  Upon the occurrence of a Change of Control (as defined), each holder of Notes will have the option to require the Issuers to repurchase all or a portion of such holder's Notes at 101% of the principal amount of the Notes, plus accrued and unpaid interest and Liquidated Damages, if any, to the purchase date. However, certain highly leveraged transactions may not be deemed to be a Change of Control, including, without limitation, transactions with affiliates which comply with the other covenants included in the Indenture. See "Description of Notes -- Change of Control." Additionally, there can be no assurance that the Issuers will have the financial resources necessary to repurchase the Notes upon a Change of Control. See "Risk Factors -- Change of Control" and "Description of Notes -- Change of Control."

Subsidiary Guaranties......  The Notes will be fully guaranteed on an unsecured, senior basis by all present or future Guarantor Subsidiaries. Iridium currently has no subsidiaries other than Capital, Roaming, Facilities and IP. Roaming, Facilities and IP are Guarantor Subsidiaries. Neither Capital nor any of the Guarantor Subsidiaries has any outstanding Indebtedness other than as co-issuers or guarantors of outstanding Indebtedness of Iridium. See "Description of Notes -- Subsidiary Guarantees" and "-- Certain Covenants -- Future Guarantor Subsidiaries."

Ranking....................  The Notes will be senior obligations of the
                             Issuers. The Notes will rank pari passu in right of payment with the Initial Senior Notes and all other existing and future senior Indebtedness of the Issuers, other than any Subordinated Obligations (as defined). The Notes will be effectively subordinated to any secured Indebtedness of the Issuers to the extent of the value of the assets securing such Indebtedness. The Subsidiary Guarantees will be unsecured, senior obligations of the Guarantor Subsidiaries. Neither Capital nor any of the Initial Guarantors has any outstanding Indebtedness other than as co-issuers or guarantors of outstanding Indebtedness of Iridium. As of April 1, 1998, in addition to the $300 million principal amount of the Original Notes, the Iridium parties had outstanding (i) approximately $350 million of senior secured Indebtedness and (ii) approximately $1,085 of unsecured senior Indebtedness (including the Initial Senior Notes and borrowings of $285 million under the $450 Guaranteed Bank Facility) ranking pari passu with the Original Notes. In addition, as of April 1, 1998, Iridium had approximately $285 million of Indebtedness that is subordinated to the Original Notes. See "Use of Proceeds," "Description of Other Indebtedness" and "Risk Factors -- Significant Additional Funding Needs."

Restrictive Covenants......  The Indenture limits (i) the incurrence of additional Indebtedness by Iridium and the Restricted Subsidiaries (as defined); (ii) the payment of dividends on, and redemption of, Capital Stock (as defined) of Iridium and the Restricted Subsidiaries and the redemption of certain Subordinated Obligations (as defined) of Iridium and the Restricted Subsidiaries; (iii) certain other restricted payments, including certain investments; (iv) sales of assets and Restricted Subsidiary stock; (v) certain transactions with affiliates; (vi) the sale or issuance of capital stock of Restricted Subsidiaries; (vii) the creation of liens; (viii) the lines of business in which Iridium and the Restricted Subsidiaries may operate; and (ix) consolidations, mergers and transfers of all or substantially all of the Issuers' assets. The Indenture will also prohibit certain restrictions on distributions from Restricted Subsidiaries. However, all of these limitations and prohibitions are subject to a number of important qualifications and exemptions. See "Description of Notes -- Certain Covenants" and "-- Merger and Consolidation."

Registration Rights........  Pursuant to the Exchange and Registration Rights
                             Agreement (as defined), the Iridium Parties have agreed (i) to file a registration statement within 90 days after the Issue Date (as defined) with respect to an offer to exchange the Original Notes (the "Exchange Offer") for a series of notes of the Issuers with terms substantially identical in all material respects to the Original Notes (the "Exchange Notes") and (ii) to use their reasonable efforts to cause the registration statement to be declared effective by the Commission within 180 days after the Issue Date. In certain circumstances, the Iridium Parties will be required to provide a shelf registration statement to cover resales of the Notes by certain holders. The Registration Statement of which this Prospectus forms a part was filed on January 15, 1998 to fulfill the

                             Iridium Parties' obligations under clause (i) of the preceding sentence, and the sole purpose of the Exchange Offer is to fulfill the obligations of the Iridium Parties with respect to the Exchange and Registration Rights Agreement. If the Issuers and the Guarantor Subsidiaries do not comply with their obligations under the Exchange and Registration Rights Agreement, the Issuers will pay Liquidated Damages to each Holder of Original Notes as and to the extent described therein. See "Exchange and Registration Rights Agreement."

Transfer Restrictions;
Absence of a Public Market
  for the Notes............  The Original Notes have not been registered under the Securities Act and are subject to restrictions on transferability and resale. The Original Notes are new securities and there is currently no established market for them. If issued, the Exchange Notes generally will be freely transferable (subject to the restrictions discussed elsewhere herein) but will be new securities for which there initially will be no market. Accordingly, there can be no assurance as to the development or liquidity of any market for the Original Notes or, if issued, the Exchange Notes. The Original Notes are eligible for trading in the PORTAL market. The Initial Purchasers have advised the Issuers that they currently intend to make a market in the Original Notes and, if issued, the Exchange Notes. However, they are not obligated to do so, and any market making with respect to the Original Notes or, if issued, the Exchange Notes may be discontinued without notice. The Issuers do not intend to apply for listing of the Original Notes or, if issued, the Exchange Notes on any national securities exchange or for their quotation through the Nasdaq National Market (the "NNM").

                                  RISK FACTORS

     FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED BY HOLDERS OF NOTES IN CONNECTION WITH THE EXCHANGE OFFER, SEE "RISK FACTORS" BEGINNING ON PAGE 18.

                                  RISK FACTORS

     The following risk factors, in addition to the other information contained elsewhere in this Prospectus, should be carefully considered by holders of the Original Notes in connection with the Exchange Offer.

DEVELOPMENT STAGE COMPANY; ABSENCE OF REVENUES

     Iridium is a development stage enterprise with no operating history. Prospective investors have no operating and financial data about the IRIDIUM System on which to base an evaluation of the IRIDIUM System's performance and an investment in the Notes. Through March 1, 1998, Iridium had realized cumulative net losses of approximately $557 million and expects to realize significant net losses at least until some time after the IRIDIUM System commences commercial operations, which is currently anticipated to be September 23, 1998. Through March 1, 1998, Iridium had incurred expenditures totaling $2.96 billion to Motorola under the Space System Contract and expenditures totaling $145 million under the Terrestrial Network Development Contract, in respect of completed milestones. The completion and maintenance of the IRIDIUM System and implementation of commercial service will require significant additional expenditures of funds. Iridium currently has no source of revenues other than nominal interest income. No assurances can be given that, or when, the IRIDIUM System will become commercially operational, or that, or when, Iridium will have revenues from operations sufficient to service its debt obligations. Until such time as Iridium develops sufficient revenues from operations, Iridium will rely on additional debt to satisfy its debt service obligations.

SIGNIFICANT ADDITIONAL FUNDING NEEDS

     Iridium anticipates total cash funding requirements of approximately $4.4 billion through September 23, 1998, the date on which Iridium expects to commence commercial operations, and $5.3 billion (net of assumed revenues following commercial activation) through year-end 1999, the last year in which Iridium projects negative cash flow and a net increase in year-end borrowings. As of March 1, 1998, Iridium had indirectly received net proceeds of $1.940 billion from equity investments in Parent and has the right to receive the approximately $49 million due from SPI pursuant to the terms of a definitive purchase agreement. At April 1, 1998, Iridium's Indebtedness equaled approximately $2.0 billion, including borrowings of $285 million under the $450 million (reduced from $750 million with a portion of the net proceeds from the issuance of each of the Initial Senior Notes and the Original Notes) Guaranteed Bank Facility and $350 million under the $1 billion Secured Bank Facility. Borrowings under the Guaranteed Bank Facility are guaranteed by the Motorola Guarantee. Depending on market conditions, Iridium may make additional senior note offerings in order to further reduce the Guaranteed Bank Facility or for other purposes. Pursuant to the Motorola MOU, however, Motorola has conditionally agreed that, after giving effect to all permanent reductions in the Guaranteed Bank Facility resulting from senior note offerings, Motorola will guarantee up to $350 million of additional Indebtedness (including principal and interest) under the Guaranteed Bank Facility or another credit facility with identical terms, provided that borrowings under such additional Indebtedness are made on or prior to February 28, 1999. The Guaranteed Bank Facility matures on June 30, 1999. Pursuant to the Motorola MOU, Motorola agreed to extend the Motorola Guarantee (including the Motorola Additional Guarantee, if committed) until after the Stated Maturity (as defined) of the Initial Senior Notes (which is the same date as the Stated Maturity of the Notes) if the Guaranteed Bank Facility is so extended. Iridium believes it would be able to increase the Guaranteed Bank Facility if it so requests. There can be no assurance, however, that the bank lenders would agree to extend the term of the Guaranteed Bank Facility, that such bank lenders would agree to any such requested increase or that any such other identical credit facility would be available. See "Certain Relationships and Related Transactions of Iridium -- Motorola Related
Matters -- Motorola MOU and Agreement Regarding Guarantee" and "Description of Other Indebtedness."

     As of April 1, 1998, Iridium had drawn $350 million under the $1 billion Secured Bank Facility. The availability of additional amounts under the Secured Bank Facility is subject to significant conditions, including technical conditions relating to the IRIDIUM System, conditions relating to regulatory approvals and conditions relating to other financing sources. $250 million of the Secured Bank Facility is not available prior to the defined commercial activation date. The Secured Bank Facility is secured by substantially all of Iridium's assets. The Secured Bank Facility is further secured by the Reserve Capital Call (as defined) and all of the membership interests in Iridium. In addition, each of Iridium's Subsidiaries has guaranteed Iridium's obligations thereunder. Borrowings under the Secured Bank Facility will mature on September 30, 1998, subject to Iridium's right to extend such maturity up to June 30, 1999 if it can demonstrate by July 1, 1998 that it has sufficient available or committed funding for the budgeted project costs through such extended maturity. See "Description of Other Indebtedness." Assuming approximately $445 million of borrowings under the Guaranteed Bank Facility and $715 million under the Secured Bank Facility, Iridium expects to have sufficient cash to meet its anticipated funding requirements through September 23, 1998, the date on which Iridium expects to commence commercial operations. Iridium expects to seek other senior secured bank financing in order to meet its expected funding requirements through at least year-end 1999, the last year in which Iridium projects negative cash flow and a net increase in year-end borrowings. There can be no assurance, however, that funds under the Secured Bank Facility will be available to Iridium, or that any such other bank financing will be obtained by Iridium on terms and conditions acceptable to it, and, if any of such financing is unavailable, there can be no assurance that Iridium will be able to obtain alternative financing on terms and conditions acceptable to it. Iridium's estimated funding requirements do not reflect any contingency amounts and therefore those requirements will increase, perhaps substantially, in the event of unexpected cost increases or schedule delays.

RISK OF HIGHLY LEVERAGED CAPITAL STRUCTURE

     Iridium is a development stage company with a highly leveraged capital structure and expects to incur substantial additional Indebtedness, including secured indebtedness. As of April 1, 1998, in addition to the $300 million principal amount of the Original Notes, the Iridium Parties had outstanding (i) approximately $350 million of senior secured Indebtedness pursuant to the Secured Bank Facility and (ii) approximately $1,085 million of unsecured senior Indebtedness (including the Initial Senior Notes and borrowings of $285 million under the $450 million Guaranteed Bank Facility) ranking pari passu with the Original Notes. In addition, as of April 1, 1998, Iridium had approximately $285 million of Indebtedness that is subordinated to the Original Notes. Iridium expects to incur additional secured Indebtedness permitted by the Indenture, including an aggregate principal amount of $1 billion (inclusive of the outstanding $350 million) pursuant to the Secured Bank Facility and other senior secured bank financing, in order to meet its expected funding requirements through at least year-end 1999, the last year in which Iridium projects negative cash flow and a net increase in year-end borrowings. See "Description of Other Indebtedness" and "Description of Notes -- Certain Covenants." The amount of debt needed to finance the IRIDIUM System could be increased by one or more factors outside the control of Iridium, including cost increases related to the acquisition of the IRIDIUM System, a delay in the delivery date of the system and increases in prevailing market interest rates. Subject to restrictions in the Indenture, the indentures relating to the Initial Senior Notes, the Guaranteed Bank Facility, the Motorola MOU and the Secured Bank Facility, Iridium may incur additional Indebtedness from time to time, including secured and other senior Indebtedness. Iridium currently has no significant income-producing assets from which to service the Notes or any other indebtedness. For the year ended December 31, 1997, Iridium's deficiency of earnings to cover fixed charges was $457 million. See "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Certain Relationships and Related Transactions of Iridium -- Motorola Related Matters -- Motorola MOU and Agreement Regarding Guarantee," "Description of Other Indebted-ness" and "Description of Notes -- Certain Covenants -- Limitation on Indebtedness" and "-- Limitation on Liens."

     Iridium's current and future debt service requirements could have important consequences to the holders of the Notes, including the following: (i) Iridium's limited ability to obtain additional financing for future working capital needs or for other purposes; (ii) a substantial portion of Iridium's cash flow from operations will be dedicated to the payment of principal and interest on its indebtedness, thereby reducing funds available for operations; and (iii) Iridium's greater exposure to adverse economic conditions than competing companies that are not as highly leveraged. In addition, the discretion of Iridium's management with respect to certain business matters will be limited by covenants contained in the Indenture, the indentures relating to the Initial Senior Notes, the Guaranteed Bank Facility, the Secured Bank Facility and other debt instruments. Among other things, such covenants limit or prohibit Iridium and its subsidiaries from incurring additional indebtedness, creating liens on their assets, making certain loans, investments or guarantees, issuing preferred stock, making certain asset or stock dispositions and entering into transactions with affiliates and related persons. The Secured Bank Facility is secured by substantially all of the assets of Iridium, the membership interests in Iridium and the Reserve Capital Call. There can be no assurance that such restrictions or prior liens will not materially and adversely affect Iridium's ability to finance its future operations or capital needs or to operate its business and engage in other corporate activities. Moreover, a failure to comply with the terms of any agreements with respect to outstanding or additional financing could result in an event of default under such agreements, which could result in the acceleration of the related debt and acceleration of debt under other debt agreements that may contain cross-acceleration or cross-default provisions. See "Description of Notes -- Certain Covenants" and "Description of Other Indebtedness."

RISK OF ERROR IN FORWARD LOOKING STATEMENTS

     Iridium is a development stage company with no operating history. Accordingly, all statements in this Prospectus that are not clearly historical in nature are forward looking. Examples of such forward looking statements include the statements concerning Iridium's operations, prospects, markets, technical capabilities, funding needs, financing sources, pricing, launch schedule, commercial operations schedule, estimates of the size of addressable markets for mobile satellite services, estimates of customer counts, retail usage fees for Iridium World Satellite Services and future regulatory approvals, as well as information concerning expected characteristics of competing systems and expected actions of third parties such as equipment suppliers, gateway operators, service providers and roaming partners. These forward looking statements are inherently predictive and speculative and no assurance can be given that any of such statements will prove to be correct. Actual results and developments may be materially different from those expressed or implied by such statements. Investors should carefully review the other risk factors set forth in this section of this Prospectus for a discussion of various of the factors which could result in any of such forward looking statements proving to be inaccurate.

     In addition, the information in this Prospectus under "Prospectus
Summary -- Sources and Uses of Funds by Iridium" (other than historical information) and the statements therein and elsewhere that 1999 is the last year in which Iridium expects negative cash flow and a net increase in year-end borrowings and as to projected additional capital needs after the commencement of commercial operations, are forward looking statements which may turn out to be inaccurate for the reasons described in the preceding paragraph and are also based upon a number of assumptions. One or more of these assumptions is likely to be incorrect. The projected financial information assumes, among other things, that: (i) the IRIDIUM System will become commercially operational on September 23, 1998; (ii) the IRIDIUM System will meet all systems specifications set forth in the Space System Contract and the Terrestrial Network Development Contract and will have service characteristics at least as favorable as those expected by Iridium and described in this Prospectus; (iii) there will be no increased costs resulting from excusable delays under the Space System

Contract, the Operations and Maintenance Contract or the Terrestrial Network Development Contract; (iv) Motorola and Kyocera will develop, manufacture and sell in sufficient numbers portable, hand-held phones that are capable of operating in multi-mode format and Motorola will develop alphanumeric pagers for use with the IRIDIUM System on a timely basis in accordance with the model descriptions set forth in this Prospectus and at the estimated prices set forth in this Prospectus and Iridium will not incur any significant expenditures as a result of any need to place any orders for or sell any Iridium subscriber equipment; (v) a sufficient number of gateways will be constructed and delivered sufficiently prior to September 23, 1998 and will be fully tested and operational at such time; (vi) the satellite navigation and communications software and the business support systems software will be developed and integrated into Iridium's operations on a timely basis; (vii) Iridium will contract with a sufficient number of service providers and roaming partners to ensure effective marketing of Iridium World Services; (viii) the IRIDIUM System will not require the placing into orbit of replacement satellites as a result of events that require Iridium to bear the costs of replacement under the Operations and Maintenance Contract; (ix) there will be no material change in legislation or regulations or the administration thereof that will have an unexpected effect on the business of Iridium; (x) there will be no material adverse changes in any of Iridium's existing material contracts; (xi) Iridium, its customers and other companies doing business with Iridium will obtain timely requisite regulatory approvals to provide services in sufficient countries to enable Iridium to carry out its business strategy; (xii) the capacity of the IRIDIUM System, as affected by, among other things, spectrum allocation and Iridium World Services usage patterns, will be sufficient to meet Iridium's business plan; and (xiii) there will be a sufficient number of subscribers and usage of the IRIDIUM System to produce the revenue anticipated by Iridium after the commencement of commercial operations, including the period from the expected commencement of commercial operations through year-end 1999, the last year Iridium projects negative cash flow and a net increase in year-end borrowings.

     With regard to the statements concerning the expected size of the addressable market for Iridium's target markets and expected customer counts set forth under "Prospectus Summary" and under "Business -- The Iridium Market," and in addition to the information set forth above, prospective investors are cautioned that such statements are based exclusively upon market analysis conducted by Iridium. Market analysis, including use of market research, by its nature does not lend itself to mathematical certainty, since it is based upon respondents' assertions rather than actual purchase decisions. Moreover, the risks associated with market analysis are heightened in cases such as this, where the analysis deals with a product and service that does not yet exist and that is not directly comparable to any product or service with which the respondents could be familiar. Iridium's market analysis is based upon a number of assumptions and it is likely that one or more of these assumptions will not prove correct and unanticipated events may occur which could affect actual markets realized. The assumptions underlying Iridium's market analysis relate to the expected performance characteristics of the IRIDIUM System, the expected competition in the markets for personal satellite communications services and terrestrial cross protocol wireless services and the accuracy of the respondents' responses to Iridium's market research questions. Such assumptions include, without limitation, (i) that the IRIDIUM System will provide continuous service to virtually anywhere in the world with service characteristics at least as favorable as those described in this Prospectus from September 23, 1998 forward, (ii) that Iridium will face competition from satellite systems, terrestrial wireless systems and other communications systems that is no greater than Iridium's expectations regarding competition as described in this Prospectus and (iii) that Iridium's market research was properly designed and implemented to determine actual market interest and that the respondents provided truthful responses. Consequently, actual markets should be expected to vary from Iridium's estimates included herein and such variations may be material.

     Iridium does not intend to publish updates or revisions of the projected financial information or estimates of the size of addressable markets for mobile satellite services, customer counts and retail usage fees for Iridium World Satellite Services included in this Prospectus to reflect events or circumstances after the date hereof or to reflect subsequent market analysis.

POTENTIAL FOR DELAY AND COST OVERRUNS

     Iridium's business plan assumes the IRIDIUM System will commence commercial operations prior to the end of September 1998. Motorola's construction schedule for the satellites in the IRIDIUM System requires an unprecedented rate of satellite assembly for commercial telecommunications systems. A significant delay in the delivery of the satellites needed for the space segment would materially and adversely affect Iridium's operations. Although the Space System Contract is a fixed-price contract (subject to certain adjustments) with a firm schedule for construction and delivery, there can be no assurance that delays will not occur. In addition, certain events causing failures or delays in performance may constitute excusable delays under the Space System Contract. In the event of an excusable delay, the schedule may be equitably extended and the price will be adjusted for any additional costs incurred by Motorola. Motorola has the burden to prove an event of excusable delay has occurred. Moreover, the liability of Motorola under the contract is limited. See "Principal Contracts for the Development of the IRIDIUM System."

     A significant delay in the date the IRIDIUM System becomes fully operational would harm the competitive position of Iridium by eroding the timing advantages Iridium currently anticipates, would delay the generation of revenue by Iridium and might significantly affect Iridium's ability to pay interest on, and the principal of, the Notes. See "Business -- Competition."

  Deployment of Satellites

     As of April 1, 1998, Motorola had launched 58 Iridium satellites in 12 separate launches. Motorola has informed Iridium that two of those 58 satellites are not functioning and will not become part of the constellation, but that Iridium will not bear the financial impact of the loss of the two satellites and that such loss will not affect the scheduled date for commencement of commercial operations in September 1998. Motorola's current launch plans contemplate three more launches of 14 satellites by May 1998, which would complete the expected constellation of 66 satellites in mission orbit with 4 spare satellites in a lower parking orbit. There can be no assurance, however, that the remaining launches will proceed on schedule or that the space segment will be operational on schedule. The current launch schedule requires that there be no additional significant launch delays and that all three launch service providers -- Boeing, Khrunichev and China Great Wall -- are able to provide launch services as currently planned. Further, no assurance can be given that anomalies such as occurred with respect to the two satellites, or other anomalies with comparable effects, will not occur in the future, or that such anomalies will not have a significant adverse effect on Iridium. In addition, no assurance can be given that from time to time certain events will not occur that may require Motorola to conclude that one or more satellites are not performing within the necessary parameters for such satellites or satellites to be included in the constellation, or that such a conclusion would not have an adverse effect on the schedule for commencement of commercial operations.

     Boeing uses its Delta II launch vehicle to launch Iridium satellites. Following a January 1997 failure of a Delta II launch vehicle on a U.S. government program, the U.S. government temporarily postponed all Delta II launches pending completion of a failure review analysis. As a result of the postponement, the first Delta II launch of Iridium satellites, which had been scheduled for January 1997, was delayed until May 1997. Motorola advised Iridium of Motorola's position that this postponement constituted an "excusable delay" under the Space System Contract, the Operations and Maintenance Contract and the Terrestrial Network Development Contract. However, Motorola then reworked its launch schedule and notified Iridium that Motorola would not claim either a cost adjustment under those three contracts or a schedule extension of the final Space System Contract milestone as a result of the January 1997 Delta II launch failure. The reworked launch schedule is more compressed than the original schedule. This compression of the launch schedule has added risk to the launch schedule and put additional pressure on the in-orbit testing phase, including reduced flexibility in responding to any problems identified during in-orbit testing, since some portions of the in-orbit testing could not be commenced until a minimum number of satellites were in their assigned orbital positions. The launch delay and the compression of the launch schedule also could place pressure on the achievement of milestones under the Terrestrial Network Development Contract. There can be no assurance that events constituting "excusable delay" will not arise in the future, or, if any such event does arise, that it will be resolved on terms that are not materially adverse to Iridium.

  Construction and Operation of Gateways

     The operation of the IRIDIUM System is dependent on the successful construction and operation of gateways and the timely availability of necessary regulatory licenses and approvals. Pursuant to the Gateway Authorization Agreements, the gateway operators are obligated to use their reasonable best efforts to meet certain operational capability dates. Iridium closely monitors the progress of each gateway and currently expects that up to 12 gateways will be in operation with voice functionality at the commencement of commercial operations. Iridium expects paging functionality to be available at a portion of the gateways by September 1998 with the remainder activated by October 1998. However, there can be no assurance that one or more gateways will not fail to be completed by the commencement of commercial operations, which could have a material adverse effect upon Iridium. In particular, the China gateway has not commenced equipment procurement and the Middle East-Africa gateway is significantly behind schedule with its equipment procurement. While Iridium believes that it is possible that these two gateways will be operational by the planned September 1998 commencement of commercial operations, in order for them to do so they will need to move forward promptly, including making certain overdue payments under their gateway equipment purchase agreements with, or entering into alternative arrangements with, Motorola. In addition, as Iridium approaches the commencement of commercial operations, each of the gateways (including their service providers and roaming partners) must be integrated into the IRIDIUM System, which will require the gateways to be constructed and capable of operation in advance of the commencement of commercial operations. Several gateways are behind Iridium's internal schedule for system integration. There can be no assurance that one or more gateways will not be capable of operation sufficiently in advance of the commencement of commercial operations so that it or they can be integrated into the IRIDIUM System on a timely basis. See "-- Reliance on Motorola, Gateway Owners and Other Third Parties" and
"-- Technology and Technology Implementation Risks; Inability to Fully Test Prior to Space Deployment; Year 2000 Considerations."

  Development and Implementation of Software

     As discussed under "-- Technology and Technology Implementation Risks; Inability to Fully Test Prior to Space Deployment; Year 2000
Considerations -- Integration of Technologies" and "-- Development and Integration of Software," prior to commencement of commercial operations, Iridium must develop and, in conjunction with each of the gateway owners, integrate and test software related to the operation of the IRIDIUM System, including the business support systems. A significant delay in the development, deployment or implementation of such software systems would have a material adverse effect on Iridium.

  Development, Manufacture and Distribution of Subscriber Equipment

     Significant delay in the development, manufacture and sale of phones and pagers would have a material adverse effect on Iridium. Planned commercial operation of the IRIDIUM System assumes that commercial quantities of the portable, hand-held phones, TRCs and belt-worn pagers will be ordered in the next few months and produced for distribution shortly in advance of the commencement of commercial operations. There can be no assurance that any such products will be developed, manufactured and sold on a timely basis. Because there is no current market for Iridium World Services and subscriber equipment, the financial incentive for manufacturers to produce significant quantities of subscriber equipment in advance is limited. While Iridium generally does not expect to act as a distributor of subscriber equipment or derive any significant income from the sale of subscriber equipment, it is contemplating a pre-commercial operation order of phones to facilitate the initial availability of such equipment. There can be no assurance that Iridium will place a pre-commercial operation order of phones. If Iridium places such a pre-commercial operation order, Iridium will bear the risk that it will be unable to resell the phones that it commits to purchase or that it will be unable to do so at prices that will allow it to recoup its payments to the manufacturer(s). Moreover, there is a risk that demand for Iridium World Services will not materialize in a timely manner unless Iridium, its gateway operators or service providers subsidize the cost of hand-held phones. Neither Iridium nor, to Iridium's knowledge, its gateway owners and service providers currently plan to provide any such subsidies. The costs associated with any pre-commercial operation order of phones and the cost of any such subsidization could be significant. Iridium's current projected funding needs do not reflect any costs associated therewith.

TECHNOLOGY AND TECHNOLOGY IMPLEMENTATION RISKS; INABILITY TO FULLY TEST PRIOR TO SPACE DEPLOYMENT; YEAR 2000 CONSIDERATIONS

  Integration of Technologies

     Motorola's timely completion of its obligations under the Space System Contract is necessary for Iridium to commence commercial operations on its expected schedule in September 1998. However, the timely completion of such obligations is not, in itself, sufficient for Iridium to achieve its expected commercial operation schedule. To build the IRIDIUM System, Motorola and its subcontractors must integrate a number of sophisticated technologies. The integration of this array of diverse technologies is a complex task which has not previously been attempted and is further complicated by the fact that a significant portion of the hardware components associated with the IRIDIUM System will be in space. Despite the extensive testing of the components of the IRIDIUM System on the ground, the nature and complexity of the system is such that final confirmation of the ability of the system to function in the intended manner, including the ability of the IRIDIUM System to handle the anticipated number of calls each day, cannot be confirmed until a substantial portion of the system is deployed in space. Errors involving hardware or software components in space may result in service limitations and corresponding reductions in revenue.

  Development and Integration of Software

     Implementation and operation of the IRIDIUM System, including the business support systems necessary for such tasks as customer billing and subscriber authentication, are also significantly dependent on software which has been, is being or will have to be developed, integrated and tested and which would have to be reprogrammed if errors require changes. Iridium believes that the development of the software for the IRIDIUM System, including the space segment, is one of the largest and most complex software creation and integration tasks ever undertaken in a commercial satellite communications program. No assurance can be given that the software necessary to Iridium's business will be completed when required, including integration and testing, or that such software will function as required.

     Prior to commencement of commercial operations, the gateway operators must license additional business support software, develop interface programs between various software programs and implement software and support systems with service providers and roaming partners. There can be no assurance that the gateway operators will acquire or implement the business support systems necessary for Iridium World Services or that the system supplier will provide such systems or related services on a timely basis. Failure of a gateway operator to acquire and implement an adequate business support system could have a material adverse effect on Iridium.

  Development and Production of Subscriber Equipment

     The Iridium subscriber equipment is also an essential component critical to the successful commercial operation of the IRIDIUM System. An inability to successfully develop and manufacture subscriber equipment in sufficient numbers could delay commencement of commercial operations or limit the capacity of the system and the quality of services offered. Such limitations could affect subscriber acceptance of Iridium World Services and as a result could materially and adversely affect Iridium. Motorola has produced a functional unminiaturized prototype of the hand-held phone and a functional prototype of the belt-worn pager. However, there can be no assurance that Motorola, Kyocera or any other manufacturer will be able to develop on a timely basis, or at all, portable, hand-held phones or belt-worn pagers that meet Iridium's expectations and which can be mass produced at economical prices. See "-- Potential for Delay and Cost Overruns -- Development, Manufacture and Distribution of Subscriber Equipment" and "-- Reliance on Motorola, Gateway Owners and Other Third Parties."

    Year 2000 Considerations

     In the next eighteen months, most companies using computer systems will be confronted with the fact that many software application and operation programs written in the past may not properly recognize calendar dates beginning in the Year 2000. This issue could cause computers to shut down or provide incorrect information. While Year 2000 considerations are not expected to materially affect Iridium's internal operations, they may adversely affect Iridium's suppliers, gateway operators, service providers and roaming partners. Iridium has begun to ask its suppliers, gateway operators, service providers and roaming partners about their progress in identifying and addressing problems that their computer systems may face in correctly processing date information for the Year 2000. While Iridium expects that substantially all of its suppliers, gateway operators, service providers and roaming partners will effectively address the Year 2000 issue, there can be no assurance that the failure of such persons to effectively address the issue will not have an adverse effect on Iridium's results of operations.

CONSEQUENCES OF SATELLITE SERVICE LIMITATIONS ON CUSTOMER ACCEPTANCE

     Iridium's ability to generate operating revenues sufficient to pay the interest on, and principal of, the Notes will depend upon customer acceptance of and satisfaction with Iridium World Services, which in turn will depend upon a variety of factors, including the price and technical capabilities of Iridium World Services and equipment, and the extent, availability and price of alternative telecommunications services.

     There is no service available today which approximates the hand-held, satellite-based service Iridium expects to provide. The Iridium satellite system is not intended to provide communications services that compete with terrestrial wireless and paging services where they are available because of the advantages such wireless and paging systems generally have in terms of cost, voice quality, signal strength and ability to penetrate various environments (such as buildings). Iridium expects that it will be able to charge its service providers wholesale usage fees for Iridium World Satellite Services that are significantly higher than the wholesale usage fees currently charged by most terrestrial wireless services. Iridium currently expects that its wholesale usage fees for international Iridium World Satellite Services calls between two countries will result in suggested retail prices that, in aggregate, are approximately 20% to 30% above the retail roaming prices for terrestrial-based voice calling options that travelling customers could use for a similar call between the same two countries (e.g., international calling card and international cellular roaming rates). There can be no assurance that actual retail prices will be in the range estimated by Iridium or this premium pricing will not adversely affect demand for such services and, accordingly, adversely affect Iridium's ability to generate sufficient operating revenues. For a discussion of how Iridium expects to set wholesale prices see "Business -- Pricing."

     Based upon current testing and simulations, Iridium subscribers using Iridium World Satellite Services via portable, hand-held phones should expect some degradation in service quality and availability to occur in environments where obstructions, such as trees, buildings and other natural and man-made obstacles, are positioned between a satellite and the user. The severity of this degradation will increase as the obstacles become larger and more densely spaced. Only extremely limited satellite voice service, or no satellite voice service, is expected to be available in densely packed urban environments or inside buildings with steel construction and metal coated glass common in many urban high rise buildings (including, in particular, in most hotels and professional buildings). In addition, because the structure of automobiles will tend to obstruct the satellite signal, use of a hand-held Iridium phone in a moving automobile will make the effect of environmental obstructions temporary but more pronounced. The actual limitations will vary, sometimes significantly, as actual situations and conditions change and as the satellites move across the sky. Iridium World Page Services will also be unable to provide service in certain environments where terrestrial paging generally would. While Iridium believes that the addition of Iridium World Cellular Services and the availability of multi-mode phones will lessen the effect of these obstacles by providing access to local cellular service (if available and if the local cellular provider has an agreement in place with Iridium) in environments in which Iridium World Satellite Services are unavailable or degraded, there can be no assurance that (i) Iridium's expectation will be correct as to subscribers' willingness to accept service limitations, higher prices and heavier hand-held phones and larger pagers than those to which such subscribers may otherwise be accustomed in order to have the ability to make and receive calls on a worldwide basis with a single phone or to receive pages on a satellite pager or (ii) that the service limitations will not result in significantly lower sales to professional and other travelers, or lower usage of Iridium World Services by such persons, than Iridium anticipates. Also, Iridium World Satellite Services call set-up times and the number of blocked or dropped calls may exceed the call set-up times and the number of blocked or dropped calls of available terrestrial wireless systems. Although the Iridium paging service will also be satellite-based, Motorola believes that because of the IRIDIUM System's expected signal strength for paging, Iridium pages will be generally received in most environments other than in the innermost sections of large buildings, in densely packed urban canyons or in other situations where there are significant obstructions between the satellite and the pager. However, the in building penetration of an Iridium pager is expected to be below that generally experienced by terrestrial pagers with mature terrestrial paging systems.

     The IRIDIUM System has not been designed to provide high-speed data and facsimile transmission capability. As a result, Iridium expects that the appeal of Iridium facsimile and data services will be limited.

CONSEQUENCES OF IRIDIUM PHONE AND PAGER CHARACTERISTICS ON CUSTOMER ACCEPTANCE

     Iridium believes that its success is dependent on the development of satellite phones which are portable and hand-held and pagers which may be worn on a belt. Moreover, Iridium's business plan assumes that there will be multi-mode versions of the phone capable of operation with most of the major terrestrial wireless system standards so that a subscriber can use the same phone for terrestrial wireless service, including Iridium World Cellular Services, and for Iridium World Satellite Services. The phone and pager for the IRIDIUM System are still under development. Motorola has informed Iridium that the portable, hand-held phone that Motorola is developing is expected to be larger and heavier than today's pocket-sized terrestrial wireless phones and is expected to have a significantly longer and thicker antenna than hand-held terrestrial wireless telephones. Iridium expects that the Kyocera phone will be relatively the same size and weight as the Motorola phone. The pager Motorola is developing is slightly larger than today's standard alphanumeric belt-worn pagers.

     Subscribers will generally purchase equipment from service providers. Iridium does not currently intend to manufacture or distribute Iridium subscriber equipment or derive any significant income from the sale of Iridium subscriber equipment. See "-- Potential for Delay and Cost Overruns -- Development, Manufacture and Distribution of Subscriber Equipment." Based on information received from Motorola, Iridium expects that Motorola's version of the multi-mode portable, hand-held phones will have an initial retail price of approximately $3,000, including one TRC, with each extra TRC having an initial retail price in the range of $500 to $1,000. Motorola's version of the alphanumeric pager is expected to have an initial retail price of approximately $500. Iridium expects the prices for subscriber equipment that is manufactured by Kyocera to be similar to Motorola's prices. These projected prices substantially exceed today's prices for terrestrial wireless phones and pagers and may also exceed prices for subscriber equipment of competing satellite-based systems. In addition, Iridium currently expects that its wholesale usage fees for international Iridium World Satellite Services calls between two countries will result in suggested retail roaming prices that, in aggregate, are approximately 20% to 30% above the retail prices for terrestrial-based voice calling options that travelling customers could use for a similar call between the same two countries (e.g., international calling card and international cellular roaming rates). The cost of Iridium hand-held phones and pagers, as well as expected usage fees, may limit demand for Iridium World Services, particularly among individual purchasers. If such prices and fees significantly limit demand, Iridium's ability to generate sufficient operating revenues could be adversely affected. Neither Motorola nor Kyocera has made a commitment to sell subscriber equipment at these estimated prices.

RISKS RELATED TO IRIDIUM WORLD CELLULAR SERVICES

     Subscribers to Iridium World Cellular Services will not experience the satellite-related service limitations when their multi-mode phone is accessing local wireless service, for example, in major urban areas. While the availability of Iridium World Cellular Services may lessen somewhat the impact of the satellite-related service limitations, Iridium World Cellular Services will only be available in an area if (i) that area has an existing wireless system, (ii) the system uses a protocol supported by Iridium and (iii) that system has a roaming agreement with Iridium. In addition, many wireless systems as currently configured, including systems covering large portions of South America, use a form of wireless technology that does not permit sufficient anti-fraud security or certain international dialing and, therefore, it is unlikely that Iridium will provide Iridium World Cellular Services coverage in areas that are principally served by this type of technology. To fully implement Iridium World Cellular Services, Iridium also may need to obtain tariff approvals and other regulatory authorizations from countries where the service will be offered, none of which has been obtained. Portions of the Iridium World Cellular Services allowing roaming between IS-41 systems will not be implemented before 1999 and Iridium World Cellular Services in Japan is expected to be delayed until 1999 as well.

     In order for Iridium to offer interprotocol Iridium World Cellular Services, Motorola entered into a contract with a third-party supplier to develop, manufacture and deliver the IIU that will permit protocol translation. However, there can be no assurance that the required IIU will be delivered on a timely basis.

     The integration of Iridium World Cellular Services into Iridium's business management system requires substantial software development and integration. There can be no assurance that Iridium will be able to incorporate Iridium World Cellular Services into its business support system on a timely basis. Iridium's business plan currently calls for roaming agreements covering networks in 57 countries by the commencement of commercial operations in September 1998, with roaming agreements covering networks in approximately 150 countries in place by 2002. As of March 20, 1998, Roaming had entered into more than 90 roaming agreements. Certain terrestrial wireless service providers are offering or have announced their intention to offer interprotocol roaming services that will compete with Iridium World Cellular Services, and Iridium may not be able to enter into roaming agreements with such service providers. An inability to execute roaming agreements which provide Iridium World Cellular Services customers terrestrial wireless coverage in significant markets could have a material adverse effect on Iridium. Neither Motorola nor Iridium may have sufficient intellectual property rights to prevent other parties from developing, selling or using equipment and systems for providing interprotocol roaming services.

SATELLITE LAUNCH RISKS

  Number of Launches; Compressed Launch Schedule

     In order for the IRIDIUM System to be fully operational under its current specifications and timetable, Iridium anticipates the need to launch successfully at least 66 low earth orbit satellites in the 12 to 15 month period from the first launch on May 5, 1997. Moreover, to maintain the system, additional satellites are expected to be launched each year during the term of the Operations and Maintenance Contract. No other commercial satellite communications system has required this number of launches to become fully deployed and operational. Motorola has subcontracted with Boeing, Khrunichev and China Great Wall for launch services. These launch service providers have from time to time experienced launch failures. There can be no assurance that Iridium's satellites will be successfully deployed in a timely manner or that launch failures, whether or not deploying Iridium satellites, will not occur and materially and adversely affect Iridium. The risk of a material and adverse effect associated with an Iridium launch failure is exacerbated by the fact that each launch vehicle will contain multiple satellites.

     The launch of the first five Iridium satellites occurred on May 5, 1997 on a Delta II launch vehicle. This launch had been scheduled for January 1997 but was postponed until May 1997 as a result of the United States government's decision to temporarily postpone launches of the Delta II launch vehicle (which is the type of launch vehicle that Boeing is using for Iridium satellites) following a launch failure involving the Delta II launch vehicle. Motorola has informed Iridium that, notwithstanding the first launch postponement, Motorola believes its launch schedule should permit Iridium to meet its planned September 1998 commencement of commercial operations. The current launch schedule is more compressed than the original schedule and several intermediate milestones of the Space System Contract, in addition to the first launch, occurred after their contract milestone dates. This compression of the launch schedule has added risk to the launch schedule and put additional pressure on the in-orbit testing phase, including reduced flexibility in responding to any problems identified in in-orbit testing, since some portions of the in-orbit testing could not be commenced until a minimum number of satellites were in their assigned orbital position. The launch delay and the compression of the launch schedule also could place pressure on the achievement of milestones under the Terrestrial Network Development Contract. Delays in the launch schedule could delay the commencement of commercial operations, the availability of subscriber equipment and the ability of gateways to function on a timely basis as well as impair Iridium's ability to obtain additional funding.

     As of April 1, 1998, Motorola had launched 58 Iridium satellites in 12 separate launches. Motorola has informed Iridium that two of those 58 satellites are not functioning and will not become part of the constellation, but that Iridium will not bear the financial impact of the loss of the two satellites and that such loss will not affect the scheduled date for commencement of commercial operations in September 1998. No assurance can be given that anomalies such as occurred with respect to the two satellites, or other anomalies with comparable effects, will not occur in the future, or that such anomalies will not have a significant adverse effect on Iridium.

     Khrunichev provides launch services for Iridium using the Proton launch vehicle. In December 1997, there was a failure of Khrunichev's Proton launch vehicle in connection with the AsiaSat 3 mission that failure analysis determined was attributable to a failure of turbo pump seals. In November 1996, there was a failure with Khrunichev's Proton launch vehicle in connection with the Mars 96 mission that the failure analysis determined was attributable to faulty guidance and control commands from the Mars 96 spacecraft. In addition, Khrunichev experienced launch failures in February 1996 and May 1993. China Great Wall provides launch services for Iridium using the Long March 2C. China Great Wall experienced failures in December 1992 and January 1993 with its Long March 2E launch vehicle, and in February 1996 with its 3B launch vehicle.

  Impact of Excusable Delays

     The terms of the Space System Contract provide that Motorola will bear the responsibility of launching the satellites that comprise the space segment. Nevertheless, Iridium retains the risk of cost overruns and delays associated with excusable delays, including delays in launch provider schedules due to prior delays of launches of non-IRIDIUM satellites, and the risk of economic damage due to any delay or reduced performance beyond the limited remedies provided by the Space System Contract. Following the January 1997 launch failure involving the Delta II launch vehicle, Motorola advised Iridium of its position that the United States government's temporary postponement of Delta II launches pending completion of a failure review analysis constituted an "excusable delay" under the Space System Contract, the Operations and Maintenance Contract and the Terrestrial Network Development Contract. Motorola then reworked the original launch schedule and notified Iridium that it would not claim either a cost adjustment under the Space System Contract, the Operations and Maintenance Contract or the Terrestrial Network Development Contract or a schedule extension of the final Space System Contract milestone as a result of the January 1997 Delta II launch failure. The current launch schedule requires that there are no additional significant launch delays and that all three launch providers -- Boeing, Khrunichev and China Great Wall -- are able to provide launch services as currently planned. There can be no assurance that events constituting "excusable delays" will not arise in the future, or, if any event of "excusable delay" does arise, that it will be resolved on terms that are not materially adverse to Iridium. See "-- Potential for Delay and Cost
Overruns -- Deployment of Satellites" and "Principal Contracts for the Development of the IRIDIUM System."

  Risks Related to Non-U.S. Launches

     China Great Wall and Khrunichev are located in China and Russia, respectively. Changes in laws, treaties, trade agreements, governmental policies or political leadership in the United States, China, Russia or Kazakhstan, where Khrunichev's launch facilities are located, could affect the political or economic relationship between these countries and, as a result, could affect the cost, availability, timing or overall advisability of utilizing these launch services providers. In addition, the use of these launch services providers requires various approvals from the government of the United States under the United States Arms Export Control Act and the Export Administration Act. See "Regulation of Iridium." There can be no assurance that required approvals will be obtained on a timely basis or at all. Failure to receive any of the required approvals could result in an excusable delay under the Space System Contract, the Terrestrial Network Development Contract and the Operations and Maintenance Contract. Motorola has informed Iridium that in view of the suspension for over three months in Delta II launches following the January 1997 Delta II launch failure, its ability to meet its revised launch schedule and to meet the schedule specified in the Space System Contract for delivery of the space segment is dependent upon each of Boeing, Khrunichev and China Great Wall being able to provide launch services on a timely basis.

LIMITED LIFE OF SATELLITES; COST OF MAINTAINING THE SPACE SEGMENT; RISK OF SATELLITE FAILURE OR DAMAGE

     A significant portion of Iridium's tangible assets will be represented by the satellites in the space segment. Iridium's business plan currently assumes that the satellites will have a useful life of five years from their respective launch dates. There can be no assurance that any satellite will actually achieve such a useful life. The actual useful life of any satellite will depend upon a variety of factors including the quality of construction of the satellite, the quality and durability of its components and whether the satellite sustains casualty damage in space. Due to their low and rapid orbit of the Earth, Iridium satellites will place significant stress on the satellite batteries which will be discharged and recharged 12 to 14 times a day, as contrasted with approximately 20 times a year for geostationary satellites.

     Maintaining the space segment is a complex undertaking which has not previously been attempted on a commercial basis. The cost of maintaining the space segment and the risk of loss of satellites are significant. Iridium has entered into an Operations and Maintenance Contract with Motorola which provides for the operation and maintenance of the space segment for its first five years of operation at an aggregate cost to Iridium of approximately $2.88 billion, assuming the space segment is delivered in September 1998 and assuming no excusable delay occurs. Iridium has the option to extend the Operations and Maintenance Contract for an additional two years for additional aggregate payments aggregating $1.33 billion (based on the same assumption) and assuming no excusable delay occurs. Under the Operations and Maintenance Contract, Iridium will bear the risk of damage to satellites by the acts of third parties (including but not limited to the degradation or complete loss of any satellite due to contact with space debris of any size or character). See "Principal Contracts for the Development of the IRIDIUM System -- Operations and Maintenance Contract." Satellites operating in the low earth orbit region, such as the Iridium satellites, face a higher risk of damage from space debris than satellites operating in geostationary orbit. As with any satellite system, the Iridium satellites face risk of damage from meteor and solar storms, which are recurring phenomena. The potential for damage from meteor and solar storms is difficult to quantify. Iridium has obtained insurance to cover certain of these risks, but there can be no assurance that such insurance will provide adequate mitigation in the event of a loss. Iridium also bears the risk of damage to person or property resulting from the survival of any portion of a satellite following planned or unplanned reentry. Motorola believes that the likelihood of such damage is remote and Iridium expects to insure against such risk.

     Premature failure or interruption of one or more satellites, including temporary losses, that for whatever reason are not promptly corrected or replaced, could, among other things, cause gaps in service availability, significantly degrade service quality, increase costs in the event Iridium is liable, and result in loss of revenue for the period that service is compromised and, as a result, could materially and adversely affect Iridium. Motorola has informed Iridium that, as of April 1, 1998, two of the 58 satellites launched as of that date were not functioning and will not become part of the constellation, but that Iridium will not bear the financial impact of the loss of the two satellites and that such loss will not affect the scheduled date for commencement of commercial operations September 1998. No assurance can given as to the occurrence of anomalies in the future, or as to their effect on Iridium, including financial risk of loss. See "-- Potential for Delay and Cost
Overruns -- Deployment of Satellites."

     Upon the expiration of the Operations and Maintenance Contract, Iridium, unless it enters into another similar contract with Motorola or a third party, will bear all risks of satellite damage or failure. In addition, if the contract is not renewed, Iridium is obligated to pay Motorola $46 million for each spare satellite then located in a low earth, non-operational storage orbit and, unless Iridium has given Motorola one year's notice of its intention not to renew the contract, $31 million for each spare satellite not yet launched and a fraction of that amount for each partially completed spare satellite. The Space System Contract provides that title and risk of loss or damage to each individual satellite will pass to Iridium upon the arrival of each satellite at its designated orbital location in the satellite constellation.

     Given the limited life of the IRIDIUM System satellites, Iridium expects to incur significant expense in maintaining an operational constellation of satellites in space either through the Operations and Maintenance Contract (as discussed above), or successor arrangements. If Iridium is for any reason unable to finance such expenses through internally generated funds or external financing, such inability would have a material adverse effect on Iridium. In addition, while Iridium has engaged in preliminary discussions with Motorola regarding possible long-term enhancements to the IRIDIUM System, and has filed an application with the FCC for authorization to operate a satellite system in the 2GHz band, such actions are preliminary and Iridium has made no significant financial commitment to long-term enhancements.

RISKS ASSOCIATED WITH LICENSING AND SPECTRUM ALLOCATION

  Significant Regulatory Approvals Required for Operation of the IRIDIUM System

     The operation of the IRIDIUM System is and will continue to be subject to United States and international regulation. This regulation is pervasive and largely outside Iridium's direct control. The successful implementation of the IRIDIUM System requires (1) the international allocation by a World Radio communication Conference ("WRC") under the ITU of the spectrum required for Iridium subscriber, gateway and intersatellite links, (2) the domestic allocation in each country of spectrum for MSS and Aeronautical Mobile Satellite (Route) Service ("AMS(R)S") use, (3) a license from the FCC for the construction, launch and operation of the Iridium satellites, using frequencies assigned to it for subscriber, gateway and intersatellite links, (4) authority to construct and operate the North American gateway in the United States and system control facilities to be located in the United States and Canada, including spectrum assignments for the gateway links, and for the use of the Iridium subscriber equipment, including spectrum assignments for the user links,
(5) in each other country in which a gateway or system control terminal will be located, an authorization to construct and operate those facilities, including necessary gateway link spectrum assignments, (6) in each country in which Iridium subscriber equipment will be operated, authority to market and operate that equipment with the IRIDIUM System, user link spectrum assignments, and authorization to offer Iridium communications services, (7) international coordination of the IRIDIUM System under the auspices of the ITU or domestic coordination in each country where Iridium World Services are offered with other entities using or proposing to use the spectrum required for the IRIDIUM System or adjacent spectrum, to ensure the avoidance of harmful interference and (8) consultation with the International Telecommunications Satellite Organization ("Intelsat") and the International Maritime Satellite Organization ("Inmarsat") to ensure technical compatibility and avoid significant economic harm to the extent required by those organizations. See "Regulation of Iridium." The availability of funds under the Secured Bank Facility is conditioned on, among other things, obtaining and maintaining regulatory approvals as specified in the Secured Bank Facility. See "Description of Other Indebtedness -- Secured Bank Facility."

  Significant Remaining Regulatory Approvals

     Iridium, Motorola, and the various gateway owners have made substantial progress in taking the steps needed to implement the IRIDIUM System, but a significant number of additional regulatory approvals remain to be obtained, in particular with respect to the approvals mentioned in (2), (5), (6) and (7) above. See "Regulation of Iridium."

     Aeronautical Certification. With respect to (2) above, Motorola submitted in December 1996 a request to the FCC to authorize the IRIDIUM System to provide AMS(R)S in its authorized band as part of its in-flight passenger communications service. Several parties filed comments with and have petitioned the FCC to deny Motorola's application. Among other arguments, petitioners claim that the AMS(R)S proposal is inconsistent with ITU and FCC rules and allocations. In addition to FCC approval, approval is needed from the Federal Aviation Administration ("FAA"), which must certify that the Iridium avionics equipment meets minimum performance standards, and it may be necessary for Iridium to satisfy other international certification requirements. There can be no assurance that the FCC application will be granted, or that the avionics certification requirements will be satisfied in a timely fashion or at all.

     Gateway Licensing. With respect to (5) above, Iridium currently expects to have up to 12 operating gateways at the commencement of commercial operations. However, because the IRIDIUM System utilizes intersatellite links, Iridium can provide service worldwide with a smaller number of gateways or even a single gateway. Unlike "bent pipe" systems, it is not necessary for a subscriber and a gateway to be within the footprint of a single satellite for a call to be completed over the IRIDIUM System. Nevertheless, it is important for Iridium to have a sufficient number of gateways available at the commencement of commercial operations in order to reduce the landline charges from the gateway to the call termination point and to ensure sufficient capacity of the

IRIDIUM System. Iridium believes that with a majority of the 12 gateways operational it will be able to provide a sufficient level and quantity of service and there is no specific gateway, or specific combination of gateways, that is critical to providing Iridium World Satellite Services. If a gateway is not operational at the commencement of commercial operations, the calls it would process would have to be processed by an operational gateway, preferably one located in an adjacent territory so that the costs of relaying the calls terrestrially can be minimized. There can be no assurance that Iridium will have the necessary number of gateways in service and licensed at the commencement of commercial operations or that a gateway that is not operational or licensed at the commencement of commercial operations will be able to make appropriate arrangements with an operational and licensed gateway to provide service to its territory. See "-- Potential for Delay and Cost Overruns -- Construction and Operation of Gateways."

     Each gateway must be licensed by the jurisdiction in which it is located. Licenses have been granted for the gateways in the United States (Tempe), Thailand (Bangkok), Taiwan (Taipei), Korea (Seoul), Brazil (Rio de Janeiro), Japan (Nagano) Saudi Arabia (Jeddah) and Italy (Fucino). The North American gateway operator has contracted to build a second gateway in the United States. Additionally, experimental licenses have been granted for the gateways in Russia (Moscow) and India (Bombay) and permit the gateways to test their links between the Iridium satellites and terrestrial services. In the case of China, approval has been issued to China Aerospace Corporation, the parent company of Iridium China, and the Ministry of Posts and Telecommunications (the "MPT") to proceed with the establishment of a testing gateway for Iridium in China. The MPT will be primarily responsible for construction, management and operation of the gateway, and arrangements are being made between China Aerospace and the MPT to take advantage of that decision. The licenses that have been received by the gateways are subject to conditions that relate to the completion of construction and the provision of technical information to regulatory authorities. Iridium expects that the licenses its gateways are seeking will have similar conditions. There can be no assurance that the additional licenses necessary for Iridium to obtain the service capability assumed in its business plan will be obtained on a timely basis or at all. In addition, while Iridium believes the conditions specified in the gateway licenses that have been received can be satisfied, there can be no assurance that such conditions will be satisfied or that conditions to licenses received in the future will be satisfied. See "Regulation of Iridium -- Licensing Status."

     Numerous Remaining Individual Country Authorizations. With respect to (2) and (6) above, as of March 15, 1998, 51 countries or territories have given all or a substantial portion of the authorizations necessary to operate the IRIDIUM System in their territory. The 51 countries and territories are: United States, Italy, Argentina, Colombia, Honduras, Taiwan, Thailand, Malaysia, Guatemala, Puerto Rico, Philippines, Finland, El Salvador, Brazil, Japan, South Korea, Austria, Germany, Canada, Australia, Venezuela, Sweden, Norway, Iceland, Russia, Uruguay, New Zealand, Chile, Senegal, Morocco, Afghanistan, Panama, San Marino, Maldives, Micronesia, Cook Islands, American Samoa, Baker Island, Guam, Jarvis Atoll, Johnston Atoll, Midway Islands, Northern Marianas, Palmyra Atoll, United States Virgin Islands, Wake Island, Christmas Island, Cocos (Keeling) Islands, Norfolk Island and Svalbard & Jan Mayen. Iridium will require similar approvals in each country in which it intends to offer service. In order for Iridium's business plan to be successful, approvals in a substantial number of countries will need to be obtained prior to September 1998, the month commercial operations are expected to commence. Iridium is seeking licenses throughout the world. However, Iridium and its gateway operators are placing emphasis on obtaining approvals by September 1998 from the 70 to 90 countries where Iridium expects substantially all of the demand for, and usage of, Iridium World Services is likely to be generated. While Iridium believes that all required licenses will be obtained in a substantial majority of these countries by September 1998, there can be no assurance that the required authorizations will be granted at all or in a timely manner, or without burdensome conditions. Failure to obtain licenses in a timely fashion could have a material adverse effect on Iridium.

     Approval of the offering of Iridium World Services by many countries will be contingent upon Iridium providing such countries with the ability to legally monitor calls made to or from such countries. Iridium believes that it will be able to address the concerns of many of these countries by the date commercial service is expected to begin and of other countries after the commencement of commercial operations, but there can be no assurance that it will be able to do so. In addition, other governmental or political concerns may arise, including spectrum license fees or auctions, that may impair the ability of Iridium to obtain licenses or offer Iridium World Services on a timely basis. See "-- Risks Associated with International Operations and Developing Markets."

     Interference from Other Satellite Systems. In addition, the IRIDIUM System MSS downlinks to the Iridium subscriber equipment operate on a secondary basis. Under the rules of the ITU and the FCC, these downlinks may not cause harmful interference to any primary spectrum user operating in the same frequency band and must accept any interference caused to them by a primary spectrum user operating in the same frequency band. In light of the secondary nature of IRIDIUM's MSS downlinks, there can be no assurance that issues concerning intersystem interference from CDMA MSS Systems will be resolved everywhere in the world in a way that will protect Iridium subscriber units from harmful interference. Any failure to implement an acceptable limit on out-of-band CDMA emissions could significantly reduce the total capacity of the IRIDIUM System. Furthermore, the MSS downlinks of the IRIDIUM System may need to accept interference from Inmarsat terminals, including Inmarsat aeronautical and land mobile terminals, when they are in the vicinity of an Iridium terminal. See
"-- Competitive Risks; Factors Affecting Iridium's Competitive
Position -- Recent Developments in Licensing of MSS Competitors."

     GLONASS and Radio Astronomy Coordination. With respect to (7) above, the IRIDIUM System, including Iridium subscriber equipment, must be coordinated with all other domestic and foreign users of the 1.6 GHz band. Currently, the Russian aeronautical navigation system, GLONASS, operates in a frequency band that overlaps the 1610-1626.5 MHZ band. MSS systems are required to coordinate their operations with the previously registered operations of GLONASS. Iridium believes that a bilateral coordination agreement between Russia and the United States is in negotiation, under which Russia would agree to move the GLONASS system's operations to frequencies below 1610 MHZ by January 1, 1999, and to frequencies below approximately 1605 MHZ by the year 2005. The FCC has conditioned the Iridium blanket subscriber license upon compliance with a level of protection from interference to the GLONASS system. Iridium believes that it can meet the protection requested for GLONASS when GLONASS shifts down in frequency to below approximately 1605 MHZ by the year 2005. During the interim period between 1999 and when GLONASS shifts to below approximately 1605 MHZ, while there can be no assurance as to what level of protection will be required to protect GLONASS, Iridium believes it will be able to satisfy any reasonable level of protection required.

     In addition, it will be necessary for other administrations to coordinate with the Russian Federation concerning the level of protection that will be afforded to GLONASS in countries outside the United States and Russia. In Russia, additional restrictions may be imposed which may limit the amount of spectrum available to Iridium in Russia. There can be no assurance that sufficient spectrum will be available to meet subscriber demand in Russia or any other country that requires a higher level of protection for GLONASS than the United States. Moreover, there can be no assurance that the CDMA based global MSS systems will be able to meet the levels of protection required for GLONASS, either in the United States, Russia, or elsewhere. Such an eventuality might lead the FCC and other countries' regulatory authorities to consider requests to reassign the CDMA systems to higher frequencies within the 1610-1626.5 MHZ allocation to protect GLONASS. This development might, in turn, reduce the amount of spectrum available to Iridium. By orders released July 1, 1997 the FCC's International Bureau granted two MSS licenses, increasing the number of U.S.-licensed MSS systems (including the IRIDIUM System) to four. The two new licenses are for CDMA based systems which may make it more difficult for the CDMA global systems to meet the protection levels required for GLONASS. See
"-- Competitive Risks; Factors Affecting Iridium's Competitive
Position -- Recent Developments in Licensing of MSS Competitors."

     Under the FCC's rules, the IRIDIUM System also must protect U.S. radio astronomy sites during periods when they are observing in the 1610.6-1613.8 MHZ band. Coordination has been completed with respect to all. There can be no assurance that the technical assumptions underlying the coordination agreements with the U.S. Radio astronomy sites will not differ from the manner in which the IRIDIUM System performs once it is operational.

     Some other countries will also require that the IRIDIUM System be coordinated with Radio astronomy sites that observe in the 1.6 GHz band, and Iridium will not be permitted to cause harmful interference to any such site. Iridium and Motorola have commenced coordination discussions with most non-U.S. Radio astronomy sites. While Iridium believes that it will be able to demonstrate that Iridium's operations will not materially and adversely affect the ability of radio astronomers to observe in the 1.6 GHz band, there can be no assurance that these coordinations will be concluded successfully or in a timely manner.

COMPETITIVE RISKS; FACTORS AFFECTING IRIDIUM'S COMPETITIVE POSITION


     Certain sectors of the telecommunications industry are highly competitive in the United States and in other countries. The uncertainties and risks created by this competition are intensified by the continuous technological advances that characterize the industry, regulatory developments which affect competition and alliances between industry participants. While no single wireless communications system serves the global personal communications market today, Iridium anticipates that more than one system will serve this market in some fashion in the future. Iridium believes that its most likely direct competition will come from the planned ICO Global Communications (Holdings) Limited ("ICO") telecommunications service and one or more of the other FCC-licensed MSS applicants -- Loral/Qualcomm Partnership, L.P. (on behalf of Globalstar), Mobile Communications Holdings, Inc. ("MCHI") (on behalf of Ellipso) and Constellation Communications, Inc. ("Constellation Inc.") (on behalf of Constellation). Iridium also expects to face competition from regional geostationary satellite-based systems, including Asia Pacific Mobile Telecommunications Satellite ("APMT"), Afro-Asian Satellite ("ASC") and PT Asia Cellular Satellite ("ACeS") and from the existing Inmarsat geostationary global satellite system. See "Business -- Competition."


  Recent Developments in Licensing of MSS Competitors

     By Orders released July 1, 1997, the FCC's International Bureau granted licenses for the Ellipso system proposed by MCHI and the Aries system proposed by Constellation. These Orders, which are subject to review by the full FCC, increase to four the number of U.S.-licensed global MSS systems (including the IRIDIUM System) and may result in increased competition for the IRIDIUM System. The licensing of these two CDMA systems reduces the possibility that only one CDMA system will become operational in the 1610-1621.35 MHZ frequency band adjacent to the IRIDIUM System's frequency assignment. This in turn reduces the likelihood that the FCC will increase the frequency assignment for the IRIDIUM System. In addition, MCHI's and Constellation's licenses may make it more difficult for CDMA based global systems to meet the protection levels required for GLONASS, either in the United States, Russia or elsewhere. An inability to meet these levels might lead to requests to reassign the CDMA systems to higher frequencies within the 1610-1626.5 MHZ allocation to protect GLONASS. This development might in turn reduce the amount of spectrum available to Iridium. Furthermore, the possibility that two more CDMA systems may become operational may increase the risk of harmful interference into the IRIDIUM System's MSS downlinks.

  Competition from Interprotocol Roaming Service Providers, GSM Roaming Services, Regional MSS Systems and Wireless Phone Rentals

     Certain services are already available to provide roaming services among a number of countries, including those that use incompatible cellular standards. For example, GlobalRoam and Cellcard provide roaming between some North American AMPS networks and some European and other GSM networks. The availability of such international near-global roaming services is likely to increase. These services will compete directly with Iridium World Cellular Services and with Iridium's satellite-based phone services for traveling professionals who travel between or among territories with incompatible cellular standards. Three other proposed MSS systems, ICO, Globalstar and Odyssey, and at least one regional geostationary satellite, ACeS, have indicated that they may also offer some form of dual-mode satellite/cellular service, which may include interprotocol roaming capabilities such as those expected to be offered by Iridium. Moreover, it is expected that GSM-based terrestrial wireless service will continue to expand its reach (including further into North America), permitting broader roaming capability by subscribers to such systems without the need for any interprotocol equipment and with a single phone. There is a risk that one or more regional mobile satellite services could enter into agreements to provide intersystem roaming which could be global or nearly global in scope. Iridium will also compete for travel customers with businesses that provide short-term rentals of terrestrial wireless phones capable of operating in specific countries or regions. These businesses often have rental locations at airports, hotels and other locations and will also deliver phones.

  Risk of Delayed Market Entry

     The success of the IRIDIUM System will depend in part on the ability of Iridium to develop and operate the system in a timely fashion. Because some of the regional satellite-based systems contemplate relatively simple ground systems and are expected to deploy no more than two satellites, they may succeed in deploying their systems before Iridium. A significant delay in the commencement of service by Iridium could result in one or more competing global MSS systems reaching the market before Iridium. If competing regional or global systems are deployed and marketed before Iridium's system, Iridium's ability to compete may be materially and adversely affected. See "-- Potential for Delay and Cost Overruns."

  Technical Capabilities and Financial Resources of Competitors

     The technological qualities of Iridium's system will be critical to its ability to compete. Iridium's system and each of its competitors' satellite-based systems have different planned technical capabilities. The actual technical capabilities of satellite-based communications systems will not be known until such systems are in service. There can be no assurance that the technological qualities of competing satellite-based systems will not exceed those of the IRIDIUM System, making those systems more attractive to potential subscribers. For example, Iridium believes that it will have a link margin (signal strength) advantage over proposed competing MSS systems, but such systems may be able to develop and implement technologies, such as "path diversity" (serving a phone with multiple satellites simultaneously), that may reduce or eliminate Iridium's expected advantage. Also, it is possible that the IRIDIUM System may not be able to achieve the technological expectations of Iridium.

     Some of Iridium's potential competitors may have financial and other resources greater than those of Iridium. There can be no assurance that one or more of these competitors will not be better capitalized than Iridium. Terrestrial wireless service providers have found it advantageous to subsidize wireless phone purchases in order to stimulate demand for their services or to respond to competitive pressures. Such subsidization requires financial resources. There can be no assurance that Iridium will have the financial resources required to pursue subsidization in the event subscriber equipment subsidization becomes an advantageous strategy in the MSS market.

  Competition for Subscribers and Service Providers; Pricing

     The IRIDIUM System is not intended to provide communications services that compete with landline and terrestrial wireless services, but instead is designed to complement such services. Iridium World Satellite Services will be priced significantly higher than most terrestrial phone and paging services, and Iridium customers are not expected to discontinue their use of terrestrial wireless services. Iridium's business plan assumes that Iridium will be able to charge a global mobility premium, over the cost of a hypothetical terrestrial-based call, for its Satellite Services. If the market will not support such a premium, Iridium's ability to compete may be materially adversely affected. Also, the IRIDIUM System will lack the operational capacity to provide local service to large numbers of subscribers in concentrated areas and the IRIDIUM System will not afford the same voice quality, signal strength and degree of building penetration in areas that are served by mature terrestrial wireless voice or paging systems. The extension of land-based telecommunications systems to areas that are currently not serviced by landline or terrestrial wireless phone or paging systems could reduce demand that might otherwise exist in such areas for Iridium World Services.

     In addition to competing for subscribers to its service, Iridium also expects to compete with various other communications services for local service providers. A failure to effectively compete with these services could materially and adversely affect the availability to Iridium of the more desirable service providers or the revenue sharing arrangements among Iridium, gateway operators, service providers and roaming partners. Furthermore, ICO could have an advantage in obtaining spectrum allocations and local operating approvals in a number of countries because it is affiliated with Inmarsat, and investors in ICO and Inmarsat include many state-owned telecommunications companies and the regulatory authorities in their countries. See "Regulation of Iridium."

  Competition in Paging Services

     In addition to competing with paging services offered by proposed global and regional MSS systems, if any, the Iridium World Paging Services will face competition from regional and nationwide terrestrial paging services, and from M-Tel's SkyTel service which currently provides paging services to more than 20 countries around the world. SkyTel operates by forwarding paging messages via international circuits to a foreign paging network that subsequently transmits the message over its local network. Also, in 1995 Inmarsat introduced an international satellite-based one-way messaging service.

  Competition Related to New Technologies and New Satellite Systems

     Iridium may also face competition in the future from companies using new technologies and new satellite systems which could render the IRIDIUM System obsolete or less competitive. Such new technologies, even if not ultimately successful, could have a material and adverse effect on Iridium as a result of associated initial marketing efforts. Iridium's business could be materially and adversely affected if competitors begin operations or existing telecommunications service providers penetrate Iridium's target markets before completion of the IRIDIUM System.

RELIANCE ON MOTOROLA, GATEWAY OWNERS AND OTHER THIRD PARTIES

  Construction and Operation of the IRIDIUM System

     Iridium does not independently have and does not intend to acquire, except by contracting with other parties, the ability to design, develop or produce the components of the IRIDIUM System or to launch the constellation of satellites or to operate and maintain the system once it is fully deployed. Motorola has agreed to provide these services to Iridium under the Space System Contract, the Operations and Maintenance Contract and the Terrestrial Network Development Contract. Thus, Iridium currently relies on Motorola to perform these critical tasks. Motorola, in turn, is relying to a significant extent on subcontractors and suppliers to perform many of the critical tasks in constructing the IRIDIUM System. In addition, Iridium is currently relying on Motorola to maintain the necessary operating licenses for the system control facilities in the United States, and the license from the FCC to construct, launch and operate the system, and to operate and maintain the space segment for the benefit of Iridium. Any assignment or transfer of control of these licenses could be subject to the prior consent of the FCC. See "Regulation of Iridium -- Licensing Status." Motorola has developed the specifications for the gateways and subscriber equipment. Motorola is also supplying gateway equipment and associated services and Iridium believes that currently Motorola and Kyocera are the only companies that are planning to develop and sell subscriber equipment. If for any reason Motorola or any of its important subcontractors fail to perform as required under the agreements, the ability of Iridium to implement the IRIDIUM System on time and within estimated costs and, once implemented, to maintain and operate the system, could be materially and adversely affected. Motorola's liability under the agreements for damages for any breach thereof is limited. See "Principal Contracts for the Development of the IRIDIUM System" and "-- Conflicts of Interest with Motorola."

     Parent has obtained commitments from its investors who are gateway operators that they will use their reasonable best efforts to perform certain critical functions including: obtaining the necessary licenses, if any, from the jurisdictions in their gateway territories; constructing and operating the gateways; connecting the IRIDIUM System to PSTNs; marketing Iridium World Services; selecting, or acting as, service providers; and managing relations with IRIDIUM System subscribers either directly or through service providers. Iridium is dependent on the activities of its gateway operators for its success. Some gateway operators are behind schedule in the steps necessary to establish and implement their gateways. Other gateway operators have indicated that they may not receive regulatory approvals for some of the countries in their territories at the anticipated commencement of commercial operations in September 1998. Iridium has entered into Gateway Authorization Agreements with its gateway operators with respect to these obligations and gateway operators have entered into gateway equipment purchase agreements with Motorola for the purchase of gateway equipment for 11 gateways. Motorola has committed to deliver the gateway equipment for these gateways including voice functionality by September 1998 although, in certain circumstances such as a gateway's failure to perform its payment obligations or comply with import license requirements and beneficial occupancy dates, the relevant contracts permit Motorola to delay delivery or cancel the agreement. Motorola has indicated that several gateways are currently late in complying with some of these conditions. In particular, the China gateway and the Middle East-Africa gateway are substantially behind schedule. Motorola currently intends to activate the gateway equipment for paging functionality at a portion of the gateways by September 1998 with the remainder activated by October 1998. There can be no assurance that Motorola will be able to meet its gateway supply commitments or that gateway operators will perform their obligations under the Gateway Authorization Agreements or gateway equipment purchase agreements. In addition, the enhanced call intercept functionality negotiated with Iridium will require gateway owners who need such functionality to sign agreements with Motorola in order for such gateways to have this functionality. No such agreements have been signed, although several of the gateway owners have indicated to Motorola that they wish to order the enhanced call intercept functionality. See "Principal Contracts for the Development of the IRIDIUM System -- Gateway Authorization Agreements."

  Distribution and Marketing of Iridium World Services

     The sales of Iridium World Services and of Iridium subscriber equipment to the ultimate consumer will be made by service providers which will be, or will be selected by, Iridium's gateway operators. Iridium and its gateway operators currently have agreements with more than 80 such service providers. Iridium's business plan assumes substantial sales of Iridium subscriber equipment by service providers prior to the commencement of commercial services. Iridium's success will depend upon the motivation and ability of such service providers to generate on a timely basis demand for Iridium World Services and subscriber equipment, and there can be no assurance that such demand can be generated on a timely basis. As Iridium will not control the retail pricing of Iridium World Services or equipment to subscribers, decisions on pricing by gateway operators and service providers could materially and adversely affect Iridium. The failure of one or more gateway operators to fulfill their obligations to Iridium on a timely basis could have a material and adverse effect on Iridium, particularly in view of the fact that the appeal of the IRIDIUM System will be dependent in part upon the extent to which its services are accessible from, and deliverable to, most of the world. There can be no assurance that service providers will have sufficient economic or contractual incentive to successfully execute Iridium's business plan with respect to customer acquisition and retention, pricing, customer service and marketing, particularly in light of the fact that sales of Iridium World Services and subscriber equipment are likely to represent only a portion of each service provider's business. In addition, while Iridium anticipates devoting significant resources to advertising, Iridium is dependent on gateway operators and service providers effectively cooperating in the marketing of Iridium World Services in their territories. Failure of the gateway operators and service providers to adequately fund and implement the marketing of Iridium World Services could have a material adverse effect on Iridium.

     The willingness of companies to become service providers will be dependent upon a variety of factors including pricing of services and compensation to service providers, local regulations and the perceived competitiveness of the IRIDIUM System.

RISKS ASSOCIATED WITH PRINCIPAL SUPPLY CONTRACTS

  Space System Contract

     Iridium and Motorola are parties to the Space System Contract which provides for the payment by Iridium to Motorola of $3.45 billion (subject to certain adjustments) for the design, development, production and delivery in orbit of the space segment. As of March 1, 1998, Iridium had incurred $2.96 billion of this amount, and all but $150 million of this price is required to be paid by Iridium before the space segment is determined to be fully operational. Furthermore, Motorola's aggregate liability under the Space System Contract and related contracts with Iridium in the event the system is not operational is subject to the Motorola Liability Limitations (defined below) and in no event is Motorola required under the contract to refund amounts previously paid by Iridium to Motorola. In addition, subject to certain exceptions, Iridium bears the risk, including additional costs, if any, resulting from excusable delays under the Space System Contract, as well as certain of the risks of loss for satellites once placed in orbit. Following the January 1997 launch failure involving the Delta II launch vehicle, Motorola advised Iridium of its position that the United States government's temporary postponement of Delta II launches pending completion of a failure review analysis constituted an "excusable delay" under the Space System Contract, the Operations and Maintenance Contract and the Terrestrial Network Development Contract. Motorola then reworked the original launch schedule and notified Iridium that it would not claim either a cost adjustment under the Space System Contract, the Operations and Maintenance Contract or the Terrestrial Network Development Contract or a schedule extension of the final Space System Contract milestone as a result of the January 1997 Delta II launch failure. The current launch schedule requires that there are no additional significant launch delays and that all three launch providers -- Boeing, Khrunichev and China Great Wall -- are able to provide launch services as currently planned. There can be no assurance that events constituting "excusable delays" will not arise in the future, or, if any event constituting an "excusable delay" does arise, that it will be resolved on terms that are not materially adverse to Iridium. See "-- Potential for Delay and Cost Overruns -- Deployment of Satellites" and "Principal Contracts for the Development of the IRIDIUM System."

     As of April 1, 1998, Motorola had launched 58 Iridium satellites in 12 separate launches. Motorola has informed Iridium, however, that two of the 58 satellites are not functioning and will not become part of the constellation, but that Iridium will not bear the financial impact of the loss of the two satellites and that such loss will not affect the scheduled date for commencement of commercial operations in September 1998.

     The Space System Contract may be terminated upon the occurrence of certain events of default. If Iridium defaults, it is obligated to (i) make certain payments to Motorola, including the reasonably anticipated profits Motorola could have earned had it been permitted to complete its contracts, a portion of the prices of all partially completed milestones and all costs of stopping work, including Motorola's costs of terminating subcontracts and purchase commitments and (ii) assign certain permits and licenses to Motorola which were previously transferred to Iridium. If Motorola defaults, Motorola's liability is limited to reasonable costs of completion in excess of the contract price, subject to the Motorola Liability Limitations discussed below. Motorola would also be entitled to withhold certain intellectual property associated with various aspects of the IRIDIUM System, as a result of which Iridium might not be able to complete the construction of the system. See "Principal Contracts for the Development of the IRIDIUM System."

     The Space System Contract provides that, to the extent Motorola has any liability to Iridium under the contract for any costs, damages, claims or losses whatsoever arising out of or related to such contract, or any such liability under the Operations and Maintenance Contract, the Terrestrial Network Development Contract or any other contract executed between Iridium and Motorola in connection with the IRIDIUM System, or any provisions of any of the foregoing, whether pursued as a breach of contract or as a tort or other cause of action and whether accruing before or after completion of all the work required under the contracts, such liability shall be limited to $100 million in the aggregate. Each contract also provides that Motorola shall not be liable to Iridium, whether in contract, tort or otherwise, for special, incidental, indirect or consequential damages, including, without limitation, lost profit or revenues. As described under "Principal Contracts for the Development of the IRIDIUM System," the Space System Contract, Operations and Maintenance Contract and Terrestrial Network Development Contract each contain other significant limitations on Motorola's potential liability. The foregoing are the "Motorola Liability Limitations."

  Operations and Maintenance Contract

     Iridium and Motorola are also parties to the Operations and Maintenance Contract, which obligates Motorola for a period of five years after completion of the final milestone under the Space System Contract to operate the Iridium space segment and to exert its best efforts to monitor, upgrade and replace the hardware and software of the Iridium space segment as necessary to maintain specified performance levels. Iridium has the right to extend the term of this contract for an additional two years. This contract provides for specified increasing quarterly payments by Iridium to Motorola that are expected to aggregate approximately $2.88 billion, subject to certain adjustments. If Iridium exercises its option to extend the Operations and Maintenance Contract for an additional two years, the payments due will be based upon specified quarterly payments ranging up from $157 million in 2003. Such payments are expected to aggregate approximately $1.33 billion, subject to certain adjustments. In the event that completion of the Space System Contract and, therefore, the commencement of the five year period of the Operations and Maintenance Contract, is delayed more than six months for any reason (other than causes within the reasonable control of Motorola), the specified quarterly payments will be adjusted to account for any additional costs incurred by Motorola. See "Principal Contracts for the Development of the IRIDIUM System." Motorola does not make any warranty with respect to the services, materials or equipment supplied under this contract. In the event that the Operations and Maintenance Contract terminates or expires (including termination arising from certain defaults by Motorola or Iridium), Iridium would be obligated to make certain additional payments to Motorola. However, if the termination arises from certain defaults of Motorola, Motorola could also be required to make certain payments to Iridium (subject to the Motorola Liability Limitations). See
"-- Limited Life of Satellites; Cost of Maintaining the Space Segment; Risk of Satellite Failure or Damage." The remedies of Iridium and Motorola specified in the contract for a default under the contract are exclusive of all other remedies.

     The Operations and Maintenance Contract contains provisions relating to indemnification, excusable delays, insurance, permits and licenses, waivers of rights, events of default and other matters similar to those contained in the Space System Contract. Motorola's liability under the Operations and Maintenance Contract is subject to the Motorola Liability Limitations. In the event that the Space System Contract is terminated for whatever reason, the Operations and Maintenance Contract will also terminate. See "Principal Contracts for the Development of the IRIDIUM System."

  Terrestrial Network Development Contract

     Iridium and Motorola also are parties to the Terrestrial Network Development Contract, pursuant to which Motorola is obligated to design and develop the gateway hardware and software, and license Iridium to use and permit others to use intellectual property developed under the contract to procure the development and manufacture of gateways from sources other than Motorola. Motorola will be paid a total of approximately $284 million under the contract in increments tied to the completion of milestones, including those relating to acceptance tests of the completed gateway design. Motorola's liability under the Terrestrial Network Development Contract is subject to the Motorola Liability Limitations and the contract contains provisions relating to excusable delays, waivers of rights, events of default and other matters similar to those contained in the Space System Contract and the Operations and Maintenance Contract.

  Amendments to Principal Contracts

     As a result of technological developments, changes in the desired product mix and features of the Iridium World Services, the addition of enhanced system capabilities (including Iridium World Page Services, "follow-me paging" and enhanced call intercept), and scheduling adjustments, there have been, and Iridium anticipates there will be, a variety of pending and anticipated amendments and interpretations to the principal supply contracts and other agreements and letters with Motorola. Iridium's estimate of the cost of anticipated amendments is reflected in Iridium's estimates of its funding requirements. There can be no assurance that future technological, market or regulatory developments will not necessitate unanticipated amendments to such contracts and agreements or that Motorola or other vendors will be willing or able to provide for these new capabilities on terms acceptable to Iridium. Furthermore, Iridium has no assurance of having alternative suppliers to Motorola for provision of these capabilities.

RISK ASSOCIATED WITH INTERNATIONAL OPERATIONS AND DEVELOPING MARKETS

     Iridium expects that its telecommunications services will be available in almost every country. As a result, Iridium and its gateway operators and service providers will be subject to certain multinational operational risks, such as changes in domestic and foreign government regulations and telecommunications standards, licensing requirements, tariffs or taxes and other trade barriers, price, wage and exchange controls, political, social and economic instability, inflation, and interest rate and currency fluctuations. The risks enumerated above are often greater in developing countries or regions. There can be no assurance that Iridium, its gateway operators or service providers will not be adversely affected by such multinational risks. In addition, although Iridium anticipates that gateway operators and service providers will make all payments in United States dollars, the potential lack of available United States currency in developing markets may prevent gateway operators and service providers in such markets from being able to do so. Because Iridium expects to receive most payments in United States dollars it does not intend to hedge against exchange rate fluctuations. Under current United States law, Iridium, as a U.S. company, may be prohibited from doing business in Cuba, Iran, Iraq, Libya and North Korea. These restrictions may limit, or eliminate entirely, the provision of gateway services or Iridium World Services in these countries. Motorola and other United States companies may also be prohibited from selling or licensing equipment in these countries.

     Countries in the Asia Pacific region, including Japan, Korea and Indonesia, have recently experienced weaknesses in their currency, banking and equity markets. If these weaknesses continue through Iridium's commencement of commercial operations, demand for Iridium World Services, and Iridium's results of operations, could be adversely affected. Similar regional weaknesses in other parts of the world, should they arise, also could adversely affect Iridium's results of operations.

PRICING RISK

     Under Iridium's pricing strategy it will set wholesale prices for Iridium World Services and service providers will control the retail price. Service providers may price Iridium World Services in a manner that is sub-optimal to Iridium, including setting too high a retail price, and thereby reducing total demand without an offsetting increase in per minute revenue to Iridium. Moreover, Iridium and its service providers may be forced to lower retail prices in response to competition. In addition, pricing for telecommunication services, including long distance rates, has trended downward in recent years. This downward trend may make it difficult for Iridium to hold or raise its wholesale prices.

LIMITED SATELLITE CAPACITY

     To provide commercially adequate service, ensure user acceptance and operate successfully, the IRIDIUM System will have to provide minimum levels of availability of Iridium World Satellite Services, which will depend upon system capacity. Various factors, including usage patterns, will have a significant impact on the capacity of the IRIDIUM System for a particular geographic area and on a system-wide basis. Most important among these are usage patterns and spectrum allocation. Iridium could experience unexpected usage patterns which could exceed the capacity of the IRIDIUM System through one or several gateways. If Iridium faces significant capacity issues, its ability to increase its spectrum assignment in any market is subject to significant regulatory hurdles. There can be no assurance that the necessary spectrum assignments will occur or that adverse and unanticipated usage patterns will not materialize. Failure to achieve a commercially viable capacity level for any reason, including but not limited to those mentioned in this section, would materially and adversely affect Iridium.

CONFLICTS OF INTEREST WITH MOTOROLA

     Motorola has and will have various conflicts of interest with Iridium and Parent. Motorola is the creator and developer of the concept of the IRIDIUM System, the principal supplier to Iridium, a founding investor of Iridium (through its Parent and its predecessor), a gateway owner, Parent's largest Class 1 Interest holder, a holder of warrants to acquire Class 1 Interests and a warrant to acquire Series M Class 2 Interests and the guarantor of Iridium's borrowings under its Guaranteed Bank Facility. See "Certain Relationships and Related Transactions of Iridium -- Motorola Related Matters" and "Description of Other Indebtedness."

     Although Motorola does not by itself control the Parent Board or the Iridium Board and is not permitted to participate in decisions or other actions by Iridium with respect to the Space System Contract, Operations and Maintenance Contract and the Terrestrial Network Development Contract, Motorola, through its position as (i) the indirect holder of the largest ownership interest in Iridium, (ii) potentially the largest holder of Class A Common Stock (through exchanges of Class 1 Interests for shares of Class A Common Stock), (iii) the guarantor under the Motorola Guarantee and, if issued, the Motorola Additional Guarantee and (iv) the principal supplier to Iridium, could in certain situations exercise significant influence over Iridium. For example, in addition to its representation on the Parent Board and the Iridium Board, Motorola could have control over Iridium as or similar to that of a creditor through its position as a guarantor under the Guaranteed Bank Facility.

     Motorola and Parent (as predecessor to Iridium) entered into the Space System Contract, the Operations and Maintenance Contract and the Terrestrial Network Development Contract after extensive negotiations. However, Parent was a wholly owned subsidiary of Motorola at the time the Space System Contract and Operations and Maintenance Contract were negotiated and therefore these negotiations were not conducted on an arm's-length basis. Moreover, although these agreements provide for specific prices, Motorola's obligations and liabilities thereunder are subject to certain limitations which allocate various risks to Iridium and may have the effect of increasing the price paid by Iridium. Iridium's payment obligations under these agreements are expected to comprise most of its expenses. See "Principal Contracts for the Development of the IRIDIUM System" and "Certain Relationships and Related Transactions of Iridium."

     Under the Space System Contract, Motorola has agreed to license the rights to manufacture, sell and use certain intellectual property to the extent essential to manufacture IRIDIUM subscriber equipment to competent suppliers that are acceptable to Motorola. Motorola maintains that it has substantial discretion in its exercise of these rights and could limit the ability of potential suppliers to manufacture and sell Iridium subscriber equipment. See "Principal Contracts for the Development of the IRIDIUM System -- Space System Contract." If Motorola asserts its position and refuses to license intellectual property to one or more potential manufacturers, the availability of subscriber equipment and the characteristics and price thereof could be adversely affected, which could in turn reduce the demand for Iridium World Services. Motorola has, however, entered into a license agreement with Kyocera which allows Kyocera to manufacture Iridium phones and Iridium believes that if both Motorola and Kyocera manufacture equipment, they will be able to produce a sufficient number of Iridium phones. In addition, Motorola has informed Iridium that it has not declined to license the essential intellectual property to any third party. Therefore, while Iridium believes that this risk has been reduced, such risk has not been eliminated since there can be no assurance that Motorola will not exercise its rights in the future in a manner that limits the access of other potential manufacturers to the intellectual property essential for the manufacture of subscriber equipment.

CONFLICTS OF INTEREST WITH GATEWAY OWNERS

     The Iridium Board and the Parent Board are identical in composition and consist of representatives of certain of the world's leading telecommunications companies. Almost all of the members of the Iridium Board and the Parent Board have been appointed by investors in Iridium who also are gateway owners and service providers. Because Iridium will be a supplier to the gateways and the service providers, the interests of Iridium are expected to conflict in certain respects with the interests of the gateway owners and the service providers. For example, this conflict of interest will be relevant in setting the wholesale prices that Iridium will charge for airtime and other IRIDIUM Services. There can be no assurance that the allocation of revenues between Iridium and the gateway owners or operators by the Iridium Board will not have an adverse effect on Iridium. See "Principal Contracts for the Development of the IRIDIUM System."

DEPENDENCE ON KEY MANAGEMENT AND QUALIFIED PERSONNEL

     Iridium's success will be dependent upon the efforts of its management team and its ability to attract and retain qualified management and personnel in the future. Iridium has no employment contract with any employee and is subject to the possibility of loss of one or more key employees at any time. Iridium must also rely upon several employees of Motorola who play a key role in the performance of Motorola's obligations under the Space System Contract, the Operations and Maintenance Contract and the Terrestrial Network Development Contract. Iridium has no control over the relationship between Motorola and such employees. Iridium could be materially and adversely affected by the loss of one or more key employees. In addition, Iridium's success will be dependent in part upon gateway operators having qualified personnel at the various gateways to (i) oversee the construction of and operate gateways and (ii) execute significant aspects of Iridium's licensing, marketing and distribution efforts. Significant and rapid growth in demand for Iridium World Services would also require Iridium and possibly various gateway operators to make additions to personnel to manage such growth while continuing to meet customer service expectations. A significant portion of the management of Iridium will be supplied by employees of Parent under a Management Services Agreement among Iridium, Parent and IWCL. See "Certain Matters Regarding the Relationship Among IWCL, Parent and
Iridium -- Management Services Agreement".

PATENTS AND PROPRIETARY RIGHTS

     The Space System Contract and the Terrestrial Network Development Contract provide generally that Motorola will retain all rights to the intellectual property associated with the IRIDIUM System. Motorola's obligations under the Space System Contract and the Terrestrial Network Development Contract to license these intellectual property rights to third-party suppliers are subject to significant conditions which could limit Iridium's ability to obtain alternate suppliers of

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

necessary components of the IRIDIUM System in the future. Various aspects of the design of the IRIDIUM System are already covered by Motorola patent, copyright and trade secret rights or are the subject of pending patent applications. Motorola has filed numerous patent applications on the IRIDIUM System to date and expects to file additional patent applications, both in the United States and abroad, as the development of the IRIDIUM System progresses. There can be no assurance that such applications will be granted in a timely manner or at all, or that, if such patents are obtained that such patents, and any copyrights or trade secret rights will be adequate to prevent others from using the intellectual property used in Iridium's business. Furthermore, many of Iridium's competitors have obtained, and may be expected to obtain in the future, patents that may cover or affect products or services that directly or indirectly relate to those offered by Motorola for the IRIDIUM System. Iridium or Motorola may not be aware of all patents that may potentially be infringed by products developed by Motorola for the IRIDIUM System. In addition, patent applications in the United States are confidential until a patent is issued and, accordingly, Iridium cannot evaluate the extent to which the products developed by Motorola for the IRIDIUM System may infringe claims contained in pending patent applications. In general, if it were determined that one or more of such products infringe on patents held by others, Motorola and Iridium could be required to (i) cease developing or marketing such products, (ii) obtain licenses to develop and market such products from the holders of the patents or
(iii) redesign such products in such a way as to avoid infringing the patent claims. The extent to which Iridium may be required in the future to obtain licenses with respect to patents held by others and the availability and cost of any such licenses is currently unknown. There can be no assurance that Iridium would be able to obtain such licenses on commercially reasonable terms or, if it were unable to obtain such licenses, that Motorola would be able to redesign the products which it developed for the IRIDIUM System to avoid infringement.

     Motorola has agreed pursuant to the Space System Contract to indemnify Iridium for claims of infringement of any valid and enforceable patent in any country where Iridium World Services are authorized which is brought against Iridium on account of the space segment or any part thereof that is supplied to Iridium by Motorola under the Space System Contract. However, Motorola's liability thereunder is subject to certain significant limitations. For example, if Motorola's liability in respect of a claim or proceeding in any particular country exceeds 10% of the actual income derived by Iridium from the provision of Iridium World Services in that country, Iridium is required to cooperate to mitigate Motorola's liability, including either terminating the provision of Iridium World Services in that country or releasing Motorola from liability for patent infringement in that country in excess of such 10% amount. See "Principal Contracts for the Development of the IRIDIUM System -- Space System Contract."

ALLEGED HEALTH RISKS

     Certain media reports have suggested possible links between the use of portable cellular telephones which integrate transmitting antennas into their handsets and certain health risks, including cancer, as well as possible interference between digital cellular telephones and pacemakers, hearing aids and other electronic medical devices. The FCC has issued amended and updated guidelines for evaluating environmental radio frequency radiation from FCC-regulated transmitters. These guidelines are intended to protect the public from health risks due to exposure to radio frequency energy. Similar guidelines were issued in 1996 by the International Commission on Non-Ionizing Radiation Protection, an international body assigned to develop guidelines regarding non-ionizing radiation. Guidelines are also being considered by certain other international agencies. No assurance can be given that in the future other standards bodies will not issue standards that could require or otherwise result in phone modifications which may materially and adversely affect Iridium. At this time, there are no FCC proposals relating to the alleged health risks associated with digital-based cellular phones and pacemakers, hearing aids and other electronic medical devices. There can be no assurance that the FCC will not regulate the use of digital technology in wireless communications devices in a manner that would adversely affect Motorola's or Kyocera's ability to design and develop a digital phone for use with the IRIDIUM System.

RISK OF ANTITRUST OR OTHER COMPETITION REGULATION

     Antitrust and competition laws generally may affect Iridium's ability to grant exclusive rights to construct and operate Iridium gateway systems. Compliance with these and other laws and regulations may, in some cases, require formal notification or informal consultation with governmental enforcement or administrative authorities. This process may result in delays in securing approval, where necessary, to offer, grant or exercise rights, or may result in restrictions or prohibitions on the offer, grant or exercise of such exclusive rights. It also could adversely affect the ability of Iridium to operate or to obtain necessary licenses or otherwise to conduct business in one or more areas of the world.

RISKS ASSOCIATED WITH GROWTH

     While there can be no assurance that customer acceptance of and satisfaction with Iridium World Services will result in substantial and increasing demand for Iridium World Services, significant and rapid growth in demand for Iridium World Services would require Iridium to make additions to personnel and management information systems to manage such growth while continuing to meet customer service expectations. In addition, spectrum and satellite infrastructure characteristics of the IRIDIUM System set inherent capacity limitations that would prevent growth above certain levels.

RANKING OF THE NOTES

     The Exchange Notes will be, and the Original Notes are, senior obligations of the Issuers. The Exchange Notes will, and the Original Notes do, rank pari passu in right of payment to the Initial Senior Notes and all other existing and future unsecured Indebtedness of the Issuers, other than the Subordinated Obligations (as defined). The Subsidiary Guaranties are and will be unsecured, senior obligations of the Guarantor Subsidiaries. The Guarantor Subsidiaries have also guaranteed Iridium's obligations under the Secured Bank Facility on a senior secured basis. The obligations of Iridium under the Guaranteed Bank Facility are guaranteed by Motorola to the extent described under "Description of Other Indebtedness -- Guaranteed Bank Facility." The Motorola Guarantee reimbursement obligations of Iridium to Motorola under the Agreement Regarding Guarantee (as defined) rank pari passu with the Notes and the Initial Senior Notes.

     The Notes are not secured by any asset of any Iridium Party. Accordingly, the Original Notes are, and the Exchange Notes will be, effectively subordinated to any secured obligation of the Iridium Parties, including the Secured Bank Facility, to the extent of the value of the assets securing such obligations. If Iridium becomes insolvent or is liquidated, or if payment under any secured obligation is accelerated, the creditor with respect to any secured obligation would be entitled to exercise the remedies available to a secured creditor under applicable law and pursuant to instruments governing such obligation. Accordingly, such creditors will have a prior claim on the secured assets of Iridium. In any event, because the Notes will not be secured by any of Iridium's assets, it is possible that there would be no assets remaining from which claims of the holders of the Notes could be satisfied or, if any such assets remain, such assets might be insufficient to satisfy such claims fully. See "Description of Notes." Moreover, because Parent has pledged all of its ownership interests in Iridium, a default under the Secured Bank Facility could result in a change of control of Iridium. Although the Notes contain certain provisions regarding a change of control of Iridium, there can be no assurance of the effect such a change of control would have on the Notes. See "Description of Notes -- Change of Control."

     As of April 1, 1998, in addition to the $300 million principal amount of the Original Notes, the Iridium Parties had outstanding (i) approximately $350 million of senior secured Indebtedness pursuant to the Senior Bank Facility and
(ii) approximately $1,085 million of unsecured senior Indebtedness (including the Initial Senior Notes and borrowings of $285 million under the $450 million Guaranteed Bank Facility) ranking pari passu with the Original Notes. In addition, as of April 1,

1998, Iridium had approximately $285 million of Indebtedness that is subordinated to the Original Notes. Iridium expects to incur additional secured Indebtedness permitted by the Indenture, including an aggregate principal amount of $1 billion (inclusive of the existing $350 million) pursuant to the Secured Bank Facility and other senior secured bank financing in order to meet its expected funding requirements through at least year-end 1999, the last year in which Iridium projects negative cash flow and a net increase in year-end borrowings. See "Description of Other Indebtedness." Under the Indenture, Iridium and its subsidiaries will be permitted to incur additional Indebtedness, including Indebtedness secured by assets of Iridium and its subsidiaries. See "Description of Notes -- Certain Covenants -- Limitation on Indebtedness" and "-- Limitation on Liens."

RESTRICTIVE LOAN COVENANTS UNDER OTHER INDEBTEDNESS

     The Guaranteed Bank Facility, the Secured Bank Facility and the indentures relating to the Initial Senior Notes include certain covenants that, among other things, restrict the ability of Iridium and its subsidiaries to: (i) dispose of assets; (ii) incur additional indebtedness; (iii) incur guarantee obligations;
(iv) prepay other indebtedness or amend other debt instruments; (v) pay dividends; (vi) create liens on assets; (vii) make investments, loans or advances; (viii) make acquisitions; (ix) engage in mergers or consolidations;
(x) change the business conducted by Iridium; or (xi) engage in certain transactions with affiliates and otherwise will restrict certain corporate activities. In addition, the Secured Bank Facility contains a total debt capitalization covenant and a covenant to maintain committed or available funding sources through the term of the Secured Bank Facility to meet Iridium's budgeted project costs. There can be no assurance that these requirements will be met in the future. If they are not, the holders of the Indebtedness under the Guaranteed Bank Facility and Secured Bank Facility, or the holders of the Initial Senior Notes, will be entitled to declare such Indebtedness immediately due and payable.

FRAUDULENT TRANSFER CONSIDERATIONS

     Under applicable provisions of the United States Bankruptcy Code or comparable provisions of state fraudulent transfer or conveyance law, if an Issuer or a Guarantor Subsidiary, at the time it issued or guaranteed the Notes,
(i) incurred or guaranteed such indebtedness with the intent to hinder, delay or defraud creditors, or (ii)(a) received less than reasonably equivalent value or fair consideration and (b)(1) was insolvent at the time of such incurrence, (2) were rendered insolvent by reason of such incurrence or guarantee (and the application of the proceeds thereof), (3) was engaged or were about to engage in a business or transaction for which the assets remaining with such Issuer or Guarantor Subsidiary constituted unreasonably small capital to carry on its business, or (4) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature, then, in each such case, a court of competent jurisdiction could void, in whole or in part, the Notes or the applicable Subsidiary Guarantee or, in the alternative, subordinate the Notes or the applicable Subsidiary Guarantee to existing and future indebtedness of that Issuer or Guarantor Subsidiary. The measure of insolvency for purposes of the foregoing would likely vary depending upon the law applied in such case. Generally, however, an Issuer would be considered insolvent if the sum of its debts, including contingent liabilities, were greater than all of its assets at a fair valuation, or if the present fair saleable value of its assets was less than the amount that would be required to pay the probable liabilities on its existing debts, including contingent liabilities, as such debts become absolute and matured. Iridium believes that, for purposes of the United States Bankruptcy Code and state fraudulent transfer or conveyance laws, the Exchange Notes are being issued without the intent to hinder, delay or defraud creditors and for proper purposes and in good faith, and that Iridium will receive reasonably equivalent value or fair consideration therefor, and that after the issuance of the Exchange Notes, Iridium will be solvent, will have sufficient capital for carrying on its businesses and will be able to pay its debts as they mature. However, there can be no assurance that a court passing on such issues would agree with the determination of Iridium.

POSSIBLE UNENFORCEABILITY OF SUBSIDIARY GUARANTIES

     The holders of the Notes will have no direct claim against Guarantor Subsidiaries other than the claim created by the Subsidiary Guaranties, which may themselves be subject to legal challenge in the event of the bankruptcy of a Guarantor Subsidiary. If such a challenge were upheld, the Subsidiary Guarantees would be unenforceable. To the extent that the Subsidiary Guarantees are not enforceable, the rights of holders of the Notes to participate in any distribution of assets of any Guarantor Subsidiary upon liquidation, bankruptcy, reorganization or otherwise may, as is the case with other unsecured creditors of Iridium, be subject to prior claims of creditors of that Guarantor Subsidiary. The Indenture contains covenants that restrict the ability of Iridium's Restricted Subsidiaries to enter into agreements limiting distributions and transfers, including dividends. However, the ability of Iridium's subsidiaries to pay dividends and make other payments may be restricted by, among other things, applicable state corporate laws and regulations or by terms of agreements to which they may become party. See "Description of Notes."

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each holder of the Notes will have the right to require the Issuers to repurchase all or any portion of such holder's Notes at a price equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. The Issuers' failure to purchase the Notes pursuant to an offer to purchase would result in a default under the Indenture. The Guaranteed Bank Facility and the Secured Bank Facility contain, and other future indebtedness of the Issuers may contain, prohibitions of certain events which would constitute a Change of Control or require such indebtedness to be repurchased, repaid or redeemed upon certain events which would constitute a Change of Control. In the event of a Change of Control, there can be no assurance that the Issuers would have sufficient assets to satisfy all of its obligations. Moreover, the exercise by Holders of the right to require the Issuers to repurchase the Notes is likely to cause a default under the Secured Bank Facility, and could cause a default under other Indebtedness of Iridium, even if the Change of Control itself does not. Finally, the Issuers' ability to redeem the Notes may be limited by applicable securities laws. See "Description of Notes -- Change of Control." Moreover, because Parent has pledged all of its ownership interests in Iridium, a default under the Secured Bank Facility could result in a change of control of Iridium. Although the Notes contain certain provisions regarding a change of control of Iridium, there can be no assurance of the effect such a change of control would have on the Notes. See "Description of Notes -- Change of Control."

ABSENCE OF A PUBLIC MARKET

     The Original Notes have not been registered under the Securities Act and are subject to restrictions on transferability and resale. The Original Notes are new securities and there is currently no established market for them. If issued, the Exchange Notes generally will be freely transferable (subject to the restrictions discussed elsewhere herein) but will be new securities for which there initially will be no market. Accordingly, there can be no assurance as to the development or liquidity of any market for the Original Notes or, if issued, the Exchange Notes. The Original Notes are eligible for trading in the PORTAL market. Although the Initial Purchasers have informed the Issuers that they currently intend to make a market in the Notes, they are not obligated to do so and any such market-making, if commenced, may be discontinued at any time without notice in the sole discretion of the Initial Purchasers. In addition, such market making activity may be limited during the pendency of the Exchange Offer or the effectiveness of a shelf registration statement in lieu thereof. Accordingly, there can be no assurance as to the development or liquidity of any market for the Notes and, if issued, the Exchange Notes. If an active public market does not develop, the market price and liquidity of the Notes may be adversely affected. If a trading market develops for the Notes, the future trading prices thereof will depend on many factors including, among other things, Iridium's results of operations, prevailing interest rates, the market for securities with similar terms and the market for securities of other companies in similar businesses. The Issuers do not intend to apply for listing of the Original Notes or, if issued, the Exchange Notes on any national securities exchange or for their quotation through the NNM.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Original Notes who do not exchange their Original Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Original Notes as set forth in the legend thereon as a consequence of the issuance of the Original Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Original Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, or pursuant to an exemption therefrom. Except under certain limited circumstances, the Issuers do not intend to register the Original Notes under the Securities Act. In addition, any holder of Original Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent Original Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Original Notes not tendered could be adversely affected. No holder of an Original Note shall be entitled to receive any Liquidated Damages with respect to such Original Note, if a holder of such Original Note was, at any time while the Exchange Offer was pending, eligible to exchange, and did not validly tender, such Original Note for a freely transferable corresponding Exchange Note in such Exchange Offer. See "The Exchange Offer" and "Exchange and Registration Rights Agreement."

                  OWNERSHIP STRUCTURE AND STRATEGIC INVESTORS

     Iridium, the issuer and a wholly-owned subsidiary of Parent, was formed as a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act (the "Delaware Act") on October 23, 1997. Iridium's purpose is to acquire, own and manage the IRIDIUM System. Capital was formed as a Delaware corporation on June 16, 1997, and other than serving as an Issuer of the Initial Senior Notes and the Notes, does not conduct any business.

     Parent was formed as a limited liability company pursuant to the provisions of the Delaware Act on July 16, 1996. Iridium, Inc., a Delaware corporation and the predecessor of Parent, was formed on June 14, 1991. On July 29, 1996, Iridium, Inc. was merged with and into Parent, with Parent as the surviving entity.

     On December 18, 1997, Iridium entered into an Asset Transfer Agreement with Parent, pursuant to which Parent transferred substantially all of its assets and liabilities to Iridium (the "Asset Drop-Down Transaction"). Unless otherwise specified, references herein to Iridium relating to any action or event prior to the date of the Asset Drop-Down Transaction should be construed as references to Parent, as predecessor of Iridium.

     IWCL was incorporated by Parent as a Bermuda company on December 12, 1996 and has its principal offices at Clarendon House, 2 Church Street, Hamilton, Bermuda. IWCL was formed for the purpose of acting as a member of Parent. IWCL's only asset is its interest in Parent and its only activity is participating in the management of Iridium.

     The following is a chart of Iridium's ownership structure and strategic investors:

 [CHART SETTING FORTH OWNERSHIP OF IRIDIUM LLC, ITS STRATEGIC INVESTORS AND ITS
                                 SUBSIDIARIES]

     The percentage ownership of Parent reflected in the chart above relates to ownership of outstanding Class 1 Interests only. The Parent Board is composed of representatives of its strategic investors. Each director of Parent also is a director of Iridium. Each officer of Parent also is an officer of Iridium, with the same title and authority. Iridium has no directors or officers who are not directors or officers of Parent.

     For additional information on the relationship among IWCL, Parent and Iridium, see "Certain Matters Regarding Relationship Among IWCL, Parent and Iridium." For information regarding the Asset Drop-Down Transaction and the relationship of Parent and Iridium, see "Certain Matters

Regarding Relationship Among IWCL, Parent and Iridium," "-- Asset Drop Down Transaction," "Description of Parent Limited Liability Company Agreement" and "Description of Iridium Operating LLC Limited Liability Company Agreement."

     Capital is a wholly owned subsidiary of Iridium. The Original Notes are, and the Exchange Notes will be, the joint and several obligations of Iridium and Capital, although Iridium received all of the net proceeds of the Original Notes. Capital has no significant assets and does not conduct any operations. IP, a Delaware limited liability company and a wholly owned subsidiary of Iridium, holds the worldwide trademark registrations for Iridium. Roaming, also a Delaware limited liability company and a wholly owned subsidiary of Iridium, is the entity that enters into roaming agreements for ICRS on behalf of Iridium. Facilities, a Delaware corporation, is the entity which will hold certain real property of Iridium. Iridium currently has no subsidiaries other than Capital, Roaming, Facilities and IP.

ASSET DROP-DOWN TRANSACTION

     On December 18, 1997, Parent and Iridium effected the Asset Drop-Down Transaction for the purpose of providing the agent for the Secured Lenders under the Secured Bank Facility with an efficient means for obtaining a security interest in the membership interests in Iridium. See "Description of Other Indebtedness -- Secured Bank Facility." Pursuant to the Asset Transfer Agreement between Parent and Iridium, dated as of December 18, 1997 (the "Asset Transfer Agreement"), substantially all of the assets and liabilities of Parent were transferred to Iridium.

     Assets transferred to Iridium included, without limitation, (i) Parent's right, title and interest in the Space System Contract, the Operations and Maintenance Contract, the Terrestrial Network Development Contract and the Gateway Authorization Agreements, as well as other contracts necessary for the construction and operation of the IRIDIUM System, and (ii) Parent's interest in Capital, Roaming and IP. Liabilities transferred to and assumed by Iridium included, without limitation, Iridium's obligations in respect of all outstanding Initial Senior Notes and the Notes. Pursuant to the indentures relating to the Initial Senior Notes and the Notes, Iridium has been substituted for Parent, and Parent has been released from all obligations under such indentures and the Initial Senior Notes and the Notes. Parent retained its employees and other assets and liabilities necessary to provide management services to Iridium and IWCL, including, without limitation, its employee benefit plans. See "Certain Matters Regarding the Relationship Among IWCL, Parent and Iridium -- Management Services Agreement."

IRIDIUM'S STRATEGIC INVESTORS

     Strategic investors in Parent include market leaders in providing wireless telecommunications services, manufacturing telecommunications equipment and satellite systems and supplying satellite launch services. IWCL and Iridium's strategic investors have collectively invested, or committed to invest, approximately $3.26 billion in Parent, including equity, debt and guarantees, representing approximately 74% of Iridium's projected total funding needs through September 23, 1998, the date on which Iridium expects to commence commercial operations, and approximately 62% of Iridium's projected total funding needs through the end of 1999, the last year in which Iridium expects negative cash flow and a net increase in year-end borrowings. See "Prospectus Summary -- Sources and Uses of Funds by Iridium." Iridium believes that its ability to develop and commercialize the IRIDIUM System and to compete in the highly competitive wireless telecommunications market is greatly enhanced by the technical expertise, regulatory experience, project management skills, distribution capacity and market presence of its strategic investors.

     Parent's strategic investors, which are telecommunications services providers, include such leading companies as Sprint and BCE Mobile Communications Inc. in North America, Telecom Italia and Vebacom in Europe and DDI (Japan), UCOM (Thailand) and SK Telecom in Asia. Motorola, one of the world's leading providers of wireless communications systems and equipment, Iridium Canada Inc. and Sprint Corporation have been allocated the North American gateway service territory, which principally consists of the United States and Canada. Telecom Italia, a leading

European telecommunications company, has been allocated a gateway service territory consisting of countries in Western Europe, including Belgium, Denmark, France, Greece, Italy, Luxembourg, the Netherlands and Switzerland. o.tel.o communications GmbH & Co., a provider of mobile and satellite communications in Germany and an indirect subsidiary of VEBA AG, one of the largest corporations in Germany, has been allocated a gateway service territory consisting of countries in or near Europe, including Austria, Bulgaria, the Czech Republic, Finland, Germany, Hungary, Ireland, Israel, Norway, Poland, Portugal, Romania, Spain, Sweden, Slovakia, Ukraine and the United Kingdom. SK Telecom, a provider of cellular and paging services, has been allocated the gateway service territory consisting of North Korea and South Korea. Pacific Iridium Telecommunications Corporation, a corporation formed by Pacific Electric Wire & Cable Co., Ltd., a leading provider of telecommunications services and equipment, has been allocated a gateway service territory consisting of Taiwan, Indonesia, Brunei, Papua New Guinea and the Philippines. Thai Satellite Telecommunications Co., Ltd., a company formed by UCOM, one of the largest cellular and paging operations in Thailand, has been allocated a gateway service territory consisting of Cambodia, Laos, Malaysia, Singapore, Thailand and Vietnam. Because of the prominence of many of these investors, Iridium believes that such strategic investors have provided significant assistance in the process of seeking regulatory approvals and their assistance will continue to be of great importance. In addition, Iridium expects that these investors will use their existing wireless communications sales and services organizations to market and distribute Iridium World Services and subscriber equipment for use with the IRIDIUM System in their territories, which include their existing base of approximately 33 million wireless subscribers.

     The Parent's investor group also includes organizations with significant satellite development and launch expertise, including Raytheon, a leading developer and manufacturer of electronic systems, equipment and components, Lockheed Martin, a world leader in defense and space system technology and design, Khrunichev, a state-owned aerospace engineering and manufacturing company in Russia, and China Aerospace, a major diversified industrial group. As strategic investors, each has contributed significantly to major subsystems of the space segment of the IRIDIUM System. Lockheed Martin designed and is manufacturing the satellite bus; Raytheon is providing the main mission antennas for the satellites; China Great Wall Industry Corporation, a subsidiary of China Aerospace, has provided launches for the initial deployment of the satellites of the space segment (and additional launches for the maintenance of the space segment); and Khrunichev has provided several launches for the initial deployment of the space segment. In addition, Iridium expects that Motorola and Kyocera, two of the world's leading manufacturers of wireless telephones, will manufacture and sell subscriber equipment for use with the IRIDIUM System. See "Parent's Investors, Number of Class 1 Interests Owned, Percentage Ownership and Principal Gateway Service Territories."

                                USE OF PROCEEDS

     There will be no proceeds to the Issuers from the exchange pursuant to the Exchange Offer. Iridium will pay the expenses of the Exchange Offer, estimated to be approximately $400,000. The net proceeds to Parent from the Original Offering were approximately $293 million. Approximately $205 million of such net proceeds were used to permanently reduce the Guaranteed Bank Facility to $450 million (which correspondingly reduced the Motorola Guarantee) and the remaining $88 million of such net proceeds were used primarily for milestone payments under the Space System Contract and the Terrestrial Network Development Contract and to a lesser extent for other general corporate purposes. Prior to such uses, Parent repaid amounts outstanding under the revolving Guaranteed Bank Facility and invested the remainder in short-term investment grade debt securities. See "Prospectus Summary -- Sources and Uses of Funds by Iridium." For a discussion of the term of, and the interest rates applicable to, the Guaranteed Bank Facility, see "Description of Other Indebtedness -- Guaranteed Bank Facility."

                                 CAPITALIZATION

     The following table sets forth the capitalization of Iridium as of December 31, 1997. Iridium is the successor to Parent. On December 18, 1997, pursuant to the Asset Drop-Down Transaction, Parent transferred substantially all of its assets and liabilities to Iridium. See "Parent's Ownership Structure and Strategic Investors -- Asset Drop-Down Transaction."

                                                                 DECEMBER 31, 1997
                                                              -----------------------
                                                              (DOLLARS IN THOUSANDS)
Secured Bank Facility.......................................        $  350,000
Guaranteed Bank Facility....................................           210,000
13% Senior Notes due 2005, Series A.........................           276,439(1)
14% Senior Notes due 2005, Series B.........................           477,849(1)
11 1/4% Senior Notes due 2005, Series C.....................           300,000(2)
14 1/2% Senior Subordinated Notes due to Parent's Members in
  2006......................................................           273,302

Member's Interest...........................................         2,059,421
Deficit accumulated during the development stage............          (427,241)
Adjustment for minimum pension liability....................              (643)
                                                                    ----------
          Total member's equity.............................         1,631,537
                                                                    ----------
          Total capitalization..............................        $3,519,127
                                                                    ==========

---------------
(1) The Series A Notes will accrete to a value of $300 million at maturity and the Series B Notes will accrete to a value of $500 million at maturity.

(2) Represents the aggregate principal amount of the Original Notes.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     The Original Notes were originally issued and sold on October 17, 1997. Such sales were not registered under the Securities Act in reliance upon the exemptions provided by Section 4(2), Rule 144A and Regulation S of the Securities Act. Pursuant to an Exchange and Registration Rights Agreement entered into in connection with the sale of the Original Notes, the Iridium Parties have agreed to file with the Commission a registration statement (an "Exchange Offer Registration Statement") relating to an exchange offer (a "Registered Exchange Offer") pursuant to which other series of notes of the Issuers (the Exchange Notes) would (i) be covered by such Exchange Offer Registration Statement, (ii) contain terms which are identical in all material respects to the terms of the respective Original Notes, except as set forth in this Prospectus, and (iii) be offered in exchange for Original Notes tendered at the option of the holders thereof. The Registration Statement of which this Prospectus is a part is an Exchange Offer Registration Statement within the meaning of the Exchange and Registration Rights Agreement, and the Exchange Offer constitutes a Registered Exchange Offer within the meaning of the Exchange and Registration Rights Agreement. The sole purpose of the Exchange Offer is to fulfill the obligations of the Iridium Parties with respect to the Exchange and Registration Rights Agreement. See "Exchange and Registration Rights Agreement."

     If (i) because of any change in law or applicable interpretations thereof by the Commission, the Issuers determine upon the advice of their outside counsel that they are not permitted to effect the Exchange Offer as contemplated by the Exchange and Registration Rights Agreement, (ii) any Original Notes validly tendered pursuant to the Exchange Offer are not exchanged for Exchange Notes within 30 days after the commencement of the Exchange Offer, (iii) either Chase Securities Inc. or Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Initial Purchasers of the Original Notes so requests within 90 days after the consummation of the Exchange Offer with respect to Original Notes that were not eligible to be exchanged for Exchange Notes in the Exchange Offer and are then held by it following the consummation of the Exchange Offer, (iv) any applicable law or interpretations do not permit any holder of Original Notes to participate in the Exchange Offer, (v) any holder of an Original Note that participates in the Exchange Offer notifies Iridium within 20 business days after the consummation of the Exchange Offer that it did not receive freely transferable Exchange Notes in exchange for validly tendered Original Notes or (vi) the Issuers so elect, then the Iridium Parties will use their reasonable efforts to file as promptly as practicable with the Commission a shelf registration statement (the "Shelf Registration Statement") on the terms set forth in the Exchange and Registration Rights Agreement to cover resales of Transfer Restricted Securities (as defined) from time to time by such holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement and who agree in writing to be bound by all provisions of the Exchange and Registration Rights Agreement (including certain indemnification obligations). For purposes of the foregoing, "Transfer Restricted Securities" means each Original Note until (i) the date of which such Original Note has been exchanged for a freely transferable corresponding Exchange Note in the Exchange Offer, (ii) the date on which such Original Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement, or (iii) the date on which such Original Note is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k) under the Securities Act. In the event that (i) the Iridium Parties have failed to file the Exchange Offer Registration Statement or, if applicable, the Shelf Registration Statement, (ii) the Exchange Offer Registration Statement, or, if applicable, the Shelf Registration Statement, has not been declared effective by the Commission, or (iii) the Exchange Offer has not been consummated or the Exchange Offer Registration Statement or the Shelf Registration Statement ceases to remain effective or usable, in each case within specified time periods, the Iridium Parties will be obligated to pay Liquidated Damages with respect to certain remaining Transfer Restricted Securities. See "Exchange and Registration Rights Agreement."

TERMS OF THE EXCHANGE

     The Issuers hereby offer to exchange, upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal accompanying this Prospectus (the "Letter of Transmittal") $1,000 in principal amount of Exchange Notes for each $1,000 in principal amount of Original Notes. The terms of the Exchange Notes are identical in all material respects to the terms of the Original Notes for which they may be exchanged pursuant to this Exchange Offer, except that the Exchange Notes will generally be freely transferable by holders thereof. The holders of the Exchange Notes (as well as remaining holders of any Original Notes (except in the limited case of any obligation relating to a Shelf Registration Statement, as discussed above)) will not be entitled to exchange or registration rights under the Exchange and Registration Rights Agreement. See "Exchange and Registration Rights Agreement." The Exchange Notes will evidence the same debt as the Original Notes and will be entitled to the benefits of the Indenture pursuant to which such Notes were issued. See "Description of Notes."

     The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered for exchange.

     Based on interpretations by the Commission set forth in no-action letters issued to third parties, the Issuers believe that Exchange Notes issued pursuant to the Exchange Offer in exchange for the Original Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an "affiliate" of an Iridium Party within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired such Original Notes directly from an Iridium Party or (iii) broker-dealers who acquired such Original Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes. Each holder of the Original Notes wishing to accept the Exchange Offer must represent to the Iridium Parties in the Letter of Transmittal (i) that Exchange Notes will be acquired in the ordinary course of such holder's business; (ii) that such holder has no arrangement or understanding to distribute the Exchange Notes and (iii) that such holder is not an affiliate of an Iridium Party. Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging, and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuers have agreed that they will make this Prospectus available to be used in connection with any such resale by all persons subject to the prospectus delivery requirements of the Securities Act for such period of time as such persons must comply with such requirements in order to resell Exchange Notes; provided that (i) in the case where such prospectus and any amendment or supplement thereto must be delivered by a broker-dealer receiving Exchange Notes in exchange for Original Notes acquired for its own account as a result of market-making activities or other trading activities (an "Exchanging Dealer"), such period shall be the lesser of 180 days and the date on which all Exchanging Dealers have sold all Exchange Notes held by them and (ii) the Issuers shall make such prospectus and any amendment or supplement thereto available to any broker-dealer for use in connection with any resale of any Exchange Notes for a period of not less than 90 days after the consummation of the Exchange Offer. Any holder that cannot rely upon such interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     Tendering holders of Original Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Original Notes pursuant to the Exchange Offer.

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS


     The Exchange Offer expires on the Expiration Date. The term "Expiration Date" means 5:00 p.m., New York City time, on May 29, 1998, unless the Issuers in their sole discretion extend the period during which the Exchange Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Exchange Offer, as so extended by the Issuers, expires. The Issuers reserve the right to extend the Exchange Offer at any time and from time to time prior to the Expiration Date by giving written notice to State Street Bank and Trust Company (the "Exchange Agent") and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Original Notes previously tendered pursuant to the Exchange Offer will remain subject to the Exchange Offer.


     The initial Exchange Date will be the first business day following the Expiration Date. The Issuers expressly reserve the right to (i) terminate the Exchange Offer and not accept for exchange any Original Notes for any reason, including if any of the events set forth below under "-- Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Issuers and (ii) amend the terms of the Exchange Offer in any manner, whether before or after any tender of the Original Notes. If any such termination or amendment occurs, the Issuers will notify the Exchange Agent in writing and will either issue a press release or give written notice to the holders of the Original Notes as promptly as practicable. Unless the Issuers terminate the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date, the Issuers will exchange the Exchange Notes for the Original Notes on the Exchange Date.

     If the Issuers waive any material condition to the Exchange Offer, or amend the Exchange Offer in any other material respect, and if at the time that notice of such waiver or amendment is first published, sent or given to holders of Original Notes in the manner specified above, the Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the fifth business day from, and including, the date that such notice is first so published, sent or given, then the Exchange Offer will be extended until the expiration of such period of five business days.

     This Prospectus and the related Letter of Transmittal and other relevant materials will be mailed by the Issuers to record holders of Original Notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of Original Notes.

HOW TO TENDER

     The tender to the Issuers of Original Notes by a holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such holder and the Issuers in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     General Procedures. Except as set forth below, in order for Original Notes to be validly tendered pursuant to the Exchange Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry tender, an Agent's Message (as defined) in lieu of the Letter of Transmittal, and any other required documents, must be received by the Exchange Agent at its address set forth on the back cover of this Prospectus and either (i) tendered Original Notes must be received by the Exchange Agent, (ii) such Original Notes must be tendered pursuant to the procedures for book-entry transfer set forth below and a book-entry confirmation, including an Agent's Message if the tendering holder has not delivered a Letter of Transmittal, must be received by the Exchange Agent, in each case on or prior to the Expiration Date, or (iii) the guaranteed delivery procedures set forth below must be complied with. The term "book-entry confirmation" means a timely confirmation of a book-entry transfer of Original Notes into the Exchange Agent's account of DTC. The term "Agent's Message" means a message, transmitted by DTC to and received by the Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal (including the representations contained therein) and that the Iridium Parties may enforce the Letter of Transmittal against such participant.

     If tendered Original Notes are registered in the name of the signer of the Letter of Transmittal and the Exchange Notes to be issued in exchange therefor are to be issued (and any untendered Original Notes are to be reissued) in the name of the registered holder, the signature of such signer need not be guaranteed. In any other case, the tendered Original Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Issuers and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a firm (an "Eligible Institution") that is a member of a recognized signature guarantee medallion program (an "Eligible Program") within the meaning of Rule 17Ad-15 under the Exchange Act. If the Exchange Notes and/or Original Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Original Notes, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     Any beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Original Notes should contact such holder promptly and instruct such holder to tender Original Notes on such beneficial owner's behalf. If such beneficial owner wishes to tender such Original Notes himself or herself, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering such Original Notes, either make appropriate arrangements to register ownership of the Original Notes in such beneficial owner's name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

     Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

     Book-Entry Transfer. The Exchange Agent will establish an account with respect to the Original Notes at The Depository Trust Company ("DTC") for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in DTC's book-entry transfer facility system may make a book-entry delivery of the Original Notes by causing DTC to transfer such Original Notes into the Exchange Agent's account at DTC in accordance with DTC's Authorized Tender Offer Program ("ATOP") procedures for transfers. Such holder of Original Notes using ATOP should transmit its acceptance on DTC on or prior to the Expiration Date (or comply with the guaranteed delivery procedures set forth below). DTC will verify such acceptance, execute a book-entry transfer of the tendered Original Notes into the Exchange Agent's account at DTC and then send to the Exchange Agent confirmation of such book-entry transfer, including an Agent's Message confirming that DTC has received an express acknowledgment from such holder that such holder has received and agrees to be bound by the Letter of Transmittal and that the Iridium Parties may enforce the Letter of Transmittal against such holder.

     THE METHOD OF DELIVERY OF ORIGINAL NOTES AND ALL OTHER DOCUMENTS IS AT ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, PROPER INSURANCE BE OBTAINED, AND THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE.

     Guaranteed Delivery Procedures. If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Original Notes to reach the Exchange Agent before the

Expiration Date, a tender may be effected if the Exchange Agent has received at its office listed on the back cover hereof on or prior to the Expiration Date a letter or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the Original Notes are registered and, if possible, the certificate numbers of the Original Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within five trading days after the date of execution of such letter or facsimile transmission by the Eligible Institution, the Original Notes, in proper form for transfer, will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Original Notes being tendered by the above-described method (or a timely book-entry confirmation) are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Issuers may, at their option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are being delivered with this Prospectus and the related Letter of Transmittal.

     A tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Original Notes (or a timely book-entry confirmation) is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Original Notes tendered pursuant to a Notice of Guaranteed Delivery or letter or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Original Notes (or a timely book-entry confirmation).

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Original Notes will be determined by the Issuers, whose determination will be final and binding. The Issuers reserve the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of counsel to the Issuers, be unlawful. The Issuers also reserve the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. None of the Issuers, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or shall incur any liability for failure to give any such notification. The Issuers' interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

     The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

     The party tendering Original Notes for exchange (the "Transferor") exchanges, assigns and transfers the Original Notes to the Issuers and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Original Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Original Notes and to acquire Exchange Notes issuable upon the exchange of such tendered Original Notes, and that, when the same are accepted for exchange, the Issuers will acquire good and unencumbered title to the tendered Original Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Issuers to be necessary or desirable to complete the exchange, assignment and transfer of tendered Original Notes. The Transferor further agrees that acceptance of any tendered Original Notes by the Issuers and the issuance of Exchange Notes in exchange therefor shall constitute performance in full by the Iridium Parties of their obligations under the Exchange and Registration Rights Agreement and that the Iridium Parties shall have no further obligations or liabilities thereunder (except in certain limited circumstances). All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

     By tendering Original Notes, the Transferor certifies (i) that it is not an "affiliate" of any of the Iridium Parties within the meaning of Rule 405 under the Securities Act, that it is acquiring the Exchange Notes offered hereby in the ordinary course of such Transferor's business, that such Transferor has no arrangement with any person to participate in the distribution of such Exchange Notes and, if not a broker-dealer, the Transferor is not engaged in a distribution of the Exchange Notes or (ii) that it is an "affiliate" (as so defined) of an Iridium Party or of the Initial Purchasers and that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable to it, including (absent an exemption) that resales be made pursuant to an effective registration statement that includes the selling security holder information required by Item 507 of Regulation S-K.

     Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

WITHDRAWAL RIGHTS

     Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth on the back cover of this Prospectus. Any such notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered Original Notes to be withdrawn, the certificate numbers of Original Notes to be withdrawn, the principal amount of Original Notes to be withdrawn (which must be an authorized denomination), a statement that such holder is withdrawing his election to have such Original Notes exchanged, and the name of the registered holder of such Original Notes, and must be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Issuers that the person withdrawing the tender has succeeded to the beneficial ownership of the Original Notes being withdrawn. The Exchange Agent will return the properly withdrawn Original Notes promptly following receipt of notice of withdrawal. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by the Issuers, and such determination will be final and binding on all parties.

ACCEPTANCE OF ORIGINAL NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

     Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Original Notes validly tendered and not withdrawn and the issuance of the Exchange Notes will be made on the Exchange Date. For the purposes of the Exchange Offer, the Issuers shall be deemed to have accepted for exchange validly tendered Original Notes when, as and if an Issuer has given written notice thereof to the Exchange Agent.

     The Exchange Agent will act as agent for the tendering holders of Original Notes for the purposes of receiving Exchange Notes from the Issuers and causing the Original Notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the Exchange Offer, delivery of Exchange Notes to be issued in exchange for accepted Original Notes will be made by the Exchange Agent promptly after acceptance of the tendered Original Notes. Original Notes not accepted for exchange by the Issuers will be returned without expense to the tendering holders (or in the case of Original Notes tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the procedures described above, such non-exchanged Original Notes will be credited to an account maintained with DTC promptly following the Expiration
Date) or, if the Issuers terminate the Exchange Offer prior to the Expiration Date, promptly after the Exchange Offer is so terminated.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, no Iridium Party will be required to issue or guarantee Exchange Notes in respect of any properly tendered Original Notes not previously accepted and may terminate the Exchange Offer (by oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service) or, at its option, modify or otherwise amend the Exchange Offer, if (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer,
(ii) assessing or seeking any damages as a result thereof, or (iii) resulting in a material delay in the ability of the Issuers to accept for exchange or exchange some or all of the Original Notes pursuant to the Exchange Offer; (b) any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of the Issuers might directly or indirectly result in any of the consequences referred to in clauses
(a)(i) or (ii) above or, in the sole judgment of the Issuers, might result in the holders of Exchange Notes having obligations with respect to resales and transfers of Exchange Notes which are greater than those described in the interpretations of the Commission referred to in this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or (c) a material adverse change shall have occurred in the business, condition (financial or otherwise), operations, or prospects of the Issuers.

     The foregoing conditions are for the sole benefit of the Iridium Parties and may be asserted by any of them with respect to all or any portion of the Exchange Offer regardless of the circumstances (including any action or inaction by any Iridium Party) giving rise to such condition or may be waived by the Issuers in whole or in part at any time or from time to time in their sole discretion. The failure by the Issuers at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. In addition, the Issuers have reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to terminate or amend the Exchange Offer.

     Any determination by the Issuers concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

     In addition, the Issuers will not accept for exchange any Original Notes tendered and no Exchange Notes will be issued in exchange for any such Original Notes, if at such time any stop order shall be threatened or in effect with respect to (i) the registration statement of which this Prospectus constitutes a part or (ii) qualification under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act") of the applicable Indenture pursuant to which such Original Notes were issued.

EXCHANGE AGENT

     State Street Bank and Trust Company has been appointed as the Exchange Agent for the Exchange Offer. Letters of Transmittal must be addressed to the Exchange Agent at its address set forth on the back cover page of this Prospectus.

     Delivery to an address other than as set forth herein, or transmissions of instructions via a facsimile number other than the ones set forth herein, will not constitute a valid delivery.

SOLICITATION OF TENDERS; EXPENSES

     The Iridium Parties have not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. The Iridium Parties will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. The Iridium Parties will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. The expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent and printing, accounting and legal fees, will be paid by Iridium and are estimated at approximately $400,000.

     No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by any Iridium Party. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of any Iridium Party since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Original Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Issuers may, at their discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Original Notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Issuers by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

APPRAISAL RIGHTS

     Holders of Original Notes will not have dissenters' rights or appraisal rights in connection with the Exchange Offer.

FEDERAL INCOME TAX CONSEQUENCES

     The exchange of Original Notes for Exchange Notes by holders should not be a taxable exchange for Federal income tax purposes, and holders should not recognize any taxable gain or loss or any interest income as a result of such exchange.

OTHER

     Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Original Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     As a result of the making of, and upon acceptance for exchange of all validly tendered Original Notes pursuant to the terms of this Exchange Offer, the Iridium Parties will have fulfilled a covenant contained in the terms of the Exchange and Registration Rights Agreement. Holders of the Original Notes who do not tender their certificates in the Exchange Offer will continue to hold such certificates and will be entitled to all the rights, and limitations applicable thereto, under the Indenture pursuant to which such Original Notes were issued. Except in limited circumstances relating to rights to request a Shelf Registration Statement, as discussed above, the exchange and registration rights, and the right to receive Liquidated Damages, pursuant to the Exchange and Registration Rights Agreement will cease to have further effect as a result of the consummation of this Exchange Offer. See "Exchange and Registration Rights Agreement." All untendered Original Notes will continue to be subject to the restriction on transfer set forth in the Indenture pursuant to which such Original Notes were issued. To the extent that Original Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Original Notes could be adversely affected. See "Risk Factors -- Consequences of Failure to Exchange."

     The Issuers may in the future seek to acquire untendered Original Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Issuers have no present plan to acquire any Original Notes which are not tendered in the Exchange Offer.

                            SELECTED FINANCIAL DATA

     The following selected financial data of Iridium has been derived from the consolidated financial statements of Iridium, and of the predecessor of Iridium prior to July 29, 1993 (the "Initial Capital Contribution Date"), as of December 31, 1993, 1994, 1995, 1996 and 1997 and for the period January 1, 1993 to July
28, 1993 and the period July 29, 1993 to December 31, 1993, and the years ended December 31, 1994, 1995, 1996 and 1997, which have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The selected financial data set forth below should be read in conjunction with "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Iridium and notes thereto included herein. On December 18, 1997, Parent transferred substantially all of its assets and liabilities to Iridium pursuant to the Asset Transfer Agreement between Parent and Iridium. See "Ownership Structure and Strategic Investors -- Asset Drop-Down Transaction."

                                                         PERIOD PRIOR TO
                                                         INITIAL CAPITAL
                                                          CONTRIBUTION                   PERIODS FOLLOWING INITIAL
                                                             DATE(1)                     CAPITAL CONTRIBUTION DATE
                                                         ---------------   ------------------------------------------------------
                                                          JAN. 1, 1993     JULY 29, 1993            YEAR ENDED DEC. 31,
                                                               TO               TO         --------------------------------------
                                                          JULY 28, 1993    DEC. 31, 1993    1994      1995      1996       1997
                                                         ---------------   -------------   -------   -------   -------   --------
                                                                 (DOLLARS IN THOUSANDS EXCEPT PER CLASS 1 INTEREST DATA)
CONSOLIDATED STATEMENT OF LOSS DATA:
  Revenues(2)..........................................      $   --           $   --       $    --   $    --   $    --   $     --
  Sales, general and administrative....................       5,309            7,141        17,561    27,187    71,404    296,446
  Interest income......................................          --              390         4,252     5,226     2,395      3,045
  Provision for income taxes...........................          --              173         1,525     1,684     4,589         --
                                                             ------           ------       -------   -------   -------   --------
  Net loss.............................................      $5,309           $6,924       $14,834   $23,645   $73,598   $293,401
                                                             ======           ======       =======   =======   =======   ========
OTHER DATA(3):
  Ratio of earnings to fixed charges(4)................          --               --            --        --        --         --
  Deficiency of earnings to cover fixed charges........      $5,309           $6,751       $13,309   $21,961   $97,136   $457,148

                                                                                     DECEMBER 31,
                                                              ----------------------------------------------------------
                                                                1993       1994        1995         1996         1997
                                                              --------   --------   ----------   ----------   ----------
                                                                                (DOLLARS IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents.................................  $ 23,496   $202,391   $   51,332   $    1,889   $    5,940
  Restricted cash...........................................        --         --           --           --      350,220(5)
  System under construction.................................   275,000    646,000    1,448,000    2,376,884    1,625,054
  Property and equipment, net...............................       320      1,522        1,264        2,065    1,526,326
  Total assets..............................................   299,886    851,809    1,505,383    2,434,081    3,642,587
  Long-term debt............................................        --         --           --      735,904    1,537,590(6)
  Total members' equity (deficit)...........................  $294,308   $795,813   $1,404,610   $1,572,029   $1,631,537

---------------

(1) These amounts reflect certain costs incurred by Motorola prior to July 29, 1993, which were reimbursed by Iridium.

(2) Iridium is a development stage company and accordingly has no revenue for the periods presented.

(3) For purposes of determining the ratio of earnings to fixed charges, and the deficiency of earnings to cover fixed charges, "earnings" includes pre-tax income (loss) adjusted for fixed charges. "Fixed charges" consists of interest capitalized and that portion of operating lease rental expense (deemed to be one-third of rental expense) representative of interest.

(4) The ratios of earnings to fixed charges are not presented for each of 1993, 1994, 1995, 1996 and 1997 because earnings were inadequate to cover fixed charges by approximately $12,060,000, $13,309,000, $21,961,000, $97,136,000
    and $457,148,000, respectively.

(5) Restricted cash consists of the first stage of borrowings under the Secured Bank Facility. The funds were restricted subject to Iridium meeting certain milestones. Iridium successfully met the conditions for use of the first stage of borrowings ($350 million) in January 1998, and such funds were released.

(6) Does not include the $350 million of outstanding borrowings under The Secured Bank Facility. See note (5) above.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Iridium is currently devoting its entire efforts to commercializing and establishing the IRIDIUM System. As such, Iridium's current principal activities relate to managing the design, construction and development of the system and preparing for its day-to-day operations. See "Business" and Iridium's consolidated financial statements and notes thereto included elsewhere in this Prospectus.

     On December 18, 1997, pursuant to the Asset Drop-Down Transaction, Parent transferred substantially all of its assets and liabilities to Iridium. Currently, Parent has no significant operations other than its management of Iridium. Accordingly, the discussion below relates to Parent on an historical basis (prior to December 18, 1997) and Iridium, as successor to Parent, from December 18, 1997 forward. Unless otherwise specified, references to Iridium relating to any action or event prior to the date of the Asset Drop-Down Transaction should be construed as references to Parent, as predecessor of Iridium. See "Parent's Ownership Structure and Strategic Investors -- Asset Drop-Down Transaction." Each of Roaming, IP, Facilities and Capital is a wholly owned subsidiary of Iridium. Each of Roaming, IP, Facilities and Capital has no significant assets and does not conduct any significant operations.

LIQUIDITY AND CAPITAL RESOURCES

  Funding Requirements

     Iridium expects to commence commercial operations on September 23, 1998. Iridium currently estimates aggregate cash funding requirements from the commencement of development (June 1991) through the anticipated commencement of commercial operations will be approximately $4.4 billion. At year end 1996 and 1997, Iridium had expended approximately $2.40 billion (or 55%) and approximately $3.42 billion (or 78%) of such $4.4 billion estimate. Iridium estimates aggregate cash funding requirements of approximately $5.3 billion (net of assumed revenues following commencement of commercial operations) through year-end 1999, the last year in which Iridium projects negative cash flow and a net increase in year-end borrowings. At year end 1996 and 1997, Iridium had expended, since inception, approximately $2.40 billion (or 45%) and approximately $3.42 billion (or 65%) of such $5.3 billion estimate. While Iridium has raised sufficient funds to meet its expected pre-commercial operations project costs, Iridium expects to require substantial additional funding after commencement of operations. See "Sources and Uses of Funds by Iridium." These projections of aggregate funding needs are forward looking and could vary, perhaps substantially, from actual results due to events outside the control of Iridium, including without limitation unforseen construction, systems integration or regulatory delays, launch failures and lower than anticipated customer demand. See "Risk Factors -- Risk of Error in Forward Looking Statements." " -- Potential for Delay and Cost Overruns," and " -- Satellite Launch Risks -- Impact of Excusable Delays."

     With respect to the IRIDIUM System, Iridium and Motorola are parties to (i) the Space System Contract for the design, development, production and delivery in orbit of the space segment, (ii) the Operations and Maintenance Contract to provide day-to-day management of the space segment after deployment and to monitor, upgrade and replace hardware and software of the space segment as necessary to maintain performance specifications and (iii) the Terrestrial Network Development Contract to design the gateway hardware and software. Substantially all of the initial capital raised by Iridium is being used and will continue to be used to make payments to Motorola under the Space System Contract and, to a lesser extent, the Terrestrial Network Development Contract. The Space System Contract provides for a fixed price of $3.45 billion (subject to certain adjustments), scheduled to be paid by Iridium to Motorola over approximately a five-year period for completion of milestones under the contract. Payments under the Operations and Maintenance Contract will be payable quarterly and are expected to aggregate approximately $2.88 billion over such contract's initial five-year term (assuming commencement of commercial operations on September 23, 1998 and no excusable delays), in addition to the cost of certain spare satellites at the completion of the contract. The payments increase each year, ranging from quarterly payments of $129.4 million in 1998 to $157.4 million in 2003 to $171.4 million in 2005. If Iridium exercises its option to extend the Operations and Maintenance Contract for an additional two years, the payments due for that two-year extension are expected to aggregate approximately $1.33 billion (assuming commencement of commercial operations on September 23, 1998 and no excusable delays). The Terrestrial Network Development Contract provides for payments aggregating approximately $284 million. As a result of technological developments, changes in the product mix of Iridium's service offerings, and scheduling adjustments, including the implementation of Iridium World Cellular Services into Iridium's service offerings, there have been, and Iridium anticipates there will be, amendments and interpretations of the Space System Contract, the Terrestrial Network Development Contract and the Operations and Maintenance Contract and other agreements and letters with Motorola, which may increase the total costs of these contracts. While Iridium's estimate of the cost of anticipated amendments is reflected in Iridium's estimates of its funding requirements, there can be no assurance that any such amendments and interpretations will not affect the price and terms of those agreements in a manner not reflected in Iridium's funding estimates. See "Risk Factors -- Risks Associated with Principal Supply Contracts -- Amendments to Principal Contracts."

     Through March 1, 1998, Parent has incurred expenditures totaling $2.96 billion to Motorola under the Space System Contract in respect of completed milestones and expenditures totaling $145 million under the Terrestrial Network Development Contract. Based on estimates and the planned schedule as of March 1, 1998, Iridium's expected future cash requirements by year under the contracts through December 31, 1999 are approximately as follows:

                                                              1998      1999
                                                             ------    ------
                                                              (IN MILLIONS)
Space System Contract....................................     $489      $ --
Terrestrial Network Development Contract.................       89        63
Operations and Maintenance Contract......................      129       537

     Iridium will also require funds for working capital, business software development, interest on anticipated borrowings, financing costs and operating expenses until some time after the commencement of commercial operations. See "Prospectus Summary -- Sources and Uses of Funds by Iridium." Iridium's interest expense will increase significantly as a result of its financing plan. Prior the receipt of revenue from commercial operations, Iridium expects to service its interest expense, including interest on the Notes and the Initial Senior Notes out of available cash and borrowings. From approximately the time of commencement of commercial operations through approximately year-end 1999 (the last year in which Iridium projects negative cash flow and a net increase in year-end borrowings) Iridium expects to service its interest expense partly from available cash and borrowings and partly from revenues from operations. During commercialization, Iridium will be required to make payments to Motorola under the Operations and Maintenance Contract. After December 31, 1999, Iridium's obligations relating to the Operations and Maintenance Contract and funds needed for working capital, capital expenditures and debt service are anticipated to be funded through operations.

  Sources of Funding

     As of March 1, 1998, Iridium had indirectly received $1.940 billion from equity investments in the Parent and has the right to receive $49 million due from SPI pursuant to the terms of a definitive purchase agreement. At April 1, 1998, Iridium's Indebtedness equaled approximately $2.0 billion, including $1.1 billion in aggregate principal amount of Original Notes and Initial Senior Notes, approximately $285 million of borrowings under the $450 million Guaranteed Bank Facility (reduced from $750 million with a portion of the net proceeds of the Initial Senior Notes and the Original Notes) and approximately $350 million of borrowings under the $1 billion Secured Bank Facility.

     Borrowings under the Guaranteed Bank Facility are guaranteed by Motorola. Depending on market conditions, Iridium may make additional senior note offerings in order to further reduce the Guaranteed Bank Facility or for other purposes. Pursuant to the Motorola MOU, however, Motorola has conditionally agreed that, after giving effect to all permanent reductions in the Guaranteed Bank Facility resulting from senior note offerings, Motorola will guarantee up to $350 million of additional Indebtedness (including principal and interest) under the Guaranteed Bank Facility or another credit facility on identical terms (the "Motorola Additional Guarantee"), provided that borrowings under such additional Indebtedness are made on or prior to February 28, 1999. Borrowings under the Guaranteed Bank Facility mature on June 30, 1999. Pursuant to the Motorola MOU, Motorola agreed to extend the Motorola Guarantee (including the Motorola Additional Guarantee, if committed) until after the Stated Maturity of the Initial Senior Notes (which is the same date as the Stated Maturity of the Notes), if the Guaranteed Bank Facility is so extended. Iridium believes it would be able to increase the Guaranteed Bank Facility if it so requests. There can be no assurance, however, that the bank lenders will agree to increase the amount of the Guaranteed Bank Facility or to extend the term of the Guaranteed Bank Facility if so requested by Iridium, or that any such other identical credit facility would be available. See "Description of Other Indebtedness" and "Certain Relationships and Related Transactions of Iridium -- Motorola Related Matters."

     Iridium has entered into a Credit Agreement with Chase Securities Inc., The Chase Manhattan Bank, Barclays Bank PLC and Barclays Capital, the investment banking division of Barclays Bank PLC, and a syndicate of lenders (the "Secured Lenders") for a senior bank facility in a principal amount of $1 billion (the "Secured Bank Facility"). As of April 1, 1998, Iridium had drawn $350 million under the Secured Bank Facility. The Secured Bank Facility is secured by substantially all of Iridium's assets. The Secured Bank Facility is further secured by the Reserve Capital Call (as defined) and all of the membership interests in Iridium. In addition, each of Iridium's subsidiaries has guaranteed Iridium's obligations thereunder. The availability of additional amounts under the Secured Bank Facility is subject to significant conditions, including technical conditions relating to the IRIDIUM System, conditions relating to regulatory approvals and conditions relating to other financing sources. $250 million of the Secured Bank Facility is not available prior to the defined commercial activation date. Borrowings under the Secured Bank Facility mature on September 30, 1998, subject to Iridium's right to extend such maturity until up to June 30, 1999 if it can demonstrate by July 1, 1998 that it has sufficient available or committed financing for its budgeted project costs through such extended maturity. See "Description of Other Indebtedness." Assuming approximately $445 million of borrowings under the Guaranteed Bank Facility and $715 million under the Secured Bank Facility, Iridium expects to have sufficient cash to meet its anticipated funding requirements through September 23, 1998, the date on which Iridium expects to commence commercial operations. Iridium expects to seek other senior secured bank financing in order to meet its expected funding requirements through at least year-end 1999, the last year in which Iridium projects negative cash flow and a net increase in year-end borrowings.

     Additional financing may also need to be obtained through the issuance of equity or debt securities in the public or private markets. The availability and terms of any such financing are uncertain and are dependent, in part, on market conditions existing at the time of any proposed financing. Iridium's estimated funding requirements will increase, perhaps substantially, in the event of unexpected cost increases or schedule delays. Additional equity financing, if pursued, may be raised either privately from strategic or financial investors, or through additional public offerings. Depending on market conditions, Iridium may make additional senior note offerings.

     In connection with the establishment of the Secured Bank Facility, the bank lenders required that the membership interests in Parent, or any company to which all or substantially all of Parent's assets were transferred, be pledged as security under the Secured Bank Facility. In connection with granting such security interest, Parent entered into the Asset Drop-Down Transaction with Iridium, whereby substantially all of the assets and liabilities of Parent were transferred to Iridium. Parent has pledged all of the membership interests in Iridium to the bank lenders in connection with the

Secured Bank Facility. See "Parent's Ownership Structure and Strategic Investors -- Asset Drop-Down Transaction."

     As a result of Iridium's outstanding debt and the expected incurrence of significant additional indebtedness required to meet its capital requirements, Iridium will have substantial indebtedness. Iridium's ability to meet all of its debt service obligations when due will require it to generate significant cash flow from operations or, if necessary, make additional borrowings to refinance its outstanding indebtedness. No assurance can be made that Iridium will be able to generate sufficient cash flow to meet its debt service obligations or will be able to refinance indebtedness. In addition, the debt instruments governing future indebtedness are likely to contain restrictions on, among other things, the incurrence of indebtedness, the granting of liens and the payment of cash dividends. See "Risk Factors -- Significant Additional Funding Needs," "-- Risk of Highly Leveraged Capital Structure."

OPERATIONS

     Iridium is a development stage company and, as such, will not generate any revenues from operations until the IRIDIUM System is constructed and deployed, and commercial operations commence, which is currently anticipated to be in September 1998. From the commencement of development (June 1991) through year-end 1997, Iridium had expended approximately $3.42 billion on the development, construction and commercialization of the IRIDIUM System, representing 78% of Iridium's estimate of its cash funding requirements through the anticipated commencement of commercial operations (September 23, 1998) and 65% of Iridium's estimate of its cash funding requirements (net of assumed revenues following commencement of commercial operations) through year-end 1999, the last year in which Iridium projects negative cash flow and a net increase in year-end borrowings.

     To date, Iridium's only source of income has been interest income on the cash and investment balances from the proceeds of equity commitments in Parent, which amounted to approximately $15.3 million from the Initial Capital Contribution Date to December 31, 1997. During the same period, Iridium recorded a net loss of approximately $413 million. In addition, during the periods ended December 31, 1991 and 1992, and the period from January 1, 1993 to the Initial Capital Contribution Date, aggregate costs of $14.8 million were incurred by Motorola. Such costs were paid by Parent to Motorola pursuant to a reimbursement agreement.

     As a development stage company, Iridium has incurred losses since inception of its predecessor companies and will continue to do so for the foreseeable future. Iridium's ability to become profitable and generate positive cash flow is dependent on the successful commencement of the operation of the IRIDIUM System, wide subscriber acceptance and numerous other factors. See "Risk
Factors -- Development Stage Company; Absence of Revenues."

  Capitalization of Costs

     All payments by Iridium under the Space System Contract are being capitalized. These capitalized costs are then depreciated over the five-year estimated life of the satellites. Depreciation expense is realized on a satellite-by-satellite basis, commencing with the insertion of each satellite in its mission orbit. Depreciation related to the ground control stations commences with the placement in service of each such station. Capitalized amounts under the Space System Contract and the Terrestrial Network Development Contract aggregated approximately $3 billion through December 31, 1997. In addition, costs incurred in connection with the issuance by Parent of Class 1 Interests are reflected as a reduction of additional paid-in capital. Payment of these costs and charges has resulted in significant negative operating cash flow. Certain interest costs also will be capitalized through the date of commencement of commercial operations. See "-- Interest Expense."

     A portion of the payments made under the Operations and Maintenance Contract will be capitalized and depreciated. The amount so capitalized will be determined depending upon the number of replacement satellites put into service. Any payments under the Operations and Maintenance Contract not capitalized will be expensed.

  Operating Expenses

     For the period from the Initial Capital Contribution Date through December 31, 1997, marketing, general and administrative expenses were approximately $420 million. During the period prior to the Initial Capital Contribution Date, total accumulated expenditures of approximately $14.8 million were incurred, primarily to reimburse Motorola for expenses associated with operating Iridium during the period from its incorporation in 1991 through the Initial Capital Contribution Date. Iridium expects a substantial increase in future operating expenditures relating to sales, marketing and other costs associated with commercialization.

  Interest Expense

     Iridium expects to finance a significant portion of its capital requirements through borrowings. As a result of these borrowings, Iridium will have significant interest costs. Interest costs are being capitalized while the system is under construction and will be depreciated thereafter. This has resulted in all interest costs being capitalized during 1995, 1996 and 1997. It is likely that a meaningful portion of interest cost will be expensed in 1998 and all interest cost will be expensed beginning in 1999. Some portion of interest expense will not be paid in cash, including the interest expense related to Iridium's 14 1/2% Senior Subordinated Notes through March 1, 2001. Such non-cash interest will be accrued and such accrual will increase outstanding indebtedness on Iridium's consolidated balance sheets. Prior the receipt of revenue from commercial operations, Iridium expects to service its interest expense, including interest on the Notes and the Initial Senior Notes, out of available cash and borrowings. From approximately the time of commencement of commercial operations through approximately year-end 1999 (the last year in which Iridium projects negative cash flow and a net increase in year-end borrowings) Iridium expects to service its interest expense partly from available cash and borrowings and partly from revenues from operations.

  Income Taxes

     Iridium reports its income as a partnership for United States federal income tax purposes and, accordingly, is not expected to be directly subject to U.S. federal income tax. Iridium may, however, be subject to tax in some state, local or foreign jurisdictions on portions of its income.

  Year 2000 Considerations

     In the next eighteen months, most companies using computer systems will be confronted with the fact that many software application and operation programs written in the past may not properly recognize calendar dates beginning in the Year 2000. This issue could cause computers to shut down or provide incorrect information. While Year 2000 considerations are not expected to materially affect Iridium's internal operations, they may adversely affect Iridium's suppliers, gateway operators, service providers and roaming partners. Iridium has begun to ask its suppliers, gateway operators, service providers and roaming partners about their progress in identifying and addressing problems that their computer systems may face in correctly processing date information for the Year 2000. While Iridium expects that substantially all of its suppliers, gateway operators, service providers and roaming partners will effectively address the Year 2000 issue, there can be no assurance that the failure of such persons to address effectively the issue will not have an adverse effect on Iridium's results of operations.

NEW ACCOUNTING PRONOUNCEMENT

     In June 1997, the Financial Accounting Standards Board issued Statement No. 130, Reporting Comprehensive Income ("Statement 130"). Statement 130 establishes standards for the reporting and display of comprehensive income and its components in the consolidated financial statements. Iridium is required to adopt the provisions of Statement 130 for the year ending December 31, 1998. Earlier application is permitted; however, upon adoption of Statement 130, Iridium will be required to reclassify previously reported annual and interim consolidated financial statements. The disclosure of comprehensive income in accordance with the provisions of Statement 130 will impact the manner of presentation of Iridium's consolidated financial statements as currently and previously reported.

                                    BUSINESS

OVERVIEW

     Iridium is developing and commercializing a global mobile wireless communications system that will enable subscribers to send and receive telephone calls virtually anywhere in the world -- all with one phone, one phone number and one customer bill. The IRIDIUM System will combine the convenience of terrestrial wireless systems with the global reach of Iridium's satellite system. As of April 1, 1998, Motorola had launched 58 Iridium satellites in 12 separate launches. Motorola has informed Iridium that two of those 58 satellites are not functioning and will not become part of the constellation, but that Iridium will not bear the financial impact of the loss of the two satellites and that such loss will not affect the scheduled date for commencement of commercial operations in September 1998. See "Risk Factors -- Satellite Launch Risks." Iridium expects to commence commercial service in September 1998. See "Risk Factors -- Potential for Delay and Cost Overruns."

     Iridium believes there is a significant market comprised of individuals and businesses who need global communications capability and are willing to pay for the convenience of a hand-held wireless phone or belt-worn pager. The availability of terrestrial wireless communications service is often constrained by the limited geographic coverage of terrestrial systems, the incompatibility of differing wireless protocols or the absence of roaming agreements among wireless operators. The combination of Iridium World Cellular Services, Iridium World Satellite Services and Iridium World Page Services will extend wireless access globally and allow Iridium's customers to be reached by phone or pager, and to place phone calls from or to, virtually anywhere in the world with one phone and one phone number. Iridium World Cellular Services is expected to enable customers to roam internationally among terrestrial wireless networks, even those using different protocols, that have roaming agreements with Iridium. Iridium World Satellite Services will extend voice services to the regions of the globe not served by terrestrial systems. Iridium intends to offer Iridium World Page Services both in combination with Iridium voice services and as a stand-alone service. Iridium believes that the signaling capabilities of the IRIDIUM System will enable Iridium to track a voice customer's location effectively and with minimal customer cooperation, thereby allowing Iridium to direct pages and calls as customers travel globally. Iridium also expects to offer, commencing in 1999, a broad range of in-flight passenger communications services with participating airlines, including global incoming and outgoing voice, data and facsimile services. In addition, Iridium expects to market Iridium World Services to governmental, industrial and rural users of wireless communications systems. Iridium believes it will be the only wireless communications system in operation prior to 2000 that will be able to offer this array of global communications services. See "Risk Factors -- Consequences of Satellite Service Limitations on Customer Acceptance" and "-- Consequences of Iridium Phone and Pager Characteristics on Customer Acceptance."

     The IRIDIUM System encompasses four components: the "space segment," which will include the low earth orbit satellite constellation and the related control facilities; the ground stations or "gateways," which will link the satellites to terrestrial communications systems; the Iridium sub-scriber equipment, which will provide mobile access to the satellite system and terrestrial wireless systems; and the terrestrial wireless interprotocol roaming infrastructure, which will facilitate roaming among the Iridium satellite system and multiple terrestrial wireless systems that use different wireless protocols. The satellite constellation of the IRIDIUM System, which will consist of 66 operational satellites arranged in six polar orbital planes, is being assembled and delivered in orbit by Motorola pursuant to a fixed price contract, subject to certain adjustments. Motorola also will operate and maintain the satellite constellation for five years (extendible to seven years at Iridium's option). Each of the gateways will be owned, operated and financed by one or more investors in Iridium or their affiliates. Iridium expects that portable, hand-held Iridium phones will be manufactured by at least two experienced suppliers, Motorola and Kyocera, both of which have hand-held Iridium phones under development. The phones are expected to be available in satellite only and multi-mode models, with the multi-mode model allowing subscribers to access the IRIDIUM System and most major terrestrial wireless systems using different protocols with a single phone. Iridium World Cellular Services will support roaming among the two principal types of terrestrial wireless protocols -- IS-41 (AMPS, NAMPS and CDMA) and GSM900. Roaming between these protocols requires cross-protocol translation which will be accomplished for Iridium World Cellular Services through the Iridium Interoperability Unit ("IIU"), being developed under the direction of Motorola. The IIU will permit system management information, including customer authentication and location, to be relayed between systems using different technologies.

STRATEGY

     Iridium's strategy is to launch and operate the premier global mobile wireless network. The key components of this strategy are set forth below:

     Provide a unique service package to traveling professionals enabling them to be reached and make calls virtually anywhere in the world. Iridium World Satellite Services will complement terrestrial wireless services and provide the traveling professional with communications capability in areas where terrestrial wireless service is unavailable, inconvenient, of poor quality or unreliable. Iridium intends to offer Iridium World Cellular Services and Iridium World Page Services as complements to Iridium World Satellite Services and as stand-alone services. Iridium believes that it will be the only wireless communications system in operation prior to 2000 that will be able to offer virtually global mobile voice and paging services, including:

     - Global coverage. An Iridium World Services subscriber will generally have worldwide wireless coverage wherever Iridium World Services are authorized, including mid-ocean and remote areas. The availability of the Iridium World Satellite Services will not be limited by the customer's proximity to a gateway. Iridium believes this feature will make its Satellite Services particularly well suited for aeronautical and shipping communications and for service in land areas where LEO MSS systems using "bent pipe" technology are not expected to have the more extensive gateway infrastructure needed by such systems to provide global coverage.

     - Convenient roaming onto terrestrial wireless networks. Iridium will offer subscribers a combination of Iridium World Satellite Services and Iridium World Cellular Services. With the addition of Iridium World Cellular Services, customers will be able to overcome (i) the incompatibility of differing wireless protocols and (ii) the service limitations of satellite-only voice services in buildings and urban canyons. Iridium expects to be able to deliver all of its voice services with one phone, one phone number and one customer bill.

     - Global paging with belt-worn pagers. The Iridium belt-worn pager will have the capability of receiving alphanumeric messages of up to 200 characters and numeric messages of up to 20 digits virtually anywhere in the world. With Iridium's global paging, users of Iridium World Satellite Services or Iridium World Cellular Services will generally be able to update their location on the IRIDIUM System by briefly turning on their phone, thereby allowing the

       IRIDIUM System to send a targeted page. Iridium believes that it will be the first company, and the only company prior to 2000, which will offer global paging to a belt-worn pager.

     - Greater signal strength. The IRIDIUM System is designed to provide greater signal strength than proposed competing MSS systems. Iridium believes this greater signal strength will allow it to better serve hand-held phones, and provide a higher degree of in-building signal penetration for pagers, than competing MSS systems.

     Be the first to market with a global wireless communications system. Iridium plans to capitalize on the substantial design, development, fabrication and testing efforts and financial investment to date of its strategic investors to bring the Iridium World Services to market at the earliest practicable date, which is currently expected to be September 1998. Iridium believes that it will be the only wireless communications system in operation prior to 2000 that will be able to offer global mobile voice and paging services in each country in which Iridium World Services are authorized.

     Adapt proven technologies through an industrial team led by Motorola. The IRIDIUM System adapts proven technology, including GSM cellular call processing technology, intersatellite links, FDMA/TDMA radio transmission technology, a 2,400 bps vocoder and business support software. Iridium believes that the primary technological challenge is the integration of these proven technologies into a single system. Motorola, the principal investor in Iridium, is a leading international provider of wireless communications systems, cellular phones, pagers, semiconductors and other electronic equipment. The industrial team assembled by Motorola to build and deliver in orbit the IRIDIUM System consists of major companies experienced in aerospace and telecommunications, including Telespazio, Lockheed Martin, Raytheon, Boeing, Khrunichev and China Aerospace.

     Capitalize on the strengths of its strategic investors. A number of the Iridium strategic investors provide telecommunications services in various parts of the world and have significant operating, regulatory and marketing experience in their service territories. Iridium expects that its investors with existing wireless communications sales and service organizations will use these organizations to market and distribute Iridium World Services and equipment to potential subscribers. Because of the prominence of many of these investors, Iridium believes that their efforts to obtain the necessary regulatory approvals have been, and will continue to be, of great importance.

     Utilize existing wireless distribution channels. Iridium's strategy is to target primarily traveling professionals, who are generally wireless phone users. Iridium's strategy is to provide customers with an enhancement to their existing terrestrial wireless service through existing marketing and distribution channels rather than to focus on individuals who have no or limited landline or wireless communications experience and live in areas where no marketing and distribution channels currently exist.

IRIDIUM WORLD SERVICES

  General

     Iridium will provide global communications services primarily to individuals who require the convenience of having a hand-held wireless phone and belt-worn pager that can be used virtually anywhere. Iridium will offer Iridium World Satellite Services to customers who need to send or receive telephone calls in areas not currently served by terrestrial wireless services. Iridium will offer Iridium World Cellular Services to customers who require wireless communications but travel frequently to areas served by terrestrial wireless services that are incompatible with their "home" wireless service. For customers who require continuous wireless communications outside their terrestrial wireless coverage areas, Iridium World Satellite Services and Iridium World Cellular Services will be offered in combination as Iridium World Services, which will allow the customer to switch conveniently between the Iridium satellite system and any terrestrial wireless system that has a roaming agreement with Iridium. Iridium expects to be able to deliver all of its voice services with one phone, one phone number and one customer bill. Iridium also intends to offer global paging (Iridium World Page Services) both in combination with Iridium's voice services and as a stand-alone service.

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  Iridium World Satellite Services

     Because the IRIDIUM System will consist of a global network of satellites, it will generally provide service to subscribers anywhere on the surface of the Earth where Iridium World Services are authorized. The IRIDIUM System is designed to provide a satellite-mode link margin (signal strength) for voice communication that averages approximately 16dB with an unobstructed view of the satellite, which Iridium believes will be a significantly higher link margin than other proposed MSS systems. Iridium believes its greater signal strength will allow it to better serve portable, hand-held telephones than competing MSS systems. See "Risk Factors -- Consequences of Satellite Service Limitations on Customer Acceptance" for a discussion of certain of the service limitations of Iridium World Satellite Services. Iridium also expects to be able to offer a full array of features including call waiting, call hold, conference calling, call forwarding and call barring, although certain of these features are not expected to be available until after commencement of commercial operations.

  Iridium World Cellular Services

     Iridium is planning to establish the broadest global terrestrial wireless roaming service. To meet this goal, Iridium intends to enter into roaming agreements with wireless service providers worldwide and to offer Iridium World Cellular Services as a complement to Iridium World Satellite Services. Iridium's business plan currently calls for roaming agreements covering networks in more than 50 countries by the commencement of commercial operations in September 1998, with roaming agreements covering networks in more than 150 countries in place by 2002. As of March 20, 1998, Roaming has entered into more than 90 roaming agreements. ICRS will permit subscribers to roam among terrestrial wireless networks that have roaming agreements with Iridium, with Iridium essentially acting as the customer's "home" system or as an interface between the visited wireless network and the customer's home terrestrial wireless network, even if the visited and home networks use differing cellular protocols (e.g., IS-41, including AMPS, NAMPS and CDMA; and GSM900). With Iridium World Cellular Services, customers are expected to be able to overcome (i) the coverage limitations of their "home" wireless network when traveling to a city served by a wireless operator that does not have a roaming agreement with the customer's home wireless network but does have one with Iridium and (ii) the service limitations of satellite-only service when in buildings and urban canyons, where terrestrial wireless service will typically be available. Customers who travel between cities that are served by different terrestrial wireless protocols but do not travel beyond the reach of terrestrial wireless services will be able to realize the interprotocol benefits of Iridium World Cellular Services with either Iridium's planned single phone that is compatible with multiple protocols, or with a combination of cellular phones, one for each protocol. See "Risk Factors -- Risks Related to Iridium World Cellular Services." The availability of Iridium World Cellular Services depends upon the successful development of the IIU. See "-- Space Segment -- Iridium World Cellular Services."

  Iridium World Services

     Iridium intends to offer Iridium World Services to customers who require both satellite and terrestrial wireless service while traveling outside of their "home" territories. Iridium World Services will allow a customer to conveniently use both the Iridium satellite system and any terrestrial wireless network that has a roaming agreement with Iridium. For Iridium World Services, a user will require an Iridium phone and a phone that is compatible with the local wireless protocol. To meet this requirement with a single phone, Motorola is developing a multi-mode phone that will work alternatively with the IRIDIUM System and most major terrestrial wireless systems, with the user able to adapt the phone to the appropriate terrestrial protocol by inserting the corresponding TRC into the phone (e.g. a GSM900-TRC in Europe or an AMPS-TRC in North America). Kyocera is developing a multi-mode phone that is expected to be configured as a satellite phone casing into which terrestrial wireless phones using differing wireless protocols can be inserted. In addition, like Iridium World Satellite Services and Iridium World Cellular Services customers, Iridium World

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Services customers will be able to have one phone number, which can either be an
Iridium phone number (i.e., it will begin with "8816" or "8817," the international country codes assigned to Iridium by the ITU) or the customer's "home" cellular number.

  Iridium World Page Services

     Iridium intends to offer global paging both as a stand-alone service ("Iridium World Page Services") and bundled with its voice service offerings. Iridium believes that its bundled paging and voice service offering will be particularly attractive to Iridium's principal target customer, the traveling professional, who desires constant communication capability. The Iridium pager is expected to have a 26dB link margin and provide the ability to receive alphanumeric messages of up to 200 characters and numeric messages of 20 digits. Iridium believes it will be the first company, and the only company prior to 2000, that will be able to offer global paging to a belt-worn pager. See "Risk Factors -- Consequences of Iridium Phone and Pager Characteristics on Customer Acceptance."

     To use the L-band capacity of the IRIDIUM System efficiently, a page will be sent to specified message delivery areas ("MDAs"). Iridium intends to vary the size of each MDA in light of demand, capacity and competition. Since the pager is a one-way device and cannot tell the network its location, it is anticipated that the subscriber will be required to choose up to three MDAs for normal delivery of the message. It is anticipated that, when traveling, subscribers will be able to update their MDAs via a touch-tone phone, operator assistance or Internet access. An Iridium World Satellite Services or Iridium World Cellular Services customer will have the benefit of "follow-me paging." Unlike the pager, the Iridium satellite phone and cellular phones are two-way devices and, when turned on, identify the location of the subscriber. With "follow-me paging," customers will generally be able to register their location by briefly turning on their Iridium phone (at no charge) or, in the case of Iridium World Cellular Services customers, their terrestrial wireless phone. The network then can identify the appropriate MDAs to send a page, without further customer cooperation.

     Iridium expects that a caller who is unable to reach an Iridium customer, because the phone is turned off or the customer is in a building or urban canyon where satellite voice service is unavailable, will be given the option to send a page, leave a voice-mail message for the customer or both. By this means, Iridium expects to provide communications capability virtually anywhere in the world.

  Aeronautical Services

     Iridium expects to offer cabin and flightdeck communications to and from business and commercial aircraft commencing in 1999. This service is expected to be an extension of Iridium's voice services, since airline passengers, especially business travelers, have a heightened demand for telephone services due to the isolated, restrictive, and often time-consuming nature of air travel. Subscribers to Iridium World Satellite Services will not be able to use their Iridium phone within aircraft due to regulatory constraints and the inability of the voice signal to penetrate the exterior of the aircraft, although Iridium pagers should be able to receive pages unless prohibited by the carrier. Therefore, a specialized Iridium communications subsystem is expected to be manufactured and sold to carriers to serve this market segment. Using this communications subsystem, the IRIDIUM System would offer passengers (whether or not they are Iridium subscribers) and the flight-deck global voice, data and facsimile communications capability. This would extend cabin coverage beyond traditional land-based air-to-ground services. Iridium believes it will be able to provide aeronautical services with less voice delay and smaller exterior equipment than competing satellite-based systems. Iridium has entered into a non-binding memorandum of understanding with AlliedSignal to design and provide these services and equipment and Iridium, Motorola and AlliedSignal are in the process of negotiating definitive agreements.

     In December 1996, Motorola submitted a request to the FCC to authorize the IRIDIUM System to provide Aeronautical Mobile-Satellite Route Service ("AMS(R)S") in its authorized band. The IRIDIUM System is the only mobile satellite system, licensed or in development, that can provide a

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

communication capability that is truly global, while using spectrum already allocated for AMS(R)S. Several parties filed comments with and have petitioned the FCC to deny Motorola's application to provide AMS(R)S service. Among other arguments, petitioners claim that the AMS(R)S proposal is inconsistent with International Telecommunication Union and FCC rules and allocations. In addition to FCC approval, approval is needed from the FAA, which must certify that the avionics satisfy other international certification requirements. There can be no assurance that the FCC application will be granted, or that the avionics certification requirements will be satisfied at all, or in a timely fashion. See "Regulation of Iridium -- Licensing Status." Assuming all necessary authorizations are obtained, Iridium expects to provide both the FCC required "safety" communications capabilities to the flightdeck and passenger communications, including voice and facsimile. An individual aircraft may be served by multiple satellite communications carriers.

THE IRIDIUM MARKET

  General

     The market for Iridium World Services is the worldwide market for global personal voice, paging and data communications. Iridium World Services are targeted at meeting the communications needs of users who (i) travel outside their "home" wireless network to areas that are not served by terrestrial wireless systems or are served only by local wireless standards that are incompatible with their "home" wireless network standard, (ii) find it important to be able to make or receive calls, or receive pages, at any time by means of a single phone or belt-worn pager, with a single phone or pager number or (iii) are located where terrestrial landline or wireless services are not available or do not offer an attractive and convenient option.

     Global MSS systems such as the IRIDIUM System are designed to address two broad trends in the communications market: (i) the worldwide growth in the demand for portable wireless communications -- according to industry sources, the worldwide wireless communications market had approximately 200 million subscribers at year-end 1997 and is estimated to grow to over 400 million subscribers by year-end 2000; and (ii) the growing demand for communications services to and from areas where landline or terrestrial wireless service is not available or accessible. The IRIDIUM System architecture and Iridium World Services are primarily designed to serve customers who place the greatest value on global mobile communications capability and have the ability to pay for premium service. To estimate potential demand for its services, Iridium has engaged in extensive market analysis, including primary market research which involved screening over 200,000 persons and interviewing more than 23,300 individuals from 42 countries and 3,000 corporations with remote operations. Based on this market analysis, Iridium has identified five target markets: traveling professionals; corporate/industrial; government; rural; and aeronautical. Iridium expects the traveling professional and corporate/industrial markets will provide most of the demand for Iridium World Services. Iridium expects that individuals in these markets are more likely to need and have the ability to afford handheld, global mobile communications capability than, for example, individuals who live in remote areas outside existing distribution channels for wireless communications.

     Iridium estimates that the addressable traveling professional market, which it defines as all employed adults living in urban areas who own a wireless phone and travel at least four times per year beyond the coverage of their current wireless phone, will include approximately 42 million individuals by 2002. The global corporate/industrial addressable market, which consists of companies with more than 1,000 employees in industries with operations that are likely to need mobile satellite services, is estimated by Iridium to include over 8,800 companies by 2002. Iridium believes that its market analysis was properly designed, appropriate in scope and implemented on a systematic basis and, accordingly, provides a reasonable basis for Iridium's marketing and strategic planning. Iridium believes that its unique service package is well-tailored to meet the demands of, and will give Iridium an advantage over competing MSS systems in, these target markets. Based upon its market analysis, Iridium estimates that it will have customer counts in the year 2002 in the range of 2.2 million to 2.5 million for its satellite-based voice services, Iridium World Satellite Services (satellite voice and paging) and Iridium World Services (the combination of Iridium World

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Satellite Services and Iridium World Cellular Services), 1.0 million to 1.3 million for stand-alone Iridium World Cellular Services and 350,000 to 500,000 for stand-alone Iridium World Page Services.

     Market analysis, including use of market research, by its nature does not lend itself to mathematical certainty, since it is based upon respondents' assertions rather than actual purchase decisions. Moreover, the risks associated with market analysis are heightened in cases such as this, where the analysis deals with a product and service that does not yet exist and that is not directly comparable to any product or service with which the respondents could be familiar. Iridium currently has no customers and its estimates of target markets and customer counts are based upon a number of assumptions, one or more of which is likely to be incorrect. The assumptions underlying Iridium's market analysis relate to the expected performance characteristics of the IRIDIUM System, the expected competition in the markets for personal satellite communications services and terrestrial cross protocol wireless services and the accuracy of the respondents' responses to Iridium's market research questions. Such assumptions include, without limitation, (i) that the IRIDIUM System will provide continuous service to virtually anywhere in the world with service characteristics at least as favorable as those described in this Prospectus from September 23, 1998 forward, (ii) that Iridium will face competition from satellite systems, terrestrial wireless systems and other communications systems that is no greater than Iridium's expectations regarding competition as described in this Prospectus and (iii) that Iridium's market research was properly designed and implemented to determine actual market interest and that the respondents provided truthful responses. There can be no assurance that actual target markets and actual customer counts will not be materially different from Iridium's estimates or that Iridium will not revise such estimates substantially from time to time. For further discussion of the forward looking nature of Iridium's estimates and various of the factors which could cause actual addressable markets and customer counts to differ materially from these estimates see "Risk Factors -- Risk of Error in Forward Looking Statements."

  Target Markets

     Iridium believes that the traveling professional and corporate/industrial communications markets will be its principal target markets.

     Traveling Professional. Individuals in the traveling professional market segment are expected to represent a major market opportunity for Iridium World Services. Currently, the ability of terrestrial wireless service subscribers to roam outside their home territory or region is limited by (i) the absence or unavailability of local wireless service in many regions, particularly lesser-developed regions of the world; (ii) the absence of roaming agreements between the user's local wireless provider and the wireless providers in the country or region in which the user is traveling; and (iii) the inability of the user's phone to operate with wireless phone systems employing a different wireless protocol than in the user's "home" wireless system. Iridium expects that its Iridium World Satellite Services, Iridium World Cellular Services and Iridium World Page Services will appeal to traveling professionals as a logical extension of their existing communications capabilities. Iridium believes traveling professionals will use this increased capability to remain in contact with their home or office and a substantial portion of these calls will be international calls. The defining element for this segment is that the handset purchase decision is made by the individual, with the Iridium account registered in his or her name.

     Corporate/Industrial. Iridium believes that the corporate/industrial market segments constitute a significant opportunity for Iridium World Services. The corporate sub-segment consists of national and multinational companies whose executives travel outside of their home terrestrial wireless coverage area and who will have a need for MSS services in the regular course of business. The industrial sub-segment includes industries that are expected to demand MSS services at remote industrial sites and on land and water transportation vehicles, such as utilities, oil and mineral exploration, pipeline, construction, engineering, fishing and forestry. For companies that have multiple locations around the globe, or a requirement for remote fleet management and communications, the IRIDIUM System is expected to provide a single technical and operational

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communications solution regardless of location, in contrast to MSS and terrestrial systems that cannot provide global coverage. Iridium World Satellite Services are expected to be used in this market segment for business communication and emergency backup communication. The defining element for this group is that the handset purchase decision is made by the business and that the end user is an employee of that business.

     Aeronautical. The worldwide aviation fleet is expected to number over 250,000 aircraft in the year 2002 with 44,000 aircraft expected to be users of either satellite or terrestrial communications services. Unlike the geostationary systems currently in use, the size and weight of the expected Iridium aeronautical product line make it feasible to include aircraft from all segments of the aviation industry in the addressable market for MSS services. Iridium expects its satellite communications services to co-exist with existing terrestrial aeronautical system installations, providing regional coverage in areas not served by terrestrial networks, such as mid-ocean and remote areas.

     Government. Currently, governments are significant users of satellite services, and Iridium anticipates that the coverage and portability characteristics of Iridium World Satellite Services and Iridium World Page Services will make them attractive for a variety of governmental applications. The government communications addressable market is expected to encompass use of MSS services by governmental departments and agencies and international organizations for civilian and military applications, including law enforcement, official travel and disaster relief. In addition, governments are expected to demand MSS services for operations in areas where inadequate terrestrial communication capability is common, such as for border patrols, customs officials, communication with ships at sea and embassy communications.

     Rural. The rural communications market segment for MSS systems is comprised of two main subcategories: services to users based in (i) areas with inadequate or inconvenient access to any telephone services, typically in developing countries, and (ii) areas in which potential demand for terrestrial wireless service exists but such services have yet to be deployed, or, if deployed, are of poor quality, typically in rural areas of developed countries. The variety of available subscriber equipment is expected to permit a range of applications that would enable Iridium World Satellite Services to be a precursor to a permanent wired or terrestrial wireless service in the geographic area. Iridium World Satellite Services could also be used as a long-term communications solution for those geographic areas around the world for which no terrestrial system can be economically justified.

DISTRIBUTION AND MARKETING

     Iridium's distribution strategy reflects its role as a wholesaler of Iridium World Services and is primarily designed to leverage off established retail distribution channels by using existing distributors of wireless services as Iridium service providers and marketing Iridium World Services to their customers. Iridium will implement the distribution of Iridium World Services through its gateway operators, all of which have agreed to become or engage Iridium service providers within their exclusive gateway territories. Iridium service providers will generally have primary responsibility for marketing Iridium World Services within their territories in accordance with marketing policies and programs established by Iridium. They will also be responsible for customer service, billing and collection. Iridium anticipates that gateway operators will distribute Iridium World Services through their own distribution channels or through, or in conjunction with, one or more existing wireless service providers (including Iridium World Cellular Services roaming partners). As of March 20, 1998, Iridium and its gateway operators had agreements with more than 80 such service providers.

     Iridium has targeted key markets and is in active discussions in conjunction with its gateway operators to contract with entities to act as service providers and roaming partners in each of these markets. Within each market, Iridium is targeting those potential service providers and roaming partners that can reach the targeted Iridium market segments in the most effective manner. The ability to provide roaming capabilities onto terrestrial wireless networks is a critical element of establishing a roaming relationship between roaming partners and the IRIDIUM System. When acquiring a terrestrial wireless carrier as a retail distribution access point, the benefit of the

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incremental roaming revenue brought to that roaming partner from around the world through the Iridium network relationships could prove to be important in signing the roaming partner. IRIDIUM Services can also be easily added to the terrestrial wireless providers' bundle of services offered to its customer base.

     Iridium's marketing strategy is to position IRIDIUM as the premier brand in global wireless communications services. Iridium believes that its principal target markets -- traveling professional and corporate/industrial -- can be accessed through established marketing channels, which will permit more effective marketing compared to MSS systems targeting individuals in remote areas where marketing opportunities and distribution channels are limited. Iridium is coordinating with its gateway partners to determine the optimum allocation of marketing expenditures based on the primary market research that Iridium has conducted. Iridium plans to engage in direct marketing to certain markets, such as the utility, oil and gas, mining and maritime industries. Iridium believes that a coordinated and comprehensive global marketing strategy, supported by its market research, will promote a consistent message and permit Iridium to establish a global brand identity.

PRICING

     Iridium intends to implement a pricing strategy for its voice services similar to the prevailing pricing structure for terrestrial wireless calls. Prices for terrestrial wireless calls generally reflect two components -- a charge based on the landline "dial-up" rate for a comparable call (primarily the long distance charges) and a mobility premium for the convenience of wireless service (including any roaming charges). Pricing for both Iridium World Satellite Services and Iridium World Cellular Services is expected to be based on this structure.

     For international Iridium World Satellite Services calls, which Iridium expects will constitute the majority of calls over the Iridium satellite system, the "dial-up" rate component will be designed to approximate the rates for comparable landline point-to-point international long distance calls. Iridium has analyzed and will continue to analyze published international direct dial rates around the world as well as published international calling card rates of many of the largest international telecommunications carriers in establishing the "dial-up" rate component. Iridium intends to set the global mobility premium with reference to the premium charged by other wireless services, including cross-protocol international terrestrial wireless roaming services and competing MSS systems.

     Iridium will set the wholesale prices for its services to allow for a suggested retail price that will approximate the "dial-up" plus mobility premium. Iridium's wholesale price will be designed to compensate Iridium, as the network provider, and the originating and terminating gateways, as well as to cover the public switched telephone network ("PSTN") tail charges. The home gateway will mark up the wholesale price and the service provider will establish the final retail price. Iridium currently expects that its wholesale usage fees for international Iridium World Satellite Services calls between two countries will result in suggested retail prices that, in aggregate, are approximately 20% to 30% above the retail prices for terrestrial-based voice calling options that travelling customers could use for a similar call between the same two countries (e.g., international calling card and international cellular roaming rates). Iridium expects such prices will be competitive with other global MSS systems. In addition, from a regulatory approval perspective in markets where the monopoly telecommunications provider and the licensing authority are the same entity, a pricing strategy that takes into account the "dial-up" alternatives allows Iridium to respond to concerns that Iridium will capture the local monopoly provider's long-distance revenues by undercutting terrestrial "dial-up" rates.

     For Iridium World Cellular Services pricing, the "dial up" rate component is primarily the long distance charge, if any, which will be passed through to the customer. The mobility premium will be set to compensate the parties involved, primarily the serving network for its airtime charges, the visited gateway for customer authentication and Iridium for protocol translation services. The retail price will include the markup of the home gateway and service provider. Iridium believes that its Iridium World Cellular Services suggested retail prices will be comparable to other cross-protocol roaming services.

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     In addition to airtime charges, Iridium subscribers will pay a monthly subscription fee in the same manner that terrestrial wireless customers pay monthly charges. Iridium will permit service providers that are wireless network operators to offer Iridium World Satellite Services as additional features to their existing wireless services, permitting their customers to remain customers of the wireless network and to roam onto the IRIDIUM System. These customers will pay a feature charge to Iridium for the roaming privilege that will be significantly below the Iridium monthly subscription fee, but they will pay an additional roaming premium for calls made over the IRIDIUM System.

     Initially, Iridium paging subscribers will pay a fixed monthly subscription fee for unlimited paging. Iridium expects to implement per page pricing after commencement of commercial operations, with the cost per page based, in part, on the size of the geographic area covered by the page. The monthly paging subscription fees will be reduced for persons who are also subscribers to Iridium voice services.

     While Iridium expects to compete with other MSS systems and other cross-protocol roaming services, Iridium does not intend to compete with terrestrial cellular telephone systems for the vast majority of personal communications services, because, among other reasons, Iridium satellite voice services are expected to be priced significantly higher than most terrestrial wireless services.

THE IRIDIUM SYSTEM

     The IRIDIUM System is comprised of four functional components: the space segment, the gateways, the Iridium subscriber equipment and the terrestrial wireless interprotocol roaming infrastructure. The space segment, which includes the satellite constellation and the related ground control facilities, will allow Iridium to route voice, data and paging communications virtually anywhere in the world. The gateways will link the satellite constellation with terrestrial communications systems and will provide other call-processing services, such as subscriber validation and billing information collection. The Iridium subscriber equipment, which is expected to include single-mode and multi-mode, portable, hand-held phones, aeronautical equipment, including installed phones, and belt-worn pagers, will allow subscribers to access the IRIDIUM System or be contacted via the IRIDIUM System virtually anywhere in the world. The terrestrial wireless interprotocol roaming infrastructure will facilitate roaming among the IRIDIUM System and multiple terrestrial wireless systems that use different wireless protocols. Iridium will own the space segment and the interprotocol roaming infrastructure, gateway owners will own and operate the gateways, and subscribers will own the subscriber equipment.

     Iridium believes that the capabilities of the IRIDIUM System will allow Iridium to provide service features that Iridium's principal target markets, traveling professional and corporate/industrial, will find desirable and that will differentiate Iridium from its competitors. The number and distribution of satellites in the Iridium constellation should allow Iridium to provide virtually global coverage, including mid-ocean and remote area access to the IRIDIUM System. Multi-mode phones are expected to allow Iridium World Services subscribers to operate first with a local terrestrial cellular service (if one having a roaming agreement in effect with Iridium is available) and then switch to the Iridium satellite system if a terrestrial service cannot be accessed. With Individual World Page Services, a subscriber will be able to receive a targeted page virtually anywhere in the world with minimal customer cooperation. Iridium believes that its expected signal strength will allow it to better serve hand-held phones and provide a higher degree of in- building penetration for pagers than competing MSS systems. Iridium believes that the 2,400 bps vocoder selected by Motorola will provide voice quality that is acceptable to terrestrial wireless customers. See "Risk Factors -- Consequences of Satellite Service Limitations on Customer Acceptance" and "-- Consequences of Iridium Phone and Pager Characteristics on Customer Acceptance."

  Space Segment

     The satellite constellation of the space segment will consist of a constellation of 66 operational satellites arranged in six orbital planes in low earth orbit. To minimize the cost of the constellation and reduce production time, the design of the satellites emphasizes attributes which facilitate

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production in large quantities. The satellites will be placed in six distinct planes in near-polar orbit at an altitude of approximately 780 kilometers and will circle the Earth approximately once every 100 minutes. Each satellite will communicate with subscriber equipment on the ground using main mission antennas, with gateways using gateway link antennas and with other Iridium satellites in space using cross-link antennas.

     The main mission antennas will communicate with subscriber units through tightly focused antenna beams forming a continuous pattern on the Earth's surface. The main mission antenna subsystem of each satellite will include three phased array antennas, each containing an array of transmit/receive modules. Collectively, the 48 beams produced by a single satellite will combine to cover a circular area with a diameter of approximately 4,340 kilometers. The IRIDIUM System architecture will incorporate certain characteristics, such as call hand-off, which will allow the space segment communications link with subscriber equipment to be transferred from satellite to satellite as the satellites move over the area where the subscriber is located.

     The cross-link antennas will permit satellites in the constellation to communicate with one another. Each Iridium satellite will have four cross-link antennas to allow it to communicate and route traffic to the two satellites that are fore and aft of it in the same orbital plane as well as neighboring satellites in the adjacent co-rotating orbital planes. This intersatellite networking capability is a significant distinguishing feature of the IRIDIUM System and provides a number of benefits. These intersatellite links, which enable the satellites to function as switches in the sky, will allow the IRIDIUM System to (i) select the optimal space-to-ground path of each call, thereby enhancing system reliability and capacity while reducing the costs associated with the use of terrestrial phone systems, (ii) service subscribers in all areas (including, mid-ocean and remote areas) regardless of the proximity to a gateway, (iii) provide full global service with a relatively small number of gateways, thereby lowering total ground segment build-out and operating costs and (iv) provide enhanced ability to track the location of a voice customer, allowing Iridium to target calls and pages as customers travel globally.

     Operation of the satellites will be monitored, managed and controlled by the system control segment. The master control facility is located in Virginia, the back-up control facility is located in Italy, and the TT&C stations are located in northern Canada and Hawaii, with an additional transportable telemetry system currently located in Iceland. These facilities will manage the performance and status of each of the individual satellites. The master control facility will also manage the network by developing and distributing routing tables for use by the satellites and gateways, directing traffic routing through the network, and controlling cell formation by the satellites' main mission antennas. In addition, the master control facility will manage the system control segment itself by, for example, assigning earth terminals to satellites and controlling data flow between the master and back-up control facilities.

     Implementation of the Space Segment. The space segment of the IRIDIUM System is being designed and constructed for Iridium by Motorola. See "Principal Contracts for the Development of the IRIDIUM System."

     As of April 1, 1998, Motorola had launched 58 Iridium satellites in 12 separate launches. Motorola has informed Iridium that two of those 58 satellites are not functioning and will not become part of the constellation, but that Iridium will not bear the financial impact of the loss of the two satellites and that such loss will not affect the scheduled date for commencement of commercial operations in September 1998. See "Risk Factors -- Satellite Launch Risks." Under the Space System Contract, Motorola has completed 42 of the 47 contract milestones. Contract milestone 30, initial launch of Iridium satellites, was scheduled for completion in January 1997, but the launch did not occur until May 5, 1997. See "Risk Factors -- Potential for Delay and Cost Overruns." The remaining five milestones relate to the deployment, testing and completion of the space segment of the IRIDIUM System, including the related ground control facilities. The space segment is scheduled under the Space System Contract for completion on September 23, 1998. Ground testing of satellite hardware has been substantially completed. Motorola has completed construction of most of the

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

terrestrial facilities necessary to command the in-space movements of the satellites, including the master control facilities and the associated TT&C facilities.

     Motorola has entered into subcontracts with suppliers for the provision of major subsystems of the Space Segment. The principal Space Segment subcontractors include:

  Manufacturers

     - Lockheed Martin Corporation. Lockheed has designed and is manufacturing the satellite bus. Lockheed is an investor in Parent.

     - Raytheon Company. Raytheon is providing the main mission satellite antennas. Raytheon is an investor in Parent.

     - Telespazio. Telespazio is providing system engineering on system control segment development and is expected to operate the back-up control facility. Telespazio is an affiliate of Telecom Italia.

  Launch Providers

     The requirements for the deployment of the initial satellite constellation entail the placement into orbit of a large number of satellites in a relatively short period of time, using conventional expendable launch vehicles. Based on technical, commercial and other considerations, Motorola selected the following three commercially offered launch systems for the deployment phase: Long March 2C through China Great Wall; Proton through Khrunichev; and Delta II through Boeing.

     - China Great Wall Industry Corporation. China Great Wall has contracted with Motorola to provide some of the launches for the initial deployment of the space segment (and additional launches for the maintenance of the space segment) utilizing its Long March 2C/SD vehicle, which is expected to launch two Iridium satellites into orbit with each launch. An affiliate of China Great Wall, Iridium China (Hong Kong) Ltd., is an investor in Parent.

     - Khrunichev State Research and Production Space Center. Khrunichev has contracted to provide some of the launches for the initial deployment of the space segment utilizing the Proton launch vehicle, which is expected to launch seven Iridium satellites into orbit with each launch. Khrunichev is an investor in Parent and has been allocated the Iridium gateway service territory for Russia and eight other republics of the former Soviet Union.

     - Boeing Corporation. Boeing, the successor to McDonnell Douglas Corporation, has contracted to provide the majority of the launches for the initial deployment of the space segment utilizing the Delta II launch vehicle, which is expected to launch five Iridium satellites into orbit with each launch.

     Under the Space System Contract and the Operations and Maintenance Contract, Motorola has agreed to procure the necessary space segment launch services, and to place into orbit, and maintain in orbit, the space segment. In light of the magnitude of the launch services procurement, the risks inherent in satellite launch activity and the potential impact on Iridium's business if the provision of launch services fails (including the potential that launch service problems could give rise to excusable delays under the space System Contract and Operations and Maintenance Contract), Motorola has developed numerous space segment launch scenarios using various combinations of available launch systems to fit the requirements of the IRIDIUM System in terms of cost, reliability, availability, technical performance, credibility of suppliers and other factors.

     The launch of the first five Iridium satellites occurred on May 5, 1997 on a Delta II launch vehicle. This launch had been scheduled for January 1997 but was delayed on four successive days and then postponed following an unrelated launch failure involving the Delta II launch vehicle. Following the January 1997 failure of a Delta II launch vehicle, the United States government ordered a halt to all further Delta II launches pending completion of an internal review of the failure. That failure review was completed on May 2, 1997 and concluded that the launch failure resulted from an explosion of one of the nine solid rocket boosters attached to the first stage of the launch vehicle. Thereafter, the launch suspension was lifted. The first launch of Iridium satellites occurred on May 5,

1997 (following successive postponements on May 2, May 3 and May 4 due to weather conditions and a faulty warning light). Motorola has informed Iridium that, notwithstanding the first launch postponement, Motorola believes its launch schedule should permit Iridium to meet its planned September 1998 commencement of commercial operations. This current launch schedule assumes that there are no additional significant launch delays and that all three launch providers -- Boeing, Khrunichev and China Great Wall -- are able to provide launch services as currently planned. The current launch schedule also creates risks because it has compressed the time otherwise available for testing. As of April 1, 1998, Motorola had launched 58 Iridium satellites in 12 separate launches. Motorola has informed Iridium that two of those 58 satellites are not functioning and will not become part of the constellation, but that Iridium will not bear the financial impact of the loss of the two satellites and that such loss will not affect the scheduled completion date for commercial service in September 1998. Motorola's current launch plans contemplate three more launches of 14 satellites by May 1998, which would complete the expected constellation of 66 satellites in mission orbit with 4 spare satellites in a lower parking orbit. There can be no assurance that succeeding launches will proceed as currently contemplated or that the space segment will be operational on schedule. See "Risk Factors -- Potential for Delay and Cost Overruns" and there can be no assurance that problems will not occur with respect to other satellites, or that such problems will not have an adverse affect on Iridium. In addition, no assurance can be given that from time to time certain events will not occur that may require Motorola to conclude that one or more satellites are not performing within the necessary parameters for such satellite or satellites to be included in the constellation, or that such a conclusion would not have an adverse effect on the commercial activation schedule. See "Risk Factors -- Satellite Launch Risks."

     Following the initial deployment of the satellite constellation, launch services will be required in connection with the maintenance of the system. This will entail the placement into orbit of satellites for the replacement of failed or degraded satellites originally placed into orbit as part of the deployment mission. The maintenance mission for satellite launch services may be performed by a number of launch systems. Motorola has conducted technical and commercial discussions with a number of potential suppliers and has selected a Long March 2C/SD launch vehicle for what it expects will be a minority portion of the maintenance launch services. Motorola expects that a number of other launch systems currently under development would satisfy the remaining requirements of the maintenance mission. Motorola intends to select a supplier or suppliers for the remaining maintenance launches based on technical, commercial and other considerations.

     See "Risk Factors -- Potential for Delay and Cost Overruns" for a discussion of various risks associated with the deployment of the satellites.

     In addition, Motorola has constructed the master control facility located in Virginia, the back-up control facility in Italy, two TT&C stations in northern Canada and one TT&C station in Hawaii, with an additional transportable telemetry system currently located in Iceland.

  Gateways

     Gateway earth stations will provide call-processing services, such as subscriber validation and the interconnection between the world's PSTNs and the IRIDIUM System by connecting calls made through the IRIDIUM System to and from the local PSTN generally through an international switching center. Gateways will communicate with the space segment via gateway link antennas on the satellites and ground-based antennas, or earth terminals, at each terrestrial gateway facility. Each gateway facility will typically include three or four antennas, a controller to manage communications with the constellation, an operations center to perform local network management, a paging message origination controller, and a switch that connects the gateway to the local PSTN. Each gateway will also include a subscriber database used in call-processing activities, such as subscriber validation. Gateways will generate call detail records used in billing. Parent has authorized the issuance of warrants to acquire up to 9,165,000 Class 1 Interests at a price of $.00013 per Class 1 Interest to gateway owners and other members of Parent who complete construction and installation of their gateways on schedule, or who provide substantial assistance to the completion of construction and installation of a gateway, and who meet certain revenue criteria thereafter. None of such warrants has been issued.

     Implementation of Gateways. The success of Iridium is dependent upon the efforts of its gateway owners, all of whom are investors, or affiliates of investors, in Parent. Iridium is focusing considerable efforts on the coordination of the development of the gateway infrastructure and business systems. See "-- Distribution and Marketing."

     Iridium has assigned all of its gateway service territories to investors in Parent or their affiliates. Iridium expects these gateway service territories to be served through up to 12 gateways. Each gateway owner has entered into a Gateway Authorization Agreement. The Gateway Authorization Agreements obligate the gateway operators to use reasonable best efforts to perform, among other obligations, the following with respect to their designated territories: (i) contract with Motorola to supply the gateway equipment; (ii) provide gateway services; (iii) obtain all required governmental licenses and permits necessary to construct and operate gateways; (iv) designate Iridium World Services providers, which may include the gateway operator; (v) require compliance by each service provider with established guidelines; and (vi) support Iridium-approved positions at the WRC of the ITU. See "Principal Contracts for the Development of the IRIDIUM System -- Gateway Authorization Agreements."

     Under the Space System Contract, Motorola has agreed to (i) design and make available to Iridium as proprietary information the gateway interface specification, (ii) develop and sell Iridium gateway equipment and (iii) license to responsible and competent suppliers of that equipment the rights to use the information in that specification for certain purposes to the extent essential to manufacture and sell Iridium gateways. Iridium does not anticipate that companies other than Motorola will manufacture gateway equipment. In order to assure timely development of the gateway equipment and to coordinate the development effort, Iridium entered into the Terrestrial Network Development Contract in 1995 which has allowed it to implement a more disciplined and systematic development plan for the gateways and which Iridium believes will increase the likelihood of a timely in-service date for the gateways. Under the Terrestrial Network Development Contract, Motorola is designing and developing the gateway hardware and software. See "Principal Contracts for the Development of the IRIDIUM System -- Terrestrial Network Development Contract."

     Iridium and the gateway operators have established a schedule for the construction of the necessary gateway facilities by the gateway operators. While some gateway operators are behind in meeting some of the milestones in this schedule, Iridium believes that up to 12 gateway facilities will be completed and operational at the time commercial operations commence. The construction of the 12 gateway facilities is substantially complete and the telecommunications equipment has been installed at ten locations. However, there can be no assurance that one or more gateways will not fail to be completed by the commencement of commercial operations, which could have a material adverse effect on Iridium. In particular, the China gateway has not commenced equipment procurement and the Middle East-Africa gateway is significantly behind schedule with its equipment procurement. While Iridium believes that it is possible that these two gateways will be operational by the planned September 1998 commencement of commercial operations, in order for them to do so they will need to move forward promptly, including making certain overdue payments under their gateway equipment purchase agreements with Motorola.

  Subscriber Equipment

     Subscribers will communicate via the system of satellites and gateways using Iridium subscriber equipment that will provide one or more of voice, paging, data, and facsimile services. Iridium expects that subscriber equipment will be made available by at least two suppliers, Motorola and Kyocera. In addition to portable, hand-held phones Iridium expects that vehicle-mounted, transportable, fixed telephones, as well as simplex alphanumeric belt-worn pagers will be made available. Based on information received from Motorola, Iridium expects that Motorola's version of the portable, multi-mode, hand-held phone will have an initial retail price of approximately $3,000, including at least one TRC, and its version of the alphanumeric pager will have an initial retail price of approximately $500. Iridium expects the price for subscriber equipment that is manufactured by Kyocera to be similar to Motorola's.

     Iridium does not currently intend to manufacture or distribute Iridium subscriber equipment or derive any income from the sale of Iridium subscriber equipment. See "Risk Factors -- Potential for Delay and Cost
Overruns -- Development, Manufacture and Distribution of Subscriber Equipment" and "-- Consequences of Iridium Phone and Pager Characteristics on Customer Acceptance." Such equipment is expected to be manufactured by existing manufacturers of similar terrestrial subscriber equipment and to be distributed by such manufacturers through gateway owners and operators, service providers and other telecommunications equipment distributors. Iridium may, however, need to take a greater role than currently expected in connection with the distribution of Iridium subscriber equipment. That increased participation may require that Iridium incur additional indebtedness or contingent purchase obligations relating to Iridium subscriber equipment. Motorola has committed substantial resources to develop, and plans to sell, Iridium subscriber equipment including portable, hand-held phones and belt-worn pagers. Motorola has informed Iridium that it has entered into a license agreement with Kyocera relating to the basic intellectual property rights essential to develop and manufacture personal voice subscriber equipment for use on the IRIDIUM System. This license agreement does not obligate Kyocera to develop, manufacture or sell any Iridium subscriber equipment. If other subscriber equipment manufacturers wish to develop and sell Iridium subscriber equipment, they will be required to enter into similar licensing agreements with Motorola. See "Principal Contracts for the Development of the IRIDIUM System" for a description of Motorola's agreement with Iridium to grant certain licenses for intellectual property rights. See "Risk Factors -- Conflicts of Interest with Motorola."

     The IRIDIUM System phones are still under development, although a functional unminiaturized prototype has been developed. Motorola has informed Iridium that the portable, hand-held phone that Motorola has been developing is expected to be larger and heavier than today's pocket-sized, hand-held cellular telephones and is expected to have a longer and thicker antenna than hand-held cellular telephones. Motorola has informed Iridium that the pager Motorola will develop is expected to be slightly larger than today's standard alphanumeric belt-worn pagers. The unminiaturized prototypes have been built using the same or similar components expected to be used in the production model of the Iridium phone. The prototypes have been built in a larger housing to facilitate testing and problem solving.

  Business Support Systems

     The IRIDIUM System will be capable of supporting basic "back office" business functions required by Iridium, gateway operators, and service providers, including a clearinghouse operated by Iridium to calculate the amounts owed to and from Iridium and each gateway operator in order to determine net settlements of such amounts among such entities. These business support functions include service provision, customer service, and billing and collection, as well as clearing and settlements. These functions will be provided by means of computer and manual processes at each gateway and service provider location and, most likely, at a central processing point. The gateway owners and operators will be required to license or purchase software and equipment in order to exchange information with the clearinghouse and to handle settlements with service providers, inter-exchange service providers, government entities and others. Iridium has proposed to develop, and to provide to the gateways, some of the required software and hardware. In addition, the gateways will have to enter into settlement agreements with service providers, on behalf of Iridium, in order to account for and settle the Iridium World Cellular Services and the non-satellite service portions of the Iridium World Services. The coordination of business support functions among Iridium, the gateways and the service providers necessary to the provision of the Iridium World Services is a large and complex undertaking which will require the establishment of comprehensive data exchange capabilities and the negotiation and execution of hundreds of settlement agreements with gateway operators and service providers. See "Risk Factors -- Reliance on Motorola, Gateway Owners and Other Third Parties."

  Iridium World Cellular Services

     Iridium World Cellular Services allows different protocol-based networks to communicate with each other. Protocol formats are the "language" by which networks communicate. Similar protocol networks can communicate easily with one another by sending signals between the networks in a standard language that is understood by both networks. Different protocol networks require a translator in order to communicate with each other.

     An Iridium World Cellular Services customer who roams onto a cellular network that has a roaming agreement with Iridium will be recognized by the visited network as an Iridium customer when the customer turns on his phone. The visited network, using an Iridium gateway, will send a request for authentication either terrestrially or over the IRIDIUM System to the IIU, the protocol translation device that is being developed under the direction of Motorola for Iridium. The IIU will search for the home location of the customer and convert the signal to the appropriate protocol of the customer's home network. The home network will authenticate the customer by signaling back to the IIU which will then convert the signal back to the protocol of the visited network and send the response in the appropriate protocol to the visited network. When an Iridium World Cellular Services customer is called, the Iridium network will route the call to the visited network (which is expected to be completed in seconds). The visited network will perform the necessary authentication to allow the roaming customer to access the visited network as a roaming customer and complete a call.

     An Iridium World Cellular Services customer can be "homed" on a cellular network, in which case the customer's phone number will be his home cellular phone number. Alternatively, the customer can be "homed" on the IRIDIUM System, in which case the customer's phone number will begin with "8816" or "8817," the international "country" codes assigned to Iridium. Customers "homed" on the IRIDIUM System may pay a monthly subscription fee and a fee for calls made over the IRIDIUM System. Customers "homed" on a cellular network may pay a feature charge to Iridium that will be significantly below the monthly subscription fee, but they may pay an additional roaming premium for calls made over the IRIDIUM System (retail prices will be determined by the home network provider). In general, customers who place a large number of Iridium satellite service calls will have an incentive to be "homed" on the IRIDIUM System, while customers who place a small number of Iridium World Satellite Services calls will have an incentive to be "homed" on a terrestrial network.

     For inter-protocol terrestrial cellular roaming, a user must have a telephone that operates with the visited network (e.g., a GSM phone if roaming onto a GSM 900 network). An Iridium World Cellular Services customer will not be required to own an IRIDIUM phone. Subscribers will be able to use any terrestrial wireless handset that can support a GSM SIM card or have an IS-41 handset that has been programmed for Iridium World Cellular Services. Motorola has indicated that it intends to develop TRCs compatible with most major terrestrial wireless networks, although some (including CDMA) will be developed and distributed after the commencement of commercial operations.

     Iridium's business plan currently calls for roaming agreements with wireless operators in more than 50 countries by the commencement of commercial operations in September 1998 expanding to approximately 150 countries by 2002. As of March 20, 1998, Roaming had entered into more than 90 roaming agreements. Many wireless systems as currently configured, including systems covering large portions of South America, use a form of wireless technology that does not permit sufficient anti-fraud security or certain international dialing and, therefore, it is unlikely that Iridium will provide Iridium World Cellular Services coverage in areas that are principally served by this type of technology. See "Risk Factors -- Risks Related to Iridium World Cellular Services." Iridium World Cellular Services is not expected to be available between certain IS-41 systems before 1999 or in Japan before 1999.

PROGRESS TO DATE

     The following chart sets forth Iridium's past and projected development milestones. Estimates for the commencement of service do not account for potential delays. There can be no assurance

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

that the IRIDIUM System will commence commercial operations in September 1998 as planned. See "Risk Factors -- Potential for Delay and Cost Overruns."

           ------------------------------------------------------------
    1987:  - IRIDIUM System conceived by Motorola
           - Research and development begins
           ============================================================
    1990:  - Planned IRIDIUM System announced worldwide
           - FCC license application filed
           ============================================================
    1991:  - Iridium, Inc. incorporated
           ============================================================
    1992:  - Global MSS spectrum allocated at WARC-92
           - Experimental license granted by FCC
           - Full scale research and development by Motorola, Lockheed and Raytheon underway
           ============================================================
    1993:  - Stock purchase agreements executed covering $800 million in equity commitments
           - Space System Contract and Operations and Maintenance
             Contract become effective
           - Key subcontracts signed by Iridium and Motorola
           - System procurement and build-out commenced
           ============================================================
    1994:  - IRIDIUM System preliminary design reviews completed
           - Additional stock purchase agreements executed covering an additional $798 million
           - Iridium satellite communications payload
             application-specific integrated circuits designed,
             fabricated and validated
           - Gateway Authorization Agreements executed
           ============================================================
    1995:  - Space Segment license awarded by FCC, subject to certain conditions
           - IRIDIUM System critical design reviews completed
           - Terrestrial Network Development Contract executed
           - Nine Gateway Equipment Purchase Agreements executed
           - Prototype phones available for lab testing
           - Additional $300 million raised
           ============================================================
    1996:  - Full-scale Iridium satellite manufacture begins
           - $750 million Guaranteed Bank Facility established
           - Kyocera begins development of Iridium phones
           - Construction of gateways begins
           ============================================================
    1997:  - First launch of Iridium satellites on a Delta II launch vehicle
           - IWCL IPO completed
           - $100 million SPI purchase of Class 1 Interests
           - First launch of Iridium satellites on a Proton launch
             vehicle
           - Offering of Units and Series B Notes completed
           - Master control facility substantially complete
           - Offering of Series C Notes completed
           - $1 billion Secured Bank Facility established
           - Two-thirds of satellite launches completed
           - Gateway construction expected to continue and initial
             testing to begin
           - Prototype pagers tested with in-orbit satellites
           - Limited voice testing with in-orbit satellites
           - Significant progress in obtaining service providers,
             roaming agreements and L-band licenses
           ------------------------------------------------------------

           ------------------------------------------------------------
    1998:  - Satellite launches expected to be completed
           - Gateway construction expected to be completed
           - Subscriber trials expected to be completed
           - Continued progress expected in obtaining service
             providers, roaming agreements and L-band licenses
           - Commercial operations expected to begin
           ------------------------------------------------------------

COMPETITION

     Certain sectors of the telecommunications industry are highly competitive in the United States and other countries. The uncertainties and risks created by this competition are intensified by the continuous technological advances that characterize the industry, regulatory developments that affect competition and alliances between industry participants. While no single existing wireless communications system serves the global personal communications market today, Iridium anticipates that more than one system will seek to serve this market in some fashion in the future. Iridium believes that its most likely direct competition will come from the planned ICO telecommunications service and from one or more of the other FCC licensed MSS applicants -- Loral/Qualcomm Partnership, L.P., on behalf of Globalstar, MCHI, on behalf of Ellipso, and Constellation, on behalf of Aries.

     Iridium believes that its ability to compete successfully in the market for global personal communications will depend primarily upon the timing of its entry into the market, the technological qualities of the IRIDIUM System, including its global coverage, signal strength, dependability and capacity and the market appeal of Iridium's service offerings, including Iridium World Cellular Services. Successful competition will also depend on the cost of service to subscribers and the success of the marketing, distribution and customer service efforts of gateway operators and service providers. Iridium believes that it currently has an earlier planned full global service capability than any of the licensed MSS applicants or ICO (based upon information contained in their FCC filings or public announcements).

     While Iridium's system and proposed competing mobile satellite systems have different planned technical capabilities, Iridium believes that the distinguishing features of the IRIDIUM System will include: (i) its higher signal strength for Iridium World Satellite Services which Iridium believes will afford both better voice quality and signal penetration to portable, handheld phones and a higher degree of in-building penetration for pagers; (ii) its intersatellite networking capability, which Iridium believes will permit full global coverage, reduce the number of gateways required to provide global coverage, enhance system reliability and capacity and reduce tail charges incurred for the landline portion of telephone calls; and (iii) its Iridium World Services offering, which will offer one number, one phone, one bill, voice, fax and data communication and "follow-me paging" through either a cellular or an Iridium phone number. Iridium believes that these distinguishing features will make Iridium World Services better suited, compared with other potential MSS competitors, to meet the global coverage and service quality demanded from the high-end, traveling professional. In addition, Iridium believes that it will be the first MSS system to offer global coverage in all authorized jurisdictions.

  Mobile Satellite Systems

     Inmarsat has announced plans for a 12-satellite, MEO system consisting of ten operational and two spare satellites. This system is to operate in the 2 GHz band and will be owned by a new Inmarsat affiliate, ICO. Many of the investors in Inmarsat, including numerous state-owned telecommunications companies, participate in the ownership of the new venture and ICO has announced the receipt of significant equity commitments from these investors. Iridium believes that ICO will be the most direct competitor to Iridium for the traveling professional market. However, ICO has announced that the full constellation will not be operational before the year 2000, which should provide Iridium with a first-to-market advantage.

     Globalstar, a 48-satellite LEO system, has been proposed by Loral/Qualcomm. It will offer both fixed and mobile telecommunications services. The Globalstar system will employ CDMA digital modulation technology and Globalstar has announced an expected in-service date in the first or second quarter of 1999. The Globalstar system utilizes "bent pipe" technology and Globalstar has indicated that it will require between 50 and 75 gateways to provide full global land-based coverage of virtually all inhabited areas of the globe. The target market for Globalstar, like the regional GEO systems described below, covers persons who lack telephone service or are under served or not served by existing or future cellular systems.

     Ellipso, a 17-satellite NGSO system, has been proposed by MCHI. Constellation, a 54-satellite NGSO system, has been proposed by Constellation Inc. Both systems would offer mobile satellite service globally and would use CDMA digital modulation technology. The licenses for each of the Ellipso and Constellation systems require that the system be fully operational by July 2003. MCHI has announced that it intends to begin operation of its system by the year 2000, while Constellation has stated that it plans to begin operations in 2001.

     Iridium also expects to encounter competition from regional mobile satellite systems, three of which have been launched and several of which are in the planning stage, as well as from Inmarsat. In April 1995, AMSC launched a GEO satellite covering the continental United States, Alaska, Hawaii, Puerto Rico, the U.S. Virgin Islands and U.S. coastal waters to provide fixed and mobile voice and data services to briefcase-sized mobile terminals and car-mounted units. TMI, a spinoff of Telsat Canada, launched a virtually identical satellite to AMSC's in 1996 to cover Canada and other parts of the Caribbean not served by AMSC and to provide the same type of service to similar terminals. AMSC and TMI subsequently agreed to transfer AMSC's to TMI's satellite. In addition, AMSC announced plans to lease its satellite to ACTel, which plans to reposition the satellite over Africa to offer MSS services there.

     Mobilesat, launched in 1994, is a GEO satellite covering Australia, New Zealand and parts of the Pacific Basin which provides mobile and fixed, voice and data services to briefcase-sized mobile terminals and carmounted units. ACeS has proposed a one- or two-satellite GEO satellite system covering Asia, including Thailand, Indonesia and the Philippines, and offering mobile voice and data telecommunications to briefcase-sized mobile terminals, car-mounted units and handheld units. APMT has proposed a two-satellite GEO satellite system covering India, China and certain Southeast Asian nations, offering mobile telecommunications to dual-mode, handheld terminals. Satphone and Thuraya are two consortia proposing GEO systems to serve the North Africa/Middle East region, with dual-mode hand-held phones. EAST is a hybrid system proposed by Matra-Marconi to provide fixed services, and mobile services to hand-held units, with a GEO satellite covering Europe, the Middle East and Africa. Afro-Asian Satellite Communications has proposed a two GEO satellite system covering 55 countries in the Middle East, the Asia Pacific region and eventually Africa, serving dual-mode, hand-held terminals. Elekon-Stir is a proposed Russian LEO system consisting of seven satellites offering store and forward mobile data services and with limited voice capabilities. Inmarsat currently operates a world-wide GEO system that is capable of providing fixed and mobile voice and data services to laptop-sized "Mini-M" terminals and to briefcase-sized mobile terminals and car-mounted units.

     Other regional systems that may be established could also provide services that compete with the Iridium World Satellite Services. The regional GEO systems do not provide full global coverage and, therefore, are expected to generally target persons not currently served by landline or cellular telephone service. It is possible that one or more regional mobile satellite services could enter into agreements to provide intersystem roaming that could be global or nearly global in scope.

  Land-based Telecommunications Systems

     Iridium does not intend to compete with terrestrial cellular telephone systems for the vast majority of personal communications services, because, among other reasons, Iridium satellite voice services will be priced significantly higher than most terrestrial wireless services, the IRIDIUM

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System will lack the operational capacity to provide local service to large numbers of subscribers in concentrated areas and Iridium's satellite system is not expected to afford the same voice quality, signal strength, or ability to penetrate various environments (such as buildings) as terrestrial wireless systems. Rather, Iridium expects its subscribers to use Iridium World Satellite Services in areas or situations where local cellular systems use a standard incompatible with that of the users' home markets or where terrestrial service is unavailable, inconvenient, of poor quality or unreliable. As terrestrial cellular systems expand their geographical penetration, particularly outside of major urban and suburban areas and improve the quality of coverage in already-served areas, potential customers for Iridium World Satellite Services and other satellite-based services will be lost. Moreover, the advent of near global terrestrial cellular roaming described below will represent a significant competitive threat to Iridium's satellite-based service and Iridium World Cellular Services, particularly with respect to traveling professionals who spend most of their time in regions that are well served by terrestrial-based wireless services.

  Terrestrial Cellular Interprotocol Roaming Services

     Iridium's Iridium World Cellular Services offering, which will allow Iridium subscribers to roam onto a variety of cellular networks, will face competition from existing and future terrestrial cellular interprotocol roaming services, which provide roaming services across similar cellular networks.

     GTE Mobilnet (GTE) and Deutsche Telekom Mobil ("DeTeMobil") of Germany currently offer GlobalRoam, a two-way cellular roaming service between certain North American AMPS cellular networks and GSM cellular networks in certain countries where DeTeMobil has GSM roaming agreements. AT&T Wireless Services of the United States and Vodafone of the United Kingdom offer CellCard, a service which provides one-way roaming from certain North American AMPS networks to certain GSM networks in certain countries which have roaming agreements with Vodafone.

     Two other proposed MSS systems, ICO and Globalstar, and at least one regional GEO, ACeS, have indicated that they may also offer some form of dual-mode satellite/cellular service, which may include interprotocol roaming capabilities such as those expected to be offered by Iridium.

     In addition, a number of rental services, primarily United States based, provide cellular phones to persons traveling in countries with cellular standards that differ from the traveler's home market. For example, Worldcell provides United States based travelers GSM phones for travel to Europe, while Shared Technologies Cellular, in conjunction with United Airlines, provides AMPS phones for visitors to the United States. These businesses often have rental locations at airports, hotels and auto rental locations and will also deliver phones by mail service. These companies' services may compete with Iridium's Iridium World Cellular Services and Iridium World Satellite Services. See "Risk Factors -- Competitive Risks; Factors Affecting Iridium's Competitive
Position -- Competition from Interprotocol Roaming Service Providers, GSM Roaming Services, Regional MSS Systems and Wireless Phone Rentals."

  Paging

     In addition to competing with paging services offered by proposed regional MSS systems, Iridium World Page Services will face competition from regional and nationwide terrestrial paging services, and from M-Tel's SkyTel service which currently provides paging services to over 20 countries around the world. SkyTel operates by forwarding paging messages via international circuits to a foreign paging network that subsequently transmits the message over its local network. Also, in 1995 Inmarsat introduced an international satellite-based one-way messaging service. Iridium believes that the relatively higher link margins of the Iridium World Page Services will provide superior performance to any proposed satellite paging systems and that Iridium will be the only global paging service using a belt-worn pager before 2000.

  Competition Related to New Technologies and New Satellite Systems

     Iridium may also face competition in the future from companies using new technologies and new satellite systems which could render the IRIDIUM System obsolete or less competitive. Such

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new technologies, even if not ultimately successful, could have a material and adverse effect on Iridium as a result of associated initial marketing efforts. Iridium's business could be materially and adversely affected if competitors begin operations or existing telecommunications service providers penetrate Iridium's target markets before completion of the IRIDIUM System.

RESEARCH AND DEVELOPMENT

     Iridium has engaged in preliminary discussions with Motorola regarding possible long-term enhancements to the IRIDIUM System, including a possible second generation of Iridium satellites, and in September 1997 Iridium filed an application with the FCC for authorization to operate a satellite system in the 2GHz band. Such actions are preliminary steps in the research and development process and Iridium has made no significant financial commitment to long-term enhancements.

EMPLOYEES

     Pursuant to the Iridium LLC Agreement each officer of Parent holds the same position with Iridium. There are 13 persons who are executive officers of Parent and Iridium. Iridium has no employees other than its officers. As of April 1, 1998, Parent had approximately 438 full-time employees. None of Parent's employees are covered by a collective bargaining agreement. Iridium's management considers its relations with its officers and the employees of Parent to be good. See "Certain Matters Regarding Relationship Among IWCL, Parent and Iridium."

PROPERTIES

     Motorola has constructed the master control facility on a 10.4 acre parcel of land in Loudoun County, Virginia, TT&C facilities on leased or licensed land in Yellowknife and Iqualuit, Northwest Territories, Canada and Oahu, Hawaii and the backup control facility in Rome, Italy. Title to these properties is scheduled to be passed to Iridium prior to the time Motorola completes the final milestone under the Space System Contract.

     Iridium leases approximately 128,750 square feet of space at three locations in metropolitan Washington, D.C. under leases that expire in January 1999, with renewal options. Iridium's principal executive office is located at 1575 Eye Street, N.W., Washington, D.C. 20005.

LEGAL PROCEEDINGS

     Iridium is not a party to any pending legal proceedings material to its financial condition or results of operations. None of Capital, Roaming, IP or Facilities is a party to any pending legal proceedings.

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                             REGULATION OF IRIDIUM

TELECOMMUNICATIONS REGULATION AND SPECTRUM ALLOCATION: OVERVIEW

     The allocation and use of the radio frequency spectrum for the provision of communications services are subject to international and national regulation. The implementation and operation of the IRIDIUM System, like those of all other satellite and wireless systems, are dependent upon obtaining licenses and other approvals.

     The international regulatory framework for spectrum allocation and use is established by the International Telecommunication Union ("ITU"). The ITU, which is composed of representatives from most of the countries of the world, meets officially at conferences known as World Radio Conferences ("WRC"s) (previously known as World Administrative Radio Conferences or "WARC"s) to decide the radio services that should be permitted to operate in various radio bands and the rules for operating in those bands.

     The national administration of each country decides how the radio frequencies that the ITU has allocated to particular communications services should be allocated and assigned domestically to specific radio systems. In addition, the provision of communications services in most countries is subject to regulatory controls by the national governments of each country.

     In the United States, the FCC is the regulatory agency responsible domestically for allocating spectrum and for licensing and regulating communication systems, facilities, and services. The FCC regulates satellites in accordance with laws passed by the United States Congress, particularly the Communications Act of 1934, as amended (the "Communications Act"), regulations adopted pursuant to those laws, and judicial opinions rendered by U.S. courts.

IRIDIUM SYSTEM LICENSING REQUIREMENTS

     The IRIDIUM System is being built with the capability to link phones to Iridium satellites using up to 10.5 MHz of spectrum in L-band frequencies from 1616-1626.5 MHz on a bi-directional time division basis, Earth-to-space and space-to-Earth. The system will also be capable of operating "feeder" links in the frequencies 19.4-19.6 GHz and 29.1-29.3 GHz (connecting satellites to ground earth station gateway facilities) and intersatellite links in the frequencies 23.18-23.38 GHz (linking the satellites in the constellation to each other).

     The licensing requirements for the IRIDIUM System include: (i) the FCC license for the space segment; (ii) the licenses in each country where there is a gateway or TT&C earth station; and (iii) the licenses in each country for the Iridium subscriber equipment and service and for the use of required frequencies. In addition, the IRIDIUM System must be coordinated with other users of spectrum that have rights to use the same or adjacent frequencies to the frequencies assigned to the IRIDIUM System. It is only necessary for one country to license the space segment, which includes authorizing the construction, launch, and operation of the satellites, including the use of the intersatellite links and the operation of the primary satellite control center in the country.

     The gateway earth stations provide the feeder link between the satellite network and the PSTNs around the world. Iridium expects that Iridium gateways will be located in at least eleven different countries during the first years of operation. A radio license to operate a gateway earth station in a significant portion of the 29.1-29.3 GHz (Uplink) and 19.4-19.6 GHz (Downlink) frequency bands must be issued by the appropriate governmental authority of each of the countries in which an Iridium gateway is to be located. Similar authorizations may be obtained in the United States and Canada to operate TT&C earth stations.

     Each country in which Iridium intends to operate must authorize the use of the frequencies linking the phones to the satellites, allowing communication between end users and the satellite network. At a minimum, the IRIDIUM System needs exclusive use of the frequencies 1621.35-1626.5 MHz for this purpose, with authority to operate bi-directionally within that band. In order to operate the Iridium subscriber equipment in a country, Iridium or the manufacturers of Iridium handsets must obtain from the country a certificate of type approval to permit the operation

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of phones and pagers within the country. The licensing procedures vary in different countries. Generally there are three aspects to the required license(s): (i) authorization for the use of the frequencies requested; (ii) authorization for the equipment to be marketed and used (including subscriber equipment that may circulate from country to country); and (iii) authorization for the service to be provided.

     Because of the global mobile nature of the service, each national administration will be asked to grant a blanket or class license authorizing a substantial number of handsets, recognize equipment that has been type approved or certified by other countries, and allow for the free circulation and transborder roaming of terminal equipment.

LICENSING STATUS

  General

     Iridium, Motorola, and the gateway owners have made substantial progress in taking the regulatory steps needed for the IRIDIUM System to obtain the coverage assumed in its business plan, but a significant number of additional regulatory approvals outside the United States remain to be obtained. Each gateway must be licensed by the jurisdiction in which it is located. Licenses have been granted for the gateways in the United States (Tempe), Thailand (Bangkok), Taiwan (Taipei), Korea (Seoul), Brazil (Rio de Janeiro), Japan (Nagano), Saudi Arabia (Jeddah) and Italy (Fucino). The North American gateway operator has contracted to build a second gateway in the United States. Additionally, experimental licenses have been granted for the gateways in Russia (Moscow), and India (Bombay) and permit the gateways to test their links between the Iridium satellites and terrestrial services. In the case of China, where the gateway territory owner is Iridium China (Hong Kong) Ltd., approval has been issued to China Aerospace Corporation, the parent company of Iridium China, and the Ministry of Posts and Telecommunications (the "MPT") to proceed with the establishment of a testing gateway for Iridium in China. The MPT will be primarily responsible for construction, management and operation of the gateway, and arrangements are being made between China Aerospace and the MPT to take advantage of that decision. See "Risk Factors -- Reliance on Motorola, Gateway Owners and Other Third Parties -- Construction and Operation of the IRIDIUM System." The licenses that have been received by the gateways are subject to conditions that relate to the completion of construction and the provision of technical information to regulatory authorities. Iridium expects that the licenses its other gateways are seeking will have similar conditions. There can be no assurance that the additional licenses necessary for Iridium to obtain the service capability assumed in its business plan will be obtained on a timely basis or at all. In addition, while Iridium believes the conditions specified in the final gateway licenses that have been received can be satisfied, there can be no assurance that such conditions will be satisfied or that conditions to licenses received in the future will be satisfied.

     As of March 1, 1998, 51 administrations which have given all or a substantial portion of the authorizations necessary to operate the IRIDIUM System in their territories. The 51 countries and territories are: United States, Italy, Argentina, Colombia, Honduras, Taiwan, Thailand, Malaysia, Guatemala, Puerto Rico, Philippines, Finland, El Salvador, Brazil, Japan, South Korea, Austria, Germany, Canada, Australia, Venezuela, Sweden, Norway, Iceland, Russia, Uruguay, New Zealand, Chile, Senegal, Morocco, Afghanistan, Panama, San Marino, Maldives, Micronesia, Cook Islands, American Samoa, Baker Island, Guam, Jarvis Atoll, Johnston Atoll, Midway Islands, Northern Marianas, Palmyra Atoll, United States Virgin Islands, Wake Island, Christmas Island, Cocos (Keeling) Islands, Norfolk Island and Svalbard & Jan Mayen. Iridium is seeking licenses throughout the world. However, Iridium and its gateway operators are placing emphasis on obtaining approvals by September 1998 from the 70 to 90 countries where Iridium expects substantially all of the demand for, and usage of, Iridium World Services is likely to be generated.

     The licenses that have been received generally are subject to conditions relating to, among other things, (i) confining operations to the scope of the license, (ii) complying with applicable electronic surveillance laws and (iii) the continued operation of the IRIDIUM System. While Iridium

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believes that all required licenses will be obtained in a substantial majority of the countries it is placing emphasis on by September 1998 and that the IRIDIUM System would be able to satisfy the conditions specified in such licenses, there can be no assurance that additional authorizations will be granted at all, or in a timely manner, or without burdensome conditions. There can be no assurance that sufficient licenses for Iridium to obtain the coverage assumed in its business plan will be obtained on a timely basis or at all. Nor can there be any assurance that Iridium will be able to secure additional spectrum, if needed. In addition, while Iridium is not aware of any country that has indicated that it will not provide a service license by the commencement of commercial operations, the process of obtaining service licenses in each country of the world is complex and certain gateway operators, in particular those with responsibility for obtaining licenses in numerous countries such as Iridium Africa and Iridium SudAmerica, have indicated that they may not receive regulatory approvals for some of the countries of their territories at the anticipated commencement of commercial operations in September 1998. See "Description of Other Indebtedness -- Secured Bank Facility" for a discussion of regulatory approvals as a borrowing condition under the Secured Bank Facility.

  Spectrum Allocation

     At the WARC-92, the ITU allocated to the MSS service: (i) on a primary basis, 16.5 MHz of spectrum in the 1610-1626.5 MHz band (Earth-to-space); and
(ii) on a secondary basis, 12.7 MHz of spectrum in the 1613.8-1626.5 MHz band (space-to-Earth). The ITU had previously authorized the other frequency bands used in the IRIDIUM System for the purpose for which Iridium intends to use them. At the 1995 World Radio Conference ("WRC 95"), the ITU defined the coordination procedure for systems operating in the bands proposed to be used by Iridium for its feeder links. The ITU's role in allocating frequencies necessary for the operation of the first generation IRIDIUM System is now essentially complete.

  United States Licensing

     The space segment of the IRIDIUM System, including the use of the intersatellite frequency band (23.18 to 23.38 GHz), has already been licensed by the FCC in the United States. The license has a term of ten years and contains other conditions typical of satellite system licenses granted by the FCC. The license term begins on the date the first satellite is in orbit and the first transmission occurs. The license states that, absent extensions, the IRIDIUM System must be fully constructed and operational by October 2002. Two applicants have appealed the FCC decision which (i) found that they initially had failed to establish the necessary financial qualifications, and gave them additional time to demonstrate such qualifications; and (ii) granted licenses to the IRIDIUM System and two other global MSS systems. The FCC subsequently waived the financial qualification condition and granted these two applicants a license. This appeal is being held in abeyance while the FCC considers applications for review of its decision to waive the financial qualification condition. The license for the IRIDIUM System remains in full force and effect while this appeal is pending and Iridium expects that the FCC decision to issue a license for the IRIDIUM System will be affirmed, although there can be no assurance that the courts will do so. See "-- Competition."

     Although the FCC has stated that it will renew the IRIDIUM System authorization unless extraordinary circumstances prevent it from doing so, there can be no assurance that the IRIDIUM System license will be renewed.

     The IRIDIUM System license is held by Space System License, Inc. a wholly owned subsidiary of Motorola, which is contractually bound to operate the system for the exclusive benefit of Iridium. As a result, Motorola, rather than Iridium, has the responsibility to construct, launch, operate and maintain the IRIDIUM System in accordance with the terms of the license. Any request to renew or modify the IRIDIUM System license must be filed and prosecuted by Motorola. If the Space System Contract or the Operations and Maintenance Contract is ever terminated or not renewed, Motorola would have to assign the Iridium license to Iridium or a third party. Any such assignment would be subject to FCC approval.

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     Under both the ITU's rules and the terms of the IRIDIUM System license, the
IRIDIUM System must be coordinated with all other domestic and foreign users of the frequency bands assigned to the IRIDIUM System. The United States has essentially completed the process of registering the Iridium space segment operations with the ITU. It has submitted the advance publication and coordination materials to the ITU and coordinated the use of the space segment with all those administrations expressing concerns that the system might cause or receive interference to their systems. On this basis, the United States has requested the ITU to notify the IRIDIUM System in the ITU's Master Frequency Register, which will give it a legal right to protection from interference from future systems. The request has been published and administrations that have previously engaged in coordination with the United States regarding the IRIDIUM System may file comments on the claim that coordination is complete. Any comments will need to be resolved before the IRIDIUM System will be listed in the Master Frequency Register. Iridium believes that coordination has been completed successfully between the IRIDIUM System and all existing or planned systems that have been identified under the coordination process. If further coordination is required with any identified system, it is possible that such coordination would not be completed prior to Iridium's projected commencement of commercial operations. However, Iridium believes that failure to complete such coordination would be unlikely to have a material adverse effect on Iridium. There is no other action required from any other country to license the space segment.

     Under the FCC's rules and the terms of the license, prior to commencing operations Motorola must complete coordination with U.S. radio astronomy sites and complete consultations with the Inmarsat and Intelsat systems. Both of these have been accomplished. See "-- Consultations and Coordinations."

     In the United States, frequencies have been assigned to the IRIDIUM System feeder links in the 29.1-29.25 and 19.4-19.6 GHz bands. The 29.1-29.25 GHz frequencies are shared with the local multipoint distribution service ("LMDS"), and the FCC has adopted restrictions on LMDS operations that are designed to protect MSS feeder links from interference. The 19.4-19.6 GHz frequencies are shared with terrestrial microwave stations and each gateway earth station must be coordinated in advance with licensed microwave stations. The FCC recently granted a license for the first IRIDIUM System gateway to be located in Tempe, Arizona. Licenses have also been granted in the United States for authority to construct and operate TT&C facilities in Arizona and Hawaii.

     The United States license authorizing construction, launch and operation of the space segment includes the use of 1621.35 to 1626.5 MHz radio frequency band in the United States exclusively for the Iridium subscriber links. This frequency assignment may be increased if no more than one CDMA satellite system becomes operational in the adjacent frequency band. The FCC has issued a license permitting 200,000 Iridium mobile phones to be used in the United States, conditioned upon Motorola submitting a study showing its terminals will comply with radiation hazard requirements. Iridium believes that Motorola will comply with this requirement.

  Licensing Outside the United States

     In countries other than the United States, the remaining significant regulatory steps include: (i) in each country in which a gateway or system control terminal will be located, authorization to construct and operate those facilities, including necessary gateway feeder link spectrum assignments, must be obtained; (ii) in each country in which Iridium subscriber equipment will operate, authority to market and operate that equipment with the IRIDIUM System, and the use of the necessary user link spectrum, must be granted; and (iii) coordination of the use of the frequencies to be used by the IRIDIUM System must be achieved. As discussed under "-- General," applications for authorizations for gateway, subscriber and TT&C facilities are in varying stages of processing in countries other than the United States and there can be no assurance that these applications will be granted or that sufficient spectrum for initial needs will be assigned. Of the gateway and subscriber authorizations granted to date, several have conditions attached to them concerning their operation and there can be no assurance that these conditions will be satisfied. If

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the initial spectrum assignments prove insufficient as demand increases over time, there is no assurance Iridium will be able to obtain additional spectrum from the FCC or other administrations.

     Countries in Europe are approaching frequency assignments and licensing issues on a regional basis. CEPT, an organization of forty-three countries in greater Europe, has adopted recommendations regarding the frequency assignment plan and the authorization process which it will recommend that member countries follow. These recommendations are voluntary but 16 European countries have adopted some or all of these recommendations and many other European countries -- especially EU members -- are expected to follow these recommendations. These recommendations currently give Iridium the opportunity to obtain the spectrum it needs to operate initially in Europe. There is a risk that Iridium may have to share this spectrum with other planned satellite systems using an FDMA/TDMA access mode. Because European countries must follow ITU procedures, which Iridium believes will protect Iridium's minimum spectrum requirements, Iridium believes this risk is unlikely to occur. However, there can be no assurance that Iridium will receive all the spectrum it needs to operate in Europe.

     Iridium mobile subscriber equipment must be type accepted in many countries in accordance with national, regional and/or internationally-recognized standards relating to unwanted emissions, network controls, etc. At the 1996 ITU World Telecommunication Policy Forum, the participating countries agreed to start a process that has become known as the GMPCS memorandum of understanding (the "GMPCS MOU"). Participating countries have concluded the development of a first set of agreements covering the IRIDIUM System and the Iridium subscriber equipment, which may facilitate (i) the free circulation of subscriber equipment and (ii) universal handset type approvals. It is now necessary for countries to implement these agreements. Absent such implementation, Iridium subscriber equipment circulation from country to country would require numerous bilateral agreements. While a first set of agreements has been developed, there can be no assurance that countries will implement these agreements in time to benefit Iridium.

     In connection with Iridium's efforts to obtain worldwide regulatory approval for Iridium World Services, governmental, political and security concerns have arisen. One such concern is that authorization of Iridium World Services by many countries will be contingent upon Iridium providing such countries with the ability to legally monitor calls made to or from such countries. Iridium believes that it will be able to address the concerns of many of these countries by the date commercial service is expected to begin and of other countries after the expected commencement of commercial operations. However, there can be no assurance that it will be able to do so or that the emergence of governmental or political concerns will not impair the ability to obtain licenses or the offering of Iridium World Services on a timely basis. See "Risk Factors -- Risks Associated with Licensing and Spectrum Allocations."

  Research & Development

     In September 1997, Iridium filed an application with the FCC for authorization to operate a satellite system in the 2GHz band. Such action is a preliminary step in the research and development process and Iridium has made no significant financial commitment to long-term enhancements.

CONSULTATIONS AND COORDINATIONS

     Intelsat and Inmarsat are international organizations that own and operate satellite systems. International obligations undertaken by the nations which have signed the international agreements creating Intelsat and Inmarsat, including the United States, require the United States to consult with both Intelsat and Inmarsat prior to authorizing any international satellite system to ensure that the system will not cause significant economic or technical harm to the Intelsat system or significant technical harm to the Inmarsat system. The consultation with Intelsat and Inmarsat have been completed.

     Currently, the Russian global navigation satellite system, GLONASS, operates in a frequency band that partially overlaps the 1610-1626.5 MHz MSS band. When operating co-channel with GLONASS, MSS systems are required to coordinate their operations with the previously registered

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operations of GLONASS. In addition, even when not operating co-channel, they are required to protect GLONASS operations from harmful interference. Iridium believes that a bilateral coordination agreement between Russia and the United States is in negotiation, under which Russia would agree to move the GLONASS system's operations to frequencies below 1610 MHz by January 1, 1999, and to frequencies below approximately 1605 MHz by the year 2005. The FCC has conditioned the Iridium blanket subscriber license upon compliance with a level of protection from interference to the GLONASS system. While that level of protection has not been determined, Motorola has committed to meeting the most stringent protection level requested by U.S. aviation interests. During the three-month period between September 1, 1998, the month Iridium expects to commence commercial operations, and January 1, 1999, the month the GLONASS operational frequencies will shift from being below 1616 MHz to being below 1610 MHz, and during the interim period between 1999 and when GLONASS shifts to below 1605 MHz, Iridium believes it will be able to satisfy any reasonable level of protection that is required although there can be no assurance as to what level of protection will be required. Iridium believes that it can meet the protection requested for GLONASS when GLONASS shifts down in frequency to below 1605 MHz by January 1, 2005. Other administrations will also need to coordinate with the Russian Federation concerning the level of protection that will be afforded to GLONASS in their territory. In Russia itself, additional restrictions may be imposed which may limit the amount of spectrum available to Iridium in Russia. There can be no assurance that sufficient spectrum will be available to meet subscriber demand in Russia or any other country that requires a higher level of protection for GLONASS than the United States. Moreover, there can be no assurance that CDMA systems will be able to meet the levels of protection required for GLONASS, either in the United States, Russia or elsewhere. If such systems do not meet the protection requirements, the FCC and/or other countries' regulatory authorities might consider requests to reassign the CDMA systems to higher frequencies within the 1610-1626.5 MHz allocation in order to protect GLONASS. This development might in turn reduce the amount of spectrum available to Iridium. See "-- Competition."

     Under the FCC's rules, the IRIDIUM System also must protect U.S. radio astronomy sites during periods when they are observing in the 1610.6-1613.8 MHz band. Coordination agreements have been reached with respect to all 15 U.S. radio astronomy sites. There can be no assurance that the technical assumptions underlying the coordination agreements with the U.S. radio astronomy sites will not differ from the manner in which the IRIDIUM System performs once it is operational.

     Other administrations may also require that the IRIDIUM System be coordinated with radio astronomy sites that observe in the 1.6 GHz band. Iridium believes there are approximately six other countries that have such radio astronomy sites observing in that band where coordination has not yet been completed. Iridium and Motorola have commenced coordination discussions with most of these non-U.S. radio astronomy sites. While Iridium believes that it will be able to demonstrate that Iridium's operations will not materially and adversely affect the ability of radio astronomers at these sites to observe in the 1.6 GHz band, there can be no assurance that these coordinations will be concluded successfully or in a timely manner.

     In addition to potential interference between MSS systems and other users of the 1.6 GHz band, there is a potential for intersystem interference among the MSS systems themselves.

     Emissions standards have been developed in various international forums which would limit out-of-band emissions into the IRIDIUM System to a level which Iridium believes would not cause harmful interference to the operation of the IRIDIUM System. These standards would apply to all CDMA MSS systems, including any subsequent CDMA MSS systems which are authorized to use the 1610-1621.35 MHz band. There can be no assurance, however, that the standards adopted would not cause harmful interference to the operation of the IRIDIUM System.

     The IRIDIUM System MSS downlinks operate on a secondary basis. Under the rules of the ITU and the FCC, these secondary downlinks may not cause harmful interference to any primary spectrum user that is operating co-frequency and must accept any interference caused to them by such primary spectrum users. In light of the secondary nature of Iridium's MSS downlinks, the

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failure by an MSS operator to implement an acceptable CDMA emissions mask could significantly reduce the total capacity of the IRIDIUM System. Furthermore, the downlinks of the IRIDIUM System may need to accept interference from Inmarsat terminals, including Inmarsat aeronautical and land mobile terminals, when they are in the vicinity of an Iridium terminal.

UNITED STATES ELECTRONIC SURVEILLANCE LAWS

     The Communications Assistance for Law Enforcement Act of 1994 ("CALEA") was enacted on October 25, 1994. CALEA requires that telecommunications carriers deploy equipment, facilities and services that meet certain electronic surveillance requirements identified in the statute. Penalties of $10,000 a day for each wire tap order not fulfilled could be imposed under CALEA as well as an order of compliance in the case of a failure to comply, and other unspecified penalties, including injunctions, might otherwise be imposed. The U.S. government has indicated that CALEA imposes requirements on the IRIDIUM System similar to the requirements that the U.S. government has requested to be implemented by the cellular industry. Discussions with the U.S. government are ongoing to determine the extent of the IRIDIUM System's obligations and the timing of the implementation of these requirements into the IRIDIUM System. It is unknown whether an agreement will be reached with the U.S. government which resolves these issues. Thus, there exists the possibility of a dispute over the IRIDIUM System's obligations. See "-- Licensing Status" for a description of the surveillance requirements of countries outside the United States.

UNITED STATES INTERNATIONAL TRAFFIC IN ARMS REGULATIONS; EXPORT ADMINISTRATIONS ACT

     The United States International Traffic in Arms Regulations under the United States Arms Export Control Act authorize the President of the United States to control the export and import of articles and services that can be used in the production of arms. Among other things, these regulations limit the ability to export certain articles and related technical data to certain nations. The scope of these regulations is very broad and extends to certain spacecraft, including certain satellites. Certain information involved in the performance of Iridium's operations will fall within the scope of these regulations.

     The Export Administrations Act and the regulations thereunder control the export and re-export of United States-origin technology and commodities capable of both civilian and military applications (so-called "dual use" items). These regulations may prohibit or limit export and re-export of certain telecommunications equipment and related technology which are not affected by the International Traffic in Arms Regulations by requiring a license from the Department of Commerce before controlled items may be exported or re-exported to certain destinations. Although these regulations should not affect Iridium's ability to put the space segment in place, the export or re-export of Iridium subscriber equipment as well as earth stations and related equipment and technical data, may be subject to these regulations, if such equipment is manufactured in the United States and then exported or re-exported. These regulations may also affect the export, from one country outside the United States to another, of United States-origin technical data or the direct products of such technical data.

     Motorola has obtained authorization to export the Iridium satellites, including associated launch support equipment, currently scheduled to be launched in Kazakhstan on Khrunichev's Proton launch vehicle. Motorola has obtained authorization needed to export the Iridium satellites, including associated launch support equipment, currently scheduled for launch in China on China Great Wall's Long March 2C launch vehicle. See "Risk Factors -- Satellite Launch Risks -- Risks Related to Non-U.S. Launches."

COMPETITION

     At the time that the FCC authorized the construction of the IRIDIUM System, it also authorized one other competitive MSS system to operate in the 1610-1626.5 MHz band. This was the Globalstar system, proposed by Loral/Qualcomm Partnership, L.P. ("Loral/Qualcomm"). The Globalstar and IRIDIUM System were the only Big LEO systems initially licensed by the FCC. While

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the IRIDIUM System was granted exclusive use of the 1621.35-1626.5 MHz band in the United States, Globalstar was granted shared use of the bands 1610-1621.35 MHz and 2483.5-2500 MHz. The systems were not mutually exclusive.

     At the same time the FCC authorized the IRIDIUM and Globalstar systems, the FCC afforded three other applicants (that had initially failed to establish their qualifications) additional time in which to demonstrate that they were financially qualified. These were MCHI, Constellation and American Mobile Satellite Corporation ("AMSC"). In September 1996, AMSC chose not to proceed and the FCC dismissed its application.

     MCHI and Constellation have filed challenges to the FCC's determination that they were each not financially qualified, with the United States Court of Appeals for the District of Columbia Circuit. These challenges include an appeal from the FCC's decision to license the IRIDIUM and Globalstar Systems. This court action has been placed in abeyance pending a final FCC decision on a petition for review of the FCC's interim decision to waive its financial qualification rules and grant licenses to MCHI and Constellation.

     Following the submission of updated financial information by MCHI and Constellation to the FCC, by Orders released July 1, 1997, the FCC's International Bureau granted licenses for the Ellipso system proposed by MCHI and the Aries system proposed by Constellation. These Orders, which are subject to review by the full Commission, increase to four the number of U.S.-licensed global MSS systems (including the IRIDIUM System) and may result in increased competition for the IRIDIUM System. The licensing of these two Code Division Multiple Access ("CDMA") systems reduces the possibility that only one CDMA system will become operational in the 1610-1621.35 MHz frequency band adjacent to the IRIDIUM System's frequency assignment. This in turn reduces the likelihood that the FCC will increase the frequency assignment for the IRIDIUM System. In addition, MCHI's and Constellation's licenses may cause the CDMA based global systems to have less capacity available for their use and thereby make it more difficult for them to accept the protection levels required for GLONASS, either in the United States, Russia or elsewhere. This could lead to requests to reassign the CDMA systems to higher frequencies within the 1610-1626.5 MHz allocation to protect GLONASS. This development might in turn reduce the amount of spectrum available to Iridium. Furthermore, the possibility that two more CDMA systems may become operational may increase the risk of harmful interference into the IRIDIUM System's MSS downlinks.

     Competition with the IRIDIUM System is also expected from ICO, the private company affiliated with Inmarsat to provide a mobile satellite service using satellites to be positioned in medium earth orbit. ICO's system is expected to become a significant competitor of the IRIDIUM System. ICO's proposed service will not operate in the same set of user link frequencies in which the IRIDIUM and Globalstar systems are proposed to operate.

INTERCONNECTION

     The IRIDIUM System is predicated upon an international dialing and signaling model that treats the system as if it were a separate "country." Most traffic moving to or from the Iridium network will be considered as international traffic. The Iridium gateway serves as the link between the IRIDIUM System and the PSTNs within the gateway territory. Consistent with this "country" model, an Iridium gateway needs to route traffic between the IRIDIUM System and the international PSTNs. For a country to send a call originating on its PSTN to the IRIDIUM System, it must send the call to the nearest Iridium gateway, which may be in a different country. Similarly, for the IRIDIUM System to send an IRIDIUM System-originated call to a country's PSTN, it must send the call through its gateway to the terminating PSTN. In both cases, Iridium gateways need to interconnect to the PSTN. Thus, interconnection agreements need to be established between the Iridium gateway operators and the local PSTN operators in all countries served by the gateway. Some gateways may be required to achieve carrier status in their countries of origin in order to enter into such agreements.

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     Every country should be able to send traffic from its PSTN to the nearest
Iridium gateway. Since the IRIDIUM System will be treated like a "country" with a dedicated country code, each country will route traffic based on that country code to the Iridium gateway. To route IRIDIUM System traffic properly, the network operators in every country must program their international switches (and domestic ones, if necessary) to include the Iridium country code and signaling point codes.

COUNTRY CODE

     The ITU Telecommunication Standardization Bureau ("TSB") is empowered to allocate international dialing codes for countries, geographic areas and global services. Although there are numerous three-digit "country codes" still available for allocation, until recently such codes have generally been granted only to countries and to geographic areas, in order to conserve this limited resource. The TSB is advised on international code issues by its Study Group 2, which is composed primarily of representatives of telecommunications service organizations and representatives of government administrations. Iridium applied to the TSB for a country code for the IRIDIUM System. ICO, Globalstar and Odyssey submitted requests for country code resources, as well.

     In May 1996, Study Group 2 decided that these systems should share a country code and allocated code "881" for this purpose. Each eligible system will receive two values of the digit following the code 881. For example, the IRIDIUM System will use codes 8816 and 8817, which will enable Iridium to identify 200 million subscribers. The Director of the TSB will let each system reserve its codes for testing and officially assign them later. Iridium has already been advised by the Director of the TSB that codes have been assigned to the IRIDIUM System.

     The four-digit country code must be used by domestic and international carriers in each country to route calls to the IRIDIUM System and to recognize those calls for billing purposes as calls to the Iridium network. Although the typical three-digit country code is supported by all carriers for the call routing and billing systems, it is expected that some carriers will have to modify their routing and billing systems, and in some cases, enhance their switch capacity, to be able to route and bill for calls destined for the IRIDIUM System and other MSS systems. It is possible that some carriers will not agree to make the necessary modifications, to make them in a timely fashion, or to make them without Iridium and other MSS system operators paying for some or all of the costs of such modifications. It is generally expected that resistance to making the modifications is most likely to occur in developing countries that employ less modern switching equipment.

         PRINCIPAL CONTRACTS FOR THE DEVELOPMENT OF THE IRIDIUM SYSTEM

     Iridium and Motorola are parties to the Space System Contract, the Operations and Maintenance Contract and the Terrestrial Network Development Contract. In addition, each Iridium investor who has been allocated a gateway service territory has entered into a Gateway Authorization Agreement. Iridium also has contracted with Andersen Consulting LLP for the development and deployment of the Iridium business support systems and the associated gateway business systems that will be deployed in each gateway. The following summary discusses the material provisions of those contracts. There have been, and Iridium anticipates there will be, amendments and interpretations to the principal supply contracts. See "Risk Factors -- Potential for Delay and Cost Overruns" and "-- Risks Associated with Principal Supply Contracts -- Amendments to Principal Contracts." For a discussion of the material provisions of the Management Services Agreement, see "Certain Matters Regarding the Relationship Among IWCL, Parent and Iridium -- Management Services Agreement". Capitalized terms used in the following summary that are defined in the contracts have the meanings ascribed to them in the contracts (copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part).

SPACE SYSTEM CONTRACT

     Motorola has agreed under the Space System Contract to design, develop, produce and deliver in orbit the Space Segment of the IRIDIUM System consisting of the Constellation and System Control Segment. The Space System Contract provides for a price of $3.45 billion, scheduled to be

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paid by Iridium to Motorola over approximately a five-year period upon the completion of 47 performance milestones. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." This price is not subject to change based upon inflation but is subject to certain other adjustments. The Space System Contract generally requires that the Space Segment must pass an acceptance plan demonstrating, among other things and as specified therein, specified minimum performance coverage and capacity criteria by a specified date (as extended for certain excusable delays) as a condition to Iridium's obligation to accept the Space Segment and make the final contract payment of $150 million. Following acceptance by Iridium, the coverage and capacity performance level of the Space Segment will be governed by the Operations and Maintenance Contract. In addition, the Space System Contract provides that the warranty made by Motorola that the Space Segment will comply with the requirements specified in the acceptance plan immediately upon completion of the contract, but not thereafter, is in lieu of all other warranties. The liability of Motorola to Iridium under the Space System Contract is subject to certain limitations (discussed below).

     The Space System Contract also requires Motorola to deliver the Satellite Subscriber Unit (Voice) Interface Specification and the Space System Operations Plan. The Satellite Subscriber Unit (Voice) Interface Specification was delivered by Motorola and accepted by Iridium in October 1996. Motorola has also agreed to license the rights to use the information in the Voice Encoding Algorithm to the extent essential to implementation of the Satellite Subscriber Unit (Voice) Interface Specification to telecommunications equipment manufacturers on mutually acceptable terms and conditions (which may include royalty payments), provided that the government of such manufacturer's country has authorized the operation of the IRIDIUM System in that country. Motorola has indicated to Iridium that it interprets the word "essential" as used in the prior sentence to mean "technically essential." Iridium does not agree that this qualification of the term "essential" can or should be implied from the applicable language in the Space System Contract. In the Space System Contract Motorola has agreed to design and make available to Iridium as proprietary information: (i) the Gateway Interface Specification; (ii) the Paging Unit Interface Specification; and (iii) the Satellite Communication Link Interface Specification. Separate agreements have been and are expected to be entered into between Motorola and other appropriate parties providing for the production and sale of Iridium gateways, subscriber units and other components of the IRIDIUM System. Motorola has also agreed to develop and sell Iridium gateway equipment, phones, paging units and MXUs to third parties and to license to responsible and competent suppliers acceptable to Motorola, all on reasonable terms and conditions (which may include royalty payments) mutually acceptable to Motorola and such third parties and suppliers, the right to use the information in these interface specifications to the extent essential for the supplier to manufacture and sell the applicable Iridium products. The Space System Contract provides that in connection with the grant of licenses referred to in this paragraph Motorola may require reciprocal rights to intellectual property of the prospective licensee.

     The Space System Contract provides for 47 milestones with scheduled completion dates ranging from January 29, 1994 to September 23, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Upon completion of each such milestone in accordance with the contract, Iridium is obligated to pay Motorola the price corresponding to such milestone. The contract generally provides that Iridium's exclusive remedy for Motorola's failure to complete any or all of the interim milestones by the scheduled dates shown on an exhibit to the Space System Contract (as they may be adjusted) is relief of Iridium's obligation to pay the applicable amount for such milestones until Motorola completes or is deemed to have completed such milestones. Iridium has the right, in the event it disagrees with Motorola's assertion that it has completed a milestone and is therefore permitted to receive payment, to challenge such assertion by Motorola. Failure to complete any given milestone will not relieve Iridium of its obligation to make payments with respect to subsequent completed milestones. Failure to complete one or more of the milestones on a timely basis so as to prevent completion of the final milestone within twelve months of the scheduled date (as that date may have been adjusted under the

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contract) in accordance with the terms of the contract as established by clear and convincing evidence would permit Iridium to terminate the contract if Motorola does not act to commence correction of that failure within 30 days after receipt of notice from Iridium specifying that failure. Failure to complete the final milestone by the scheduled completion date (as it may be adjusted) may cause Motorola to forego all or a portion of the $150 million final milestone payment. The final milestone payment is payable in full only if Motorola completes the final milestone on the scheduled completion date (as that date may have been extended under the contract). The payment will be reduced ratably each day from $150 million to $115 million if completion of the final milestone is delayed to December 23, 1998 or to the extent that the commitment to deliver a specified number of gateways is not met. Thereafter, failure to complete the final milestone will result in a monthly reduction of the remaining $115 million ratably on a monthly basis from $115 million to zero if the final milestone is delayed to on or after September 23, 1999. The final milestone payment penalty is stated in the Space System Contract to be Iridium's exclusive remedy for Motorola's failure to complete the final milestone on a timely basis, except that, under certain circumstances, Iridium may declare Motorola in default if the final milestone is not completed within 12 months of the scheduled date (as that date may have been adjusted under the Space System Contract).

     Motorola will have no liability under the Space System Contract for failures or delays in performance, including with respect to the failure to complete the final milestone on a timely basis, to the extent that such failure or delay results from an event that is an excusable delay or certain other specified delays or occurrences. Further, milestone payments under the Space System Contract will be adjusted to account for any additional costs incurred by Motorola as a result of an excusable delay. An excusable delay is defined under the Space System Contract to include any event beyond the reasonable control and without the fault or negligence of Motorola and its subcontractors, which may therefore limit the effect of the specified payment penalties. Delays in launches of satellites caused by the actions or inactions of Motorola's launch service subcontractors directly pursuant to their subcontracts with Motorola do not constitute excusable delays under the contract. All other delays in the launch of satellites arising for whatever reason not caused by Motorola would constitute excusable delays under the contract, including delays in launches of IRIDIUM satellites due to delays in prior launches scheduled for third parties. Motorola has the burden of proving that an event constitutes an excusable delay. In the event of an excusable delay, Motorola will have an obligation to use its best efforts to mitigate the additional costs or schedule impact of the excusable delay to the extent reasonable.

     The Space System Contract provides that Motorola generally will retain rights to the intellectual property associated with the Space Segment. Motorola has agreed to indemnify Iridium, subject to specified qualifications and limitations, for claims of infringement of any valid and enforceable patent on account of the Space Segment or any part thereof provided by Motorola to Iridium under the Space System Contract in any country of the world where an Iridium service provider has been authorized to provide Iridium World Services by an authorized gateway operator and licensed, to the extent required, by the government of such country to provide Iridium World Services. These qualifications and limitations include the following: (i) Motorola's total indemnity liability for attorneys' fees, costs and adverse judgments is limited to the amount Iridium paid Motorola for the particular items found to infringe;
(ii) if Motorola's liability in respect of a claim or proceeding in any particular country exceeds 10% of the actual income derived by Iridium from operation of the IRIDIUM System in that country, Iridium will cooperate in mitigating Motorola's liability, including either terminating service in that country or releasing Motorola from liability for patent infringement in that country in excess of such 10% amount; and (iii) Motorola's total liability in respect of this indemnity obligation is subject to, and counted against, the Motorola Liability Limitations set forth under "Risk Factors -- Risks Associated with Principal Supply Contracts -- Space System Contract." Iridium has agreed to indemnify Motorola for claims or losses resulting from Motorola's compliance with Iridium's designs, specifications or instructions. See "Risk
Factors -- Patents and Proprietary Rights."

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     Motorola has agreed under the Space System Contract that it, or one of its wholly owned subsidiaries, shall use its reasonable best efforts to obtain all permits, licenses and approvals required by the FCC or by any applicable United States law or regulation, as well as obtain and coordinate the necessary orbital locations and radio frequency spectrum, to construct, launch and operate the Space Segment. Under the Space System Contract, Motorola is responsible for all of its costs in applying for, obtaining and renewing these licenses and approvals and Iridium is responsible for any other expenses of Motorola in connection with the licenses and approvals. The Space System Contract provides that Motorola must use its reasonable best efforts to apply for and obtain appropriate authorization from the FCC to transfer such permits, licenses and approvals to Iridium if Iridium so requests and is, in the written opinion of Motorola's legal counsel, lawfully qualified to hold them. Motorola is not entitled to any reimbursement by Iridium of its expenses in obtaining or transferring the FCC permits, licenses and approvals.

     In addition, the Space System Contract provides that Motorola will have no liability to Iridium or its direct or indirect customers for any damages resulting from any loss, destruction, degradation or failure of the Space Segment or its subsystems to operate satisfactorily. Iridium has agreed in the Space System Contract to indemnify Motorola and its affiliates without limit against any and all claims by third parties caused by or arising out of the development, operation or use of any part of the Space Segment after passage of title thereto to Iridium, except liabilities, losses and damages caused by the willful misconduct or gross negligence of Motorola. Iridium has also granted Motorola certain waivers of liability and has agreed to maintain at least $500 million of general liability insurance during the term of the Space System Contract to cover certain third-party liability risks arising out of the development, operation or use of any part of the Space Segment after passage of title thereto to Iridium. The remedies of Iridium and Motorola specified in the contract for a default under the contract are exclusive of all other remedies.

     The Space System Contract provides that title and risk of loss or damage to each individual satellite will pass to Iridium upon the arrival of each satellite at its designated orbital location in the satellite constellation. Title and risk of loss or damage of the System Control Segment shall pass to Iridium upon the earlier of (i) Motorola's demonstration to Iridium of each Constellation and System Control Segment facility's acceptance plan pursuant to the Space System Contract or (ii) completion of Milestones 40 (backup control facility integration and test complete) and 41 (master control facility integration and test complete) in respect to each facility.

     Motorola has agreed in the Space System Contract that, without Iridium's consent, it will not produce for itself or others a similar satellite-based space system of a global communication system for commercial use prior to the earlier of July 31, 2003 or the termination date of the Space System Contract.

OPERATIONS AND MAINTENANCE CONTRACT

     The Operations and Maintenance Contract provides for the operation and maintenance of the IRIDIUM System at a specified level of performance once it is completed pursuant to the Space System Contract. This contract obligates Motorola, for a period of five years after completion of the final milestone under the Space System Contract, to operate the Space Segment and to exert its best efforts to monitor, upgrade and replace the hardware and software of the Space Segment (including the individual satellites) necessary to maintain it at specified minimum coverage and capacity factors, in exchange for specified quarterly payments. The Operations and Maintenance Contract provides for fixed quarterly payments that range from $129.4 million per quarter in 1998, increasing annually to $178.8 million per quarter in 2006. Such payments during the initial five-year term are expected to aggregate approximately $2.88 billion, subject to certain adjustments. In addition, Iridium has the option to extend this contract for an additional two years with payments based upon the quarterly payments specified above. Such payments for the two year extension are expected to aggregate approximately $1.33 billion. In the event that completion of the Space System Contract and, therefore, the commencement of the five year period of the Operations and Maintenance Contract is delayed more that six months for any reason other than causes within the

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reasonable control of Motorola, the specified quarterly payments shall be adjusted to account for any additional costs incurred by Motorola.

     Specifically, the Operations and Maintenance Contract requires Motorola to provide the necessary labor to operate the system control segment facilities as specified in the Space System Operations Plan and to control the satellites of the satellite constellation and the day-to-day Space Segment management functions, including the monitoring of the Space Segment interface with the gateways, phones, paging units and MXUs. It also requires Motorola to exert its best efforts to monitor, upgrade and replace the hardware and software of the Space Segment, including the launch of additional satellites, as necessary to maintain the Space Segment at specified minimum coverage and capacity factors. In the event of any excusable delay, Motorola would be relieved of the obligation to exert its best efforts to meet the specified factors, but would be required to maintain the coverage and capacity factors at the best reasonable level it can, and it would also be entitled to continued payment of the full quarterly amounts under the contract and any additional costs it incurs as a result of such excusable delay.

     The Operations and Maintenance Contract provides that the title and risk of loss or damage to each spare satellite passes to Iridium upon the earlier of its arrival in low earth storage orbit or the date on which Motorola demonstrates to Iridium the arrival of the satellite in its designated orbital location. The Operations and Maintenance Contract provides for additional payments by Iridium to Motorola (as much as $46 million per satellite) where satellites in low earth orbit (including satellites in low earth orbit storage) are damaged by the acts of third parties (as described therein, including contact with space debris) and replaced by Motorola at the request of Iridium. If the cause of a partial or complete degradation or inoperability of a satellite is not known to have been caused by contact with an object in space, its loss will nonetheless be assumed to have been caused by a third party (and its replacement cost therefore the responsibility of Iridium rather than Motorola) if the evidence available to the parties suggests to reasonable and prudent experts knowledgeable in the field of spacecraft orbital operations and/or space debris that a space object (i.e., space debris) may have impacted a satellite and caused it to become partially or completely inoperative. Iridium's cost for a replacement satellite will be $23 million in this circumstance rather than $46 million. Moreover, the effect of damage to satellites by acts of third parties is to be disregarded in determining the coverage and capacity factors, so that the required performance of the Space Segment under the contract would be reduced while the affected satellites were repaired or replaced.

TERRESTRIAL NETWORK DEVELOPMENT CONTRACT

     Under the Terrestrial Network Development Contract, Motorola agreed to design and develop the gateway hardware and software and license Iridium to use and permit others to use intellectual property developed under the contract to procure the development and manufacture of gateway equipment from sources other than Motorola. The Terrestrial Network Development Contract specifies certain performance standards and service requirements for the gateways, and provides common specifications for the gateways and improved oversight by Iridium of the development process for the gateways. Iridium believes this streamlined the development process and resulted in better integration of the gateways into the IRIDIUM System. Iridium has currently agreed to pay Motorola approximately $284 million under the contract in increments tied to the completion of milestones, including milestones relating to acceptance tests of the completed gateway design.

IRIDIUM BUSINESS SUPPORT SYSTEM CONTRACT

     Iridium and Andersen Consulting, LLP ("Andersen") are parties to a contract under which Andersen is developing the business support system for the IRIDIUM System. This computer system is called the Iridium Business Support System ("IBSS"). The IBSS will provide for typical telecommunications business support functions, including billing, settlement, customer records, service activation, and equipment management. In conjunction with the development of the IBSS, Andersen is developing the gateway and service provider business systems that will be deployed at

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each gateway and service provider location and which are necessary for the gateways and service providers to operate with the IBSS and to perform essential gateway and service provider back office business functions.

     The Iridium component of the IBSS will be located and operated at Iridium facilities in the United States. The gateway and service provider components will be located throughout the world. The components will be connected by a terrestrial data network and will operate together to support the functions of the IBSS. The IBSS is to be deployed using both custom designed software and currently existing software purchased from commercial vendors. Because components of the IBSS will have to be deployed around the world, it will be necessary to meet U.S. export requirements and import requirements of other countries.

     The contract with Andersen for the development of the IBSS has been entered into at a fixed price of $43 million. Andersen has also agreed to perform deployment and maintenance functions of the IBSS. Andersen and Iridium are currently negotiating the terms and conditions for the deployment and maintenance functions. An agreement for the incorporation of the changes necessary to accommodate Iridium World Cellular Services has not been negotiated.

     Although Iridium believes that the development of the IBSS is proceeding in accordance with its expectations and with its commercial activation plan, there is no assurance that Andersen will be successful or timely in the development and delivery of the IBSS. While the contract with Andersen for the IBSS provides that Iridium can secure damages from Andersen up to a set limit in the event of Andersen's breach, the amount of such damages would be insufficient to compensate Iridium for the loss of revenue should the IBSS fail to function for a substantial period of time.

OTHER SYSTEM DEVELOPMENT CONTRACTS AND AMENDMENTS

     In addition to the contracts described above, Iridium is currently in negotiations with Motorola and other vendors or prospective vendors relating to new contracts, or amendments to existing contracts, providing for the development of new or enhanced system or service capabilities. In addition, Iridium anticipates that it is likely that requirements will arise in the future for additional contracts, or additional amendments to existing contracts, for the development of system or service capabilities not currently identified, or for other changes regarding system development or implementation. In general, Iridium believes that it will be able to successfully complete such negotiations, on terms that it finds acceptable, and in a time frame consistent with the implementation of the system and service capabilities described herein, but there can be no assurance that such negotiations will be successfully, or timely, concluded or that the work to be performed thereunder will be satisfactorily and timely completed.

  Amendments to Principal Contracts

     As a result of technological developments, changes in the product mix of the Iridium World Services, and scheduling adjustments, there have been, and Iridium anticipates there will be, amendments to the Space System Contract, the Terrestrial Development Contract, the Operations and Maintenance Contract and the IBSS Contract. Iridium's estimate of the costs of anticipated amendments is reflected in Iridium's estimates of its funding requirements. There can be no assurance that future technological, market or regulatory developments will not necessitate unanticipated amendments to such contracts or that Motorola or other venders will be willing or able to provide these new capabilities on terms acceptable to Iridium.

  Gateway and Service Provider Rights

     The Parent LLC Agreement provides certain exclusive rights to most of its investors to be gateway operators in specified gateway service territories. Pursuant to the Iridium LLC Agreement, Iridium acknowledges, and agrees, not to take any action in contravention of, such rights. Each Iridium investor who has been allocated a gateway service territory has entered into a Gateway Authorization Agreement. See "-- Gateway Authorization Agreements." The allocation of gateway service territories is subject to any applicable antitrust laws. The allocation of gateway rights to any

Iridium investor is also subject to forfeiture for a number of reasons, including the failure of such investor to obtain required authorizations within stated time periods. The loss of gateway rights, however, does not diminish an investor's obligations under the Parent LLC Agreement, including obligations to fund committed amounts to Parent. See "-- Gateway Authorization Agreements" for a description of the terms of the Gateway Authorization Agreements.

     The Parent LLC Agreement provides that each Iridium investor that has been allocated a gateway service territory shall have the exclusive right, to the extent permitted by applicable law, to act as, and to designate others to act as, an Iridium satellite service provider in its allocated territory, subject to obtaining necessary government authorizations and entering into documentation that is acceptable to such investor and Parent. Pursuant to the Iridium LLC Agreement, Iridium acknowledges, and agrees not to take any action in contravention of, such rights.

  Obligations Relating to Spectrum Access

     Each non-governmental investor that has been allocated a gateway service territory has agreed: (i) to use its reasonable best efforts to cause the government and other relevant authorities in jurisdictions in which such purchaser conducts any material part of its business to ratify and adopt the spectrum allocation and service definitions for low earth orbiting satellites adopted at WARC-92; (ii) to use its reasonable best efforts to obtain from such governments and authorities allocations of the frequencies necessary to operate and use the IRIDIUM System within the jurisdictions of such governments and authorities; and (iii) to use its reasonable best efforts to cause such governments and authorities to facilitate the coordination of the use of such frequencies within such government's jurisdiction. In addition, each governmental investor has agreed: (i) to ratify and adopt the spectrum allocation and service definitions for low earth orbiting satellites adopted at WARC-92; (ii) to use its reasonable best efforts to facilitate the allocation of the frequencies necessary to operate and use the IRIDIUM System within its country; and (iii) to use its reasonable best efforts to facilitate the coordination of the use of such frequencies within such government's jurisdiction.

GATEWAY AUTHORIZATION AGREEMENTS

     The Gateway Authorization Agreements provide that Iridium and each gateway operator will use their reasonable best efforts to agree upon: (i) the specific location of the gateway within the gateway operator's allocated territory; (ii) the communications capacity of each gateway; and (iii) the specific construction and operational schedule for each gateway (collectively, the "Gateway Master Plan"). At present, most of the gateway operators have committed to country locations for their gateways in their respective Gateway Authorization Agreements. The Gateway Authorization Agreements also provide that the each gateway operator will use its reasonable best efforts to have its gateway operational in advance of the scheduled Full Operational Capability Date.

     The Gateway Authorization Agreements also provide that each gateway operator will use its reasonable best efforts to undertake and complete on a schedule consistent with the Gateway Master Plan the following: (i) apply for, obtain and maintain all governmental authorizations and frequency allocations necessary to construct and operate its gateway and provide gateway services in its gateway service territory, (ii) contract with Motorola and/or other suppliers to design, construct and maintain its gateway in accordance with the Gateway Master Plan and Iridium's set of guidelines, recommendations, rules, plans and other instructions relating to technical and operational matters associated with operation of the IRIDIUM System (the "IRIDIUM System Practices"), (iii) provide for the staffing, testing and operation of its gateway in accordance with the Iridium System Practices, (iv) consistent with the applicable requirements of the IRIDIUM System Practices, establish and maintain appropriate interconnection, access and settlement arrangements through and with each PSTN operating within its gateway service territory that are required to effectively distribute and utilize Iridium World Satellite Services within its gateway service territory, (v) designate service providers, which may include the gateway operator, within its gateway service territory, provide gateway services to its service providers and require compliance by its service

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

providers with established guidelines, and (vi) support Iridium-approved positions at WRCs of the ITU.

     Pursuant to the Gateway Authorization Agreements, Iridium agreed to provide to each gateway operator, including each gateway operator's designated service providers, continuous access to the Space Segment, commencing at such time as the gateway operator's gateway has been constructed, tested and commissioned in accordance with the Gateway Master Plan and is in full satisfactory compliance with the IRIDIUM System Practices. The Gateway Authorization Agreements also provide that each gateway operator will comply with certain instructions of Iridium, when in Iridium's reasonable judgment any action is required, including cessation of gateway transmissions. In addition, Iridium has the right to suspend access to the Space Segment if Iridium reasonably determines that such continued access would harm overall system operation and either (i) the gateway operator has failed to take previously requested corrective action or (ii) the need for immediate action by Iridium is required to avoid harm to overall system operation.

     The Gateway Authorization Agreements provide that the Iridium Board (as defined) will establish pricing policies and practices, including specific rates and currency requirements, governing access to the Space Segment upon prior consultation with each gateway operator, and that each gateway operator will comply with these pricing policies and practices to the extent permitted by applicable law and regulation.

     The Gateway Authorization Agreements also provide that Iridium will use its reasonable best efforts to establish and have operational the clearinghouse facility, which will serve as the central point for the collection of call detail and billing records produced within the IRIDIUM System, on or before the Full Operational Capability Date.

     CERTAIN MATTERS REGARDING RELATIONSHIP AMONG IWCL, PARENT AND IRIDIUM

     IWCL was formed to act as a member of Parent. The power and authority to conduct and manage the business of IWCL is vested in the IWCL Board. The IWCL Board is comprised of seven members, a majority of whom also are executive officers of Iridium and Parent or one of Parent's other members. At least two members of the IWCL Board will at all times be persons not currently employed by or affiliated with Parent or Motorola or any other member of Parent owning more than five percent of the outstanding Class 1 Interests (the "Independent Company Directors"). See "Management." Iridium is a wholly owned subsidiary of Parent. Pursuant to the Iridium LLC Agreement, each of the directors and officers of Parent also is a director or officer of Iridium. See "Description of Iridium LLC Limited Liability Company Agreement."

GOVERNANCE OF PARENT AND IRIDIUM

     Parent is governed by its Board of Directors (the "Parent Board"). The members of Parent may manage Parent only through their election of directors, and have no authority, in their capacity as members, to act on behalf of Parent. IWCL has waived the limitation on liability provided by the Delaware Act. The other members of Parent have not waived this limitation and do not have liability with respect to the debts or obligations of Parent in excess of their investment in their interests in Parent. Notwithstanding IWCL's unlimited liability with respect to Parent, the holders of Class A Common Stock will not have liability under Bermuda law with respect to their shares of Class A Common Stock other than the possible loss in the value of those shares. See "Description of Parent Limited Liability Company Agreement -- Limitations on Liability." Iridium is governed by its Board of Directors (the "Iridium Board"). Parent is the sole member of Iridium. Each director of Parent also is a director of Iridium. Iridium has no directors who are not directors of Parent.

     The Parent LLC Agreement and the Iridium LLC Agreement each provide that IWCL will have certain special rights during the period (the "Special Rights Period") commencing on the first date that IWCL's Class 1 Interests represent five percent or more of the total outstanding Class 1 Interests (which occurred upon the consummation of the IWCL IPO) and ending on the date of delivery by Parent of notice of the termination of IWCL's special rights following (i) the sale or other disposition by IWCL of Class 1 Interests, if, as a result of such sale or other disposition, IWCL's Class 1 Interests represent less than five percent of the total outstanding Class 1 Interests or (ii) following the occurrence of a Company Change in Control. "Company Change of Control" means an event or series of events not approved either by members of Parent owning a majority of the Class 1 Interests or by a majority of the Parent Board, at a time when IWCL owns Class 1 Interests representing less than 50% of the outstanding Class 1 Interests, as a result of which (a) any "person" or "group" (as such terms are defined in Section 12(d) and 14(d) of the Exchange Act) other than Parent becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 30% of IWCL's outstanding common stock (or equivalent securities), (b) IWCL consolidates with or merges into another corporation or conveys, transfers or leases all or substantially all of its assets to any person, or any corporation consolidates with or merges into IWCL, in either event pursuant to a transaction in which IWCL's outstanding common stock is changed into or exchanged for cash, securities or other property, other than any transaction (i) between IWCL and either Parent, an affiliate of Parent or a wholly-owned subsidiary of Parent, or
(ii) after which the shareholders who beneficially owned IWCL's common stock immediately before such transaction beneficially own at least 50% of the outstanding voting stock of the surviving entity and no person beneficially owns more than 30% of the outstanding voting stock of the surviving entity, or (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the IWCL Board (together with any new directors whose election by IWCL Board or whose nomination for election was approved by a vote of 66 2/3% of the members of the IWCL Board then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the IWCL Board then in office.

     During the Special Rights Period (i) IWCL shall be entitled to designate two Independent Company Directors as directors of both Parent and Iridium, (ii) one such director shall be elected Vice Chairman of each of the Parent Board and the Iridium Board and (iii) one director of Parent designated by IWCL shall be a member of each committee of the Parent Board and each committee of the Iridium Board. Pursuant to the Parent LLC Agreement and Iridium LLC Agreement, IWCL will not be entitled to appoint more than two directors to the Parent Board, and the Iridium Board, even if its ownership interest increases and it would otherwise have been entitled to additional appointment rights. In addition to any other voting rights which IWCL may have under the Parent LLC Agreement and Iridium LLC Agreement, under the Delaware Act or otherwise, during the IWCL Special Rights Period, Parent and Iridium may not take any of the following actions, or permit any of the following actions or events to occur, without the consent of one of the directors of Parent and Iridium designated by IWCL ("IWCL's Special Rights Consent"): (i) make any material amendments or modifications to either of their Limited Liability Company Agreements; (ii) approve any business plan of Parent or Iridium that would result in any material change in the purpose of Parent or Iridium, as the case may be, as set forth in their respective Agreements or otherwise change Parent's or Iridium's business so that it varies materially from the business purpose contemplated by their respective Limited Liability Company Agreements; (iii) acquire, other than in the ordinary course of business of Parent or Iridium, as the case may be, (a) a controlling interest or a majority of the voting stock or equity of, any corporation or other entity that would be a Significant Subsidiary (as such term is defined in the rules under the Securities Act) or (b) any other assets if the aggregate fair market value thereof is greater than $50 million; (iv) sell, lease (as lessor), exchange or otherwise dispose of all or substantially all of the assets of Parent or Iridium, as the case may be, (other than to a person controlled by Parent or Iridium); (v) cause the dissolution and/or liquidation of Parent or Iridium; or
(vi) take certain bankruptcy or insolvency related actions with respect to Parent or Iridium.

MANAGEMENT SERVICES AGREEMENT

     In connection with the IWCL IPO, Parent and IWCL entered into a Management Services Agreement. The Management Services Agreement was amended and restated in connection with the Asset Drop-Down Transaction to, among other things, add Iridium as a party. Pursuant to the Management Services Agreement, Parent has agreed to supervise and manage the day-to-day operations of IWCL and IWCL has agreed to allow Parent to do so. Parent will implement or cause to be implemented all policy decisions relating to the operations of IWCL approved by the IWCL Board and to conduct or cause to be conducted the ordinary and usual business and affairs of IWCL. The IWCL Board has the right to give Parent written instructions, not inconsistent with the terms of the Management Services Agreement, with respect to matters arising under the Agreement and Parent is required to follow such instructions. Among other things, Parent will be responsible for administering the following functions of IWCL: treasury, accounting, legal, tax, insurance, licenses and permits, investor relations, public relations and securities law compliance and stock listing compliance. Parent has no authority under the Management Services Agreement to give any notice or to approve any matter under the Parent LLC Agreement on behalf of IWCL, including, but not limited to, IWCL's Special Rights Consent. Parent also will advance funds to IWCL, under certain conditions, to enable IWCL to pay any income tax liability that cannot be satisfied by distributions to IWCL on its Class 1 Interests. See "Description of Parent Limited Liability Company Agreement." Parent will receive no fees or expense reimbursement from IWCL for its services to IWCL under the Management Services Agreement. The Management Services Agreement is terminable as to the duties of Parent to IWCL only with the consent of both Parent and IWCL, except that Parent has the right to terminate the Agreement as to the duties of Parent to IWCL only after the occurrence of an IWCL Change of Control.

     Pursuant to the Management Services Agreement, Parent also has agreed to supervise and manage the day-to-day operations of Iridium and Iridium has agreed to allow Parent to do so. Parent will implement or cause to be implemented all policy decisions relating to the operations of Iridium approved by the Iridium Board, and Parent will conduct or cause to be conducted the ordinary and usual business and affairs of Iridium. The Iridium Board has the right to give Parent written instructions, not inconsistent with the terms of the Management Services Agreement, with respect to matters arising under the Agreement and Parent is required to follow such instructions. Pursuant to the Iridium LLC Agreement, the officers and directors of Iridium are identical in all respects to the officers and directors of Parent. Pursuant to the Management Services Agreement, all actions taken by an officer of Parent with respect to the business of Iridium are deemed to be actions of an officer of Iridium. Pursuant to the Management Services Agreement, among other things, Parent will be responsible for administering the following functions of Iridium: contract administration, treasury, accounting, legal, tax, insurance, licenses and permits, investor relations, public relations and securities law compliance and stock listing compliance. Parent has no authority under the Management Services Agreement to take action on any matter reserved for action by Iridium alone under the Iridium LLC Agreement.

     Pursuant to the Management Services Agreement, Iridium will provide sufficient funds to Parent to enable Parent to manage the business and operations of Iridium and IWCL, including payment of Parent's obligations to its employees, consultants and directors, and payments for Parent's office space and equipment, sales, general operating and administrative expenses, insurance and its obligations under certain contracts transferred to Iridium by Parent in connection with the Asset Drop-Down Transaction, subject to the limitation that Iridium will not be obligated to reimburse Parent for the physical construction, operation, maintenance or insurance of any satellite system other than the satellite system to be delivered under the Space System Contract and any other satellite system to be owned by Iridium. In addition, Iridium will reimburse Parent for payment obligations under the Share Issuance Agreement, the Global Ownership Program and the Interest Exchange Agreement. Any funds received by Parent in respect of a Reserve Capital Call shall be treated as a capital contribution from Parent to Iridium. See "Description of Parent Limited Liability Company Agreement." The Management Services Agreement is terminable as to the duties of Parent to Iridium only with the consent of both Parent and Iridium.

EXCHANGE RIGHTS OF PARENT MEMBERS

     Pursuant to an Interest Exchange Agreement between Parent and IWCL (the "Interest Exchange Agreement"), IWCL has agreed that after the Exchange Date (defined below) and subject to the restrictions on transfer in the Parent LLC Agreement it will permit holders of Class 1 Interests of Parent to exchange those interests for shares of Class A Common Stock at a ratio of one share of Class A Common Stock for each Class 1 Interest (subject to anti-dilution adjustments). See "Description of Parent Limited Liability Company
Agreement -- Issuance of Additional Interests; Restrictions on Transfer; Rights of First Refusal" for a description of certain restrictions on transfer of the Class 1 Interests contained in the Parent LLC Agreement. If a holder of Class 1 Interests (a "Class 1 Holder") desires to effect an exchange of all or a portion of its Class 1 Interests it must provide written notice to IWCL and Parent. No exchange shall take place unless approved by Parent, pursuant to authorization of Directors representing at least 66 2/3% of the Parent Board. The Exchange Date is the 90th day following the first fiscal quarter in which Parent has achieved positive earnings before interest, taxes, depreciation and amortization. In order to exercise its rights under the Interest Exchange Agreement, a holder of Class 1 Interests and its affiliates must be in full compliance with the Parent LLC Agreement and any Gateway Authorization Agreement to which it is a party. Parent and IWCL have the right to defer exchanges under the Interest Exchange Agreement if doing so is in the best interests of Parent or IWCL in light of possible or pending financing transactions.

     Under the Interest Exchange Agreement, IWCL has agreed that at any time after the Exchange Date, IWCL will, at the request of Class 1 Holders and holders of Class A Common Stock acquired under the Interest Exchange Agreement, representing not less than 2% of the Fully Diluted Class A Shares (defined below), file with the Commission a registration statement and use its reasonable

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

best efforts to have that registration statement remain effective for a period of up to six months, permitting such holders to sell shares of Class A Common Stock in the manner specified by those holders. IWCL has certain rights to defer the filing of a registration statement or to cause holders to stop distributing securities under an effective registration statement. Registering holders are required to pay their pro rata portion of the costs of registration. "Fully Diluted Class A Shares" means all shares of Class A Common Stock actually outstanding and the aggregate number of shares of Class A Common Stock issuable under the Interest Exchange Agreement in exchange for Class 1 Interests at the then applicable exchange rate, whether or not the Class 1 Interests are then exchangeable. At the request of Parent, acting pursuant to authorization of Directors representing at least 66 2/3% of the Parent Board, IWCL will take all reasonable steps to register pursuant to these provisions any other shares of Class A Common Stock acquired under the Interest Exchange Agreement specified by Parent.

SHARE ISSUANCE AGREEMENT

     IWCL and Parent have entered into a Share Issuance Agreement governing offerings of securities by IWCL. The Share Issuance Agreement provides that all net proceeds from the sale of securities by IWCL will be invested by IWCL in membership interests in Parent. IWCL will not issue any securities except pursuant to the Share Issuance Agreement (or pursuant to warrants issued in accordance therewith), the Interest Exchange Agreement and the Global Ownership Program described below. IWCL has agreed that if requested by Parent it will use its best efforts to sell securities of IWCL in compliance with all applicable laws and will cease to do so, if requested by Parent.

     If IWCL sells Class A Common Stock pursuant to the Share Issuance Agreement, Parent will issue to IWCL, in exchange for the net proceeds of such offering, one Class 1 Interest for each share of Class A Common Stock sold by IWCL (subject to anti-dilution adjustments). If Parent directs IWCL to issue securities other than Class A Common Stock, Parent will issue to IWCL interests in or securities of Iridium, in exchange for the net proceeds of such offering, which replicate as nearly as possible the economic attributes of the securities sold by IWCL.

     Parent has agreed to pay all expenses incurred by IWCL in connection with any issuance of securities under the Share Issuance Agreement and to indemnify IWCL and its officers, directors and employees against certain losses, claims, damages or liabilities. Iridium has agreed to reimburse Parent for payment of such expenses and indemnities. See "-- Management Services Agreement." IWCL also has agreed to issue Class A Common Stock pursuant to the Share Issuance Agreement in connection with the Iridium Option Plan. Parent will issue to IWCL one Class 1 Interest for each share of Class A Common Stock issued by IWCL in connection with the Option Plan (subject to anti-dilution adjustments).

     Except with respect to the Reserve Capital Call and to the extent described under "Description of Other Indebtedness -- Ranking and Collateral," Parent is not obligated to contribute the net proceeds of any offering of its interests to Iridium, or otherwise to use such net proceeds in connection with the business of Iridium.

GLOBAL OWNERSHIP PROGRAM

     IWCL and Parent have commenced a Global Ownership Program (the "Global Ownership Program"), which is designed to offer an equity investment opportunity in IWCL to certain governmental telecommunication administrations and related entities (the "Telecom Administrations") as part of a comprehensive program to enhance market access, improve the competitive standing of the IRIDIUM System and achieve appropriate regulatory approvals. Under the Global Ownership Program, IWCL will sell shares of its Class B Common Stock to Telecom Administrations designated from time to time by Iridium. IWCL has authorized the issuance of up to 2,500,000 shares of Class B Common Stock under the Global Ownership Program. As of March 1, 1998, 20,625 shares of Class B Common Stock were outstanding. The Class B Common Stock is sold to Telecom Administrations at a price per share equal to $13.33. At the time of issuance, the purchasers in the Global Ownership Program will only be required to pay an amount equal to the par value per share of the Class B Common Stock -- $.01 per share. The balance of the purchase price will be payable through the withholding of dividends, if any, which would otherwise be payable on the shares of Class B Common Stock. A purchaser has the right but not the obligation to pay the purchase price in cash at any time, except as otherwise required under Bermuda law (e.g., on winding up). The Class B Common Stock is nontransferable until the latest of (i) the date on which the full purchase price for the shares has been paid (through withheld dividends or otherwise),
(ii) the date on which certain specified regulatory approvals have been obtained to the satisfaction of Parent and (iii) the date that is one year after the date of issuance of the Class B Common Stock (the "Transferability Date"). The Class B Common Stock is also subject to restrictions on transfer under applicable securities laws and the purchasers will agree not to transfer the Class B Common Stock to a U.S. Person (as defined). IWCL has the right to repurchase the Class B Common Stock from any holder at a price equal to the portion of the purchase price paid through the date of repurchase, if the specified regulatory approvals applicable to that holder have not been obtained by a specified date. IWCL and the holder have the right to cause the Class B Common Stock to be exchanged for Class A Common Stock at any time after the Transferability Date. The initial exchange rate will be one share of Class A Common Stock for each share of Class B Common Stock exchanged and such rate is subject to antidilution adjustments. At the time of issuance of any shares of Class B Common Stock, IWCL must acquire from Parent Class 1 Membership Interests at a rate of one Class 1 Interest for each share of Class B Common Stock issued (subject to anti-dilution adjustments). The purchase price for the Class 1 Interests is identical to the proceeds to IWCL from the issuance of the Class B Common Stock, with all but a nominal amount deferred and paid through an offset against distributions that would otherwise be payable on the Class 1 Interests acquired. The Parent LLC Agreement provides that if any portion of the purchase price for an interest in Parent is payable after the issuance of the interest, the Parent Board may restrict the rights otherwise incident to the holding of such interest. IWCL may require Parent to repurchase Class 1 Interests in an amount corresponding to any Class B Common Stock repurchased by IWCL. Parent has agreed to pay or reimburse IWCL for the payment of all expenses incurred by IWCL in connection with the Global Ownership Program and to indemnify IWCL and its officers, directors and employees against certain losses, claims, damages or liabilities.

                                   MANAGEMENT

IRIDIUM

     The following table sets forth information concerning the executive officers and directors of Iridium as of March 1, 1998. Pursuant to the Iridium LLC Agreement, each officer and director of Parent holds the same position with Iridium.

               NAME                 AGE                        POSITION
               ----                 ---                        --------
Robert W. Kinzie(1)...............  64     Chairman
Edward F. Staiano.................  61     Vice Chairman and Chief Executive Officer
Mauro Sentinelli..................  51     Executive Vice President -- Marketing and
                                             Distribution
Leo Mondale.......................  38     Senior Vice President -- Strategic Planning and
                                             Business Development
O. Bruce Dale.....................  55     Vice President -- Network Operations
Lauri J. Fitz-Pegado..............  42     Vice President -- Global Gateway Relations
Mark Gercenstein..................  46     Vice President -- Business Operations
Roy Grant.........................  40     Vice President -- Chief Financial Officer
Dale F. Hogg......................  55     Vice President -- Human Resources
Francis Latapie...................  56     Vice President -- Government Affairs
Larry G. Rands....................  57     Vice President -- Engineering
F. Thomas Tuttle..................  55     Vice President, General Counsel and Secretary
Richard L. Lesher(2)(3)(4)........  63     Vice Chairman and Independent Company Director
Aburizal Bakrie(4)................  50     Director (designated by South Pacific Iridium
                                             Holdings, Inc.)
Hasan M. Binladin(4)..............  49     Director (designated by Iridium Middle East)
Ulf Bohla(1)(4)...................  53     Director (designated by Vebacom Holdings, Inc.)
Gordon J. Comerford(2)............  60     Director (designated by Motorola)
Atilano de Oms Sobrinho(2)(4).....  54     Director (designated by Iridium SudAmerica)
Robert A. Ferchat(4)..............  63     Director (designated by Iridium Canada)
Alberto Finol(1)(3)(4)............  62     Director (designated by Iridium SudAmerica)
Edward Gams(1)....................  49     Director (designated by Motorola)
Kazuo Inamori(4)..................  66     Director (designated by Nippon Iridium)
Georg Kellinghusen(4).............  50     Director (designated by Vebacom Holdings, Inc.)
S. H. Khan(4).....................  59     Director (designated by Iridium India)
Anatoly I. Kiselev(4).............  58     Director (designated by Khrunichev)
John F. Mitchell(3)...............  70     Director (designated by Motorola)
Jung L. Mok(3)(4).................  48     Director (designated by SK Telecom)
Giuseppe Morganti(1)(2)(4)........  65     Director (designated by Iridium Italia)
J. Michael Norris.................  51     Director (designated by Motorola)
Yusai Okuyama(2)(4)...............  66     Director (designated by Nippon Iridium)
John A. Richardson................  55     Director (designated by Iridium Africa)
John M. Scanlon...................  56     Director (designated by Motorola)
Theodore H. Schell(1)(4)..........  53     Director (designated by Sprint)
William A. Schreyer(1)(4).........  69     Independent Company Director
Sribhumi Sukhanetr(1)(3)(4).......  65     Director (designated by Thai Satellite)
Tao-Tsun Sun(2)(4)................  47     Director (designated by Pacific Iridium
                                             Telecommunications Corporation)
Yoshiharu Yasuda(1)(3)(4).........  57     Director (designated by Nippon Iridium)
Wang Mei Yue(3)(4)................  56     Director (designated by Iridium China)

---------------
(1) Members of the Banking and Financing Committee
(2) Members of the Audit Committee
(3) Members of the Compensation Committee
(4) Members of the Related Party Contracts Committee

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

CAPITAL

     The following table sets forth information concerning the executive officers and directors of Capital as of March 1, 1998.

                NAME                   AGE                       POSITION
                ----                   ---                       --------
Robert W. Kinzie.....................  64    Director
Edward F. Staiano....................  61    Chairman of the Board and Chief Executive Officer
Roy Grant............................  40    Chief Financial Officer
F. Thomas Tuttle.....................  55    Secretary

  Executive Officers of Iridium and Capital

     Set forth below is information concerning each director and executive officer of Iridium and, where indicated, Capital, including each individual's principal occupation and employment. Unless otherwise indicated, each executive officer holds office until a successor is duly elected and qualified. The directors of Parent are designated by the members of Parent and serve until a successor is designated. Pursuant to the Iridium LLC Agreement, the directors and officers of Iridium are identical in all respects to the directors and officers of Parent. There are no family relationships between any officers and directors of Iridium.

     Unless otherwise noted, dates of service refer to positions with Parent. Each executive officer of Parent became an executive officer of Iridium, in the same capacity, on December 18, 1997.

     EDWARD F. STAIANO -- Vice Chairman and Chief Executive Officer since January 2, 1997 and Director since October 1994. Chairman of the Board and Chief Executive Officer of Capital since June 18, 1997. Dr. Staiano served Motorola as Executive Vice President, President and General Manager of the General Systems Sector (comprised of the cellular subscriber group, cellular infrastructure group, network ventures division, personal communications and the computer group) from 1989 to December 1996.

     MAURO SENTINELLI -- Executive Vice President -- Marketing and Distribution since August 1, 1997. Prior thereto, Mr. Sentinelli was Deputy Director General in charge of Strategic Planning, Strategic Marketing and International Affairs for Telecom Italia Mobile from 1995 to 1997 and Deputy Managing Director for 1994 to 1995. He joined SIP, Telecom Italia's predecessor, in 1974, and held various positions in engineering, marketing and strategic planning. He became head of Business Development the Mobile Service Department in 1988 and launched the company's cellular service.

     LEO MONDALE -- Senior Vice President -- Strategic Planning and Business Development since January 1995. From July 1993 until January 1995, Mr. Mondale served as Vice President, Government Affairs and Strategic Planning and from January 1991 to July 1993 as Vice President -- International Relations of Parent. From July 1, 1990 to January 31, 1992, he was Director of International Relations for the Satellite Communications unit of Motorola. Before joining Motorola, Mr. Mondale served as Vice President of the Fairchild Space & Defense Corporation, where he was responsible for the international and commercial activities of Fairchild Space from 1989 to 1990. Prior to joining Fairchild, Mr. Mondale was Legal Counsel to the then Space Division of Matra, S.A. (now Matra-Marconi Space, N.V.), based in Paris, France, following several years of private legal practice in Washington, D.C.

     O. BRUCE DALE -- Vice President -- Network Operations since April 1995. Prior thereto, Mr. Dale served in a number of positions at Bell Communications Research ("Bellcore") including, General Manager, Service Assurance Systems and General Manager, Planning & Engineering System from March 1993 to April 1995, Vice President, Customer Service Center from January 1992 to March 1993, and Assistant Vice President, Provisioning Systems Laboratory from January 1990 to January 1992. From March 1982 to December 1989, Mr. Dale served as Director of Data Network Systems Development Laboratory for AT&T Bell Laboratories.

     LAURI J. FITZ-PEGADO -- Vice President -- Global Gateway Relations since May 1997. Prior thereto, Ms. Fitz-Pegado served at the U.S. Department of Commerce as the Director General and Assistant Secretary of the U.S. & Foreign Commercial Service (US&FCS) International Trade Administration from June 1994 to June 1997 and as a Special Advisor to the Secretary of Commerce from June 1993 to June 1994. From June 1982 to June 1993, Ms. Fitz-Pegado worked at Hill & Knowlton Public Affairs Worldwide, most recently as Managing Director and Senior Vice President.

     MARK GERCENSTEIN -- Vice President -- Business Operations since August 1992. Prior thereto, Mr. Gercenstein was Director of Marketing of Motorola Satellite Communications from 1990 to 1992. Prior to assuming that position, Mr. Gercenstein held various marketing and engineering assignments at Motorola Government Electronics Group from 1984 to 1990, Spar Aerospace from 1985 to 1987 and Bendix Aerospace from 1975 to 1982.

     ROY GRANT -- Vice President -- Chief Financial Officer since April 30, 1997 and Vice President -- Treasurer from November 1996 to July 1997. Chief Financial Officer of Capital since June 18, 1997. Prior thereto, Mr. Grant served from 1992 to 1996 as Finance Director for Edison Mission Energy, the largest independent power developer in the United States. Mr. Grant also worked for Marriott Corporation from 1988 to 1992 in its corporate and project finance areas and at American Airlines from 1980 to 1988, most recently as its Managing Director -- Banking where he was responsible for all of the airline's banking relationships.

     DALE F. HOGG -- Vice President -- Human Resources since August 1996 and Director of Human Resources since August 1994. Prior thereto, Mr. Hogg was Corporate Manager, Compensation and Global Staffing for W.R. Grace & Co. He previously served from 1985 to 1991 as Regional Director, Human Resources for the Coca-Cola Company, from 1982 to 1985 as Vice President for Warner Communications and from 1980 to 1982 as Corporate Personnel Manager for the LTV Corporation. He has also held Human Resources positions at The Williams Companies and Rockwell International. Additionally, he served as news anchor for a CBS affiliate from 1972 to 1980.

     FRANCIS LATAPIE -- Vice President -- Government Affairs since October 1996. From January 1996 until October 1996, Mr. Latapie served as Executive Director, Government Affairs of Parent. Prior thereto, Mr. Latapie worked for Intelsat since 1974 in various management positions. From 1968 to 1974, Mr. Latapie was Scientific Attache in the United States, representing the French Government in all matters dealing with space and telecommunications.

     LARRY G. RANDS -- Vice President -- Engineering since August 1993. Mr. Rands was employed by Motorola Satellite Communications as Assistant Manager System Engineering from November 1991 through July 1993. Prior thereto, Mr. Rands spent twelve years with COMSAT Corporation, where he served in several management positions, most recently, Senior Director of System Engineering. He has also held positions with CONTEL/ASC, RCA Laboratories, Rockwell International and Hughes Aircraft.

     F. THOMAS TUTTLE -- Vice President, General Counsel and Secretary since April 1996. Mr. Tuttle had been employed by Parent as Assistant Secretary since January 1994 and as Deputy General Counsel since November 1993. Secretary of Capital since June 18, 1997. Prior thereto, Mr. Tuttle was in private law practice in Washington, D.C. from 1986 to 1994. Prior thereto, he served as Vice President, Regulatory and Industry Relations with Satellite Business Systems and held senior legal positions with COMSAT Corporation.

  Directors of Iridium

     Unless otherwise noted, dates of service refer to directorships of Parent. Each director of Parent became a director of Iridium on December 18, 1997.

     ROBERT W. KINZIE -- Chairman of the Board since October 1991; member of the Banking and Financing Committee. Chief Executive Officer from October 1991 to January 1, 1997. Director of Capital since June 18, 1997. Prior thereto, Mr. Kinzie was the Director of Strategic Planning for

Intelsat from 1987 to 1991. Prior to joining Intelsat, Mr. Kinzie worked from 1966 to 1987 in a number of positions with COMSAT Corporation including President, Communications Services Division and President of COMSAT General Corporation. Prior to joining COMSAT Corporation in 1966, Mr. Kinzie was an economist with the FCC from 1962 to 1965.

     RICHARD L. LESHER -- Vice Chairman of the Board and Independent Company Director since June 1997; member of the Audit Committee, the Compensation Committee and the Related Party Contract Committee. Dr. Lesher was appointed Vice Chairman of the Board and Independent Company Director upon consummation of the IWCL IPO. Dr. Lesher served as the President of the Chamber of Commerce of the United States, the world's largest association of business organizations, from 1975 to 1977, when he retired.

     ABURIZAL BAKRIE -- Director since July 1997; member of the Related Party Contracts Committee. Since 1992 Mr. Bakrie has been Chairman of the Bakrie Group of Companies, a diversified corporation engaged in manufacturing, fabrication, telecommunications, mining, real estate, financial services, agri-business and trading activities. Mr. Bakrie is the President of ASEAN Chamber of Commerce and Industry and President of the Indonesian Chamber of Commerce and Industry. Mr. Bakrie has served as a member of the People's Consultative Assembly of the Republic of Indonesia since 1987.

     HASAN M. BINLADIN -- Director since January 1996; member of the Related Party Contract Committee. During the past five years, Mr. Binladin has served as Senior Vice President of the Saudi Binladin Group.

     ULF BOHLA -- Director since October 1994; member of the Banking and Financing Committee and the Related Party Contracts Committee. Mr. Bohla has been the Chief Executive Officer of o.tel.o communications GmbH & Co. since July 1, 1994 and is currently Chairman of the Board of Directors of Vebacom Holdings, Inc. Prior thereto, he served in various positions with IBM since 1970 including General Manager of Telecommunications at IBM Europe from 1993 to June 1994, Vice President of International Marketing Operations at IBM USA from 1991 to 1993 and Director of the North German region at IBM Germany from 1989 to 1991.

     GORDON J. COMERFORD -- Director since July 1993; Chairman of the Audit Committee. Mr. Comerford is a member of the Board of Directors of Iridium SudAmerica Corporation and Iridium Canada, Inc. Mr. Comerford recently retired from Motorola, where he had served as a Senior Vice President since 1989. He joined Motorola's communications sector in 1974 as a Director of Business Management and became a Corporate Vice President in 1980.

     ATILANO DE OMS SOBRINHO -- Director since June 1996; member of the Audit Committee and the Related Party Contracts Committee. Mr. Oms is Chairman of the Board, President and CEO of Inepar S.A., a diversified Brazilian corporation with operations in telecommunications, electrical current control equipment and services, mass transport, vehicle distribution and financial markets. Mr. Oms is a member of the Board of Directors SudAmerica and Iridium Brasil. He also serves on the Boards of the National Confederation of Industries (CNI), ABINEE-National Association of Electro-Electronic Industries and the Federation of Industries of Parana State.

     ROBERT A. FERCHAT -- Director since January 1995; member of the Related Party Contracts Committee. Mr. Ferchat has served as Chairman and Executive Officer since May 1995 and as Chairman, President and Chief Executive Officer from November 1994 to May 1995 at BCE Mobile Communications Inc. Prior thereto he served as Chairman, President and Chief Executive Officer of TMI Communications, a satellite communications company, from 1992 to 1994. He also served as President of Northern Telecom Canada Ltd. from 1985 to 1990. Mr. Ferchat has also served as a director at BCE Mobile Communications Inc. since 1994.

     ALBERTO FINOL -- Director since July 1993; Chairman of the Banking and Financing Committees; member of the Compensation Committee and the Related Party Contracts Committee. Mr. Finol has been the President of Ilapeca, a Venezuelan holding company with interests in dairy products, supermarkets, pharmaceuticals and communications, since 1990 and has served as a Director since 1966. He is the Chairman of Iridium SudAmerica and the Chairman and a major shareholder of Iridium Andes-Caribe Ltd., one of the owners of Iridium SudAmerica. He has also served as the Director of Group Zuliano, a major Venezuelan petrochemical holding group. He represented his native region of Zulia on the Venezuelan Congress from 1969 to 1993.

     EDWARD GAMS -- Director since July 1993; member of the Banking and Financing Committee. Mr. Gams has served as Corporate Vice President and Director of Investor Relations of Motorola since 1996 and Vice President and Director of Investor Relations of Motorola since 1991. He was first employed by Motorola in 1979, and has held a variety of positions in operational and corporate finance, including service as Director of Corporate Financial Planning from February 1991 to August 1991 and as manager of Corporate Financial Planning from December 1989 to February 1991.

     KAZUO INAMORI -- Director since July 1993; member of the Related Party Contracts Committee. Dr. Inamori has been Chairman of the Board of DDI Corporation since 1984, of Kansai Cellular Telephone Co., Ltd. since 1988, of Taitoh Corporation since 1990, of Nippon Iridium Corporation since 1993, of DDI Tokyo Pocket Telephone Inc. since 1994, of DDI Kansai Pocket Telephone Co., Ltd. since 1994, Kyocera Multimedia Corporation since 1995 and at Kyocera DDI Institute of Future Telecommunications Inc. since 1996. Dr. Inamori established Kyocera Corporation in 1959 and has been Chairman of the Board since 1986.

     GEORG KELLINGHUSEN -- Director since July 1997; member of the Related Party Contracts Committee. Dr. Kellinghusen has been a member of the Board of Vebacom GmbH since August 1996. From 1989 to 1996, Dr. Kellinghusen was affiliated with Varta AG, most recently as the Chairman of the Board of Varta-Bosch Autobatterien GmbH. Prior to joining Varta AG, Dr. Kellinghusen served as Controller, Commercial Director and Director, German-Language Books Production Division, for Bertelsmann AG.

     S. H. KHAN -- Director since October 1994; member of the Related Party Contracts Committee. Mr. Khan has served as Chairman and Managing Director of the Industrial Development Bank of India since December 1993. Prior thereto, from 1966, he served in various positions with the Industrial Development Bank of India, including Managing Director from February 1992 to December 1993 and Executive Director from 1986 to 1992. He also serves as Chairman of the Small Industries Development Bank of India, Credit Analysis & Research Ltd., National Securities Depository Ltd. and National Stock Exchange of India Ltd. He is also Director on the Boards of Export-Import Bank of India, IDBI Bank Ltd., Life Insurance Corporation of India, General Insurance Corporation of India, Discount and Finance House of India Ltd., Deposit Insurance and Credit Guarantee Corporation and Securities Trading Corporation of India Ltd., India Growth Fund Inc., as a Trustee of Unit Trust of India ("UTI"), and as a Member of the Advisory Board of UTI Mutual Fund and India Fund.

     ANATOLY I. KISELEV -- Director since July 1993; member of the Related Party Contracts Committee. Mr. Kiselev has served as Director General of the facility that has produced the Salyut, Almaz and Mir space stations, the Proton rocket, and other spacecraft since 1993. Mr. Kiselev has been employed by Khrunichev, and its predecessor organizations since 1956, including as Khrunichev Enterprise Director from 1975 to 1993.

     JOHN F. MITCHELL -- Director since July 1993; Chairman of the Compensation Committee since July 1993. Mr. Mitchell has served as Vice Chairman of the Board of Motorola since 1988 and served as Officer of the Board from 1988 to 1995. He was employed by Motorola from 1953 to 1995 and served as President from 1980 to 1986 and as Chief Operating Officer from 1986 to 1988.

     JUNG L. MOK -- Director since October 1994; member of the Compensation Committee and the Related Party Contracts Committee. Mr. Mok has served as a director and as the Senior Executive Vice President of SK Telecom since 1994. Prior thereto, Mr. Mok served as Senior Managing

Director and Chief Operating Officer of Taehan Telecom Limited from 1991 to 1994 and as Managing Director at USA, Inc. since 1989.

     GIUSEPPE MORGANTI -- Director since April 1996; member of the Banking and Financing Committee, the Audit Committee and the Related Party Contracts Committee. Since August 1996, Ing. Morganti has served as Chief Executive Officer and Managing Director of Iridium Italia S.p.A. Ing. Morganti has been with STET (now Telecom Italia) since 1984 in various management positions within the Planning and Strategic Control Department, most recently as the head of the Telecommunications Services Division.

     J. MICHAEL NORRIS -- Director since July 1996; Mr. Norris is a Senior Vice President of Motorola and has been with Motorola for 24 years. He is currently the Senior Vice President and General Manager of the Network Management Group, responsible for all Motorola cellular joint ventures and Iridium gateway operations worldwide. He also sits on the boards of Hutchinson Telephone Company Ltd. (Hong Kong), World Telecom Holding Company, Ltd. (Thailand) and Pelephone (Israel).

     YUSAI OKUYAMA -- Director since July 1996; member of the Audit Committee and Related Party Contracts Committee. Mr. Okuyama has been President of DDI Corporation since 1993 and President of Nippon Iridium (Bermuda) Ltd. since 1995. Mr. Okuyama has been Chairman of the Board at seven of the DDI Pocket Telephone Companies since 1994 and at five of the DDI Cellular Telephone companies since 1995. Mr. Okuyama retired from MPT in 1989 as a deputy secretary of MPT and served at MPT related enterprises as President before joining DDI Corporation in 1993.

     JOHN A. RICHARDSON -- Director since March 1998; Mr. Richardson has been the Chief Executive Officer of Iridium Africa since January 1998. He previously was Chairman and CEO of Barclays -- BZW Asia and prior thereto was CEO of Hutchison Whampoa Ltd. from 1980 to 1985.

     JOHN M. SCANLON -- Director since January 1997; Mr. Scanlon is Executive Vice President of Motorola and President of Motorola's Cellular Networks & Space Sector. Mr. Scanlon joined Motorola in August 1990. Prior to joining Motorola, Mr. Scanlon spent 24 years with AT&T, rising to the position of Group Vice President. Mr. Scanlon is also a director of Media.Com.

     THEODORE H. SCHELL -- Director since July 1993; member of the Banking and Financing Committee and member of the Related Party Contract Committee. Mr. Schell has served as Senior Vice President -- Strategic Planning and Corporate Development at Sprint since 1990. Prior thereto, he served as President and Chief Executive Officer of RealCom Communications Corporation, an IBM subsidiary.

     WILLIAM A. SCHREYER -- Independent Company Director; member of the Banking and Financing Committee and the Related Party Contracts Committee. Mr. Schreyer was appointed Independent Company Director, upon consummation of the IWCL IPO in June 1997. Mr. Schreyer is Chairman Emeritus of Merrill Lynch & Co., Inc. and has served as Chairman of the Board from April 1985 through June 1993 and as Chief Executive Officer from July 1984 through April 1992. Mr. Schreyer is currently a Director of Callaway Golf Company, Deere & Company, True North Communications Inc., Schering-Plough Corporation and Willis Corroon Group.

     SRIBHUMI SUKHANETR -- Director since July 1993; member of the Banking and Financing Committee, the Compensation Committee and the Related Party Contracts Committee. Since 1992, Mr. Sukhanetr has been the Chairman of United Communication Industry Co., Ltd. ("UCOM") and of Thai Satellite Telecommunications Co., Ltd., a subsidiary of UCOM. Prior thereto, he served as advisor to the Prime Minister's Office in Thailand from February 1991 to September 1992 and as Permanent Secretary to the Ministry of Transport and Communications from 1988 to February 1991.

     TAO-TSUN SUN -- Director since January 1994; member of the Audit Committee and the Related Party Contracts Committee. Mr. Sun has been Executive Director and President of Pacific Electric Wire & Cable Co., Ltd., the Parent of Pacific Iridium Telecommunications Corporation since 1986.

Since 1996, he has served as Executive Director of Taiwan Electric Wire & Cable Ind. Assoc. and of Chinese National Federation of Industries, and as Honorary Chairman of the Council for Industry and Commercial Development. He has also served as Chairman of Taiwan Aerospace Corporation since 1994, Executive Director of Walsin Lihwa Corp. and Executive Vice Chairman of Charoong Thai Wire & Cable Co., Ltd. since 1993 and Director of Pacific Construction Co., Ltd. since 1995.

     YOSHIHARU YASUDA -- Director since January 1996; member of the Banking and Financing Committee, the Compensation Committee and the Related Party Contracts Committee. Mr. Yasuda is currently Vice President of Nippon Iridium Corporation and has been a Director since June 1995. Mr. Yasuda was Vice President of Nippon Iridium Corporation from June 1996 through 1997. Mr. Yasuda was Director of DDI Corporation from 1992 to 1995. Prior to joining DDI Corporation, Mr. Yasuda was with the Sanwa Research Institute.

     WANG MEI YUE -- Director since October 1995; member of the Compensation Committee and the Related Party Contracts Committee. Dr. Wang has served as Chairman and President of Iridium China (Hong Kong) Ltd. since September 1995, as Chairman and President of China Aerospace International Holdings Ltd., Hong Kong since 1993 and as Chairman of China Southern Telecommunication Co., Ltd. since 1991. From 1988 to 1993 Dr. Wang served as Vice Chairman of the Board at Conic Investment Co. Ltd.

  Executive Compensation

     The following table sets forth, as applicable, the compensation paid for the fiscal years ended December 31, 1995, 1996 and 1997 to those persons who were, at December 31, 1997, the Chief Executive Officer of Parent and Iridium and the four next most highly compensated executive officers of Parent and Iridium. Pursuant to the Iridium LLC Agreement, all officers of Parent are also officers of Iridium. Pursuant to the Management Services Agreement, Iridium is required to provide sufficient funds to Parent to, among other things, satisfy Parent's obligations to its employees.

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                                                         COMPENSATION
                                                                                     ---------------------
                                                     ANNUAL COMPENSATION              NUMBER OF
                                           ---------------------------------------    SECURITIES
                                                                      OTHER ANNUAL    UNDERLYING     LTIP     ALL OTHER
 NAME AND PRINCIPAL POSITION      YEAR      SALARY       BONUS(a)     COMPENSATION   OPTIONS/SARS   PAYOUT   COMPENSATION
------------------------------  --------   ---------   ------------   ------------   ------------   ------   ------------
Edward F. Staiano.............    1997     $500,000            --       $187,827(b)    750,000       --        $ 4,750(c)
  Vice Chairman and Chief
    Executive Officer

Robert W. Kinzie..............    1997     $368,424      $154,560             --        90,000       --        $ 8,462(d)
  Chairman & Former Chief         1996     $344,000      $117,669             --        90,000       --        $ 7,819
    Executive Officer             1995     $310,000      $102,000             --            --       --        $ 7,469

Mauro Sentinelli..............    1997     $208,333            --             --        75,000       --        $24,803(e)
  Executive Vice President --
    Marketing & Distribution

Leo Mondale...................    1997     $262,504      $110,000             --        67,500       --        $ 4,750(c)
  Senior Vice President --        1996     $220,561      $100,000             --        45,000       --        $ 4,500
    Strategic Planning &          1995     $190,000      $ 56,050             --            --       --        $ 4,500
    Business Development

Mark Gercenstein..............    1997     $210,613      $ 88,729             --            --       --        $ 4,750(c)
  Vice President -- Business      1996     $201,692      $ 62,909             --        45,000       --        $ 4,500
    Operations                    1995     $176,250      $ 54,226             --            --       --        $ 4,500

---------------
(a) Through the fiscal year ending December 31, 1995 Parent maintained the Iridium Long Range Incentive Plan of 1993 (the "Plan"). The Plan was terminated as of December 31, 1995. Final awards for performance in Fiscal Year 1995 were determined by the Compensation Committee of the Parent Board in April 1996. The Iridium Option Plan (described under "-- Option Plan" below) was at that time substituted for the Plan. Under the Long Range Incentive Plan amounts were earned each year and credited to an account established for the participant. Amounts in each account earn interest at 1% over the prime rate until the end of the performance cycle which runs from 1993 through 1998. The amounts in each account will become payable in fiscal year 1999, subject to forfeiture in the event the participant's employment with Iridium is terminated for any reason other than death, disability, retirement or a change from full-time to part-time employment.

(b) This amount includes amounts paid to Dr. Staiano for airplane expenses ($53,663), a salary gross-up to cover taxes incurred ($87,880), apartment ($38,447) and car lease ($7,837).

(c) Parent matching contributions to 401(k) plan.

(d) This amount includes the value of term life insurance provided to Mr. Kinzie ($3,712) and Parent's matching contribution to 401(k) plan ($4,750).

(e) This amount includes relocation expenses paid for Mr. Sentinelli ($20,053) and Parent's matching contribution to 401(k) plan ($4,750).

     On January 2, 1997, Edward F. Staiano became Chief Executive Officer of Parent and Vice Chairman of the Parent Board. Pursuant to the terms of his employment agreement, Dr. Staiano will receive a base salary of $500,000 per year. In addition to base salary, Parent has agreed to provide Dr. Staiano, at its expense, with a car, a furnished apartment in Washington, D.C. and access to a corporate jet aircraft. Parent has agreed to provide reimbursement for any tax liability created as a result of the use of those items. Dr. Staiano was also awarded options to purchase 750,000 shares of Class A Common Stock of IWCL at a price of $13.33 per share. The options vest, pro rata, over a period of five years. Vested options may be exercised at any time after a public offering. Dr. Staiano's options will continue to vest even if his employment is terminated by Iridium, other than for cause, so long as he is not retained or employed by a competitor. Dr. Staiano does not receive an annual bonus or participate in Parent's retirement plans.

  Option Grants

     The following table sets forth the options granted for the fiscal year ended December 31, 1997 for each named executive officer.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                              INDIVIDUAL GRANTS
                       -------------------------------                                      POTENTIAL REALIZABLE
                                          PERCENT OF                                                VALUE
                         NUMBER OF          TOTAL                                             AT ASSUMED ANNUAL
                         SECURITIES      OPTIONS/SARS                                       RATES OF STOCK PRICE
                         UNDERLYING       GRANTED TO       EXERCISE                           APPRECIATION FOR
                          OPTIONS/        EMPLOYEES           OF                               OPTION TERM(a)
                            SARS          IN FISCAL       BASE PRICE     EXPIRATION    -------------------------------
        NAME              GRANTED            YEAR           ($/SH)          DATE           5%($)            10%($)
        ----           --------------   --------------   ------------   ------------   --------------   --------------
Edward F. Staiano....     750,000          53.20%           $13.33         1/12/07       $6,285,000      $15,930,000
Robert W. Kinzie.....      90,000            6.38            13.33         4/14/07          754,200        1,911,600
Mauro Sentinelli.....      75,000            5.32            13.33         7/31/07          628,500        1,593,000
Leo Mondale..........      67,500            4.79            13.33         4/14/07          565,650        1,433,700
Mark Gercenstein.....          --              --               --              --               --               --

---------------
(a) This figure is achieved by multiplying the number of Options by the Final Assumed Appreciated Stock Price at the end of the Option Term, and then subtracting the original cost of the Options, which is the number of Options multiplied by the Exercise or Base Price.

  Year End Option/SAR Table

     The following table shows certain information with respect to stock options held as of December 31, 1997 by the named executive officers.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES

                                               SHARES
                                              ACQUIRED
                                                 ON      OPTIONS    VALUE     DATE OF   MONTHS
               NAME                    YEAR   EXERCISE   GRANTED   REALIZED   OPTION     HELD
               ----                    ----   --------   -------   --------   -------   ------
Edward F. Staiano..................    1997    --        750,000     --       1/13/97     11
Robert W. Kinzie...................    1997    --         90,000     --       4/15/97      8
Mauro Sentinelli...................    1997    --         75,000     --       8/1/97       5
Leo Mondale........................    1997    --         67,500     --       4/15/97      8
Mark Gercenstein...................    1997    --              0     --       1/1/96      23

                                              NUMBER OF               VALUE OF UNEXERCISED
                                         UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS/SAR
                                        AT FISCAL YEAR-END(a)         AT FISCAL YEAR-END(b)
                                     ---------------------------   ---------------------------
               NAME                  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
               ----                  -----------   -------------   -----------   -------------
Edward F. Staiano..................    137,500        612,500      $5,018,750     $22,356,250
Robert W. Kinzie...................     46,500        133,500       1,697,250       4,872,750
Mauro Sentinelli...................      5,000         70,000         182,500       2,555,000
Leo Mondale........................     26,250         86,250         958,125       3,148,125
Mark Gercenstein...................     17,250         27,750         629,625       1,012,875

---------------
(a) These figures include Options granted before fiscal year 1997.
(b) The closing price of Company Stock on the last day of the fiscal year was $36.50 per share.

  Compensation Committee Interlocks and Insider Participation

     The Compensation Committee of the Parent Board and the Iridium Board determines the compensation of the executive officers of Parent and Iridium consistent with guidelines established by the Parent Board and the Iridium Board. The members of the Compensation Committee for the fiscal year ending December 31, 1997 were Alberto Finol, Richard L. Lesher, George S. Medawar, John
F. Mitchell, Jung L. Mok, Sribhumi Sukhanetr, Wang Mei Yue and Yoshiharu Yasuda. The Compensation Committee was chaired by Mr. Mitchell, formerly an executive officer of Motorola, who continues to serve as Vice Chairman of the Board of Directors of Motorola. Mr. Finol serves as the Deputy Chairman of IWCL.

  Pension Plan

                                                         YEARS OF SERVICE
                                       ----------------------------------------------------
            COMPENSATION                  15         20         25         30         35
            ------------               --------   --------   --------   --------   --------
125,000..............................  $ 36,964   $ 49,286   $ 61,607   $ 73,929   $ 86,250
150,000..............................    45,000     60,000     75,000     90,000    105,000
175,000..............................    53,036     70,714     88,393    106,071    123,750
200,000..............................    61,071     81,429    101,786    122,143    142,500
225,000..............................    69,107     92,143    115,179    138,214    161,250
250,000..............................    77,143    102,857    128,571    154,286    180,000
300,000..............................    93,214    124,286    155,357    186,429    217,500
400,000..............................   125,357    167,143    208,929    250,714    292,500
450,000..............................   141,429    188,571    235,714    282,857    330,000
500,000..............................   157,500    210,000    262,500    315,000    367,500

     Parent maintains the Parent Pension Plan (the "Pension Plan") for the benefit of its employees. The Pension Plan is a defined benefit plan and is qualified under the provisions of the U.S. Internal Revenue Code related to such plans. Benefits payable under the Pension Plan are computed on the basis of a single life annuity payable at age 65 and are subject to a partial offset by Social Security payments. Compensation taken into account for purposes of computing the benefits payable under the Pension Plan generally includes final average salary, bonuses and qualified salary deferrals. Although the U.S. Internal Revenue Code of 1986, as amended, limits the amount of covered compensation under the Pension Plan to $150,000 subject to adjustment (the "Compensation Cap"), the table above also reflects benefits payable under a supplemental retirement income plan (the "Supplemental Plan") established by Parent for the benefit of employees whose compensation exceeds the Compensation Cap or whose benefit would be limited by Section 415 of the U.S. Internal Revenue Code. Benefits under the Supplemental Plan are calculated in the same manner as the Pension Plan. Under the Supplemental Plan, Parent will pay the employee an amount which together with the amounts due under the Pension Plan will equal what the employee would have received under the Pension Plan if the Compensation Cap was not in effect. Mr. Staiano has one year of credited service; Mr. Kinzie has six years of credited service; Mr. Sentinelli has zero years of credited service; Mr. Mondale has seven years of credited service; and Mr. Gercenstein has 12 years of credited service. Messrs. Kinzie, Mondale and Gercenstein participate in the Pension Plan but do not participate in the Supplemental Plan.

     Parent maintains a supplementary retirement plan for selected senior officers. The plan provides for an annual income, normally beginning at age 60, equal to the larger of (i) 40% of the participant's compensation (salary plus an adjustment for bonuses) at retirement or (ii) the annual benefit calculated using the formula under the Supplemental Plan, in either case reduced by any amount payable under the Pension Plan. Regardless of which formula is used, the total retirement income cannot exceed 70% of an individual's retiring salary. At retirement a participant receives an annuity purchased by Iridium from an insurance company sufficient to make the payments required. Parent also pays to the participant or to the proper taxing authorities an amount sufficient to pay the income taxes arising from the purchase of the annuity for the participant. A participant also has the option of receiving a lump sum equal to the purchase price of the annuity. As with the annuity Parent pays the income taxes arising from the payment of the lump sum.

  Employment Arrangements

     On January 2, 1997, Edward F. Staiano became Chief Executive Officer and Vice Chairman of the Parent Board. Pursuant to the terms of his employment agreement, Dr. Staiano will receive a base salary of $500,000 per year. In addition to base salary, Parent has agreed to provide Dr. Staiano, at its expense, with a car, a furnished apartment in Washington, D.C. and access to a corporate jet aircraft. Parent has agreed to provide reimbursement for any tax liability created as a result of the use of those items. Dr. Staiano was also awarded options to purchase 750,000 Class 1 Interests of Iridium at a price of $13.33 per Interest. The options vest, pro rata, over a period of five years. Vested options may be exercised at any time after a public offering. Generally, Dr. Staiano's options are subject to all of the provisions of the Option Plan (described under "-- Option Plan" below) except that Dr. Staiano's options will continue to vest even if his employment is terminated by Parent, other than for cause, so long as he is not retained or employed by a competitor. Dr. Staiano does not receive an annual bonus or participate in Parent's pension plans.

  Option Plan

     Parent has established a plan under which executive officers and managers of Parent are awarded options to purchase Class A Common Stock (the "Option Plan"). The Option Plan covers 2,625,000 shares of Class A Common Stock. The Option Plan also permits the award of stock appreciation rights in connection with any grant of options. As of March 1, 1998, options covering 2,557,085 shares of Class A Common Stock had been granted. Options to purchase 482,154 shares of Class A Common Stock were vested at March 1, 1998. As of that date no stock appreciation awards had been granted. This amount of outstanding options includes the options issued to Dr. Staiano when he joined Iridium. If an award under the Option Plan expires, or is terminated, surrendered or canceled, the shares of Class A Common Stock subject to such award are added to the number of shares of Class A Common Stock available for awards under the Option Plan.

     Under the Option Plan, option awards are made from time to time by the Compensation Committee of the Parent Board.

     The right to exercise the options vests, pro rata, over a period of five years, however, all options and stock appreciation rights become immediately vested on a Change in Control (as defined in the Option Plan) and in the event of a Change in Control, Parent is required to purchase each outstanding option and stock appreciation right for an immediate lump sum payment equal to the difference between (i) the higher of (x) the fair market value of a share of Class A Common Stock immediately prior to payment or (y) the highest price actually paid in connection with the Change in Control, and (iii) the exercise price. A "Change in Control" is defined in the Option Plan as a sale by one or more holders of 50% or more of the outstanding Class 1 Interests, other than in connection with a Public Offering (as defined), to third parties who are not holders of Class 1 Interests or affiliated with holders of Class 1 Interests and following which the members of the Parent prior to the sale cease to constitute a majority of the Parent Board.

     The plan was established in April 1996. Except for Dr. Staiano, under the Option Plan, a participant whose employment is terminated by Parent forfeits any unvested options. There are exceptions for death, retirement and certain other situations. Dr. Staiano's options will continue to vest even if his employment is terminated by Parent, other than for cause, so long as he is not retained or employed by a competitor.

     IWCL has agreed that upon the exercise of any options, it will issue to Parent, for delivery to an exercising option holder, the number of shares of Class A Common Stock covered by the exercised options and Parent has agreed to simultaneously deliver to IWCL a like number of Class 1 Interests, subject to anti-dilution adjustments. The exercise price of the option will be paid to Parent and will represent payment for the Class A Common Stock by the exercising option holder and for the Class 1 Interests by IWCL. See "Certain Matters Regarding Relationship Among IWCL, Parent and Iridium -- Share Issuance Agreement."

THE INITIAL GUARANTORS

     Iridium has four subsidiaries: Iridium Capital Corporation, Iridium Roaming LLC, Iridium IP LLC and Iridium Facilities Corporation. Each of Roaming and IP is a Delaware limited liability company, of which Iridium is the only member. Each of Capital and Facilities is a Delaware corporation and is a wholly owned subsidiary of Iridium. Pursuant to the limited liability company agreement relating to each of Roaming and IP, the power and authority to manage and conduct the business and affairs of such company is vested in Iridium, acting through certain of the officers and directors of Iridium listed above. Each of the directors and officers of Capital and Facilities is an officer of Iridium.

              INTEREST OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                              MANAGEMENT IN PARENT

     Iridium is a wholly owned subsidiary of Parent. The following table sets forth certain information regarding beneficial ownership of Parent's Class 1 Interests as of March 1, 1998 (i) by each person known by Parent to own beneficially more than five percent of its Class 1 Interests and (ii) by all of Iridium's executive officers and directors of Parent and Iridium (named in the table under "Management" above) as a group.

                                               AMOUNT AND NATURE
  NAME AND ADDRESS OF BENEFICIAL OWNER     OF BENEFICIAL OWNERSHIP(1)    PERCENT OF CLASS(1)
  ------------------------------------     --------------------------    -------------------
Motorola, Inc.(2)........................          39,898,493                   27.40%
  1303 East Algonquin Rd.
  Schaumburg, IL 60196
Nippon Iridium (Bermuda) Limited(3)......          15,750,000                   11.15
  c/o NIPPON IRIDIUM CORPORATION
  Ichibancho FS Building 8
  Ichibancho Chiyoda-ku
  Tokyo 102 Japan
Vebacom Holdings, Inc.(4)................          12,427,875                    8.80
  c/o o.tel.o communications GmbH & Co.
  Am Bonneshof 35
  D-40474 Dusseldorf Germany
All Directors and Executive Officers as a
  Group(5)...............................                   0                       0

---------------
(1) Beneficial ownership is determined in accordance with the rules of the Commission and includes voting and investment power with respect to the Class 1 Interests. Class 1 Interests subject to options or warrants currently exercisable or exercisable within 60 days of the date of this Form S-4 are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person.

(2) The Class 1 Interests beneficially owned by Motorola include 25,033,425 Class 1 Interests held directly by Motorola and 4,365,068 Class 1 Interests issuable under a warrant to purchase Series M Class 2 Interests in Iridium which would be convertible into Class 1 Interests equal to 2.5% of the fully diluted number of Class 1 Interests outstanding at the time of exercise. The remaining Class 1 Interests shown in the table as being beneficially owned by Motorola consists of 5,250,000 Class 1 Interests held by Iridium Canada (33.3% of which is owned by a subsidiary of Motorola) and 5,250,000 Class 1 Interests held by Iridium India Telecom (20% of which is owned by a subsidiary of Motorola). Although Motorola does not have the right to vote or dispose of the Class 1 Interests held by these companies, it may be deemed to beneficially own these interests because these companies cannot dispose of their Class 1 Interests without the consent of the applicable Motorola subsidiary. The beneficial ownership of Motorola does not include Class 1 Interests issuable under warrants to which Motorola will become entitled as a result of its guarantee of borrowings by Iridium or Class 1 Interests that may be issued pursuant to the Reserve Capital Call.

(3) Nippon Iridium (Bermuda) Limited is a wholly owned subsidiary of Nippon Iridium Corporation, which is a consortium formed by DDI Corporation.

(4) Vebacom Holdings, Inc. is a wholly owned subsidiary of o.tel.o communications GmbH & Co., which is owned by VEBA Telecom GmbH and Lehman Brothers Bankhaus Aktiengesellschaft (as a fiduciary).

(5) No directors or executive officers of Parent own Class 1 Interests. As of March 1, 1998, the IWCL directors and the executive officers of IWCL and Parent owned an aggregate of 681,030 shares of Class A Common Stock and IWCL owned 681,030 Class 1 Interests in respect of such Class A Common Stock. Up to 2,625,000 shares of Class A Common Stock may be issued pursuant to the Option Plan. As of March 1, 1998, options covering an aggregate of 2,572,585 shares of Class A Common Stock had been granted under the Option Plan. Options to purchase 482,487 shares of Class A Common Stock were vested at March 1, 1998. See "Management -- Option Plan."

           CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF IRIDIUM

MOTOROLA RELATED MATTERS

     Motorola is one of the world's leading providers of electronic equipment, systems, components and services. Its products include two-way radios, pagers, cellular telephones and systems, semiconductors, defense and aerospace electronics, automotive and industrial electronics and data communications and information processing equipment.

     Motorola created and developed the concept of the IRIDIUM System and Iridium's initial technical and business plans. Motorola is a founding investor, has been allocated gateway service territories, shares a gateway service territory and has additional interests in other entities which have been allocated gateway service territories. Motorola is Parent's largest member, owning directly and indirectly approximately 18% of the Class 1 Interests in Iridium. The directors and officers of Parent and Iridium include numerous current and former Motorola employees. Motorola is also Iridium's principal supplier through the Space System Contract, the Operations and Maintenance Contract and the Terrestrial Network Development Contract. See "Principal Contracts for the Development of the IRIDIUM System."

     Under a Support Agreement, Motorola provides certain general and administrative support to Iridium. On a cost reimbursable basis, Motorola has provided payroll processing and related benefits to Iridium employees, processed payment to certain contractors providing support to Iridium and has provided other administrative support. The amount of the services provided by Motorola has declined as Iridium's internal staff has increased. In 1997, total payments to Motorola under the Support Agreement were approximately $648,000.

  Motorola MOU and Agreement Regarding Guarantee

     Motorola initially guaranteed up to $750 million of Parent's borrowings (including principal and interest) under the Guaranteed Bank Facility pursuant to the Motorola Guarantee. In connection with the execution and delivery of the Motorola Guarantee, Motorola and Parent entered into an Agreement Regarding Guarantee (the "Original Agreement Regarding Guarantee"), under which (among other things) Parent agreed (i) to reimburse Motorola for any payment required pursuant to the Motorola Guarantee, (ii) not to take certain actions without Motorola's approval and (iii) to pay to Motorola, as compensation for the Motorola Guarantee, warrants to purchase Class 1 Interests. In addition, pursuant to the Original Agreement Regarding Guarantee, Motorola was granted the right to appoint an additional Director on the Parent Board and as security for Iridium's reimbursement obligation under the Original Agreement Regarding Guarantee, Parent granted to Motorola a security interest in substantially all of its assets.

     In connection with the offering of the Initial Senior Notes, Parent and Motorola entered into a Memorandum of Understanding ("Motorola MOU") and amended and restated the Original Agreement Regarding Guarantee (as so amended and restated, the "Agreement Regarding Guarantee"). Pursuant to the Motorola MOU,
(i) Motorola agreed to consent to an amendment of the Guaranteed Bank Facility (and to enter into related amendments to the Motorola Guarantee) in order to extend the maturity of such Facility until after the Stated Maturity of the Initial Senior Notes (which is the same date as the Stated Maturity of the Notes); (ii) Motorola agreed to consent to an amendment to the Guaranteed Bank Facility (or to entry into a new bank credit facility on the same terms) in order to increase such Facility by (or to establish such new facility in the amount of) $350 million -- the amount of the Motorola Additional
Guarantee -- and to document the Motorola Additional Guarantee; (iii) Parent agreed that, to the extent the net proceeds to Iridium of senior note offerings prior to December 31, 1997 exceed $650 million, it would apply such excess to a prepayment of the Guaranteed Bank Facility and to a permanent reduction of the commitments of the lenders thereunder (provided that such commitments need not be reduced to an amount less than $275 million) (as a result, the commitment under the Guaranteed Bank Facility was reduced from $750 million to $655 million with the net proceeds of the Initial Senior Notes offering; for the purposes of the Original Offering only, Motorola waived this requirement upon Iridium's permanent reduction of the Guaranteed Bank Facility and the corresponding Motorola Guarantee by $205 million (to $450 million)); (iv) Motorola agreed to release its security interest in Parent's assets granted pursuant to the Original Agreement Regarding Guarantee; (v) Parent agreed to repay all amounts outstanding under the Guaranteed Bank Facility and to terminate the commitments of the lenders thereunder prior to or simultaneous with any optional redemption of the Initial Senior Notes or the Notes; (vi) Motorola agreed to subordinate certain of its claims to the claims of the lenders under the Secured Bank Facility; (vii) Motorola agreed to allow Iridium to defer, at Iridium's option, payment of approximately $96 million expected to be due to Motorola on September 30, 1998 and thereafter pursuant to the Terrestrial Network Development Contract until after the Stated Maturity of the Initial Senior Notes (which is the same date as the Stated Maturity of the Notes), with the amount deferred being compensated as part of the Motorola Exposure (the amount of the deferral pursuant to the Motorola MOU (to the extent exceeding amounts deferrable pursuant to the Terrestrial Network Development Contract), including accrued interest thereon, the "FOC Payment Deferral"); and
(viii) during certain periods in which the Motorola Exposure (as defined below) is less than $275 million and Motorola has not been required to make payments on its guarantee of the Guaranteed Bank Facility, Motorola will waive certain rights it holds in connection with the Series B and Series C Class 2 Interests of Iridium (see "Description of Iridium LLC Limited Liability Company Agreement"). In addition, in the Motorola MOU Parent agreed that, in certain circumstances, it will not have outstanding at any time until the maturity of the Guaranteed Bank Facility (as extended as discussed above) (i) in excess of $1.7 billion in aggregate principal amount of borrowed money indebtedness that is secured by assets of Parent; (ii) in excess of $1.25 billion in aggregate principal amount (or initial gross proceeds in the case of any senior notes issued at a discount) of senior notes (including the Initial Senior Notes and the Notes), and (iii) total indebtedness for borrowed money (which shall consist solely of amounts described in clauses (i) and (ii) above) in excess of $2.95 billion. Certain of the agreements of Motorola and Iridium in the Motorola MOU are subject to conditions, including the consistency of definitive documents with the Motorola MOU and the Agreement Regarding Guarantee. Motorola's agreement to provide the Motorola Additional Guarantee is subject to the condition that the Parent LLC Agreement be amended to provide Motorola with additional governance rights if the Motorola Exposure exceeds $750 million. Some of the obligations of Parent under the Motorola MOU were transferred to Iridium pursuant to the Asset Drop-Down Transaction. In addition, the indebtedness for borrowed money constraints described above apply to Parent, Iridium and Iridium's subsidiaries on a consolidated basis.

     Under the Agreement Regarding Guarantee (and after giving effect to the transfer of obligations under the Asset Drop-Down Transaction), (i) Iridium is obligated to reimburse Motorola for any payment required pursuant to the Motorola Guarantee or the Motorola Additional Guarantee; provided, that if the Guaranteed Bank Facility is accelerated as result of a Motorola-Based Default (as defined in the Agreement Regarding Guarantee) such reimbursement will be made on the same terms as provided in the Guaranteed Bank Facility or any other relevant credit agreement; (ii) Iridium shall not, except in situations in which the Motorola Exposure is $275 million or less and certain other conditions are satisfied, take certain actions without Motorola's approval; and (iii) Parent must pay to Motorola, as compensation for the Motorola Exposure, warrants to purchase Class 1 Interests based on the amount and duration of the Motorola Exposure. In the event the Motorola Exposure is $275 million or less and certain other conditions are satisfied, then in lieu of such warrants to purchase Class 1 Interests, Iridium may pay to Motorola, as compensation for the Motorola Exposure, (i) interest thereon at an interest rate equal to the excess of the rate borne by the Initial Senior Notes over the rate applicable under the Guaranteed Bank Facility or any other relevant credit agreement, and (ii) for each day, the average daily warrant compensation payable to holders of senior notes of Iridium multiplied by the Motorola Exposure (pro rata based on the amount and duration of the Motorola Exposure compared with the amount and duration of such senior notes).

     "Motorola Exposure" means the commitments of the lenders under the Guaranteed Bank Facility, the payments made by Motorola pursuant to the Motorola Guarantee or the Motorola Additional Guarantee (to the extent not repaid by Iridium) and the Vendor Financing Amount. "Vendor Financing Amount" means the amount of the FOC Payment Deferral (if such deferral is exercised) and any other vendor financing provided by Motorola to or for the benefit of Iridium, other than any vendor financing or payment deferral under the Terrestrial Network Development Contract as in effect on the date of the Agreement Regarding Guarantee.

  Motorola Conflicts of Interest

     Motorola has and may have various conflicts of interest with Iridium and with other members of Parent. See "Risk Factors -- Conflicts of Interest with Motorola." Motorola is the principal supplier to Iridium as well as the actual or prospective supplier and licensor to gateway owners and operators, service providers, subscriber equipment manufacturers and individual subscribers. See "Risk Factors -- Reliance on Motorola, Gateway Owners and Other Third Parties." Motorola has asserted and may assert positions on the Space System Contract, Operations and Maintenance Contract, the Terrestrial Network Development Contract and the Guarantee Agreement that are contrary to those asserted by Iridium. See "Principal Contracts for the Development of the IRIDIUM System" and "Risk Factors -- Satellite Launch Risks." To help ameliorate these conflicts under the Space System Contract, the Operations and Maintenance Contract and the Terrestrial Network Development Contract, Iridium maintains a Related Party Contracts Committee of the Iridium Board which consists of all Board members other than any Board members who are directors, officers, employees or persons nominated to serve on the Board of Directors by Motorola (so long as Motorola is a party to the Space System Contract, the Operations and Maintenance Contract or the Terrestrial Network Development Contract), Lockheed Martin or Raytheon (so long as Lockheed Martin or Raytheon, as the case may be, are subcontractors to Motorola under the Space System Contract or the Operations and Maintenance Contract). The Related Party Contracts Committee has authority to review and monitor the Space System Contract, the Operations and Maintenance Contract and the Terrestrial Network Development Contract and, as it deems appropriate, cause Iridium to enforce its rights thereunder and propose amendments and waivers to these contracts. Iridium's payment obligations under these contracts comprised most of Iridium's expenses and a portion of the proceeds of the Original Offering have been or will be used primarily to make milestone payments under the Space System Contract and the Terrestrial Network Development Contract. See "Risk Factors -- Conflicts of Interest with Motorola" and "Use of Proceeds."

     Motorola has been involved in the manufacture of components for satellites for over thirty years. Motorola has informed Iridium that it has under consideration possible future space-based data and communications systems and ventures. Motorola has also informed Iridium that Motorola may decide to undertake further development of one or more such systems or ventures but no decision has been made as to whether Iridium would be a participant in any such system or venture. It is possible that any such system could be competitive to some degree with the IRIDIUM System. Motorola has agreed in the Space System Contract that, without Iridium's consent, it will not produce for itself or others a similar satellite-based space system of a global communication system for commercial use prior to the earlier of July 31, 2003 or the termination date of the Space System Contract. Subsidiaries of Motorola have applied to the FCC for licenses to construct, launch and operate satellite-based systems designed to provide fixed-broadband, fixed-data transmissions.

OTHER MATTERS

     Iridium Services Deutschland, a wholly owned subsidiary of o.tel.o communications GmbH & Co., the parent of Vebacom Holdings, Inc., a holder of approximately 8.8% of the Class 1 Interests, was allocated a gateway service territory consisting of several countries in or near Europe. Nippon Iridium Corporation, an affiliate of Nippon Iridium (Bermuda) Corporation, a holder of approximately 11.2% of the Class 1 Interests, was allocated the Japan gateway service territory.

Each of o.tel.o communications GmbH & Co. and Nippon Iridium Corporation have entered into a Gateway Authorization Agreement, pursuant to which they, or their affiliates, will operate their respective Gateway service territory and provide gateway services. In addition, o.tel.o communications GmbH & Co. and Nippon Iridium Corporation will serve as service providers to their respective gateway territory and, as such, will be entitled to payments associated with sales of IRIDIUM Services.

     Kyocera, an affiliate of Nippon Iridium Corporation, a holder of approximately 11.2% of the Class 1 Interests, has entered into a license agreement with Motorola with respect to the development and manufacture of multi-mode phones for use with the IRIDIUM System. This license agreement does not obligate Kyocera to develop, manufacture or sell any Iridium subscriber equipment. Iridium expects that Kyocera will develop, manufacture and sell multi-mode phones for use with the IRIDIUM System. Iridium intends to enter into a contract with Motorola to cover the expenses associated with testing the Kyocera subscriber equipment with the IRIDIUM System, estimated to be $12.2 million.

     Certain of the directors of IWCL are, or have been within the past year, executive officers of suppliers of Parent or Iridium. In addition, certain of the directors of Parent or Iridium are executive officers of gateway owners and service providers. See "Management" and "Risk Factors -- Conflict of Interest with Gateway Owners."

             PARENT'S INVESTORS, NUMBER OF CLASS 1 INTERESTS OWNED, PERCENTAGE OWNERSHIP AND PRINCIPAL GATEWAY SERVICE TERRITORIES

     Iridium is a wholly owned subsidiary of Parent. Set forth below is a summary of the investors in Parent, the number of Class 1 Interests owned by each investor, their percentage ownership of Class 1 Interests and, if applicable, their principal gateway service territories at March 10, 1998:

                                  NUMBER OF
                                   CLASS 1
                                  INTERESTS      PERCENTAGE           PRINCIPAL GATEWAY
            INVESTOR               OWNED(1)     OWNERSHIP(2)          SERVICE TERRITORY
            --------              ----------    ------------          -----------------
IWCL............................  12,008,812        8.50       Not Applicable
Iridium Africa Corporation......   4,500,000        3.19       Africa (excluding Morocco and
                                                                 Egypt) and Turkey
Iridium Andes -- Caribe.........   4,350,000        3.08       South America and Caribbean(4)
Iridium Brasil Ltda.............   2,824,755        2.00       South America and Caribbean(3)
Iridium Canada, Inc.............   5,250,000(4)     3.72       North America(5)
Iridium China (Hong Kong)
  Ltd. .........................   5,250,000        3.72       China, Mongolia, Hong Kong and
                                                                 Macau
Iridium India Telecom Limited...   5,250,000        3.72       Indian Subcontinent
Iridium Italia S.p.A............   5,550,000        3.93       Certain countries in Europe
                                                                 including Belgium, Denmark,
                                                                 France, Greece, Italy,
                                                                 Luxembourg, the Netherlands
                                                                 and Switzerland(4)
Iridium Middle East
  Corporation...................   6,000,000        4.25       Middle East, Morocco, Egypt and
                                                                 Central Asia
Khrunichev State Research and
  Production Center.............   6,133,125        4.34       Russia and eight other republics
                                                                 of the Commonwealth of
                                                                 Independent States
Motorola, Inc...................  25,033,425(5)    17.73       North America(3), Mexico(6) and
                                                                 Central America, South America
                                                                 and Caribbean(4)
Nippon Iridium (Bermuda)
  Limited.......................  15,750,000       11.15       Japan
Pacific Iridium
  Telecommunications
  Corporation...................   5,250,000        3.72       Indonesia, Brunei, Papua New
                                                                 Guinea, the Philippines and
                                                                 Taiwan
SK Telecom......................   5,250,000(5)     3.72       North Korea and South Korea
South Pacific Iridium
  Holdings(7)...................   7,500,000        5.31       Certain countries in the South
                                                                 Pacific region including
                                                                 Australia and New Zealand
Sprint Iridium, Inc. ...........   5,250,000        3.72       North America(3)
Thai Satellite
  Telecommunications Co.,
  Ltd...........................   5,250,000        3.72       Southeast Asia

                                  NUMBER OF
                                   CLASS 1
                                  INTERESTS      PERCENTAGE           PRINCIPAL GATEWAY
            INVESTOR               OWNED(1)     OWNERSHIP(2)          SERVICE TERRITORY
            --------              ----------    ------------          -----------------
Vebacom Holdings, Inc...........  12,427,875        8.80       Certain countries in or near
                                                                 Europe including Austria,
                                                                 Bulgaria, the Czech Republic,
                                                                 Finland, Germany, Hungary,
                                                                 Ireland, Israel, Norway,
                                                                 Poland, Portugal, Romania,
                                                                 Spain, Sweden, Slovakia,
                                                                 Ukraine and the United Kingdom
Lockheed Martin Corporation.....   1,500,000        1.05       Not Applicable
Raytheon Company................     900,000        0.63       Not Applicable

---------------
(1) Represents each investor's direct holdings of outstanding Class 1 Interests, excluding Class 1 Interests issuable upon exercise of outstanding options, warrants (including the LLC Interest Warrants) and conversion of outstanding convertible securities.

(2) The percentages do not give effect to any Class 1 Interests that IWCL may have acquired or will acquire as a result of the application of the proceeds from the sale of shares of IWCL's non-voting Class B Common Stock, par value $.01 per share (the "Class B Common Stock") pursuant to the Global Ownership Program. See "Certain Matters Regarding Relationship Among IWCL, Parent and Iridium -- Global Ownership Program."

(3) The South America and Caribbean gateway service territory is owned and will be operated by Iridium SudAmerica. Iridium SudAmerica is owned by Iridium Brasil, Iridium Andes-Caribe, Motorola International Development Corporation, a wholly owned subsidiary of Motorola, and Iridium Italia.

(4) As of March 1, 1998, SK Telecom and Sprint Iridium, Inc. each owned 15,256 Series A Class 2 Interests in addition to the Class 1 Interest set forth above. Similarly, Motorola, Inc. also owns 1 Series B Class 2 Interest and 75 Series C Class 2 Interests. BCE Mobile Communications, Inc., an affiliate of Iridium Canada, Inc., owns 10,365 Series Class 2 Interests.

(5) The North American gateway service territory, principally consisting of the United States and Canada, is shared by Iridium Canada, Motorola and Sprint.

(6) It is anticipated that the Mexican gateway service territory initially will be served by the North American gateway equipment.

(7) The investment by South Pacific Iridium Holdings is comprised of an investment by South Pacific Iridium Holdings Limited and an investment by South Pacific Iridium Holdings II Limited, each in 3,750,000 Class 1 Interests. The South Pacific gateway service territory was allocated to South Pacific Iridium Holdings Limited.

     IWCL was incorporated by Iridium on December 12, 1996. Its only asset is its interest in Iridium and its only activity is participating in the management of Iridium. See "Certain Matters Regarding Relationship Among IWCL, Parent and Iridium."

     IRIDIUM AFRICA CORPORATION was formed by Mawarid Overseas Company Limited to invest in Iridium. Mawarid Overseas Company Limited is related to the Mawarid Group, one of the largest industrial groups in Saudi Arabia, with operations in satellite broadcasting, financial services, trading, manufacturing, construction, telecommunications, and municipal and health care services. Iridium Africa Corporation has been allocated a gateway service territory consisting of over 50 countries located primarily in or near Africa (excluding Morocco and Egypt) and Turkey.

     IRIDIUM CANADA, INC. is a corporation owned one-third by a Motorola subsidiary and one-third each by two subsidiaries of BCE, Inc. -- BCE Mobile Communications, Inc. and Bell Canada International, Inc. BCE, Inc. is Canada's largest telecommunications company. BCE Mobile provides a variety of wireless telecommunications services to the Canadian market, including cellular, paging,

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

data and air-to-ground communications services. Iridium Canada, Inc., Motorola and Sprint Corporation share the North American gateway service territory, consisting of Canada, St. Pierre and Miquelon, Bermuda, Puerto Rico and the United States.

     IRIDIUM CHINA (HONG KONG) LTD. is a wholly owned subsidiary of China Aerospace, a major diversified industrial group based in China which is also the parent company of China Great Wall Industries Corporation, the previous owner of all Iridium China equity interests in Iridium. China Great Wall is a subcontractor to Motorola to launch Iridium satellites on its Long March 2C rocket. Iridium China has been allocated a gateway service territory consisting of China, Mongolia, Hong Kong and Macau.

     IRIDIUM INDIA TELECOM LIMITED is a consortium of Indian financial institutions that invested in Iridium initially through Infrastructure Leasing & Financial Services Limited ("IL&FS"). The consortium includes: The Industrial Development Bank of India, IL&FS, Exim Bank of India, State Bank of India, The Industrial Credit and Investment Corporation of India Limited, General Insurance Corporation of India, Housing Development Finance Corporation Limited, IL&FS Venture Fund, Life Insurance Corporation of India, SCICI Ltd. and Unit Trust of India. A wholly owned subsidiary of Motorola, Inc. is also a member of the consortium. Iridium India Telecom Ltd. has been allocated a gateway service territory consisting of India, Bangladesh, Bhutan, Nepal, Sri Lanka and Maldives.

     IRIDIUM ITALIA S.P.A. is an affiliate of Telecom Italia. Telecom Italia, is the principal provider of voice and data telecommunications services in Italy and is the world's fifth largest telecom operator by number of subscribers. Telecom Italia (or affiliated companies) is providing engineering support services to Motorola as part of the procurement and operation of the IRIDIUM System. Motorola has entered into several agreements with an affiliate of Telecom Italia, Telespazio, for work related to the backup system control facility, gateways and other portions of the IRIDIUM System. Iridium Italia has been allocated a gateway service territory consisting of certain countries in Europe including Belgium, Denmark, France, Greece, Italy, Luxembourg, the Netherlands and Switzerland.

     IRIDIUM MIDDLE EAST CORPORATION is owned one-half by Mawarid Overseas Company Limited and one-half by Trinford Investments S.A. Trinford Investments is a company affiliated with the Saudi Binladin Group. Binladin is also one of the largest diversified industrial groups in Saudi Arabia, with operations covering major construction projects, airport maintenance and operation, telecommunications and hotels. Both Mawarid and Binladin operate internationally. Iridium Middle East Corporation has been allocated a gateway service territory consisting of over 20 countries located in the Middle East and Central Asia, as well as Morocco and Egypt.

     IRIDIUM SUDAMERICA CORPORATION is owned by Iridium Andes-Caribe, Iridium Brasil Ltda., Iridium Italia and a wholly-owned subsidiary of Motorola. Iridium Andes-Caribe is a consortium of private Venezuelan investors with experience in consumer foodstuffs, communications, construction, finance and retailing. Inepar, the majority owner of Iridium Brasil, is a diversified Brazilian corporation with operations in telecommunications, electrical current control equipment and services, mass transport, vehicle distribution and financial markets. Iridium SudAmerica has been allocated a gateway service territory consisting of approximately 40 countries located primarily in South America and the Caribbean.

     KHRUNICHEV STATE RESEARCH AND PRODUCTION SPACE CENTER is a state-owned aerospace engineering and manufacturing company in the Russian Federation. Khrunichev has been engaged in the manufacture of launch vehicles, orbital stations and other space equipment for more than 30 years. Khrunichev has contracted to provide launch services to Motorola with the Proton rocket as part of the deployment of the space segment. Khrunichev has also been allocated a gateway service territory consisting of Belarus, Estonia, Georgia, Kazakhstan, Latvia, Lithuania, Moldova, the Russian Federation and Uzbekistan.

     MOTOROLA, INC. is one of the world's leading providers of wireless communications and electronic equipment, systems, components and services for worldwide markets. Motorola products include

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

two-way radios, pagers, personal communications systems, cellular telephones and systems, discrete semiconductors and integrated circuits, defense and aerospace electronics, automotive and industrial electronics, data communications, and information processing and handling equipment. Motorola is the primary contractor to Iridium and the Iridium gateway operators for the procurement of components of the IRIDIUM System. See "Business -- Progress to Date." Motorola has also been allocated, or otherwise received: (i) a share of the North American gateway service territory along with Iridium Canada, Inc. and Sprint Corporation; (ii) the entire Mexican/Central American gateway service territory;
(iii) an interest in Iridium SudAmerica, which has been allocated the gateway service territory including South America and the Caribbean; and (iv) an interest in Iridium India Telecom Limited, which has been allocated the gateway service territory for the Indian subcontinent.

     NIPPON IRIDIUM (BERMUDA) LIMITED is a wholly owned subsidiary of Nippon Iridium Corporation which is a consortium company formed in Bermuda by DDI Corporation, Japan's leading independent telecommunications company and a provider of cellular, PHS and long distance telephone service, and Kyocera Corporation, a supplier of ceramic integrated circuit packages, electronic components and electronic equipment. Investors in Nippon Iridium Corporation include Kansai Cellular Telephone Co., Ltd., Ushio Inc., SECOM Co., Ltd., Sony Corporation, Mitsui & Co., Ltd., Kyushu Cellular Telephone Co., Ltd., Chugoku Cellular Telephone Co., Ltd., Shikoku Cellular Telephone Co., Ltd., Tohoku Cellular Telephone Co., Ltd., Hokuriku Cellular Telephone Co., Ltd., Hokkaido Cellular Telephone Co., Ltd., The Sanwa Bank Limited, Daiwa Securities Co., Ltd., The Industrial Bank of Japan, Limited, The Long-Term Credit Bank of Japan, Ltd., and Mitsubishi Corporation. Nippon Iridium Corporation has been allocated the Japan gateway service territory.

     PACIFIC IRIDIUM TELECOMMUNICATIONS CORPORATION ("PITC") is a subsidiary of Pacific Electric Wire & Cable Co., Ltd. ("PEWC"), a diversified international corporation with interests in telecommunications services, property development, banking and financial services and securities investment. PEWC is the largest producer of telecommunications and power cable in Taiwan. PITC has been allocated a gateway service territory consisting of Taiwan, Indonesia, Brunei, Papua New Guinea and the Philippines.

     SK TELECOM was formed by Korea Telecommunications Corporation to provide cellular and paging services in the Republic of Korea. Management control of Korea Mobile Telecommunications Corporation is held by Sunkyong Business Group, a large Korean conglomerate. Korea Mobile Telecommunications Corporation has been allocated the gateway service territory consisting of North Korea and South Korea.

     SOUTH PACIFIC IRIDIUM HOLDINGS LIMITED AND SOUTH PACIFIC IRIDIUM HOLDINGS II LIMITED are each a subsidiary of P.T. Bakrie & Brothers ("Bakrie"), a major Indonesian conglomerate, with operations in plantations, rubber trading, infrastructure support and telecommunications. Through subsidiaries, including P.T. Bakrie Communications Corporation, Bakrie provides cellular services in Indonesia (Ratelindo), Australia (Link Communications) and fixed wire services in Vietnam and Uzbekistan. In connection with its investment in Iridium, South Pacific Iridium Holdings Limited was allocated the South Pacific gateway service territory.

     SPRINT IRIDIUM, INC. is an indirect wholly owned subsidiary of Sprint Corporation. Sprint Corporation is a diversified telecommunications company with the only nationwide all-digital fiber-optic network in the United States. Its divisions provide global voice, data and video conferencing services and related products. Sprint Corporation has been allocated a share of the North American gateway service territory along with Iridium Canada, Inc. and Motorola.

     THAI SATELLITE TELECOMMUNICATIONS CO., LTD. is a company formed by United Communications Industry Co., Ltd. of Thailand ("UCOM") to invest in Iridium. UCOM is one of the largest cellular and paging operators in Thailand and is also a reseller of communications equipment. Thai Satellite Telecommunications Co., Ltd. has been allocated a gateway service territory consisting of Cambodia, Laos, Malaysia, Myanmar, Singapore, Thailand and Vietnam.

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

     VEBACOM HOLDINGS, INC., a wholly owned subsidiary of o.tel.o communications GmbH & Co., which is owned by VEBA Telecom GmbH and Lehman Brothers Bankhaus Aktiengesellschaft (as a fiduciary). VEBA AG, the indirect owner of o.tel.o communications GmbH & Co., together with its subsidiaries, is one of the largest corporations in Germany. Its telecommunications branch offers a wide variety of telecommunications services including mobile communications, satellite communications services, network management, cable television and paging services. Vebacom has been allocated a gateway service territory consisting of countries in or near Europe including Austria, Bulgaria, the Czech Republic, Finland, Germany, Hungary, Ireland, Israel, Norway, Poland, Portugal, Romania, Spain, Sweden, Slovakia, Ukraine and the United Kingdom.

     The following investors have not been allocated a gateway service territory:

     LOCKHEED MARTIN CORPORATION is a world leader in defense and space systems technology, designing and producing military aircraft, missiles, electronic systems and satellites, as well as providing a wide range of government and commercial aeronautical, space, environmental and engineering services. Lockheed Martin is a principal subcontractor to Motorola in the construction of Iridium satellites.

     RAYTHEON COMPANY is engaged in the conception, development, manufacture and sale of electronic systems, equipment and components for government and commercial use. Raytheon also has operations in aircraft products and energy and environmental services. Raytheon is a principal subcontractor to Motorola in the construction of the IRIDIUM System and is primarily responsible for providing the main mission antennas for the satellites.

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

           DESCRIPTION OF PARENT LIMITED LIABILITY COMPANY AGREEMENT

     Iridium is a wholly owned subsidiary of Parent, and all of the directors and officers of Parent are also directors and officers of Iridium. Certain provisions of the Parent LLC Agreement are incorporated into the Iridium LLC Agreement. The following is a summary of certain provisions of the Limited Liability Company Agreement of Parent, dated as of July 29, 1996, as amended (the "Parent LLC Agreement"). This summary does not purport to be a complete description of the Parent LLC Agreement, and is qualified in its entirety by reference to the Parent LLC Agreement which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part and is available upon request to Parent at 1575 Eye Street N.W., Washington, D.C. 20005,
Attention: Secretary.

     Parent is not an issuer of, and has no obligation with respect to, the Notes. See "Description of Notes -- No Liability of Directors, Officers, Employees and Stockholders."

ESTABLISHMENT; PURPOSE

     Parent was formed as a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act (the "Delaware Act") on July 16, 1996. Iridium, Inc., a Delaware corporation and the predecessor of Parent, was formed on June 14, 1991. On July 29, 1996, Iridium, Inc. was merged with and into Parent, with Parent as the surviving entity. On December 18, 1997, Parent transferred substantially all of its assets and liabilities to Iridium. See "Ownership Structure and Strategic Investors -- Asset Drop-Down Transaction." Parent's purpose is to acquire, own and manage the IRIDIUM System, which it does through its wholly owned subsidiary, Iridium.

THE PARENT BOARD; COMMITTEE STRUCTURE AND MANAGEMENT

     Parent is governed by the Parent Board. The Members may manage Parent only through their designated directors and have no authority, in their capacity as members, to act on behalf of Parent. The day-to-day activities of Parent are managed by its officers, subject to the supervision of the Parent Board. The officers are nominated and elected by the Parent Board. The Parent LLC Agreement requires that the Chairman of the Parent Board be a director and that the Vice Chairman and Chief Executive Officer be a director.

     Each Member, other than IWCL, is entitled to appoint one director to the Parent Board for each 5,250,000 Class 1 Interests owned. Class 1 Members, other than IWCL, may aggregate their Class 1 Interests and appoint one director for each 5,250,000 Class 1 Interests owned in the aggregate.

     The Parent Board may act through one or more committees established by the Parent LLC Agreement or by resolution, with each committee having the powers of the Parent Board to the extent provided in the Parent LLC Agreement or the relevant resolution. The Parent LLC Agreement establishes the following four committees, which are the only existing committees of the Parent Board:

          Banking and Financing Committee. This committee is authorized generally to supervise matters relating to the financing of Parent. The committee must consist of not fewer than eight directors.

          Related Party Contract Committee. This committee consists of all directors of Parent not designated by Motorola, Lockheed Martin and Raytheon. Motorola, Lockheed Martin and Raytheon are the contracting and principal subcontracting Members, respectively, under the Space System Contract, the Operations and Maintenance Contract and the Terrestrial Network Development Contract. The committee has the authority to review, monitor and enforce Iridium's rights with respect to the Space System Contract, the Operations and Maintenance Contract and the Terrestrial Network Development Contract. Directors appointed by Lockheed Martin and Raytheon will be appointed to the committee when they cease to be subcontractors under the contracts. Directors appointed by Motorola will be appointed to the committee when Motorola ceases to be a party to the contracts.

          Compensation Committee. This committee must consist of not fewer than three directors, appointed by the Parent Board, who are not officers or employees of Iridium. The committee has the authority to review, and provide recommendations relating to the compensation and benefits of managerial employees and has authority to administer the Option Plan (unless the Parent Board appoints a substitute committee).

          Audit Committee. This committee is required to review, and make recommendations regarding, Parent's internal accounting and financial controls, including the preparation of financial statements and the engagement of independent public accountants. The committee must consist of two or more directors, appointed by the Parent Board, who are not officers or employees of Parent. See "-- Classes of Membership Interests -- Series B and Series C Class 2 Interests" for certain special rights with respect to the Parent Board and its committees that have been granted to Motorola in connection with its guarantee of the borrowings under the Guaranteed Bank Facility.

SPECIAL RIGHTS OF IWCL IN THE GOVERNANCE OF PARENT

     The Parent LLC Agreement provides that IWCL will have certain special membership rights during the Special Rights Period (as defined). See "Certain Matters Regarding Relationship Among IWCL, Parent and Iridium." During the IWCL Special Rights Period (i) IWCL shall be entitled to designate two Independent Company Directors as directors of Parent, (ii) one director of Parent designated by IWCL shall be elected Vice Chairman of the Parent Board and (iii) one director of Parent designated by IWCL shall be a member of each committee of the Parent Board. Pursuant to the Parent LLC Agreement, IWCL will not be entitled to appoint more than two directors to the Parent Board even if its ownership interest increases and it would otherwise have been entitled to additional appointment rights. In addition to any other voting rights which IWCL may have under the Parent LLC Agreement, under the Delaware Act or otherwise, during the IWCL Special Rights Period, Parent may not take any of the following actions, or permit any of the following actions or events to occur, without the consent of one of the directors of Parent designated by IWCL: (i) make any material amendments or modifications to the Parent LLC Agreement; (ii) approve any business plan of Parent that would result in any material change in the purpose of Parent as set forth in the Parent LLC Agreement or otherwise change Parent's business so that it varies materially from the business purpose contemplated by the Parent LLC Agreement; (iii) acquire, other than in the ordinary course of business of Parent, (a) a controlling interest or a majority of the voting stock or equity of, any corporation or other entity that would be a Significant Subsidiary (as such term is defined in the rules under the Securities Act) or
(b) any other assets if the aggregate fair market value thereof is greater than $50 million; (iv) sell, lease (as lessor), exchange or otherwise dispose of all or substantially all of the assets of Parent (other than to a person controlled by Parent); (v) cause the dissolution and/or liquidation of Parent; or (vi) take certain bankruptcy or insolvency related actions with respect to Parent.

CLASSES OF MEMBERSHIP INTERESTS

     The Members' interests in Parent are divided into two classes: "Class 1 Interests" which represent the common equity of Parent and "Class 2 Interests" which represent the preferred equity of Parent. The Parent LLC Agreement authorizes Parent to issue 225,000,000 Class 1 Interests, 50,000 Series M Class 2 Interests and 300,000 additional Class 2 Interests. At March 1, 1998 there were 141,223,492 Class 1 Interests issued and outstanding. There are three Series of Class 2 Interests outstanding.

          Class 1 Interests. Subject to the rights of holders of any Series of Class 2 Interests, all voting rights of the Members are vested in the Class 1 Interests.

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

          Series A Class 2 Interests. The Series A Class 2 Interests are convertible preferred interests that are entitled to dividends at a rate of 14 1/2% per annum from the Original Issue Date to, but not including, the relevant Series A Redemption Date. The dividends on the Series A Class 2 Interests are payable, either in kind or in cash, at the option of Parent, through February 28, 2001. Commencing March 1, 2001, dividends on the Series A Class 2 Interests are payable only in cash. Dividends on the Series A Class 2 Interests accrue whether or not they have been declared and whether or not there are profits or other funds of Parent legally available for the payment of such dividends. No dividend may be declared and paid on the Class 1 Interests unless all accrued dividends on the Series A Class 2 Interests have been paid in full. The Series A Class 2 Interests are convertible to Class 1 Interests at any time, at the option of the holder, at the Series A Conversion Price then in effect, initially $54.03. The Series A Conversion Price is adjusted from time to time to reflect, among other things, distributions or reclassification of the Class 1 Interests. At December 31, 1997, each Series A Class 2 Interest was convertible into 18.51 Class 1 Interests. The Series A Class 2 Interests are redeemable, at the option of Iridium, at any time after March 1, 2001 at redemption prices that adjust downward each March 1 for four years at a proportionate rate from 107.5% of the Series A Liquidation Preference ($1,000 plus accrued and unpaid dividends) on March 1, 2001 to 100% of the Series A Liquidation Preference on March 1, 2005. After March 1, 2005 the Series A Class 2 Interests are redeemable at 100% of the Series A Liquidation Preference. At March 1, 1998 there were 40,876 Series A Class 2 Interests outstanding.

          Series B and Series C Class 2 Interests. In connection with Motorola's guarantee of the Guaranteed Bank Facility, Parent issued to Motorola one Series B Class 2 Interest and 75 Series C Class 2 Interests. These are the only issued and outstanding Series B and Series C Class 2 Interests. The Series B Class 2 Interests and Series C Class 2 Interests do not pay any dividends. The Series B Class 2 Interest entitles Motorola to one seat on the Parent Board in addition to Directors it may otherwise appoint as the owner of Class 1 Interests and Series M Class 2 Interests. The Series C Class 2 Interests entitle Motorola to appoint a majority of the Board of Directors (and of all committees other than the Related Party Contract Committee) in the event of certain events of default relating to the Guaranteed Bank Facility. The Series B and Series C Class 2 Interests are redeemable by Parent at $.01 per Interest upon the later of (i) the termination or expiration of the Guarantee Agreement of Motorola and (ii) the reimbursement of any payments made by Motorola pursuant to the Guarantee Agreement.

          Series M Class 2 Interests. Motorola owns a warrant (the "Series M Warrant") to purchase Series M Class 2 Interests in an amount that would be convertible into 2.5% of the outstanding Class 1 Interests at the time of exercise of the Series M Warrant, calculated on a fully diluted basis, at a price of $1,000 per Series M Class 2 Interest, subject to antidilution adjustments. No Series M Class 2 Interests are currently outstanding. Dividends on each Series M Class 2 Interest will accrue at the rate of 8.00% per annum of the sum of the Liquidation Value thereof plus all accumulated and unpaid dividends thereon, from and including the date of issuance of such Interest to and including the date on which the Liquidation Value of such Interests is paid or the date on which such Interest is converted into Class 1 Interests. Dividends accrue whether or not they have been declared and whether or not there are profits or other funds of Parent legally available for the payment of dividends. Additionally, when dividends are declared or paid on the Class 1 Interests, the holders of Series M Class 2 Interests will be entitled to participate in such dividends ratably. The Series M Class 2 Interests are convertible into Class 1 Interests at any time at the option of the holder. The number of Class 1 Interests into which the Series M Class 2 Interests are convertible is computed by multiplying the number of Series M Class 2 Interests to be converted by $1,000 and dividing the result by the Series M Conversion Price then in effect. The initial Series M Conversion Price is $13.33, but is subject to antidilution adjustments from time to time, and at the current Series M Conversion Price each Series M Class 2 Interest would be convertible into 75 Class 1 Interests. Upon the occurrence of an Event of Noncompliance, defined as a failure by Parent to pay when

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

     due the full amount of dividends due to holders of Series M Class 2 Interests or the occurrence of certain enumerated acts by Parent related to bankruptcy or insolvency, the holders can demand the immediate redemption of all interests at Liquidation Value plus accumulated and unpaid interest and the number of seats on the Parent Board will be increased by one at the request of the holders of a majority of the Series M Class 2 Interests then outstanding and the holders of Series M Class 2 Interests will be entitled to elect an individual to fill such newly created Director position. There are no Series M Class 2 Interests issued or outstanding.

MERGER

     The Parent LLC Agreement provides that Parent may merge or consolidate with one or more limited liability companies, corporations, or similar entities provided that the transaction is approved by the Parent Board and Class 1 Members holding not less than 66 2/3% of the outstanding Class 1 Interests. In the event of a merger, Members who hold Interests and do not vote in favor of, or consent in writing to, the merger are entitled to appraisal rights subject to certain exceptions.

  Dividend and Liquidation Rights

     Class 1 Members are entitled to receive dividends, as and when declared by the Parent Board, in its discretion. Class 2 Members are entitled to receive dividends, if any, in accordance with the terms of the relevant Series of Class 2 Interests, as and when declared by the Parent Board. The Class 2 Interests rank senior to the Class 1 Interests as to dividends and distributions upon the liquidation, dissolution and winding-up of Parent.

     The Parent LLC Agreement requires the Parent Board, to the extent of legally available funds, to declare and pay a pro rata dividend in an amount which, when added to any prior dividends paid with respect to the profits of the same year, is sufficient to assure that each non-U.S. Class 1 Member receives an amount at least equal to the amount of such Member's U.S. federal, state and local income tax liability resulting from allocations of Parent's income to such Member.

ISSUANCE OF ADDITIONAL INTERESTS; RESTRICTIONS ON TRANSFER; RIGHTS OF FIRST REFUSAL

     With the consent of Class 1 Members holding a majority of the Class 1 Interests, the Parent Board may, at any time, cause Parent to admit additional Members upon conditions determined by the Parent Board. Subject to certain exceptions, if Parent authorizes the issuance or sale of any Class 1 Interests, Parent must first offer to sell to each Class 1 Member a portion of such Class 1 Interests that would prevent any dilution in such Class 1 Member's holdings of Class 1 Interests, provided that upon exercise of such purchase rights, the number of Class 1 Interests of any holder of Class 1 Interests may not exceed 45% of the Class 1 Interests deemed outstanding on such date.

     The Parent LLC Agreement contains significant restrictions on the ability of a Member to transfer any Class 1 Interests or Class 2 Interests in Parent. Prior to making any transfer of Class 1 Interests or Class 2 Interests in Parent (other than certain transfers to affiliates), the person seeking to make such transfer must notify Parent and all holders of Class 1 and Class 2 Interests of the terms and conditions of the proposed transfer. In order for the proposed transfer to be permitted, a number of conditions must be satisfied, including but not limited to the conditions that (i) a majority of the Parent Board approve the transfer and (ii) the transfer not result in any person (other then
IWCL) beneficially owning, or having the right to beneficially own, more than 45% of the outstanding Class 1 Interests. In addition, Parent may elect to purchase all (but not less than all) of the Class 1 and Class 2 Interests to be transferred upon the terms and conditions of the proposed transfer and, if Parent elects not to make such purchase, any of the holders of Class 1 and Class 2 Interests may purchase all (but not less than all) of the Class 1 and Class 2 Interests to be transferred on a pro rata basis.

     The Parent LLC Agreement provides that as long as Motorola is the principal supplier to Parent and/or Motorola or one of its subsidiaries is the holder for the benefit of Parent of any FCC license

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

to construct, operate or launch the IRIDIUM System, Motorola will not transfer (other than certain exempt transfers) any of its Class 1 Interests issued in respect of common stock of Iridium, Inc. purchased under the 1993 Stock Purchase Agreement. This restriction does not apply to any Class 1 Interests purchased pursuant to the Reserve Capital Call. In addition, in the event that Motorola no longer is the principal supplier to Parent and neither Motorola nor one of its subsidiaries is the holder for the benefit of Parent of any FCC license to construct, operate or launch the IRIDIUM System, and Motorola desires to transfer any Class 1 Interests prior to July 19, 2003, Motorola is required to offer all other holders of Class 1 Interests the opportunity to participate ratably in such sale at the same price and on the same terms as Motorola.

CAPITAL CONTRIBUTIONS; RESERVE CAPITAL CALL

     Contributions to the capital of Parent, with respect to each Member who purchases an Interest, are made in an amount equal to the net purchase price to Parent for such Interest (such amount being such Member's capital contribution to Parent). The Parent LLC Agreement requires that the Class 1 Members cause their Class 1 Interests in the aggregate to be entitled to at least 21% of each item of the capital, income, gain, loss, deduction or credit distributions of Parent at all times. Members generally are not required to make additional capital contributions to Parent other than in connection with the Reserve Capital Call.

     Seventeen Members of Parent have made varying Reserve Capital Call commitments to purchase an aggregate of 18,206,550 additional Class 1 Interests at a purchase price of $13.33 per Class 1 Interest, upon a date thirty days after the date of the receipt of a funding notice from the treasurer of Parent. Subject to restrictions imposed pursuant to the Secured Bank Facility, the treasurer of Parent is required to provide such a notice on the date on which the treasurer has first determined that Parent will not have available to it sufficient funds to meet its contractual obligations and other funding requirements on the forty-fifth day thereafter absent exercise of the Reserve Capital Call. The Parent LLC Agreement provides Parent with several non-exclusive remedies in the event a Member fails to pay any of the amounts required by a Reserve Capital Call, including redeeming the defaulting Member's Class 1 Interests for an amount equal to $1.33 per Class 1 Interest. Pursuant to the Secured Bank Facility, Parent pledged its rights with respect to the Reserve Capital Call. Parent will be restricted from exercising the Reserve Capital Call. See "Description of Other Indebtedness -- Secured Bank Facility."

     Except with respect to the Reserve Capital Call and to the extent described under "Description of Other Indebtedness -- Ranking and Collateral," Parent is not obligated to contribute the net proceeds of any offering of its interests to Iridium, or otherwise to use such net proceeds in connection with the business of Iridium.

LIMITATIONS ON LIABILITY

     In accordance with the Delaware Act, Members are generally not liable for the debts, obligations or liabilities of Parent. Pursuant to the Parent LLC Agreement, and in accordance with the Delaware Act, IWCL has waived the limitation on liability contained in the Delaware Act, provided that IWCL has no liability to any person, including Iridium, for any debt, obligation or liability of Parent until all of the assets and capital of Parent have first been exhausted in satisfaction thereof. No Member or director has any liability for any debts, obligations or liabilities, whether arising in contract, tort or otherwise, of any other Member or director.

     Members, directors and officers of Parent have only the duties set forth in the Parent LLC Agreement. The Parent LLC Agreement provides that the duties and obligations owed to Parent and to the Members by the directors and officers of Parent, and any duties and obligations that may be owed by any Member or by any affiliates of any Member, are the same as the respective duties and obligations owed to a corporation organized under the Delaware General Corporation Law by its directors and officers and any such duties that may be owed to a corporation by any similarly

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situated stockholder or affiliate thereof, respectively. The Parent LLC
Agreement also provides that, to the fullest extent permitted by the Delaware General Corporation Law, a director shall not be liable to Parent or the Members for monetary damages for a breach of fiduciary duty as a director. Such limitation does not, however, limit liability of directors (i) for any breach of the director's duty of loyalty to Parent, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii) for acts relating to certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derived an improper personal benefit.

     The Parent LLC Agreement provides that Parent will indemnify the directors, officers and other persons serving in similar capacities at the request of Parent for another entity against all expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Parent) by reason of the fact that such person was serving in such capacity, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Parent, and, with respect to any criminal action or proceedings, had no reasonable cause to believe such person's conduct was unlawful. The Parent LLC Agreement further provides that Parent will indemnify the directors, officers and other persons serving in similar capacities at the request of Parent for another entity against expenses (including attorney's fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit by or in the right of Parent by reason of the fact that such person was serving in such capacity, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Parent, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Parent unless awarded pursuant to a court order.

     Parent is not an issuer of, and has no obligation with respect to, the Notes. See "Description of Notes -- No Liability of Directors, Officers, Employees and Stockholders."

ALLOCATIONS OF PROFITS AND LOSSES; TAX MATTERS PARTNER

     The profits and losses of Parent generally are, subject to certain tax considerations, the Delaware Act and the rights of the Class 2 Members, to be allocated entirely to the Class 1 Members pro rata in proportion to their percentage of ownership of all outstanding Class 1 Interests. The Parent LLC Agreement provides:

          Profits. Items of income and gain shall be allocated (i) first to the Class 2 Members in amounts that match the distributions made to such Members in accordance with the terms of the Class 2 Interest and (ii) second to the Class 1 Members pro rata in proportion to their percentage of ownership of all Class 1 Interests.

          Losses. All items of loss, deduction, expense or credit shall be allocated to the Class 1 Members pro rata in proportion to their percentage ownership of all Class 1 Interests.

     Motorola is the Tax Matters Partner of Iridium. The Tax Matters Partner acts as the liaison between Parent and the Members, on the one hand, and the United States Internal Revenue Service, on the other, in connection with all administrative and judicial proceedings involving tax controversies regarding Parent.

AMENDMENTS TO THE PARENT LLC AGREEMENT; MEETINGS

     The Parent LLC Agreement may not be changed or amended, nor may the observance of any provision of the Parent LLC Agreement be waived, without the consent of Class 1 Members holding not less than 66 2/3% of the outstanding Class 1 Interests. This general approval requirement for amendments to the Parent LLC Agreement is subject to certain exceptions including, among others:

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          Parent Board.  The provision of the Parent LLC Agreement granting to the Members the right to elect members of the Parent Board may not be amended without the consent of Class 1 Members holding not less than 95% of the outstanding Class 1 Interests.

          Related Party Contract Committee. The provisions of the Parent LLC Agreement relating to the Related Party Contract Committee (which reviews and monitors the principal contracts between Iridium and certain of its Members) may not be amended without the consent of (i) 66 2/3% of the directors serving on the Related Party Contracts Committee and (ii) 66 2/3% of the non-interested Members.

          Capital Contributions. Certain provisions of the Parent LLC Agreement relating to the circumstances in which a Reserve Capital Call is automatically triggered may only be amended by the affirmative vote of not less than 85% of the entire Parent Board, and other provisions of the Parent LLC Agreement covering Members' capital contributions may be amended only with the consent of Iridium and each Member whose rights and obligations thereunder are directly affected by such amendment.

          Appraisal Rights. The provisions relating to the Member's appraisal rights may not be amended without the unanimous consent of the Members.

     An annual meeting for the Class 1 Members shall be held each year within 120 days after the close of the immediately preceding fiscal year of Iridium. At such annual meeting each Member shall provide notice to Iridium and the other Members of the names of any director or directors such Member is entitled to appoint. Special meetings of Members may be called for any purpose stated in the notice of such special meeting at any time by the Parent Board, the chairman of the Board of Directors, the vice chairman and chief executive officer, the president or the holders of not less than a majority of the Class 1 Interests outstanding. Notice of any meeting shall be given to all Members entitled to vote at such meeting and to each director not less than 10 nor more than 60 days prior to the date of such meeting. The holders of a majority of the Class 1 and Class 2 Interests entitled to vote on a particular item of business, present in person or by proxy, shall constitute a quorum for purposes of the transaction of such item of business. Each Member entitled to vote at a meeting of Members or to express consent or dissent to any action in writing without a meeting may authorize any person to act for it in such matters by proxy.

     Unless otherwise provided by law, any action to be taken by the Members may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, shall be signed by the Members having not less than the minimum Interests that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted and are delivered to Parent.

GATEWAY RIGHTS AND SPECTRUM ACCESS OBLIGATIONS

     The exclusive right to own and operate the various gateway service territories is assigned to Members pursuant to the Parent LLC Agreement. See "Parent's Investors, Number of Class 1 Interests Owned, Percentage Ownership and Principal Gateway Service Territories" for the present allocation of Gateway Service Territories. As a condition of the exclusive right to operate in their assigned territories (including the exclusive right to act as, or select, the service provider for such territory), each Member that has been assigned a service territory has agreed (i) to use its best efforts to obtain the necessary authorizations to provide gateway services in each of the jurisdictions included in its service territory (the "Gateway Authorizations") and to construct and operate such gateway on a timely basis consistent with the terms of such Member's Gateway Authorization Agreement, (ii) to require any service provider within its service territory to use its best efforts to obtain the necessary authorizations to act as a service provider and (iii) use its best efforts to cause the relevant authorities in their respective territories to ratify and adopt the spectrum allocation and service definitions for LEOs adopted by the WARC. See "Business -- Space

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Segment -- Implementation of Gateways," "Principal Contracts for Development of
the IRIDIUM System -- Gateway Authorization Agreements" and "Regulation of Iridium."

     The gateway and service provider rights of Class 1 Members may be terminated without compensation if such a member fails to (i) comply with its obligations regarding Gateway construction and spectrum allocation or (ii) obtain the necessary Gateway Authorizations within the time periods set forth in the Parent LLC Agreement. In the event that such rights are terminated in the member's principal country of operation as a result of the Member's failure to obtain the relevant Gateway Authorizations, and the Member used its best efforts to obtain the Gateway Authorizations, such member is entitled to compensation for the loss of the gateway service territory on the terms specified in the Parent LLC Agreement.

DISSOLUTION; WINDING-UP

     The Parent LLC Agreement provides that Parent shall be dissolved and its affairs wound-up upon: (i) the adoption of a resolution by not less than 66 2/3% of the entire Parent Board that Parent be dissolved and the approval of such resolution by the affirmative vote of Class 1 Members holding not less than 66 2/3% of the Class 1 Interests present at a meeting duly called for such purpose; (ii) the death, retirement, resignation, bankruptcy or similar occurrence which terminates the continued membership of any Member unless the remaining Members exercise their right under the Parent LLC Agreement to continue the business of Parent (such right to be exercised by the affirmative consent of both (a) a majority of the Parent Board and (b) a "majority in interest" (as defined in IRS Revenue Procedure 94-46) of the remaining Members); and (iii) December 31, 2095, subject to amendment by an affirmative vote of Class 1 Members holding not less than 66 2/3% of the Class 1 Interests.

    DESCRIPTION OF IRIDIUM OPERATING LLC LIMITED LIABILITY COMPANY AGREEMENT

     The following is a summary of certain provisions of the Limited Liability Company Agreement of Iridium dated as of December 18, 1997 (the "Iridium LLC Agreement"). This summary does not purport to be a complete description of the Iridium LLC Agreement, and is qualified in its entirety by reference to the Iridium LLC Agreement which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part and is available upon request to Iridium at 1575 Eye Street N.W., Washington, D.C. 20005, Attention: Secretary.

ESTABLISHMENT; PURPOSE

     Iridium was formed as a limited liability company pursuant to the provisions of the Delaware Act on or about October 23, 1997. Iridium is a wholly owned subsidiary of Parent. Pursuant to the Asset Drop-Down Transaction, on December 18, 1997, Parent transferred substantially all of its assets and liabilities to Iridium. See "Ownership Structure and Strategic
Investors -- Asset Drop-Down Transaction." Iridium's purpose is to acquire, own and manage the IRIDIUM System and any successor or replacement system.

MEMBERS, MANAGER-DIRECTORS, OFFICERS AND MEETINGS

  The Board of Directors

     Iridium is governed by the Iridium Board. The Members may manage Iridium only through their designated directors and have no authority in their capacity as members to act on behalf of Iridium. For so long as Parent is the majority member of Iridium, the number of directors of Iridium will be equal to the number of directors on Parent's Board. While Parent is the majority member of Iridium, Parent shall appoint each member of the Iridium Board and the members of the Iridium Board shall be identical to the members of the Parent Board.

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  Members

     The sole initial Member of Iridium is Parent. Members have the rights, powers, duties and obligations provided in the Iridium LLC Agreement and the Delaware Act. Each Member agrees that it will not make a public offering of its own securities if as a result of such offering, Iridium will become an entity controlled by an investment company.

     The Iridium LLC Agreement requires that annual meetings of Members be held each year within 120 days after the close of the immediately preceding fiscal year of Iridium. Special meetings may be called at any time and place, as shall be stated in a notice. Members holding a majority of the Interests entitled to vote, present in person or by proxy, constitute a quorum for all meetings of the Members. When a quorum is present, the affirmative vote of the majority of Interests entitled to vote on the subject matter will be the act of the Members.

  Duties and Liabilities of Directors

     Pursuant to the Iridium LLC Agreement, and in accordance with the Delaware Act, no Member or director has any liability for any debts, obligations or liabilities, whether arising in contract, tort or otherwise, of any other Member or director.

     The Iridium LLC Agreement provides that the duties and obligations owed to Iridium and to the Members by the directors and officers of Iridium, and any duties and obligations that may be owed by any Member or by any affiliates of any Member, are the same as the respective duties and obligations owed to a corporation organized under the Delaware General Corporation Law by its directors and officers and any such duties that may be owed to a corporation by any similarly situated stockholder or affiliate thereof, respectively. The Iridium LLC Agreement also provides that, to the fullest extent permitted by the Delaware General Corporation Law, a director shall not be liable to Iridium or the Members for monetary damages for a breach of fiduciary duty as a director. Such limitation does not, however, limit liability of directors (i) for any breach of the director's duty of loyalty to Iridium, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for acts relating to certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which a director derived an improper personal benefit.

     The Iridium LLC Agreement provides that Iridium will indemnify the directors, officers and other persons serving in similar capacities at the request of Iridium for another entity against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding, provided that the person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of Iridium, and, with respect to the subject matter of any Proceeding, had no reasonable cause to believe such person's conduct was unlawful. The Iridium LLC Agreement further provides that Iridium will indemnify the directors, officers and other persons serving in similar capacities for another entity against expenses (including attorney's fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit by or in the right of Iridium by reason of the fact that such person was serving in such capacity, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Iridium, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Iridium unless pursuant to a court order.

MANAGEMENT AND OPERATIONS

     Members manage Iridium only through the Iridium Board. The business and affairs of Iridium are to be managed by or under the direction of the Iridium Board who shall have the power on behalf and in the name of Iridium to carry out any and all of the purposes of Iridium and to perform all acts which they may deem necessary or advisable in connection therewith.

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

     Annual meetings of directors are held without notice immediately after, and at the same place, as the annual meeting of Members. At this meeting, directors elect a Chairman. Regular meetings are held, without notice, at such time and such place as shall from time to time be determined by resolution of the Board. Special meetings may be called by or at the request of any director on at least 48 hours notice to each director. A vote of the majority of directors present at which a quorum is present, is an act of the Board, unless a previous resolution of the Board requires the approval of a super-majority. At any meeting held during any period in which directors of Parent have been elected by holders of Series C Class 2 Interests of Parent, the affirmative vote of 66 2/3% of all directors is required to approve any merger, liquidation, sale, lease conveyance or transfer of Iridium or all or substantially all of its assets or to approve or recommend to the Members any changes in the capital structure or in the rights of any interests or security of Iridium or to approve any debt exceeding $10 million or any amendments to the Iridium LLC Agreement which would have a material effect on any of the members.

     Iridium must give each of Raytheon Company and Lockheed Martin Corporation written notice of each meeting of the Board of Directors at the same time an in the same manner as notice is given to the directors, and a representative of each may attend as non-participating observers. Raytheon and Lockheed Martin shall designate, in writing to Iridium, their respective representatives. Each representative will receive all written materials and other information given to directors in connection with such meetings.

     Iridium's Board of Directors has the same committees as that of the board of Parent. Each such committee has the same authority, rights and responsibilities as such committees of the board of Parent and the members are to be the same as the members of such committees of the board of Parent. No committee shall have the power or authority to amend the Iridium LLC Agreement. Meetings of the committees shall be held in accordance with the committee's own rules of procedure.

     The offices and officers of Iridium are identical to the offices and officers of Parent. Any change in an office or officer at Parent shall automatically result in a corresponding change at Iridium. An officer removed as an officer of Parent shall be removed as an officer of Iridium, but such removal shall be without prejudice to the contract rights of the person so removed. Officers are not compensated.

     During the IWCL Special Rights Period, as defined by the Iridium LLC Agreement, Iridium shall not, without the consent of one of the IWCL designated directors: (i) make any material amendments or modifications to the Iridium LLC Agreement, (ii) approve any business plan of Iridium that would result in any material change in Iridium's purpose or otherwise change Iridium's business so that it varies materially from its business purpose, (iii) acquire, other than in the ordinary course of Iridium's business, a controlling interest or majority of the voting stock or equity of a corporation or a Significant Subsidiary (as defined in Rule 405 under the United States Securities Act of 1933) or any other assets with an aggregate fair market value greater than $50 million, (iv) sell, lease, exchange or otherwise dispose of all or substantially all of the assets of Iridium (other than to a person controlled by Iridium or Parent), (v) dissolve or liquidate Iridium, or (vi) take any action to commence a voluntary case with respect to Iridium under applicable bankruptcy, insolvency or similar laws, consent to the entry of an order for relief in an involuntary case under any such law, consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian trustee of any substantial part of Iridium's property, or make a general assignment for the benefit of creditors.

INTERESTS AND OTHER SECURITIES

     Interests in Iridium are represented by certificates.

     The voting rights of Iridium's Interests are vested exclusively in the Members, who vote in proportion to the number of Interests they each own. In case of liquidation, dissolution or winding up

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

of Iridium, each Member is entitled to receive all distributions on a pro rata basis in proportion to their percentage of ownership of all outstanding Interests.

     The Iridium Board, at its discretion and in accordance with Delaware law, may pay distributions or dividends to the Members. For purposes of determining who is entitled to receive payment of any Dividend, the Board may set a record date, which shall not precede the date upon which the resolution fixing the record date is adopted and which shall not be more than 60 days before such action. If no record date is adopted, the record date is the close of business on the day on which the Board adopted the resolution relating thereto. In deciding whether to pay a Dividend to Parent, the Iridium Board will consider the total tax liability of the member of Parent in respect of their Class 1 Interests (as defined in the Parent LLC Agreement). If the Parent Board is required to pay a dividend pursuant to sec. 3.07(c) of the Parent LLC Agreement, the Iridium Board shall promptly pay a dividend in the same amount, provided such funds are legally available.

     A Member is not entitled to receive any Dividend with respect to any Dividend payment date, until Iridium has funds legally available for the payment of such Dividends.

DISSOLUTION AND WINDING UP

     The Iridium LLC Agreement provides that Iridium shall be dissolved and its affairs wound-up upon the adoption of a resolution by not less than 66 2/3% of the entire Iridium Board that Iridium be dissolved and the approval of such resolution by the affirmative vote of not less than 66 2/3% of the Interests approving the dissolution at a meeting duly called for such purpose. Upon dissolution of Iridium, the Chairman of Iridium's Board shall wind up Iridium's affairs. Any amounts permitted to be distributed to Members shall be distributed in proportion to the number of Interests held by each such Member.

     A Member may resign from Iridium by transferring his or her Interests in accordance with the Iridium LLC Agreement. No Member may resign due to bankruptcy or any other reason, without the consent of 66 2/3% of the Iridium Board.

TRANSFERS

     The Iridium LLC Agreement contains restrictions on the ability of a Member to transfer Interests in Iridium. Members cannot transfer Interests without the prior approval of a majority of the directors. Each person who owns an Interest pursuant to a Transfer must execute an agreement to the satisfaction of Iridium. In the agreement, the new owner must agree to be bound by the provisions of the Iridium LLC Agreement. Transferors are not relieved of their contractual obligations under the Iridium LLC Agreement unless such relief is approved by the holders of at least 66 2/3% of the then outstanding Interests. These restrictions, however, do not apply to a transfer by any person of any ownership interest in a Member.

     A transferee can become a substituted Member if he or she receives the consent of a majority in interest of the non-transferring Members. Such consent may be granted or withheld at the discretion of the Members. A transferee not made a Member, is not entitled to any rights granted to Members but such transferee is bound by all limitations and obligations contained in the Iridium LLC Agreement.

     Members are permitted to pledge their Interests to secure indebtedness for borrowed money and related obligations in connection with indebtedness incurred by Iridium provided such pledge is either approved by the Board, or made in connection with the Secured Bank Facility, as defined by the Iridium LLC Agreement. See "Description of Other Indebtedness -- Secured Bank Facility."

ADMISSION OF ADDITIONAL MEMBERS

     Parent is the sole original Member of Iridium. Additional Members may be admitted by Iridium's Board at any time with the consent of Members holding a majority of the Interests. The Additional

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

Member is deemed admitted upon the later of the written request by such person that the Members' Interest Register reflect such admission and the agreement of the person to be bound by the Iridium LLC Agreement, and the time such person is listed as a Member in the Members' Interest Register of Iridium and a Certificate evidencing such ownership is issued.

GATEWAY RIGHTS OF PARENT CLASS 1 MEMBERS

     Iridium agrees not to take any action that Parent could not take in contravention of the rights granted to each Parent Class 1 Member pursuant to
Article VIII of the Parent LLC Agreement. Further, Iridium authorizes each Parent Class 1 Member and its affiliates to provide Gateway Services and to retain Service Providers in the Gateway Service Territory allocated to such Class 1 Members on the most recent Gateway Service Territory Schedule (the "Schedule"). Iridium has pledged that it will not authorize any other person to provide Gateway Services, construct Gateways, act as a Service Provider, or retain Service Providers in any Parent Class 1 Member's Gateway Service Territory, except as set forth in the Schedule. Parent agrees to provide Iridium with the Schedule no later than 10 days following the date of each amendment, modification or other change in the Schedule.

GENERAL PROVISIONS

     The Iridium LLC Agreement cannot be changed, amended or waived without the consent of Iridium's Board. The Board's ability to amend the Iridium LLC Agreement is limited. The Iridium LLC Agreement states that no amendments regarding indemnification may be made without the consent of any party whose rights are directly affected by such an amendment. Further, for so long as Parent is the majority member of Iridium, no amendments to the provisions regarding Gateway Rights of Parent Class 1 Members may be made unless an amendment having the same intent has been made to the Parent LLC Agreement.

     The Iridium LLC Agreement is governed by the laws of the State of Delaware and should be governed to the maximum extent possible to comply with all of the terms and conditions of the Delaware Act. If a court of competent jurisdiction should find a provision of the Iridium LLC Agreement invalid or unenforceable, such a determination shall not invalidate the entire Iridium LLC Agreement. Instead, the Iridium LLC Agreement would either be construed so as to limit any term or provision and make it enforceable or would be construed to omit such unenforceable provisions.

     Any suit brought with respect to the Iridium LLC Agreement may be brought in a court of the United States sitting in the State of Delaware. Parties to the Iridium LLC Agreement waive, to the fullest extent permitted by law, any objection that the proceeding or judgment has been brought in an inconvenient forum. Service of all writs, process and summons may be made upon The Corporation Trust Company or the Process Agent, as defined in the Iridium LLC Agreement. If, for any reason not contemplated by the Iridium LLC Agreement, a party cannot be subject to the above mentioned jurisdiction, then the parties may submit their dispute for arbitration in Stockholm, Sweden in accordance with the Rule or Arbitration Institute of the Stockholm Chamber of Commerce. An arbitration award shall be final and binding and arbitration fees shall be paid by the party as designated by the arbitration award.

     Iridium's power of attorney is granted to any Vice President of Iridium and the Secretary of Iridium. Each director is deemed an authorized person within the meaning of the Delaware Act.

     All notices and other communications provided in the Iridium LLC Agreement must be in writing, in the English language, and will be sufficiently given if made to the attention of Iridium's General Counsel and delivered by hand delivery, telecopier, express courier service or registered/certified mail to 1575 Eye Street, N.W., Washington, DC 20005.

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RATIFICATION AND AUTHORIZATION OF CERTAIN ACTIONS

     The Iridium LLC Agreement ratifies and approves the actions of the officers with respect to Iridium's formation. Each officer is authorized to execute and deliver the Asset Transfer Agreement, Management Services Agreement, Amendment No. 1 to the Credit Agreement and Credit Agreement, as defined by the Iridium LLC Agreement. Officers are further authorized to take any action necessary to satisfy Iridium's obligations under the above listed agreements and amendments.

                       DESCRIPTION OF OTHER INDEBTEDNESS

SECURED BANK FACILITY

     General. Iridium entered into a Credit Agreement, dated as of December 19, 1997, with Chase Securities Inc. and Barclays Capital, the investment banking division of Barclays Bank PLC, as Global Arrangers, The Chase Manhattan Bank ("Chase") as Administrative Agent, Barclays Bank PLC ("Barclays"), as Documentation Agent, and certain other lenders (including Chase and Barclays, the "Secured Facility Lenders"), providing for a $1 billion senior secured interim credit facility, of which $350 million would be in the form of term loans and the remainder, to the extent available, in revolving loans (the "Secured Bank Facility"). As of April 1, 1998, Iridium had approximately $350 million in principal amount of term loan borrowings outstanding under the Secured Bank Facility. Additional borrowings under the Secured Bank Facility are subject to additional conditions precedent based, among other things, on the achievement of certain technical and regulatory milestones.

     Maturity and Prepayment. The Secured Bank Facility will mature on September 30, 1998; provided that Iridium may extend the maturity up to June 30, 1999 if it can demonstrate by July 1, 1998 that it has sufficient available or committed funding for the budgeted Project Costs (as defined) through the extended maturity. The Secured Bank Facility is subject to mandatory prepayment as a result of certain debt or equity issuances, asset dispositions, insurance recoveries and certain other events. Mandatory prepayments result in equal reductions of the term loan commitment of the Secured Facility Lenders, and then equal reductions of the revolving loan commitments of the Secured Facility Lenders.

     Ranking and Collateral. Iridium's obligations under the Secured Bank Facility are senior obligations of Iridium and rank, except with respect to collateral as described below, pari passu in right of payment to the Notes. The Iridium Parties' obligations under the Secured Bank Facility are secured by a pledge of substantially all of the Iridium Parties' assets. As secured debt, the Secured Bank Facility is effectively senior to the Notes and other senior indebtedness of Iridium to the extent of the assets securing the Secured Bank Facility. See "Risk Factors -- Ranking of the Notes."

     In addition, 17 of Parent's investors have a contractual commitment to purchase up to 18,206,550 Class 1 Interests at $13.33 per interest (an aggregate purchase price of approximately $243 million) (the "Reserve Capital Call"). The Secured Bank Facility is secured by these obligations of certain of Parent's members pursuant to the Reserve Capital Call and Parent's rights to exercise the Reserve Capital Call. See "Description of Parent Limited Liability Company Agreement -- Capital Contributions; Reserve Capital Call." Parent also has pledged its ownership interest in Iridium, which is intended to permit the sale of Iridium as a going concern. The exercise of this pledge by the Secured Facility Lenders would trigger the Change of Control provisions under the Notes. See "Description of the Notes -- Change of Control." Certain other provisions of the Secured Bank Facility, however, would prevent the repurchase of the Notes upon a Change of Control. The Secured Bank Facility is further secured by Parent's obligations, pursuant to the Parent Security Agreement, to contribute the net proceeds to Iridium of any issuance of equity securities or incurrence of indebtedness the proceeds of which are intended to pay for Project Costs. Except with respect to the Reserve Capital Call and to the extent described in this paragraph, Parent is not

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

obligated to contribute net proceeds of any offerings of interests to Iridium, or otherwise to use such net proceeds in connection with the business of Iridium.

     Interest and Fees. Borrowings under the Secured Bank Facility bear interest, at the option of Iridium, at either (i) the Alternate Base Rate (generally, the higher of the Federal Funds Rate as established by the Federal Reserve Bank of New York, plus .5%, or Chase's prime commercial lending rate) plus 1.5% or (ii) an applicable LIBOR rate (which is based on a formula relating to the London interbank offered rate for a given interest period) plus 2.75%. In each case, the interest rate would increase by .5% on October 1, 1998 and at the end of each subsequent three-month period. After execution of definitive Secured Bank Facility documents, Iridium would be required to pay a commitment fee equal to .5% per annum on undrawn portions of the Secured Bank Facility.

     Conditions to Availability. Loans under the Secured Bank Facility become available in four stages based upon satisfaction of certain significant additional conditions, including achievement of certain technical requirements relating to the IRIDIUM System, receipt of certain key regulatory approvals and evidence of satisfaction of minimum financing goals. As a condition to release of the initial $350 million loan under the Secured Bank Facility, Iridium was required to have (i) issued or have outstanding $1,900 million aggregate amount of unsecured debt, which shall be deemed to include up to $350 million in conditional commitments of Motorola to either provide such financing or guarantees with respect thereto; (ii) provided perfected security interests in the collateral described under "Ranking and Collateral" above; (iii) obtained certain insurance and named the Secured Facility Lenders as additional insureds thereunder; (iv) obtained certain assurances from Motorola regarding the production of subscriber units and (v) obtained the pledge by Parent of its ownership interests in Iridium.

     Stage 1 of the Secured Bank Facility, became available in January, 1998 and resulted in the release to Iridium of $350 million. Stage 2 of the Secured Bank Facility, expected to become available on or about April 1, 1998, provides for loans in a principal amount of up to an additional $200 million. Stage 3, expected to become available on or about August 1, 1998, provides for loans in a principal amount of up to an additional $200 million. Stage 4, expected to become available on or about October 1, 1998, provides for loans in a principal amount up to an additional $250 million. The four stages are tied to certain regulatory accomplishments and the timing of specific technical milestones within various project agreements, including the Space System Contract, the Terrestrial Network Development Contract, and contracts relating to the Iridium business support system, the IIU and the control system. While current system development plans provide for satisfaction of these conditions at or prior to the time the loans would be required, no assurance can be given as to the timing of such satisfaction. Delays in the implementation or development of the IRIDIUM System, or other technical, political or regulatory problems, could have an adverse effect on the availability of the Secured Bank Facility to pay obligations as they come due. See "Risk Factors."

     Covenants. The Secured Bank Facility contains covenants of Iridium, including, but not limited to, (i) a requirement to obtain satisfactory insurance, (ii) limitations on mergers, asset dispositions and acquisitions, liens, incurrence of additional indebtedness, restricted payments, capital expenditures, scope of business, certain transactions with affiliates and amendments or modifications of project related documents which would have a defined material adverse effect or would increase project costs for the remaining term of the Secured Bank Facility by more than $75 million over then budgeted project costs, and (iii) a requirement that Iridium maintain available or committed financings in an amount sufficient to provide for the payment of budgeted project costs for the term of the Secured Bank Facility. In addition, the Secured Bank Facility contains a total debt to capitalization covenant and a covenant to maintain committed or available funding sources through the term of the Secured Bank Facility to meet Iridium's projected capital and operating expenses.

     Events of Default. The Secured Bank Facility includes events of default, including, but not limited to: (i) failure to pay interest, principal or other amounts with respect to the Secured Bank Facility; (ii) impairment of material provisions of specified agreements relating to the IRIDIUM

System or the cessation of such provisions to be valid, binding and in full force and effect or Parent, Iridium or one of its subsidiaries contests or repudiates such agreements; (iii) certain events of bankruptcy, insolvency, reorganization or liquidation affecting Iridium, Motorola, certain of their subsidiaries or certain other project parties; (iv) cross-default to other indebtedness of Iridium, Motorola or certain of their subsidiaries in excess of specified amounts; (v) final judgment with respect to Iridium, Motorola or certain of their subsidiaries in excess of specified amounts; (vi) failure by Iridium, Motorola, certain of their subsidiaries or other project parties to obtain or maintain necessary telecommunications or other regulatory approvals;
(vii) breaches of covenants by Iridium, its subsidiaries, Parent or Motorola;
(viii) failure of any representation or warranty made by Iridium, it subsidiaries, Parent, Motorola or any other project party in connection with the Secured Bank Facility; (ix) failure in the perfection of the liens granted by Iridium, it subsidiaries, Parent or Motorola, as the case may be; (x) the occurrence of certain ERISA or environmental events which could reasonably be expect to result in a Material Adverse Effect; (xi) failure of Parent to own all of the equity interests in Iridium; (xii) breach by Motorola of specified agreements relating to the IRIDIUM System; (xiii) breach by other parties to project related documents with Iridium if such breach could reasonably be expected to have a defined material adverse effect; and (xiv) failure of Motorola to maintain a specified minimum ownership interest in Iridium. Certain events specified above will be subject to cure periods to be specified. In addition, the Secured Bank Facility provides that the condemnation, seizure or loss of a material portion of the project or the announcement by Iridium of its intention to abandon or indefinitely defer the construction of the project will also be events of default.

     Subsidiary Guarantees. The obligations of Iridium under the Secured Credit Facility will be, upon initial availability of funds to Iridium, guaranteed on a senior secured basis by all of Iridium's current and future domestic subsidiaries, including Roaming, Facilities and IP. Senior unsecured indebtedness of each subsidiary, including pursuant to the Subsidiary Guaranties, will be effectively subordinated to the guaranties under the Secured Credit Facility to the extent of the value of pledged assets of such subsidiary.

     Chase Securities Inc., an Initial Purchaser, is an affiliate of Chase.

GUARANTEED BANK FACILITY

     General. Iridium entered into a Credit Agreement, dated as of August 21, 1996, with Chase Securities Inc. and BZW, the investment banking division of Barclays Bank PLC, as Global Arrangers, The Chase Manhattan Bank ("Chase") as Administrative Agent, Barclays Bank PLC ("Barclays"), as Documentation Agent, and certain other lenders (including Chase and Barclays, the "Guaranteed Facility Lenders"), providing for a $750 million revolving credit facility (the "Guaranteed Bank Facility"). As of April 1, 1998, Iridium had $285 million in principal amount of borrowings outstanding under the Guaranteed Bank Facility. Iridium used the proceeds of the Initial Senior Notes and Original Notes to permanently reduce the bank commitments under the Guaranteed Bank Facility to $450 million.

     On December 19, 1997, Iridium, the Guaranteed Facility Lenders and the agents under the Guaranteed Bank Facility entered into an amendment thereto which, among other things, conformed certain covenants of Iridium to the Secured Bank Facility and extended the term of the Guaranteed Bank Facility to June 30, 1999.

     Motorola Guarantee. Iridium's borrowings under the Guaranteed Bank Facility are guaranteed by Motorola pursuant to the Motorola Guarantee up to an aggregate amount of $750 million (inclusive of interest). The Motorola Guarantee was issued under a guarantee agreement between Motorola and Chase as Administrative Agent, dated as of August 21, 1996 (the "Guarantee Agreement"). Pursuant to the Motorola MOU, Iridium has agreed that the Guaranteed Bank Facility (and therefore the Motorola Guarantee) would be permanently reduced by the net proceeds to Iridium of certain offerings of senior notes of Iridium prior to or on December 31, 1997, to the extent

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

the aggregate amount of such net proceeds exceeds $650 million (provided that the Guaranteed Bank Facility is not required to be reduced below $275 million). Accordingly, as a result of the offering of the Initial Senior Notes and the Original Notes, Iridium permanently reduced the commitment of the bank lenders in the Guaranteed Bank Facility and the corresponding Motorola Guarantee to $450 million. For purposes of the Original Offering only, Motorola waived this requirement upon Iridium's permanent reduction of the Guaranteed Bank Facility and the corresponding Motorola Guarantee by $205 million (to $450 million). See "Certain Relationships and Related Transactions of Iridium -- Motorola Related Matters -- Motorola MOU and Agreement Regarding Guarantee." Depending on market conditions, Iridium may make additional senior note offerings in order to further reduce the Guaranteed Bank Facility.

     The Guarantee Agreement contains covenants by Motorola, including a requirement to provide notice of defaults relating to Motorola and its subsidiaries under the Guaranteed Bank Facility, and limitations on mergers, liens and sale and leaseback transactions, the breach of which would cause an event of default under the Guaranteed Bank Facility.

     Pursuant to the Motorola MOU, Motorola has conditionally agreed that, after giving effect to any permanent reduction in the Guaranteed Bank Facility resulting from the proceeds of the offering of the Units and Series B Notes, Motorola will guarantee up to an additional $350 million of borrowings made prior to February 28, 1999 under the Guaranteed Bank Facility pursuant to the Motorola Additional Guarantee at Iridium's option. See "Certain Relationships and Related Transactions of Iridium -- Motorola Related Matters -- Motorola MOU and Agreement Regarding Guarantee." Iridium has not requested that the Guaranteed Bank Facility be increased by the amount of Motorola Additional Guarantee.

     Maturity. Borrowings under the Guaranteed Bank Facility mature in June, 1999; provided, however, that as a result of the above-described limitation on the amount guaranteed under the Motorola Guarantee, the obligations of Iridium under the Guaranteed Bank Facility will become due if the principal amount of borrowings thereunder exceeds an amount equal to 99 1/3% (rounded down to the nearest 1,000,000) of the total then outstanding bank commitments thereunder. Pursuant to the Motorola MOU, Motorola has agreed to extend the Motorola Guarantee until after the Stated Maturity of the Initial Senior Notes (which is the same date as the Stated Maturity of the Notes).

     Ranking. Iridium's obligations to the Guaranteed Facility Lenders under the Guaranteed Bank Facility are senior unsecured obligations of Iridium and rank pari passu in right of payment to the Notes.

     Interest. Borrowings under the Guaranteed Bank Facility bear interest, at the option of Iridium, at the rate of either (i) the Base Rate (generally, the higher of the Federal Funds Rate as established by the Federal Reserve Bank of New York, plus 0.50%, or Chase's prime commercial lending rate) or (ii) an applicable LIBOR rate (which is based on a formula relating to the London interbank offered rate for a given interest period) increased to reflect reserve requirements applicable to borrowings by U.S. banks in U.S. dollars outside of the U.S., plus 0.25%. In addition, Iridium pays a commitment fee equal to .10% per annum on any amounts not borrowed under the Guaranteed Bank Facility.

     Conditions to Borrowing. Borrowings under the Guaranteed Bank Facility are subject to certain conditions, including the absence of any default or event of default and other conditions customary with respect to similar facilities. Proceeds of any such borrowing must be used by Iridium to finance approved project costs, including payments to Motorola under the Space System Contract.

     Covenants. The Guaranteed Bank Facility contains covenants of Iridium, including, but not limited to, insurance requirements, limitations on mergers, consolidations and sales of certain assets, restrictions on certain transactions with affiliates, limitations on liens, the incurrence of additional indebtedness and certain restricted payments, and restrictions on Iridium's ability to engage in any business or make any investments other than in connection with the commercializa-

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

tion of the IRIDIUM System and related businesses. Through the Guarantee Agreement, the Guaranteed Bank Facility also imposes covenants on Motorola.

     Events of Default. The Guaranteed Bank Facility contains events of default for (i) failure to pay principal, interest or other amounts due; (ii) breach by Iridium or Motorola of its respective covenants; (iii) cross-default to other indebtedness of Iridium or its subsidiaries or Motorola or certain of its subsidiaries in excess of specified outstanding amounts; (iv) certain events of bankruptcy, insolvency or reorganization affecting Iridium or its subsidiaries or Motorola or certain of its subsidiaries; (v) final judgments against Iridium or Motorola or certain of their subsidiaries in excess of specified amounts;
(vi) termination, repudiation or unenforceability of the Motorola Guarantee and defaults under the Guarantee Agreement; and (vii) failure of Motorola to maintain a direct and indirect ownership interest in Parent of at least 13,266,713 Class 1 Interests and (as such number may be adjusted by stock splits, stock dividends, etc.) free and clear of any lien or other contractual restrictions and (viii) failure of Parent to own all of the equity interests of Iridium. Certain defaults under the Guaranteed Bank Facility are subject to specified cure periods.

     If any event of default under the Guaranteed Bank Facility is continuing, Guaranteed Facility Lenders may exercise various remedies under the credit agreement relating thereto. In addition, after expiration of a grace period and a giving of prior notice to Motorola, the Guaranteed Facility Lenders may, but are not obligated to, demand payment from Motorola under the Guarantee Agreement.

     Agreement Regarding Guarantee. In connection with the Motorola Guarantee, Iridium and Motorola entered into the Original Agreement Regarding Guarantee, and in connection with the offering of the Initial Senior Notes and the Motorola MOU, Parent and Motorola amended and restated the Original Agreement Regarding Guarantee (as amended and restated, the "Agreement Regarding Guarantee"). Pursuant to the Agreement Regarding Guarantee (and the transfer of obligations under the Agreement Regarding Guarantee pursuant to the Asset Drop-Down Transaction), Iridium has agreed to reimburse Motorola for amounts paid by Motorola under the Guarantee Agreement; provided, that if the Guaranteed Bank Facility is accelerated as result of a Motorola-Based Default (as defined in the Agreement Regarding Guarantee) such reimbursement will be made on the same terms as provided in the Guaranteed Bank Facility. For further information regarding the Original Agreement Regarding Guarantee, the Agreement Regarding Guarantee and the Motorola MOU, including certain covenants of Iridium, the compensation to Motorola for the Motorola Guarantee and amendments to the Guaranteed Bank Facility and Motorola Guarantee, see "Certain Relationships and Related Transactions of Iridium."

     Chase Securities Inc., an Initial Purchaser, is an affiliate of Chase.

INITIAL SENIOR NOTES

     General. The 13% Senior Notes due 2005, Series A were issued in an aggregate principal amount of $300 million on July 16, 1997. The 14% Senior Notes due 2005, Series B were issued in an aggregate principal amount of $500 million on July 16, 1997.

     Ranking. The Initial Senior Notes are unsecured senior obligations of the Issuers. The Initial Senior Notes rank pari passu in right of payment with the Notes and all other existing and future senior Indebtedness of the Issuers, other than any defined subordinated obligations. The Initial Senior Notes are unsecured obligations of Iridium and are effectively subordinated to any secured Indebtedness of the Issuers to the extent of the value of the assets securing such Indebtedness.

     Interest. Interest accrues on the Series A Notes from the original date of issuance at an annual rate of 13%. Interest is payable semi-annually in arrears on January 15 and July 15 of each year, commencing January 15, 1998. Interest accrues on the Series B Notes from the original date of issuance at an annual rate of 14%. Interest is payable semi-annually in arrears on January 15 and July 15 of each year, commencing January 15, 1998.

     Maturity and Redemption. The Initial Senior Notes mature on July 15, 2005. Except as described below, the Issuers may not redeem the Initial Senior Notes prior to July 15, 2002. On or after such date, either Issuer may redeem the Initial Senior Notes, in whole or in part, at any time at the redemption prices set forth herein, together with accrued and unpaid interest and liquidated damages on such Initial Senior Notes, if any, to the date of redemption. At any time and from time to time on or prior to July 15, 2000, either Issuer may, subject to certain requirements, redeem in the aggregate up to 33 1/3% of the original aggregate principal amount of the Initial Senior Notes with the cash proceeds to Iridium of one or more Equity Offerings at a redemption price equal to 113.500% of the principal amount of any Series A Senior Notes being redeemed, or 115.000% of the principal amount of any Series B Notes being redeemed, plus accrued and unpaid interest and liquidated damages on such Initial Senior Notes, if any, thereon to the date of redemption; provided that at least 66 2/3% of the original aggregate principal amount of the Initial Senior Notes must remain outstanding immediately after each such redemption.

     Restrictive Covenants; Events of Default. The indenture governing the Series A Notes (the "Series A Indenture") and the indenture governing the Series B Notes (the "Series B Indenture" and, together with the Series A Indenture, the "Initial Senior Indentures") contain covenants and events of default substantially identical to the covenants and events of default contained in the Indenture governing the Notes. See "Description of Notes."

     Right to Require Repurchase upon Change of Control. The Initial Senior Indentures provide holders of Initial Senior Notes with a right to require the repurchase of their Initial Senior Notes upon the occurrence of a Change of Control that is substantially identical to the right of repurchase upon a Change of Control provided to Holders of the Notes by the Indenture governing the Notes. Accordingly, in the event of a Change of Control, Holders of the Notes and holders of the Initial Senior Notes would each have the right to require repurchase of their Notes and Initial Senior Notes. See "Description of
Notes -- Change of Control."

     Use of Proceeds from Insurance and Sales of Assets and Subsidiary
Stock. The Initial Senior Indentures provide that all Net Available Proceeds (as defined) from any Asset Disposition (as defined) and certain Insurance Proceeds (as defined) shall be applied (within 180 days in the case of an Asset Disposition, and promptly in the case of the receipt of Insurance Proceeds) (1) first, to the permanent repayment or reduction of Indebtedness then outstanding under any Bank Credit Agreement (as defined) or Vendor Financing Facility (as defined), to the extent such agreement or facility would require such application or prohibit payments pursuant to the following clause (2) and (2) second, to the extent of remaining Net Available Proceeds or Insurance Proceeds, as the case may be, to make an offer to purchase outstanding Initial Senior Notes at 100% of the principal amount of the Initial Senior Notes, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase, and, to the extent required by the terms thereof, any other Indebtedness of Iridium or a Restricted Subsidiary that ranks pari passu with the Initial Senior Notes at a price no greater than 100% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase. The Indenture governing the Notes contains a substantially identical covenant. Accordingly, in the event of an Asset Disposition or the receipt of Insurance Proceeds, Holders of the Notes and holders of the Initial Senior Notes would rank pari passu with respect to their respective rights to require repurchase of the Notes and the Initial Senior Notes. See "Description of Notes
 -- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" and "-- Maintenance of Insurance."

SENIOR SUBORDINATED NOTES

     General.  The 14 1/2% Senior Subordinated Discount Notes due 2006 (the
"14 1/2% Notes") had an accreted value of approximately $285 million at April 1, 1998 and will fully accrete to an aggregate face value of approximately $480 million on March 1, 2001.

     Ranking. The 14 1/2% Notes are unsecured obligations of Iridium and will be junior in right of payment to the Notes, the Initial Senior Notes, the Guaranteed Bank Facility and the expected Secured Bank Facility.

     Interest. The 14 1/2% Notes were issued at a discount from their principal amount and accrete in value until March 1, 2001, at which time cash interest accrues at a rate of 14 1/2% per annum payable semi-annually.

     Maturity and Redemption. The 14 1/2% Notes mature on March 1, 2006. The 14 1/2% Notes may be redeemed at declining premium beginning on March 1, 2001, at redemption price of 107.500% declining to no premium beginning on March 1, 2004.

     Events of Default. Events of default under the 14 1/2% Notes include payment defaults, and certain events of bankruptcy, under other debt instruments in excess of $10 million and the termination by Motorola of the Space System Contract prior to delivery thereunder by Motorola of the Space System (as defined therein), provided, that such termination has not been contested by Iridium in accordance with the Space System Contract or by appropriate proceedings and, if such termination is so contested, within 180 days of such notice if such termination has not been withdrawn or declared ineffective by any court or mediator having jurisdiction.

                              DESCRIPTION OF NOTES

GENERAL

     The Original Notes were, and the Exchange Notes will be, issued under an Indenture, dated as of October 17, 1997 (as supplemented, the "Indenture") among the Iridium Parties and State Street Bank and Trust Company, as trustee (the "Trustee"). A copy of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part and is available upon request to Iridium at 1575 Eye Street N.W., Washington, D.C. 20005,
Attention: Secretary. The following summary of the material provisions of the Indenture and the Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act. Capitalized terms used herein and not otherwise defined have the meanings set forth in the section "-- Certain Definitions" below.

     Principal of, premium and Liquidated Damages, if any, on and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Issuers in the Borough of Manhattan, the City of New York, except that, at the option of either Issuer, payment of interest may be made by check mailed to the registered holders of the Notes at their registered addresses.

     The Original Notes were, and the Exchange Notes will be, issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of Notes, but the Issuers may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

     Pursuant to the Asset Drop-Down Transaction, substantially all of the assets and liabilities of Parent were transferred to Iridium, including, without limitation, all obligations of Parent under the Indenture and other obligations with respect to the Notes. See "Ownership Structure and Strategic
Investors -- Asset Drop-Down Transaction." As a result of the Asset Drop-Down Transaction and the related supplemental indenture with respect to the Notes executed by Iridium, Parent and the trustee, Iridium has been substituted for Parent, and Parent has been released from all obligations under the Indenture and the Notes. Unless otherwise specified, the description of the notes set forth below gives effect to the Asset Drop-Down Transaction and such substitution.

     As of April 1, 1998, Iridium had no Subsidiaries other than Capital and the Initial Guarantors. Capital is a co-issuer of the Notes. The Initial Guarantors are Guarantor Subsidiaries (as defined). If Iridium creates or acquires any Subsidiary in the future, such Subsidiary will be required to Guarantee the Notes unless such Subsidiary is a Foreign Subsidiary or is designated by Iridium as an Unrestricted Subsidiary in accordance with the Indenture. Any Unrestricted Subsidiaries (including Foreign Subsidiaries designated as such) will not be subject to the restrictive covenants contained in the Indenture.

TERMS OF THE NOTES

     The Original Notes are, and the Exchange Notes will be, unsecured senior obligations of the Issuers, limited to $300 million aggregate principal amount, and will mature on July 15, 2005. Each Note will bear interest at a rate of 11 1/4% per annum from October 17, 1997 or from the most recent date to which interest has been paid or provided for, payable semi-annually in arrears on January 15 and July 15 of each year, commencing on January 15, 1998, to Holders of Notes of record at the close of business on the January 1 or July 1 immediately preceding the applicable interest payment date.

OPTIONAL REDEMPTION

     Except as described in the next succeeding paragraph, the Notes will not be redeemable at the option of the Issuers prior to July 15, 2002. On and after such date, the Notes will be redeemable, at either Issuer's option, in whole or in part, at any time upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder of Notes, at such Holder's registered address, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date (subject to the right of record Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the date of redemption), if redeemed during the 12-month period commencing on July 15 of the years set forth below:

                                                              REDEMPTION
                            YEAR                                PRICE
                            ----                              ----------
2002........................................................   105.625%
2003........................................................   102.813%
2004 and thereafter.........................................   100.000%

     In addition, at any time and from time to time on or prior to July 15, 2000, either Issuer may redeem in the aggregate up to 33 1/3% of the original aggregate principal amount of Notes with the cash proceeds to Iridium of one or more Equity Offerings, at a redemption price (expressed as a percentage of principal amount thereof) of 111.250%, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date (subject to the right of record Holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the date of redemption); provided, however, that at least 66 2/3% of the original aggregate principal amount of the Notes must remain outstanding after each such redemption.

SELECTION

     In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion deems to be fair and appropriate, although no Note of $1,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

RANKING

     The Indebtedness evidenced by the Notes will be unsecured senior obligations of the Issuers and will rank senior in right of payment to any existing and future Subordinated Obligations of the Issuers, and pari passu in right of payment with the Initial Senior Notes and all other existing and future senior Indebtedness of the Issuers. The Notes will be effectively subordinated to any Secured Indebtedness of the Issuers, including the Secured Bank Facility, to the extent of the value of the assets securing such Indebtedness.

     The indebtedness evidenced by a Subsidiary Guaranty is unsecured senior Indebtedness of the Guarantor Subsidiary. The payment of a Subsidiary Guaranty ranks pari passu in right of payment with any existing and future senior Indebtedness of such Guarantor Subsidiary, including guarantees under the Secured Bank Facility, and is senior in right of payment to any existing and future Subordinated Obligations of such Guarantor Subsidiary. Each Subsidiary Guaranty also is effectively subordinated to any Secured Indebtedness of the Guarantor Subsidiary to the extent of the value of the assets securing such Indebtedness. See "Risk Factors -- Possible Unenforceability of Subsidiary Guaranties."

     As of April 1, 1998, in addition to the $300 million principal amount of the Original Notes, the Iridium Parties had outstanding (i) approximately $350 million of senior secured Indebtedness and (ii) approximately $1,085 million of unsecured senior Indebtedness (including the Initial Senior Notes and $285 million of borrowings under the $450 million Guaranteed Bank Facility) ranking pari passu with the Original Notes. In addition, as of April 1, 1998, Iridium had approximately $285 million of Indebtedness that is subordinated to the Original Notes. Iridium expects to seek other senior secured bank financing in order to meet its expected funding requirements through at least year-end 1999, the last year in which Iridium projects negative cash flow and a net increase in year-end borrowings. See "Description of Other Indebtedness," "Description of Notes -- Certain Covenants -- Limitation on Indebtedness" and "-- Limitation on Liens."

SUBSIDIARY GUARANTIES

     Roaming and IP, provided Subsidiary Guaranties on the Issue Date. Facilities was formed after the issue date of the Original Notes and became a Guarantor Subsidiary pursuant to the second supplemental indenture, dated as of February 28, 1998. In the event that Iridium acquires or creates a Subsidiary other than a Foreign Subsidiary, Iridium will cause such Subsidiary (unless such Subsidiary is an Unrestricted Subsidiary) (together with the Initial Guarantors, the "Guarantor Subsidiaries") to, jointly and severally, as primary obligors and not merely as sureties, irrevocably Guarantee on a senior unsecured basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuers under the Indenture and the Notes issued pursuant thereto, whether for payment of principal of or premium, interest or Liquidated Damages on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by the Guarantor Subsidiaries being herein called the "Guaranteed Obligations"). Iridium may cause any Foreign Subsidiary to execute and deliver a Subsidiary Guaranty in accordance with the provisions of the Indenture, in which case such Foreign Subsidiary will be a "Guarantor Subsidiary" for purposes of the Indenture. The Guarantor Subsidiaries will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Subsidiary Guarantees. Each Subsidiary Guaranty will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Guarantor Subsidiary without rendering such Subsidiary Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See "-- Certain Covenants -- Future Guarantor Subsidiaries" below.

     Each Subsidiary Guaranty will be a continuing guarantee and will (a) remain in full force and effect until payment in full of all the Guaranteed Obligations covered thereby, (b) be binding upon

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each Guarantor Subsidiary and (c) inure to the benefit of and be enforceable by the Trustee, the Holders and their successors, transferees and assigns.

     A Subsidiary Guaranty will be released upon (i) the sale of all of the Capital Stock, or all or substantially all of the assets, of the applicable Guarantor Subsidiary (in each case other than to Iridium or a Subsidiary of Iridium), (ii) the designation by Iridium of the applicable Guarantor Subsidiary as an Unrestricted Subsidiary, in each case in compliance with the Indenture or
(iii) the reorganization of the applicable Guarantor Subsidiary as a Foreign Subsidiary.

     Iridium has no subsidiaries other than Capital and the Initial Guarantors. Neither Capital nor any of the Initial Guarantors has any subsidiaries. Neither Capital nor any of the Initial Guarantors has any outstanding Indebtedness other than as co-issuers or guarantors of outstanding Indebtedness of Iridium.

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each Holder will have the right to require the Issuers to repurchase all or any part of such Holder's Notes at a purchase price in cash equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), pursuant to the offer described below and the other procedures set forth in the Indenture; provided, however, that notwithstanding the occurrence of a Change of Control, the Issuers will not be obligated to purchase any Note pursuant to this covenant to the extent that the Issuers have exercised their rights to redeem such Note as described under "-- Optional Redemption".

     A "Change of Control" means the occurrence of any of the following:

          (a) one or more Dispositions which cause the amount of Capital Stock of Iridium held directly by Motorola to be reduced by more than 50% as compared to its direct holding of Capital Stock in Iridium as of July 16, 1997 (in each such case without giving effect to any rights, warrants or options to purchase Capital Stock of Iridium, unless exercised prior thereto).

          (b) the first day on which Iridium fails to own, of record and beneficially, 100% of the Capital Stock of Capital (other than directors' qualifying shares);

          (c) any sale, lease, or other transfer (in one transaction or in a series of related transactions) is made by Iridium or its Restricted Subsidiaries of all or substantially all of the assets of Iridium and its Restricted Subsidiaries to any Person (other than in connection with the Asset Drop-Down Transaction); or

          (d) the adoption of a plan relating to the liquidation or dissolution of Iridium or Capital.

     Notwithstanding the foregoing, a Change in Control shall not be deemed to result from (x) the acquisition by IWCL, Motorola or any wholly owned subsidiary of Motorola of substantially all the assets of Iridium, (y) the Asset Drop-Down Transaction or any transfer of assets or merger reversing the Asset-Drop-Down Transaction or (z) the merger of Iridium with and into IWCL, Motorola or any wholly owned subsidiary of Motorola. See "Ownership Structure and Strategic Investors -- Asset Drop-Down Transaction."

     Within 30 days following any Change of Control, the Issuers will mail a notice to each Holder with a copy to the Trustee stating, among other things:
(1) that a Change of Control has occurred and that such Holder has the right to require the Issuers to purchase all or any portion of such Holder's Notes at a purchase price in cash equal to 101% of the principal amount of Notes, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest due on the relevant interest payment date); (2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, each after

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giving effect to such Change of Control); (3) the repurchase date (which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (4) the instructions determined by the Issuers, consistent with this covenant, that a Holder must follow in order to have its Notes or any portion thereof purchased.

     The Issuers will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations described above by virtue thereof.

     The Change of Control purchase feature is a result of negotiations between the Issuers and the Initial Purchasers. Management has no present intention and is not aware that Motorola has any present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuers or Motorola would decide to do so in the future. Subject to the limitations discussed below, the Issuers or Motorola could, in the future, enter into certain transactions, including dispositions, acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could change the ownership, increase the amount of indebtedness outstanding at such time or otherwise affect Iridium's capital structure or credit ratings.

     The Secured Bank Facility and the Guaranteed Bank Facility contain and other future indebtedness of the Issuers may contain, prohibitions of certain events which would constitute a Change of Control or require such indebtedness to be repurchased, repaid or redeemed upon certain events which would constitute a Change of Control. Moreover, the exercise by Holders of the right to require the Issuers to repurchase the Notes is likely to cause a default under the Secured Bank Facility, and could cause a default under other Indebtedness of Iridium, even if the Change of Control itself does not. In addition, the Issuers' ability to pay cash to the Holders upon a repurchase may be limited by the Issuers' then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any repurchases required in connection with a Change of Control. Finally, the Issuers' ability to redeem the Notes may be limited by applicable securities laws. The Issuers' failure to purchase Notes in connection with a Change of Control would result in a default under the Indenture.

CERTAIN COVENANTS

     The Indenture contains covenants including, among others, the following:

     Limitation on Indebtedness. (a) Iridium will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness (including any Acquired Indebtedness) unless (i) immediately after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the Debt to Cash Flow Ratio would be less than 4.0 to 1.0 and (ii) if such Indebtedness is Incurred by a Restricted Subsidiary, such Restricted Subsidiary is a Guarantor Subsidiary. Notwithstanding the foregoing, prior to June 30, 2000, Iridium, Capital and any other Restricted Subsidiary that is a Guarantor Subsidiary may Incur Indebtedness if immediately after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the Debt to Capital Ratio would be less than 65%.

     (b) Notwithstanding the foregoing paragraph (a), Iridium, Capital and any other Restricted Subsidiary that is a Guarantor Subsidiary may Incur the following Indebtedness:

          (i) Indebtedness Incurred under any one or more Bank Credit Agreements, Vendor Financing Facilities or other agreements or arrangements to finance the Build-out of the IRIDIUM System; provided, however, that Indebtedness Incurred pursuant to this clause (i), other than Indebtedness Incurred pursuant to a Bank Credit Agreement or Vendor Financing

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

     Facility, will not have a Stated Maturity earlier than the Stated Maturity of the Notes, and will not be mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or be redeemable at the option of the holder thereof, in whole or in part, prior to the Stated Maturity of the Notes (other than pursuant to provisions which are substantially similar to those contained in the Indenture which permit the holders of such Indebtedness to require the issuer thereof to repurchase or repay such Indebtedness upon a Change of Control (or an event substantially similar thereto) or to make an offer to purchase as a result of the occurrence of an Asset Disposition or receipt of insurance proceeds (or an event substantially similar thereto));

          (ii) After Commercial Activation, Indebtedness under any one or more Bank Credit Agreements or other agreements or arrangements to finance working capital requirements of Iridium and any Refinancing Indebtedness in respect of such Indebtedness; provided, however, at the time of the Incurrence of such Indebtedness and after giving effect thereto, the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (ii) and then outstanding does not exceed $950 million;

          (iii) Indebtedness Incurred under any one or more Bank Credit Agreements, Vendor Financing Facilities or other agreements or arrangements that is guaranteed pursuant to the Motorola Additional Guarantee; provided, however, at the time of Incurrence of such Indebtedness and after giving effect thereto, the aggregate amount of all Indebtedness incurred pursuant to this clause (iii) and then outstanding does not exceed $350 million;

          (iv) Indebtedness owed by Iridium to Capital or any Wholly-Owned Restricted Subsidiary that is a Guarantor Subsidiary or Indebtedness owed by Capital or any Wholly-Owned Restricted Subsidiary that is a Guarantor Subsidiary to Iridium or to Capital or another Wholly-Owned Restricted Subsidiary that is a Guarantor Subsidiary; provided, however, that upon either (x) the transfer or other disposition by Capital, such Wholly-Owned Restricted Subsidiary or Iridium of any Indebtedness so permitted to a Person other than Iridium, Capital or another Wholly-Owned Restricted Subsidiary that is a Guarantor Subsidiary or (y) the issuance, sale, lease, transfer or other disposition of shares of Capital Stock (including by consolidation or merger, but not including directors' qualifying shares or interests required to be held by foreign nationals, in each case to the extent mandated by applicable law) of such Wholly-Owned Restricted Subsidiary or Capital to a Person other than Iridium, Capital or another such Wholly-Owned Restricted Subsidiary, the provisions of this clause (iv) will no longer be applicable to such Indebtedness and such Indebtedness will be deemed to have been Incurred by the issuer thereof at the time of such issuance, sale, lease, transfer or other disposition;

          (v) Refinancing Indebtedness Incurred to Refinance Indebtedness Incurred pursuant to the first paragraph of this covenant or pursuant to clause (i), (ii), (iii), (vii) or (viii) or this clause (v) of this paragraph;

          (vi) Indebtedness consisting of Permitted Interest Rate or Currency Protection Agreements;

          (vii) Indebtedness represented or evidenced by the Notes and the Exchange Notes, and Indebtedness of the Guarantor Subsidiaries evidenced by the Subsidiary Guaranties;

          (viii) Indebtedness outstanding on the Issue Date (other than the Guaranteed Bank Facility and other Indebtedness described in clause (i),
     (ii), (iii), (iv) or (vii) of this paragraph);

          (ix) Indebtedness consisting of performance and other similar bonds and reimbursement obligations Incurred in the ordinary course of business securing the performance of contractual, franchise or license obligations of Iridium, Capital or a Restricted Subsidiary, or in respect of a letter of credit obtained to secure such performance; and

          (x) Indebtedness in an aggregate principal amount which, together with all other Indebtedness of Iridium, Capital and other Restricted Subsidiaries that are Guarantor Subsidiaries outstanding on the date of such Incurrence (without duplication and other than Indebtedness permitted by clauses (i) through (ix) above or the first paragraph of this covenant) does not exceed $100.0 million.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness Iridium, Capital and the other Restricted Subsidiaries are permitted to Incur, Iridium, Capital or such Restricted Subsidiary, as the case may be, will have the right, in Iridium's sole discretion, to classify such item of Indebtedness at the time of its Incurrence and will only be required to include the amount and type of such Indebtedness under the clause permitting the Indebtedness as so classified.

     Limitation on Restricted Payments. (a) Iridium will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

          (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Issuers), except dividends or distributions payable solely in its Capital Stock and cash to the extent required to pay for fractional shares of such Capital Stock (other than Disqualified Stock) or payable to Iridium or another Restricted Subsidiary (and, if such Restricted Subsidiary has shareholders other than the Issuers or other Restricted Subsidiaries, to its other shareholders on a pro rata basis or on a basis that results in the receipt by the Issuers or a Restricted Subsidiary of dividends or distributions of equal or greater value);

          (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of Iridium or any Restricted Subsidiary held by Persons other than Iridium or another Restricted Subsidiary;

          (iii) purchase, repurchase, redeem, defease, acquire or retire for value, or otherwise make any principal payment on, any Subordinated Obligations prior to the scheduled maturity, scheduled repayment or scheduled sinking fund payment thereof (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition, or any purchase, repurchase, redemption or other acquisition or prepayment thereof in connection with any Refinancing thereof permitted pursuant to clause (v) of paragraph (b) of the covenant described under "-- Limitation on Indebtedness"); or

          (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement, Investment or payment being herein referred to as a "Restricted Payment"), if at the time Iridium or such Restricted Subsidiary makes such Restricted Payment: (1) a Default has occurred and is continuing (or would result therefrom); (2) Iridium could not Incur at least $1.00 of additional Indebtedness pursuant to the terms of the first sentence of paragraph (a) of the covenant described under "-- Limitation on Indebtedness"; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date would exceed the sum of:

             (A) 50% of the Consolidated Net Income of Iridium accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which July 16, 1997 occurs to the end of the most recent fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit); provided, however, that the aggregate amount calculated pursuant to this clause (A) (if such aggregate amount is a negative amount) shall be reset to zero on the

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        first date on which the Notes are assigned an Investment Grade Rating by both Rating Agencies;

             (B) the aggregate Net Cash Proceeds received by Iridium from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Restricted Subsidiary and other than an issuance or sale to an employee stock ownership plan or to a trust established by Iridium or any Restricted Subsidiaries for the benefit of their employees);

             (C) the amount by which Indebtedness of Iridium is reduced on the balance sheet of Iridium upon the conversion or exchange (other than by a Restricted Subsidiary) subsequent to the Issue Date of any Indebtedness of Iridium convertible or exchangeable for Capital Stock (other than Disqualified Stock) of Iridium (less the amount of any cash, or the fair value of any other property or assets of Iridium or any Restricted Subsidiary, distributed by Iridium upon such conversion or exchange); and

             (D) an amount equal to the sum of (i) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to Iridium or any Restricted Subsidiary from Unrestricted Subsidiaries, and (ii) the portion (proportionate to Iridium's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary (as determined by the Board of Directors in the manner described in paragraph (c) below) at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum does not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by Iridium or any Restricted Subsidiary in such Unrestricted Subsidiary.

     (b) Notwithstanding the foregoing, Iridium may

          (i) subject to clause (vii) below, pay any dividend on Capital Stock of any class within 60 days after the declaration thereof if, on the date when the dividend was declared, Iridium could have paid such dividend in accordance with the foregoing provisions;

          (ii) repurchase any Capital Stock from Persons who were formerly officers, managers or employees of Iridium or any of its Subsidiaries (or from IWCL in connection with or relating to a repurchase by IWCL of its Capital Stock from such Persons), provided, however, that the aggregate amount of all such repurchases made pursuant to this clause (ii) will not exceed $2.0 million, plus the aggregate cash proceeds received by Iridium since July 16, 1997 from the issuance of its Capital Stock to officers, managers and employees of Iridium or any of its Subsidiaries (or from IWCL in connection with or relating to such an issuance by IWCL to such Persons);

          (iii) Refinance, and permit its Restricted Subsidiaries to Refinance, any Indebtedness otherwise permitted to be Refinanced by clause (v) of paragraph (b) under the covenant described under "-- Limitation on Indebtedness" above;

          (iv) during the period Iridium is treated as a partnership for U.S. federal income tax purposes and after such period to the extent relating to the liability for such period, make distributions in respect of members' or partners' income tax liability with respect to Iridium (whether directly incurred or indirectly incurred after the Asset Drop-Down Transaction) in an amount not to exceed the Tax Amount;

          (v) make distributions to IWCL to pay IWCL's ordinary and reasonable operating expenses related to Iridium, as set forth in an Officers' Certificate delivered to the Trustee;

          (vi) repurchase any Capital Stock pursuant to Section 11.03 of the Parent LLC Agreement in the event a member of Iridium fails to pay any of the amounts required by a Reserve Capital

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

     Call (see "Description of Iridium LLC Limited Liability Company Agreement -- Capital Contributions; Reserve Capital Call");

          (vii) make any Restricted Payment by exchange for, or out of the proceeds of the substantially concurrent sale of, or capital contribution in respect of, Capital Stock of Iridium (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of Iridium or an employee stock ownership plan or to a trust established by Iridium or any of its Subsidiaries for the benefit of their employees);

          (viii) make any Restricted Payment pursuant to the Interest Exchange Agreement, the Share Issuance Agreement, the Master Subscription Agreement or the Management Services Agreement; and

          (ix) make other Restricted Payments in an aggregate amount not to exceed $10.0 million.

     Any Restricted Payment made pursuant to clauses (ii), (iii), (iv), (vii),
(viii) and (ix) of the immediately preceding paragraph will be excluded from the calculation of the aggregate amount of Restricted Payments made since the Issue Date; provided, however, that the Net Cash Proceeds from the issuance of Capital Stock pursuant to clauses (ii) and (vii) of the immediately preceding paragraph will be excluded from the calculation of amounts under clause (B) of the second preceding paragraph. A dividend or distribution by a Restricted Subsidiary in respect of its Capital Stock will only be deemed to be a Restricted Payment to the extent such dividend or distribution is paid to entities other than Iridium and the Restricted Subsidiaries.

     (c) The net proceeds from the issuance of shares of Capital Stock upon conversion of Indebtedness will be deemed to be an amount equal to (i) the accreted value of such Indebtedness on the date of such conversion and (ii) the additional consideration, if any, received by Iridium upon such conversion thereof, less any cash payment on account of fractional shares. The amount of all Restricted Payments (other than cash) will be the fair market value (evidenced by a resolution of the Board of Directors determined in good faith and set forth in an Officers' Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by Iridium or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, Iridium will deliver to the Trustee an Officers' Certificate identifying each Restricted Payment made by Iridium during such fiscal quarter and stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, which calculations may be based upon Iridium's latest available financial statements. If Iridium makes a Restricted Payment which, at the time of the making of such Restricted Payment, would in the good faith determination of Iridium be permitted under the Indenture, such Restricted Payment will be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustments made in good faith to Iridium's financial statements affecting Consolidated Net Income for any period.

     Limitation on Restrictions on Distributions from Restricted
Subsidiaries. Iridium will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions to Iridium or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness owed to Iridium or any Restricted Subsidiary, (iii) make any loans or advances to Iridium or any Restricted Subsidiary or (iv) transfer any of its property or assets to Iridium or any Restricted Subsidiary, except:

          (1) any encumbrance or restriction pursuant to an agreement relating to the Guaranteed Bank Facility or any other agreement in effect at or entered into on the Issue Date or any encumbrance or restriction imposed pursuant to the Indenture or the Notes (or similar limitations pursuant to other notes issued by Iridium or other indentures relating thereto that are

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

     substantially similar to those set forth in the Indenture) or any agreement relating to the Secured Bank Facility;

          (2) any encumbrance or restriction pursuant to an agreement relating to any Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries;

          (3) any encumbrance or restriction pursuant to (x) an agreement or instrument pursuant to Indebtedness which Refinances Indebtedness Incurred pursuant to an agreement referred to in clause (1) or (2) of this covenant or this clause (3), or contained in any amendment to an agreement or instrument referred to in clause (1) or (2) of this covenant or this clause
     (3), or (y) Indebtedness described in clause (i), (ii) or (iii) of paragraph (b) of the covenant described above under "-- Limitation on Indebtedness" and permitted Refinancing Indebtedness with respect thereto; provided, however, that the encumbrances and restrictions contained in any such refinancing agreement, instrument or amendment referred to in clause
     (x) above are, taken as a whole, no more restrictive in any material respect than the encumbrances and restrictions contained in the predecessor agreements (as determined by the chief financial officer of Iridium in good faith and evidenced by a certificate filed with the Trustee);

          (4) any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness, or under any documents providing for Capital Lease Obligations, of a Restricted Subsidiary which are not prohibited by the covenant described under "-- Limitation on Liens" to the extent such encumbrances or restrictions restrict the assignment or transfer of the property or assets subject to such security agreements or mortgages, or subject to such Capital Lease Obligations;

          (5) any encumbrance or restriction existing under or by reason of applicable law or regulations;

          (6) customary non-assignment provisions of any licensing agreement or of any lease but only to the extent such provisions restrict the transfer of the license, lease or the property thereunder;

          (7) any encumbrance or restriction contained in contracts for sales of assets otherwise permitted by the Indenture;

          (8) with respect to a Restricted Subsidiary, any encumbrance or restriction imposed pursuant to an agreement that has been entered into for the sale of all or substantially all of the Capital Stock of such Restricted Subsidiary; provided, however, that after giving effect to such transaction no Default will have occurred or be continuing, that such restriction terminates if such transaction is not consummated and that such consummation or abandonment of such transaction occurs within one year of the date such agreement was entered into;

          (9) any encumbrance or restriction, with respect to a Restricted Subsidiary that is not a Restricted Subsidiary on the date of the Indenture, in existence at the time such Person becomes a Restricted Subsidiary and not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary; and

          (10) any restriction on the sale or other disposition of assets or property securing Indebtedness as a result of a Permitted Lien on such assets or property.

     Limitation on Sales of Assets and Subsidiary Stock. (a) Iridium will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Asset Disposition unless:

          (i) Iridium or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Disposition at least equal to the fair market value (including the value of all non-cash consideration) of the shares and assets subject to such Asset Disposition, as

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

     determined by the Board of Directors in good faith and evidenced by a resolution filed with the Trustee;

          (ii) at least 80% of the consideration therefor received by Iridium or such Restricted Subsidiary, as the case may be, consists of cash or Marketable Securities (provided that an amount equal to the fair value (as determined in good faith by the Board of Directors as evidenced by a resolution filed with the Trustee) of assets utilized or to be utilized in a Related Business and received by Iridium or any Restricted Subsidiary in connection with any Asset Disposition will be treated as cash solely for purposes of this clause (ii)) or the assumption of Indebtedness of Iridium (other than Indebtedness that is a Subordinated Obligation) or the Restricted Subsidiary, as the case may be, and the release of Iridium or such Restricted Subsidiary, as the case may be, from all liability on the Indebtedness assumed; and

          (iii) all Net Available Proceeds, less any amounts invested within 180 days of such disposition (or committed by such 180th day for investment pursuant to a written agreement which commits such investment within 180 days after the date of such agreement) in assets that comply with the covenant described under "Limitation on Lines of Business", are applied within 180 days of such Asset Disposition (1) first, to the permanent repayment or reduction of Indebtedness then outstanding under any Bank Credit Agreement or Vendor Financing Facility, to the extent such agreement or facility would require such application or prohibit payments pursuant to the following clause (2), (2) second, to the extent of remaining Net Available Proceeds, to make an offer to purchase outstanding Notes at 100% of the principal amount of the Notes plus accrued and unpaid interest and liquidated damages thereon, if any, to the date of purchase, and, to the extent required by the terms thereof, any other Indebtedness of Iridium or a Restricted Subsidiary that ranks pari passu with the Notes at a price no greater than 100% of the principal amount thereof plus accrued and unpaid interest and liquidated damages thereon, if any, to the date of purchase and (3) third, to the extent of any remaining Net Available Proceeds after application of clauses (1) and (2) above, to the repayment of other Indebtedness of Iridium or Indebtedness of a Restricted Subsidiary, to the extent permitted under the terms thereof. To the extent any Net Available Proceeds remain after such uses, Iridium and the Restricted Subsidiaries may use such amounts for any purposes not prohibited by the Indenture. Notwithstanding the foregoing, (x) these provisions will not apply to any Asset Disposition which constitutes a transfer, conveyance, sale, lease or other disposition of all or substantially all of Iridium's or a Guarantor Subsidiary's properties or assets as described under "-- Merger and Consolidation" and (y) Iridium will not be required to repurchase or redeem Notes pursuant to clause (2) above until Net Available Proceeds from all Asset Dispositions in the aggregate, less any amounts invested within 180 days of such dispositions (or committed by such 180th day for investment pursuant to a written agreement which commits such investment within 180 days after the date of such agreement) in a Related Business and any amounts applied pursuant to clause (1) above and any amounts previously applied pursuant to clause (1), (2) or (3) above, are greater than $10.0 million.

     (b) The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations described under this covenant by virtue thereof.

     Limitation on Transactions with Affiliates. (a) Iridium will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate or Related Person of Iridium (other than Iridium or a Wholly-Owned Restricted Subsidiary) that involves consideration in excess of $5.0 million (an "Affiliate Transaction") on terms
(i) that, taken as a whole, are less favorable to Iridium or such Restricted Subsidiary, as the case may be, than those that could be

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obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate and (ii) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $10.0 million, are not in writing and have not been approved either by a majority of the members of the Board of Directors having no material direct or indirect financial interest in or with respect to such Affiliate Transaction or by the Related Party Contracts Committee (if appropriate under Iridium's Bylaws or the Parent LLC Agreement). In addition, if such Affiliate Transaction is an Asset Disposition involving any Affiliate or Related Person of Iridium (other than Iridium or a Wholly-Owned Restricted Subsidiary) for an aggregate consideration in excess of $25.0 million, a fairness opinion to the effect that such transaction is fair (from a financial point of view) to Iridium or the Restricted Subsidiary, as applicable, must be obtained from an Independent Financial Advisor or, with respect to telecommunications-related matters, a recognized expert in the satellite telecommunications industry.

     (b) The provisions of the foregoing paragraph (a) will not apply to:

          (i) employee benefit or compensation arrangements entered into in the ordinary course of business and approved by the Board of Directors;

          (ii) transactions solely between or among Iridium and the Restricted Subsidiaries;

          (iii) Restricted Payments permitted by the covenant described under "-- Limitation on Restricted Payments";

          (iv) Investments by IWCL, an Affiliate or Related Person of Iridium or Capital in the Capital Stock (other than Disqualified Stock) of Iridium or any Restricted Subsidiary; and

          (v) a transaction pursuant to an Existing Affiliate Agreement, including any amendments thereto entered into after the Issue Date, provided that the terms of any such amendment are not, taken as a whole, less favorable to Iridium than the terms of the relevant agreement prior to such amendment.

     Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries. Iridium will not, and will not permit any Restricted Subsidiary to, issue, transfer, convey, sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary or securities convertible or exchangeable into Capital Stock of a Restricted Subsidiary to any person other than Iridium, Capital or a Wholly-Owned Restricted Subsidiary except (i) in a transaction consisting of a sale of all the Capital Stock of such Restricted Subsidiary and that complies with the provisions described under "-- Limitation on Sales of Assets and Subsidiary Stock" to the extent such provisions apply; (ii) if required, the issuance, transfer, conveyance, sale or other disposition of directors' qualifying shares or of interests required to be held by foreign nationals, in each case to the extent mandated by applicable law; (iii) in a transaction in which, or in connection with which, Iridium or a Restricted Subsidiary acquires at the same time sufficient Capital Stock of such Restricted Subsidiary to at least maintain the same percentage ownership interest it had prior to such transaction; (iv) any grant, establishment or exercise of any Lien permitted under the covenant described under "-- Limitation on Liens"; and (v) Disqualified Stock of a Restricted Subsidiary Incurred to Refinance Disqualified Stock of such Restricted Subsidiary; provided, however, that the amounts of the redemption obligations of such Disqualified Stock may not exceed the amounts of the redemption obligations of, and such Disqualified Stock will have redemption obligations no earlier than those required by, the Disqualified Stock being Refinanced.

     Limitation on Liens. (a) Iridium will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien on any of its property or assets (including Capital Stock), whether owned on the Issue Date or thereafter acquired, unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with such obligation for so long as such obligation is so secured. The preceding sentence will not require Iridium or any Restricted Subsidiary to equally and ratably secure the Notes if the Lien consists of Permitted Liens.

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

     (b) Any Lien created for the benefit of the Holders of the Notes pursuant to the foregoing paragraph (a) will provide by its terms that such Lien will be automatically and unconditionally released and discharged upon the earlier of the release and discharge of the Lien which gave rise to the obligation to secure such Notes and the release and discharge of the Indenture.

     SEC Reports. Notwithstanding that the Issuers may not be required to be or remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Issuers will file with the Commission, and provide the Trustee and Holders and prospective Holders (upon request) with the annual reports and the information, documents and other reports which are specified in Sections 13 and 15(d) of the Exchange Act.

     In addition, for so long as any Notes remain outstanding, unless the Issuers are subject to Section 13 or 15(d) of the Exchange Act, the Issuers will furnish to the Holders and to prospective investors in the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

     The foregoing will not require Capital or any Guarantor Subsidiary to file, provide or furnish with or to any Person any report or information separate from any report or information filed, provided or furnished by Iridium to the extent Capital or any Guarantor Subsidiary would not be required to do so under Section 13 or 15(d) of the Exchange Act or pursuant to Rule 144A(d)(4) under the Securities Act.

     Future Guarantor Subsidiaries. Iridium will cause each Subsidiary created or acquired after the Issue Date (other than an Unrestricted Subsidiary or a Foreign Subsidiary) to execute and deliver to the Trustee supplemental indentures pursuant to which such Subsidiary will Guarantee payment of the Notes. Iridium may cause any Foreign Subsidiary to execute and deliver a Subsidiary Guaranty in accordance with the provisions of the Indenture. Each Subsidiary Guaranty will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Subsidiary without rendering the Subsidiary Guaranty, as it relates to such Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. In addition, the Indenture will provide that Issuers will not, and will not permit any of the Guarantor Subsidiaries to, make any Investment in any Subsidiary that is not a Guarantor Subsidiary unless either (i) such Investment is permitted by the covenant described under "-- Limitation on Restricted Payments" or (ii) such Subsidiary executes and delivers a Subsidiary Guaranty in accordance with the provisions of the Indenture.

     Limitation on Lines of Business. Iridium will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related Business.

     Limitation on Business Activities of Capital. Capital will not hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than the issuance of Capital Stock to Iridium or any Wholly-Owned Restricted Subsidiary, the Incurrence of Indebtedness as a co-obligor or guarantor of Indebtedness Incurred by Iridium, including the Notes and the Exchange Notes, if any, that is permitted to be Incurred by Iridium pursuant to the covenant described under "-- Limitation on Indebtedness" (provided that the net proceeds of such Indebtedness are retained by Iridium or loaned to one or more of Iridium's Restricted Subsidiaries other than Capital), and activities incidental thereto. Neither Iridium nor any Restricted Subsidiary (other than Capital) will engage in any transactions with Capital in violation of the immediately preceding sentence.

     Maintenance of Insurance. Iridium will procure and maintain insurance with financially sound and reputable insurance companies in such amounts, with such deductibles and covering such risks as is customarily carried by companies engaged in a business or businesses similar to Iridium and owning properties in localities where Iridium and the Restricted Subsidiaries operate, including without limitation in-orbit insurance.

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

     Within 30 days following the Issue Date and within 30 days following any date on which Iridium renews or obtains insurance, Iridium will deliver to the Trustee an insurance certificate certifying the amount of insurance then renewed or obtained and an Officers' Certificate stating that such insurance, together with any other insurance, complies with the Indenture. In addition, Iridium will cause to be delivered to the Trustee no less than once each year an insurance certificate setting forth the amount of insurance then carried, which insurance certificate will entitle the Trustee to (i) notice of any claim under any such insurance policy; and (ii) at least 30 days' notice from the provider of such insurance prior to the cancellation of any such insurance.

     In the event that Iridium receives any proceeds of any in-orbit insurance, such proceeds will constitute "Insurance Proceeds." Promptly following the receipt of any Insurance Proceeds, Iridium will apply such Insurance Proceeds in accordance with clause (iii) under the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock" (treating such Insurance Proceeds as Net Available Proceeds thereunder); provided, however, that Insurance Proceeds will only be required to be so applied to the extent that the aggregate amount of all Insurance Proceeds received by Iridium exceeds $10.0 million in any 12-month period.

MERGER AND CONSOLIDATION

     Neither Iridium nor Capital will consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person; provided, however, that the Indenture will provide that Iridium may consolidate with or merge with or into, or convey, transfer or lease, all or substantially all its assets to, any Person, if (i) the resulting, surviving or transferee Person (the "Successor Company") is a Person organized and existing under the laws of the United States of America, any State thereof, the District of Columbia or the laws of Bermuda and the Successor Company (if not Iridium) expressly assumes, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of Iridium under the Indenture and the Notes issued thereunder; (ii) immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default under the Indenture has occurred and is continuing, (iii) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to the terms of the first sentence of paragraph (a) of the covenant described under "-- Certain Covenants -- Limitation on Indebtedness"; (iv) immediately after giving effect to such transaction, the Successor Company has Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of Iridium immediately prior to such transaction; and (v) Iridium has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such transaction and such supplemental indenture (if any) comply with the Indenture. The requirements of clause (iii) above shall not apply where Iridium merges with or into, or conveys, transfers or leases, in one transaction or a series of transactions, all or substantially all of its assets to, any Person with no outstanding Indebtedness (other than Indebtedness which is also Indebtedness of Iridium).

     The Indenture provided that Parent could, within six months of the Issue Date, convey or transfer in one transaction or a series of related transactions, all or substantially all its assets to a Wholly-Owned Restricted Subsidiary of Iridium upon compliance with clauses (i) and (v) of the preceding paragraph (and without complying with clauses (ii) through (iv), inclusive, of the preceding paragraph). On December 18, 1997, Parent transferred substantially all of its assets and liabilities to Iridium pursuant to the Asset Drop-Down Transaction. See "Ownership Structure and Strategic Investors -- Asset Drop-Down Transaction."

     The Indenture will provide that Iridium will not permit any Guarantor Subsidiary to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless: (i) the resulting, surviving or

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

transferee Person (if not such Subsidiary) is a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof, the District of Columbia or the laws of Bermuda, and such Person expressly assumes, by a guaranty agreement, in a form satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its related Subsidiary Guaranty (except to the extent it would not otherwise have been required to provide a Subsidiary Guaranty); (ii) immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default has occurred and is continuing under the Indenture; and (iii) Iridium has delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such guaranty agreement, if any, complies with the Indenture.

     The Successor Company will be the successor to Iridium and will succeed to, and be substituted for, and may exercise every right and power of, Iridium, Capital or any Guarantor Subsidiary, respectively, under the Indenture, the Notes and the related Subsidiary Guaranty, as applicable, and the predecessor Company, Capital or Guarantor Subsidiary, respectively (other than in the case of a lease), will be released from all obligations and covenants under the Indenture and the Notes or the related Subsidiary Guaranty, as applicable.

     The meaning of the phrase "all or substantially all" as used above varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of Iridium or Capital, and therefore it may be unclear whether the foregoing provisions are applicable.

DEFAULTS

     An Event of Default is defined in the Indenture as:

          (i) a default in any payment of interest or Liquidated Damages, if any, on any Note when due, continued for 30 days;

          (ii) a default in the payment of principal of any Note issued when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

          (iii) the failure by the Issuers to comply with their obligations under the covenant described under "Merger and Consolidation" above;

          (iv) the failure by the Issuers to comply for 30 days after notice with any of their obligations under the covenants described under (A)
     "-- Change of Control" and (B) "-- Limitation on Indebtedness",
     "-- Limitation on Restricted Payments", "-- Limitation on Restrictions on Distributions from Restricted Subsidiaries", "-- Limitation on Sales of Assets and Subsidiary Stock", "-- Limitation on Transactions with Affiliates", "-- Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries", "-- Limitation on Liens", "-- Future Guarantor Subsidiaries", "Limitation on Lines of Business" and "-- Maintenance of Insurance" described under "-- Certain Covenants" above (in each case, other than a failure to purchase Notes issued under the Indenture);

          (v) the failure by the Issuers or any Guarantor Subsidiary to comply for 60 days after notice with its other agreements contained in the Notes or in the Indenture;

          (vi) the failure by the Issuers or any Significant Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, if the total amount of such Indebtedness unpaid or

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

     accelerated exceeds $10.0 million or its foreign currency equivalent (the "cross acceleration provision");

          (vii) certain events of bankruptcy, insolvency or reorganization of the Issuers or a Significant Subsidiary (the "bankruptcy provisions");

          (viii) the rendering of any final judgment or decree (not subject to appeal) in excess of $10.0 million or its foreign currency equivalent (net of amounts paid within 30 days of any such judgment or decree under any insurance, indemnity, bond, surety or similar instrument) against Iridium, Capital or a Significant Subsidiary by a court or other adjudicatory authority of competent jurisdiction to the extent which Iridium, Capital or the Significant Subsidiary, as applicable, is not insured by a third Person and such judgment or decree remains outstanding and is not discharged, waived or stayed within 30 days after notice (the "judgment default provision");

          (ix) any Subsidiary Guaranty relating to the Indenture or Notes ceases to be in full force and effect (except as contemplated by the terms thereof) or any Guarantor Subsidiary denies or disaffirms its obligations under the Indenture or any such Subsidiary Guaranty;

          (x) termination by Motorola of the Space System Contract prior to delivery thereunder by Motorola of the Space System (as defined therein), provided that such termination has not been contested by Iridium in accordance with the Space System Contract or by appropriate proceedings and, if such termination is so contested, within 180 days of such notice such termination has not been withdrawn or declared ineffective by any recognized court or mediator; or

          (xi) termination by Motorola of the Operation and Maintenance Contract, or Motorola ceases to be the operator of the IRIDIUM System prior to the Stated Maturity of the Notes in each such case for a period of more than 30 days.

     The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

     However, a default under clauses (iv), (v) or (viii) will not constitute an Event of Default under the Indenture until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Issuers of the default and the Issuers do not cure such default within the time specified in clauses (iv),
(v) and (viii) hereof after receipt of such notice.

     If an Event of Default under the Indenture occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Issuers may declare the principal of and accrued but unpaid interest on and Liquidated Damages, if any, on all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuers occurs and is continuing, the principal of and Liquidated Damages, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the Notes then outstanding may rescind any such acceleration with respect to the Notes and its consequences.

     Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the relevant Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium and Liquidated Damages, if any, or interest when due, no Holder may pursue any remedy with

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

respect to the Indenture or the Notes unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) Holders of at least 25% in principal amount of the Notes then outstanding have requested the Trustee to pursue the remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the Notes then outstanding have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the Notes then outstanding are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder thereunder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

     The Indenture will provide that if a Default occurs and is continuing under the Indenture and is known to the Trustee, the Trustee must mail to each Holder thereunder notice of such Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium and Liquidated Damages, if any, or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the Issuers are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default under the Indenture that occurred during the previous year. The Issuers also are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults under the Indenture, their status and what action the Issuers are taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding and any past default and its consequences or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder of an outstanding Note affected, no amendment may (i) reduce the amount of Notes whose Holders must consent to an amendment or waiver, (ii) reduce the rate of or extend the time for payment of interest or Liquidated Damages on any such Note, (iii) reduce the principal of or extend the Stated Maturity of any such Note, (iv) reduce the premium payable upon the redemption of any such Note or change the time at which any such Note may be redeemed as described under "-- Optional Redemption" above, (v) make any such Note payable in money other than that stated in such Note, (vi) impair the right of any Holder to receive payment of principal of and premium, Liquidated Damages and interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes, (vii) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions or (viii) make any change in any related Subsidiary Guaranty that would adversely affect the Holders.

     Without the consent of any Holder, the Issuers and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of either Issuer under the Indenture (as contemplated under "-- Merger and Consolidation" in connection with the Asset Drop-Down Transaction or otherwise), to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that such uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in

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

a manner such that such uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add further Guarantees with respect to such Notes, to release Guarantor Subsidiaries when permitted by the Indenture, to secure the Notes, to add to the covenants of the Issuers for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Issuers, to make any change that does not adversely affect the rights of any Holder of the Notes or to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act. A supplemental indenture was executed and delivered by Iridium and the Trustee in connection with (and to give effect to) the Asset Drop-Down Transaction.

     The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, the Issuers are required to mail to the Holders a notice briefly describing such amendment. However, the failure to give such notice to all such Holders, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the registrar and Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes required by law or permitted by the Indenture. The Issuers are not required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to a selection of Notes to be redeemed. The Notes will be issued in registered form and the registered holder of a Note will be treated as the owner of such Note for all purposes.

DEFEASANCE

     The Issuers at any time may terminate all their obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Issuers at any time may terminate their obligations under the covenants described under "-- Subsidiary Guaranties," "-- Change of Control," "-- Certain Covenants," the operation of the cross acceleration provision, the bankruptcy default provisions with respect to Subsidiaries and the judgment default provision described under "-- Defaults" above and the limitations contained in clauses (ii), (iii) and (iv) under "-- Merger and Consolidation" above ("covenant defeasance"). If the Issuers exercise their legal defeasance option or their covenant defeasance option, each Guarantor Subsidiary will be released from all of its obligations with respect to its Subsidiary Guaranty.

     The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option. If the Issuers exercise their legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii) (with respect to Significant Subsidiaries only), (viii), (ix), (x) or (xi) under "-- Defaults" above or because of the failure of Iridium to comply with clause
(ii), (iii) or (iv) under "-- Merger and Consolidation" above.

     Defeasance options with respect to the Notes may be exercised to any redemption date or the maturity date. In order to exercise either defeasance option, the Issuers must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or Government Securities for the payment of principal, premium and Liquidated Damages, if any, and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of the deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

NO LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or member of Iridium or Capital, as such, will have any liability for any obligations of the Issuers or any Guarantor Subsidiary under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver will not constitute a waiver of liabilities under the federal securities laws if it is the view of the Commission that such a waiver would be against public policy.

CONCERNING THE TRUSTEE

     State Street Bank and Trust Company is the Trustee under the Indenture and has been appointed by the Issuers as Registrar and Paying Agent with regard to the Notes.

GOVERNING LAW

     The Indenture provides that it and the Notes are governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     "Acquired Indebtedness" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such Person merges with or into or consolidates with or becomes a Restricted Subsidiary of such specified Person and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person, which Indebtedness or Lien was not Incurred in anticipation of, and was outstanding prior to, such merger, consolidation or acquisition.

     "Affiliate" of any Person means any other Person, directly or indirectly controlling or controlled by or under direct or indirect common control with such specific Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of Voting Stock, by contract or otherwise; provided, however, that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. The terms "controlling" and "controlled" have meanings correlative to the foregoing. Notwithstanding the foregoing, (a) no individual will be an Affiliate of Iridium solely by reason of his or her being a director, officer or employee of IWCL, Iridium or any Subsidiary of either and (b) none of the Restricted Subsidiaries will be Affiliates of Iridium.

     "Agreement Regarding Guarantee" means the Agreement Regarding Guarantee between Iridium and Motorola, dated as of August 21, 1996, as amended and restated as of July 11, 1997, and as further amended from time to time.

     "Asset Disposition" means any transfer, conveyance, sale, lease or other disposition (collectively, any "disposition") by Iridium or any Restricted Subsidiary (including any disposition by means of a consolidation, merger or similar transaction) but excluding a disposition by a Restricted Subsidiary to Iridium or a Wholly-Owned Restricted Subsidiary or by Iridium to a Wholly-Owned Restricted Subsidiary of (i) shares of Capital Stock of a Restricted Subsidiary,
(ii) all or substantially all of the assets of Iridium or any Restricted Subsidiary representing a division or line of business or (iii) other assets or rights of Iridium or any of its Restricted Subsidiaries other than a disposition (a) in the ordinary course of business,
(b) that constitutes a Restricted Payment which is permitted under the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments" above, (c) that is subject to the provisions set forth in the first, second or third paragraph under "-- Merger and Consolidation" above, or (d) that constitutes the grant, establishment or exercise of any Lien permitted pursuant to "-- Certain Covenants -- Limitations on Liens" above; provided, however, that a transaction described in clauses (i), (ii) and (iii) will constitute an Asset Disposition only to the extent that the aggregate consideration for all such transfers, conveyances, sales, leases or other dispositions exceeds $10.0 million in any 12-month period.

     "Attributable Indebtedness" in respect of a Sale and Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

     "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness (or scheduled redemption or similar payment with respect to Disqualified Stock) multiplied by the amount of such payment by (ii) the sum of all such payments.

     "Bank Credit Agreement" means any one or more credit agreements (which may include or consist of revolving credit agreements or similar arrangements) between Iridium and/or any Subsidiary and one or more banks or other financial institutions providing financing for the business of Iridium and its Subsidiaries. The Guaranteed Bank Facility will be, and the Secured Bank Facility (when executed and delivered by all the parties thereto) will be, Bank Credit Agreements.

     "Board of Directors" means the Board of Directors of Iridium or any committee thereof duly authorized to act on behalf of such Board.

     "Build-out" means the construction, acquisition, improvement, operation and development (including all costs related thereto) of the IRIDIUM System up to the occurrence of Commercial Activation and the construction, acquisition, improvement and development (including all costs related thereto) thereafter of contemplated enhancements to the IRIDIUM System described in this Prospectus. See "Business -- Iridium World Services."

     "Capital Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The amount of Indebtedness represented by a Capital Lease Obligation will be the capitalized amount of such obligation determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last scheduled payment of rent or any other amount due under the relevant lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means (i) in the case of a corporation, corporate stock issued by such Person, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock issued by such Person, (iii) in the case of a partnership, partnership interests (whether general or limited) issued by such Person, (iv) in the case of a limited liability company, membership interests issued by such Person, (v) any other interest or participation that confers on another Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and
(vi) any rights (other than debt securities convertible into, or exchangeable for, Capital Stock), warrants or options to purchase any of the foregoing.

     "Code" means the Internal Revenue Code of 1986, as amended.

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

     "Commercial Activation" means the date on which Iridium commences generally available commercial service on the IRIDIUM System.

     "Commission" means the Securities and Exchange Commission and any successor agency.

     "Consolidated Cash Flow" of Iridium means for any period the Consolidated Net Income of Iridium and the consolidated Restricted Subsidiaries for such period increased by (i) Consolidated Interest Expense of Iridium and the consolidated Restricted Subsidiaries for such period, plus (ii) Consolidated Income Tax Expense of Iridium and the consolidated Restricted Subsidiaries for such period, plus (iii) the consolidated depreciation and amortization expense included in the income statement of Iridium and the consolidated Restricted Subsidiaries for such period (including any depreciation of any asset that represents depreciation in respect of previously capitalized interest), plus
(iv) other non-cash charges of Iridium and the consolidated Restricted Subsidiaries for such period deducted from consolidated revenues in determining Consolidated Net Income for such period, minus (v) non-cash items of Iridium and the consolidated Restricted Subsidiaries for such period which increased consolidated revenues in determining Consolidated Net Income for such period, minus (vi) the consolidated amortization expense related to payments made by Iridium and the Restricted Subsidiaries to Motorola pursuant to the Operations and Maintenance Contract included in the income statement of Iridium and the consolidated Restricted Subsidiaries for such period.

     "Consolidated Income Tax Expense" of any Person means for any period the consolidated provision for income taxes of such Person and its consolidated Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP or, so long as such Person is treated as a partnership or other pass through entity for United States federal income tax purposes, the Tax Amount paid by such Person during such period.

     "Consolidated Interest Expense" for any Person means for any period the consolidated interest expense included in a consolidated income statement (without deduction of interest income) of such Person and its consolidated Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation or duplication (or, to the extent not so included, with the addition of), (i) the amortization of Indebtedness discounts; (ii) any payments or fees with respect to letters of credit, bankers' acceptances or similar facilities; (iii) fees with respect to Interest Rate or Currency Protection Agreements; (iv) Preferred Stock dividends of such Person (other than with respect to Disqualified Stock) declared and paid or payable; (v) accrued Disqualified Stock dividends of such Person and all Restricted Subsidiaries of such Person, whether or not declared or paid; (vi) interest on Indebtedness Guaranteed by such Person; (vii) the portion of any rental obligation allocable to interest expense; and (viii) capitalized interest.

     "Consolidated Net Income" of any Person means for any period the consolidated net income (or loss) of such Person and its consolidated Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, however, that there is excluded therefrom (to the extent not already excluded therefrom) (i) the net income (or loss) of any Person acquired by such Person or a Restricted Subsidiary of such Person in a pooling-of-interests transaction for any period prior to the date of such transaction, (ii) the net income (but not the net loss) of any Restricted Subsidiary of such Person which Restricted Subsidiary is subject to restrictions which prevent the payment of dividends or the making of distributions to such Person, but only to the extent of such restrictions, (iii) the net income (or loss) of any Person that is not a Restricted Subsidiary (including any Unrestricted Subsidiary) except to the extent of the amount of dividends or other distributions actually paid to such Person by such other Person during such period, (iv) gains or losses on Asset Dispositions by Iridium or any Restricted Subsidiary, (v) all extraordinary gains and losses, (vi) the cumulative effect of changes in accounting principles in the year of adoption of such changes, (vii) non-cash gains or losses resulting from fluctuations in currency exchange rates, and (viii) the tax effect of any of the items described in clauses (i) through (vii) above; provided further, however, that for purposes of any determination pursuant

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

to the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments," there will be deducted from the consolidated net income of Iridium and the Restricted Subsidiaries for such period an amount equal to the Tax Amount paid by Iridium during such period.

     "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person and its consolidated Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, less amounts attributable to Disqualified Stock of such Person; provided, however, that, with respect to Iridium, adjustments following the date of the Indenture to the accounting books and records of Iridium in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto) or otherwise resulting from the acquisition of control of Iridium by another Person will not be given effect to.

     "Debt to Capital Ratio" means on any date of determination for Iridium and its Restricted Subsidiaries, on a consolidated basis, the ratio (expressed as a percentage) of Outstanding Indebtedness on such date to Total Invested Capital on such date.

     "Debt to Cash Flow Ratio" means on any date of determination (the "Determination Date") for Iridium and its Restricted Subsidiaries, on a consolidated basis, the ratio of Outstanding Indebtedness on the Determination Date to Consolidated Cash Flow for the four most recently completed fiscal quarters immediately preceding the Determination Date (the "Measurement Period") determined on a pro forma basis as if any Indebtedness to be Incurred had been Incurred and the proceeds thereof had been applied on the first day of the Measurement Period; provided, however, that in making such computations, (i) the Consolidated Interest Expense attributable to interest on any proposed Indebtedness bearing a floating interest rate will be computed on a pro forma basis as if the rate in effect on such Determination Date had been the applicable rate for the entire Measurement Period, (ii) the Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility will be computed based upon the average daily balance of such Indebtedness during such Measurement Period, (iii) in the event Iridium or any of its Restricted Subsidiaries has made asset dispositions or acquisitions of assets not in the ordinary course of business (including acquisitions of other Persons by merger, consolidation or purchase of Capital Stock) or has repaid Indebtedness or Incurred additional Indebtedness during or after such Measurement Period, such computation will be made on a pro forma basis as if the asset dispositions, acquisitions, repayment or incurrence had taken place on the first day of such Measurement Period, (iv) the net proceeds of the Indebtedness to be Incurred will be deemed to have been applied on the first day of such Measurement Period to acquire direct obligations of the United States government having a maturity most closely approximating the maturity of the Indebtedness to be incurred (or Indebtedness incurred during or after such Measurement Period); provided, however, that the adjustment in this clause (iv) will not be made if, and to the extent, that application of such net proceeds has otherwise been fully reflected in the computation, and (v) the actual application of the net proceeds of Indebtedness Incurred during or after such Measurement Period will be given pro forma effect as if such application had taken place on the first day of such Measurement Period.

     "Default" means an event that is, or after the passing of time or the giving of notice or both would be, an Event of Default.

     "Disposition" means (i) the sale, transfer or other conveyance by Motorola or any of its Subsidiaries (other than to a wholly owned subsidiary of Motorola) of (a) Iridium's membership interests or (b) equity interests in any entity (an "intermediate entity") which owns, directly or indirectly, Iridium's membership interests or (ii) the issue and sale by any such intermediate entity of its equity securities to one or more third parties if and to the extent the proceeds of such issue and sale are distributed by such intermediate entity to Motorola or any of its Subsidiaries.

     "Disqualified Stock" of any Person means any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, (i) matures or is mandatorily

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

redeemable, pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock, or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the earlier of the Stated Maturity of the Notes or the date on which no Notes remain outstanding. Disqualified Stock does not include any Capital Stock that is not otherwise Disqualified Stock if by its terms the holders have the right to require the issuer to repurchase such stock upon a Change of Control (or upon events substantially similar to a Change of Control).

     "Eligible Institution" means a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated "A-3" or higher or "A-" or higher according to Moody's Investors Service, Inc. or Standard & Poor's Ratings Group (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities
Act)) respectively, at the time as of which any investment or rollover therein is made.

     "Equity Offering" means an offering made on a primary basis of Capital Stock (other than Disqualified Stock) of IWCL or Iridium that results in Net Cash Proceeds to IWCL or Iridium, as the case may be, provided, however, if any such offering is an offering of the Capital Stock of IWCL only the Net Cash Proceeds thereof that are contributed to Iridium will be taken into consideration for the purposes of this definition.

     "Event of Default" has the meaning set forth under "-- Defaults" above.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended (or any successor act) and the rules and regulations thereunder.

     "Exchange Notes" as used in this "Description of Notes" section means any notes issued in exchange for Notes pursuant to the Exchange and Registration Rights Agreement.

     "Exchange Offer Registration Statement" means the registration statement to be filed by the Issuers and any Guarantor Subsidiaries with the Commission with respect to an offer to exchange the Notes for another series of notes of the Issuers with substantially identical terms to the Notes.

     "Existing Affiliate Agreements" means (i) the Space System Contract, (ii) the Terrestrial Network Development Contract, (iii) the Operations and Maintenance Contract, (iv) the Agreement Regarding Guarantee, (v) the Master Subscription Agreement, (vi) the Interest Exchange Agreement, (vii) the Share Issuance Agreement, (viii) the Management Services Agreement, (ix) the Motorola MOU and any subordination agreement contemplated thereunder, (x) the agreement or agreements among Iridium, Motorola and other parties thereto providing for the development, manufacture and sale of individual subscriber equipment to be used in the IRIDIUM System, which agreement or agreements will be executed and delivered after the Issue Date as a condition to borrowings under the Secured Bank Facility and (xi) any other agreements with Affiliates or related Person of Iridium, existing on the Issue Date and listed on a schedule to the Indenture.

     "Foreign Subsidiary" means, with respect to any Person, any Subsidiary of such Person which is incorporated or otherwise organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia and substantially all of whose consolidated assets are located primarily outside of the United States of America.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board, (iii) such other statements by such other entity as approved by a significant segment of the accounting profession and (iv) the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP.

     "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States is pledged and which have a remaining weighted Average Life to maturity of not more than one year from the date of Investment therein.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person (the "primary obligor") through an agreement enforceable by or for the benefit of the holder of such Indebtedness and any such obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Indebtedness of the payment of such Indebtedness, (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) to act as a co-obligor with such Person on its Indebtedness (and "Guaranteed" and "Guaranteeing" shall have meanings correlative to the foregoing); provided, however, that the Guarantee by any Person will not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

     "Guaranteed Bank Facility" means Iridium's $750 million borrowing facility with a syndicate of banks, as amended from time to time.

     "Holders" means the registered holders from time to time of the Notes.

     "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Indebtedness or other obligation including by acquisition of Subsidiaries or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence", "Incurred" and "Incurring" have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness will not be deemed an Incurrence of such Indebtedness and that neither the accrual of interest nor the accretion of original issue discount will be deemed an Incurrence of Indebtedness. Notwithstanding the foregoing, Iridium may elect to treat all or any portion of revolving credit debt of Iridium or a Subsidiary as being Incurred from and after any date beginning the date the revolving credit commitment is extended to Iridium or a Subsidiary, by furnishing notice thereof to the Trustee, and any borrowings or reborrowings by Iridium or a Subsidiary under such commitment up to the amount of such commitment designated by Iridium as Incurred will not be deemed to be new Incurrences of Indebtedness by Iridium or such Subsidiary; provided, however, that in such event the undrawn portion of any such revolving credit debt will be deemed to be outstanding Indebtedness until such time as the commitment thereunder is terminated. The accretion of principal of a non-interest bearing or other discount security will not be deemed the Incurrence of Indebtedness.

     "Indebtedness" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including any such obligations Incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue by more than 30 days or which are being contested in good faith), (v) every Capital Lease Obligation of such Person,
(vi) all Receivables Sales of such Person, together with any obligation of

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

such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith, (vii) all obligations to redeem or repurchase outstanding Disqualified Stock issued by such Person, (viii) all Attributable Indebtedness, (ix) every obligation under Interest Rate or Currency Protection Agreements of such Person, (x) every obligation of the type referred to in clauses (i) through (ix) of another Person secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the fair market value of such property or assets and the amount of the obligation so secured and (xi) every obligation of the type referred to in clauses (i) through (x) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed. The "amount" or "principal amount" of Indebtedness at any time of determination as used herein represented by (a) any Indebtedness issued at a price that is less than the principal amount at maturity thereof, will be the amount of the liability in respect thereof determined in accordance with GAAP, (b) any Receivables Sale, will be the amount of the unrecovered capital or principal investment of the purchaser (other than Iridium or a Wholly-Owned Restricted Subsidiary) thereof, excluding amounts representative of yield or interest earned on such investment, (c) any Disqualified Stock, will be the maximum fixed redemption or repurchase price in respect thereof, (d) any Capital Lease Obligation, will be determined in accordance with the definition thereof and (e) any Permitted Interest Rate or Currency Protection Agreement, will be zero. In no event will Indebtedness include any liability for taxes. For purposes of determining any particular amount of Indebtedness, Guarantees or Liens with respect to letters of credit supporting Indebtedness otherwise included in the determination of a particular amount will not be included. The term "Indebtedness" does not include any obligations of Iridium or any Restricted Subsidiary (x) under the Space System Contract, the Operations and Maintenance Contract or the Terrestrial Network Development Contract (including any agreed upon deferrals of payment obligations thereunder) or (y) in respect of amounts owing to gateway operators and other service providers in connection with the clearinghouse system to be established and operated by Iridium as described under "Business -- The IRIDIUM System -- Business Support Systems") in this Prospectus.

     "Independent Financial Advisor" means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the judgment of the Board of Directors, qualified to perform the task for which it has been engaged and disinterested and independent with respect to the Issuers and their Subsidiaries and Affiliates.

     "Initial Senior Notes" means the $300 million in aggregate principal amount of 13% Senior Notes due 2005, Series A and the $500 million in aggregate principal amount of 14% Senior Notes due 2005, Series B issued by Iridium and Capital on July 16, 1997 and guaranteed by Roaming, Facilities and IP.

     "Interest Exchange Agreement" means the Interest Exchange Agreement among Iridium and IWCL, dated June 9, 1997, as amended from time to time.

     "Interest Rate or Currency Protection Agreement" of any Person means any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements) relating to, or the value of which is dependent upon, interest rates or currency exchange rates or indices.

     "Investment" by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) to, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Indebtedness issued by, any other Person, including any payment on a Guarantee of any obligation of such other Person, but excluding any loan, advance or extension of credit to an employee of Iridium or any Restricted Subsidiary in the ordinary course of business, accounts receivable and other commercially reasona-ble extensions of trade credit. A delay in the purchase of any of Iridium's Capital Stock under a purchase or similar agreement will not be deemed to be an Investment by Iridium in the purchaser.

     "Investment Grade Rating" means a rating equal to or higher than "Baa3" (or the equivalent) by Moody's Investors Service, Inc. (or any successor to the rating agency business thereof) and "BBB-" (or the equivalent) by Standard & Poor's Ratings Group (or any successor to the rating agency business thereof).

     "IRIDIUM System" means Iridium's global mobile wireless communications system as described in this Prospectus.

     "Issue Date" means the date on which the Notes are first issued and delivered.

     "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, Receivables Sale, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

     "Management Services Agreement" means the Management Services Agreement between Iridium and IWCL, dated as of June 9, 1997, as amended from time to time.

     "Marketable Securities" means: (i) Government Securities; (ii) any time deposit account, money market deposit and certificate of deposit maturing not more than 270 days after the date of acquisition issued by, or time deposit of, an Eligible Institution; (iii) commercial paper maturing not more than 270 days after the date of acquisition issued by a corporation (other than an Affiliate of Iridium) with a rating, at the time as of which any investment therein is made, of "P-1" or higher according to Moody's Investors Service, Inc. or "A-1" or higher according to Standard & Poor's Ratings Group (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)); (iv) any banker's acceptances or money market deposit accounts issued or offered by an Eligible Institution; (v) repurchase obligations with a term of not more than seven days for Government Securities entered into with an Eligible Institution; and (vi) any fund investing exclusively in investments of the types described in clauses (i) through (v) above.

     "Master Subscription Agreement" means the Agreement between Iridium and IWCL, dated as of June 30, 1997 and as may be amended from time to time, pursuant to which IWCL has agreed to sell shares of its Class B Common Stock in connection with the Global Ownership Program. See "Certain Matters Regarding Relationship Among IWCL, Parent and Iridium -- Global Ownership Program."

     "Motorola Additional Guarantee" means the commitment by Motorola pursuant to the Motorola MOU to guarantee up to an additional $350 million of Indebtedness (inclusive of principal and interest), under the Guaranteed Bank Facility or another credit agreement on identical terms, in excess of the Motorola Guarantee.

     "Motorola MOU" means the Memorandum of Understanding, dated as of July 11, 1997, between Iridium and Motorola, as amended from time to time.

     "Net Available Proceeds" from any Asset Disposition by any Person means cash or Marketable Securities received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiror of Indebtedness or other obligations relating to such properties or assets) therefrom by such Person, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred and all federal, state, provincial, foreign and local taxes (including taxes payable upon payment or other distribution of funds from a foreign subsidiary to Iridium or another

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

Subsidiary of Iridium) required to be accrued as a liability as a consequence of such Asset Disposition, (ii) all payments made by such Person or its Restricted Subsidiaries on any Indebtedness which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person or joint ventures as a result of such Asset Disposition, (iv) appropriate amounts to be provided by such Person or any Restricted Subsidiary thereof, as the case may be, as a reserve in accordance with GAAP against any liabilities associated with such assets and retained by such Person or any Restricted Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, in each case as determined by the Board of Directors, in its reasonable good faith judgment evidenced by a resolution filed with the Trustee; provided, however, that any reduction in such reserve within twelve months following the consummation of such Asset Disposition will be treated for all purposes of the Indenture and the Notes as a new Asset Disposition at the time of such reduction with Net Available Proceeds equal to the amount of such reduction, and (v) any consideration for an Asset Disposition (which would otherwise constitute Net Available Proceeds) that is required to be held in escrow pending determination of whether a purchase price adjustment will be made, but amounts under this clause (v) will become Net Available Proceeds at such time and to the extent such amounts are released to such Person.

     "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Offer to Purchase" means a written offer (the "Offer") sent by the Issuers by first class mail, postage prepaid, to each Holder at his address appearing in the note register on the date of the Offer offering to purchase up to the principal amount of Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer will specify an expiration date (the "Expiration Date") of the Offer to Purchase which will be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of Notes within five Business Days after the Expiration Date. The Issuers will notify the Trustee in writing at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Issuers' obligation to make an Offer to Purchase, and the Offer will be mailed by the Issuers or, at the Issuers' request, by the Trustee in the name and at the expense of the Issuers. The Offer will contain information concerning the business of Iridium and its Subsidiaries which Iridium in good faith believes will enable such holders to make an informed decision with respect to the Offer to Purchase (which at a minimum will include (i) the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be filed with the Trustee pursuant to the Indenture (which requirements may be satisfied by delivery of such documents together with the Offer), (ii) a description of material developments in Iridium's business subsequent to the date of the latest of such financial statements referred to in clause (i) (including a description of the events requiring Iridium to make the Offer to Purchase), (iii) if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events requiring Iridium to make the Offer to Purchase and (iv) any other information required by applicable law to be included therein). The Offer will contain all instructions and materials necessary to enable such holders to tender Notes pursuant to the Offer to Purchase.

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

     "Officer" means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer, the Secretary or any Assistant Secretary of Iridium.

     "Officers' Certificate" means a certificate signed by two Officers.

     "Operations and Maintenance Contract" means the IRIDIUM System Operations and Maintenance Contract between Iridium and Motorola, dated as of July 29, 1993, as amended from time to time.

     "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to Iridium or the Trustee.

     "Outstanding Indebtedness" means the aggregate consolidated principal amount (or accreted value, in the case of any Indebtedness issued at a discount) of Indebtedness of Iridium and its Restricted Subsidiaries, on a consolidated basis, outstanding as of the date of determination.

     "pari passu", when used with respect to the ranking of any Indebtedness of any Person in relation to other Indebtedness of such Person, means that each such Indebtedness (a) either (i) is not subordinated in right of payment to any other Indebtedness of such Person or (ii) is subordinate in right of payment to the same Indebtedness of such Person as is the other and is so subordinate to the same extent and (b) is not subordinate in right of payment to the other or to any Indebtedness of such Person as to which the other is not so subordinate.

     "Permitted Interest Rate or Currency Protection Agreement" of any Person means any Interest Rate or Currency Protection Agreement entered into with one or more financial institutions that is designed to protect such Person against fluctuations in interest rates or currency exchange rates with respect to Indebtedness Incurred and which will have a notional amount no greater than the payments due with respect to the Indebtedness being hedged thereby, or with respect to obligations or receivables denominated in foreign currencies, and not for purposes of speculation.

     "Permitted Investment" means an Investment by Iridium or any Restricted Subsidiary (i) in any Person as a result of which such Person becomes a Restricted Subsidiary, the primary business of which is to engage in all or a portion of a Related Business, (ii) in Marketable Securities, (iii) in Permitted Interest Rate or Currency Protection Agreements, (iv) made as a result of the receipt of noncash consideration from an Asset Disposition that was made pursuant to and in compliance with the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock", (v) consisting of loans or advances to employees of Iridium or any Restricted Subsidiary made in the ordinary course of business not to exceed $2.0 million in the aggregate outstanding at any one time and (vi) in any Person for a purpose which is related, ancillary or complementary to the businesses of Iridium and the Restricted Subsidiaries on the date such Investment is made; provided that the aggregate amount of Investments made pursuant to this clause (vi) and then outstanding does not exceed $100.0 million. The amount of Investments outstanding pursuant to clause (vi) of the prior sentence will be included in the calculation of the aggregate amount of Restricted Payments made since July 16, 1997 pursuant to the covenant described under "-- Certain
Covenants -- Limitation on Restricted Payments."

     "Permitted Liens" means:

          (i) Prior to Commercial Activation, Liens to secure up to $750 million in principal amount of Indebtedness permitted to be incurred pursuant to paragraph (b)(i) of the covenant described under "-- Certain
     Covenants -- Limitation on Indebtedness";

          (ii) After Commercial Activation, Liens to secure up to $1.7 billion in principal amount of Indebtedness (inclusive of the Indebtedness secured by the Liens described in clause (i) above and any secured Indebtedness which refinanced such Indebtedness) permitted to be Incurred pursuant to the covenant described under "-- Certain Covenants -- Limitation on Indebtedness";
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

          (iii) Liens in favor of Holders of the Notes, the holders of the Exchange Notes and the Trustee;

          (iv) Liens in favor of the Issuers or a Wholly-Owned Restricted Subsidiary;

          (v) Liens on property at the time such Person or any of its Subsidiaries acquires such property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person, other than any property delivered pursuant to the Space System Contract or the Operations and Maintenance Contract; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens may not extend to any other property owned by such Person or any of its Subsidiaries;

          (vi) other than in connection with Indebtedness, any Lien arising in the ordinary course of business (a) to secure payments of workers' compensation, unemployment insurance, pension or other social security or retirement benefits, or to secure the performance of bids, tenders, leases, progress payments, contracts (other than for the payment of money) or to secure public or statutory obligations of Iridium or any Restricted Subsidiary, or to secure surety or appeal bonds to which Iridium or any Restricted Subsidiary is a party, (b) imposed by law dealing with materialmen's, mechanics', workmen's, repairmen's, warehousemen's, landlords', vendors' or carriers' Liens created by law, or deposits or pledges which are not yet due or, if due, the validity of which is being contested in good faith by Iridium or any Restricted Subsidiary by appropriate proceedings promptly instituted and diligently conducted and against which Iridium has established appropriate reserves in accordance with GAAP, (c) rights of financial institutions to set off and chargeback arising by operation of law, (d) rights, if any, of gateway operators and other service providers to setoff and chargeback arising under agreements between Iridium and any such Person in respect of clearinghouse services provided by Iridium to such Person, and (e) similar Liens;

          (vii) servitudes, licenses, easements, encumbrances, restrictions, rights-of-way and rights in the nature of easements or similar charges which will not in the aggregate materially adversely impair the use of the subject property by Iridium or a Restricted Subsidiary;

          (viii) zoning and building by-laws and ordinances, municipal bylaws and regulations, and restrictive covenants, which do not materially interfere with the use of the subject property by Iridium or a Restricted Subsidiary;

          (ix) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (x) Liens existing on the Issue Date;

          (xi) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, however, that any reserve or other appropriate provision as will be required in conformity with GAAP will have been made therefor;

          (xii) any interest in or title of a lessor to any property subject to a Capital Lease Obligation which is permitted under the Indenture; and

          (xiii) Liens incurred in the ordinary course of business of the Issuers and the Restricted Subsidiaries with respect to obligations that do not exceed $10.0 million at any one time outstanding and that:

             (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business); and

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

             (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by Iridium and the Restricted Subsidiaries.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

     "Preferred Stock" of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Rating Agencies" means Standard & Poor's Rating Group and Moody's Investors Service, Inc. or any successor to the respective credit rating businesses thereof.

     "Receivables" means receivables, chattel paper, instruments, documents or intangibles evidencing or relating to the right to payment of money in respect of the sale of goods or services.

     "Receivables Sale" of any Person means any sale of Receivables of such Person (pursuant to a purchase facility or otherwise), other than (x) any sale of Receivables by such Person as to which (i) such Person is neither directly or indirectly liable (as guarantor or otherwise) nor provides credit support of any kind and (ii) the purchaser of such Receivables has no recourse to any assets or property of such Person or (y) in connection with a disposition of the business operations of such Person relating thereto or a disposition of defaulted Receivables for purpose of collection and not as a financing arrangement.

     "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" will have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of Iridium or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that except in the case of a Refinancing of the Guaranteed Bank Facility after any extension thereof (as contemplated in the Motorola MOU) (i) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (ii) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced, (iii) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus accrued and unpaid interest and fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced and (iv) in the event the Indebtedness being Refinanced constitutes a Subordinated Obligation, the Refinancing Indebtedness is subordinated to the Notes to at least the same extent as the Indebtedness being Refinanced; provided further, however, that Refinancing Indebtedness will not include Indebtedness of Issuers or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

     "Related Business" means the business of developing, owning, engaging in and dealing with all or any part of the business of the provision of telecommunications services and businesses and (i) reasonably related extensions thereof, including but not limited to the manufacture, purchase, ownership, operation, leasing, licensing, financing and selling of, and generally dealing in or with, communications satellites, earth stations, gateways, ground infrastructure and subscriber equipment, used or intended for use with telecommunications services and businesses and (ii) any other activities that are reasonably related to the provision of telecommunications services and businesses.
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

     "Related Person" of any Person means any other Person directly or indirectly owning (a) 5% or more of the outstanding Capital Stock of such Person or (b) 5% or more of the combined voting power of the Voting Stock of such Person.

     "Restricted Subsidiary" means any Subsidiary of Iridium, whether existing on or after the Issue Date, unless such Subsidiary is an Unrestricted Subsidiary.

     "Sale and Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired by Iridium or a Restricted Subsidiary whereby Iridium or such Restricted Subsidiary transfers such property to a Person and Iridium or such Restricted Subsidiary leases it from such Person, with respect to any Person.

     "Secured Indebtedness" means any Indebtedness of either Issuer secured by a Lien. "Secured Indebtedness" of any Guarantor Subsidiary has a correlative meaning.

     "Share Issuance Agreement" means the Share Issuance Agreement between Iridium and IWCL, dated as of June 9, 1997, as amended from time to time.

     "Significant Subsidiary" means a Restricted Subsidiary that is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and the Exchange Act as in effect on the Issue Date.

     "Space System Contract" means the Iridium Space System Contract between Iridium and Motorola, dated as of July 29, 1993, as amended from time to time.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     "Subordinated Obligation" means any Indebtedness of either Issuer (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect. Iridium's 14 1/2% Senior Subordinated Notes due 2006 will be Subordinated Obligations.

     "Subsidiary" of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person or
(ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

     "Subsidiary Guaranty" means any Guarantee of the Notes which may from time to time be executed and delivered pursuant to the terms of the Indenture. Each such Subsidiary Guaranty will be in the form prescribed in the Indenture.

     "Tax Amount" means the aggregate amount of tax distributions required to be made by Iridium to its members under the Parent LLC Agreement. Notwithstanding anything to the contrary, Tax Amount will not include taxes resulting from Iridium's reorganization as or change in the status to a corporation.

     "Terrestrial Network Development Contract" means the Terrestrial Network Development Contract between Iridium and Motorola, entered into in June 1995, as amended from time to time.

     "Total Invested Capital" means, as of any date of determination, the sum of
(a) Total Pro Forma Consolidated Indebtedness as of such date and (b) $1.982 billion plus the aggregate proceeds received by Iridium or any Restricted Subsidiary in respect of the issuance of Capital

Stock of Iridium, including the fair value of property other than cash (as determined in good faith by the Board of Directors in a resolution filed with the Trustee), less any redemptions of, or dividends or other distributions on, Capital Stock of Iridium (other than any Tax Amount or any dividend or distribution in Capital Stock) made after the Issue Date and on or prior to the date of determination.

     "Total Pro Forma Consolidated Indebtedness" means, as of any date of determination, after giving effect to any Indebtedness to be Incurred by Iridium and its Restricted Subsidiaries on a consolidated basis on such date and the application of the proceeds therefrom, the aggregate amount of Outstanding Indebtedness as of such date determined on a consolidated basis in accordance with GAAP and which would appear on the consolidated balance sheet of Iridium.

     "Unrestricted Subsidiary" means (i) any Subsidiary of Iridium designated as such by the Board of Directors as set forth below where (a) neither Iridium nor any of its other Subsidiaries (other than another Unrestricted Subsidiary) (1) provides credit support for, or Guarantee of, any Indebtedness of such Subsidiary or any Subsidiary of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness), (2) is directly or indirectly liable for any Indebtedness of such Subsidiary or any Subsidiary of such Subsidiary, or (3) has any obligation to make additional Investments (other than Permitted Investments) in such Subsidiary or any Subsidiary of such Subsidiary (other than, with respect to clauses (1) and (2) above, in the case of any Indebtedness of Iridium or any Restricted Subsidiary, the proceeds of which were received by Iridium or a Restricted Subsidiary, that is permitted under the covenant described in "-- Certain Covenants -- Limitation on Indebtedness" as to which the Unrestricted Subsidiary provides a Guarantee) and
(b) such Subsidiary and each Subsidiary of such Subsidiary has at least one director on its board of directors that is not a director or executive officer of Iridium or any Restricted Subsidiary, and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary to be an Unrestricted Subsidiary by filing a resolution to such effect with the Trustee unless such Subsidiary or any Subsidiary of such Subsidiary owns any Capital Stock or Indebtedness of, or owns or holds any Lien (other than a Permitted Lien) on any property of, Iridium or any other Subsidiary of Iridium which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) immediately after giving effect to such designation, Iridium could incur an additional $1.00 of Indebtedness pursuant to the first sentence of paragraph (a) under the covenant described under "-- Certain Covenants -- Limitation on Indebtedness" above; and provided further, however, that Iridium could make a Restricted Payment in an amount equal to the greater of the fair market value and the book value of such Subsidiary pursuant to the covenant described under "-- Certain
Covenants -- Limitation on Restricted Payments" and such amount is thereafter treated as a Restricted Payment for the purpose of calculating the aggregate amount available for Restricted Payments thereunder. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary by filing a resolution to such effect with the Trustee, provided that, immediately after giving effect to such designation, Iridium could incur an additional $1.00 of Indebtedness pursuant to the first sentence of paragraph (a) under the covenant described under "-- Certain Covenants -- Limitation on Indebtedness" above and such Subsidiary (as well as each of Iridium and the other Guarantor Subsidiaries) complies with the covenant described under "-- Certain
Covenants -- Future Guarantor Subsidiaries" as if such Subsidiary were a newly created Subsidiary. Notwithstanding the foregoing, neither Capital nor any of its Subsidiaries may be Unrestricted Subsidiaries.

     "Vendor Financing Facility" means any agreements between Iridium and/or any Subsidiary of Iridium and one or more vendors or lessors of equipment to Iridium and/or any Subsidiary (or any affiliate of any such vendor or lessor) providing financing for the acquisition by Iridium or any such Subsidiary of equipment or services from any such vendor or lessor.

     "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

     "Wholly-Owned Restricted Subsidiary" means, with respect to Iridium, a Restricted Subsidiary of Iridium all of the outstanding Capital Stock or other ownership interests of which (other than Capital Stock constituting directors' qualifying shares or interests held by directors or shares or interests required to be held by foreign nationals, in each case to the extent mandated by applicable law) are owned by Iridium or by one or more Wholly-Owned Restricted Subsidiaries of Iridium, or by Iridium and one or more Wholly-Owned Restricted Subsidiaries of Iridium.

                   EXCHANGE AND REGISTRATION RIGHTS AGREEMENT

     The following summary of the material provisions of the Exchange and Registration Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Exchange and Registration Rights Agreement. A copy of the Exchange and Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part and is available upon request to Iridium at 1575 Eye Street N.W., Washington, D.C. 20005, Attention: Secretary.

     The Iridium Parties and the Initial Purchasers are parties to the Exchange and Registration Rights Agreement, dated October 17, 1997, entered into in connection with the issuance of the Original Notes. Pursuant to the Exchange and Registration Rights Agreement, the Iridium Parties are obligated to (i) file with the Commission on or prior to 90 days after the Issue Date (provided that if the 90th day is not a business day, the first business day thereafter) a registration statement on Form S-1 or Form S-4, if the use of such form is then available (the "Exchange Offer Registration Statement"), relating to a registered exchange offer (the "Registered Exchange Offer") for the Notes under the Securities Act and (ii) use their reasonable efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act no later than 180 days after the Issue Date (provided that if the 180th day is not a business day, the first business day thereafter) and to consummate the Registered Exchange Offer no later than 210 days after the Issue Date (provided that if the 210th day is not a business day, the first business day thereafter). As soon as practicable after the effectiveness of an Exchange Offer Registration Statement, the Issuers will offer to the holders of Transfer Restricted Securities (as defined) who are not prohibited by any law or policy of the Commission from participating in the Registered Exchange Offer the opportunity to exchange their Transfer Restricted Securities for a new issue of notes (the "Exchange Notes") that are identical in all material respects to the Notes being exchanged (except that the Exchange Notes will not contain terms with respect to transfer restrictions). Pursuant to the Exchange and Registration Rights Agreement, the Iridium Parties agreed to use their reasonable efforts to keep the Registered Exchange Offer open for not less than 20 business days (or longer, if required by applicable law or otherwise extended by an Iridium Party at its option) after the date notice of the Registered Exchange Offer is mailed to the holders of the Notes.

     The Registration Statement of which this Prospectus is a part is an Exchange Offer Registration Statement within the meaning of the Exchange and Registration Rights Agreement, and the Exchange Offer constitutes a Registered Exchange Offer within the meaning of the Exchange and Registration Rights Agreement. The sole purpose of the Exchange Offer is to fulfill the obligations of the Iridium Parties with respect to the Exchange and Registration Rights Agreement. Each party tendering Original Notes for exchange under the Exchange Offer agrees that the acceptance of such Original Notes by the Issuers and the issuance of Exchange Notes in exchange therefor shall constitute performance in full by the Iridium Parties of their obligations under the Exchange and Registration Rights Agreement and that the Iridium Parties shall have no further obligations or liabilities thereunder (except in the limited case of any obligation relating to a Shelf Registration Statement, as discussed herein).

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

     If (i) because of any change in law or applicable interpretations thereof by the Commission, the Issuers determine upon the advice of their outside counsel that they are not permitted to effect the Registered Exchange Offer as contemplated by the Exchange and Registration Rights Agreement, (ii) any Notes validly tendered pursuant to the Exchange Offer are not exchanged for Exchange Notes within 30 days (such period to be extended if the above-referenced 20 business day period is extended pursuant to applicable law) after the commencement of the Registered Exchange Offer, (iii) any Initial Purchaser so requests within 90 days after the consummation of the Registered Exchange Offer with respect to Notes that were not eligible to be exchanged for Exchange Notes in the Registered Exchange Offer and are then held by it following the consummation of the Registered Exchange Offer, (iv) any applicable law or interpretations do not permit any holder of Notes to participate in the Registered Exchange Offer, (v) any Holder that participates in the Registered Exchange Offer notifies Iridium within 10 days after the consummation of the Registered Exchange Offer that it did not receive freely transferable Exchange Notes in exchange for validly tendered Notes or (vi) the Issuers so elect, then the Iridium Parties will file with the Commission a shelf registration statement (the "Shelf Registration Statement") on the terms set forth in the Exchange and Registration Rights Agreement to cover resales of Transfer Restricted Securities from time to time by such holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement and who agree in writing to be bound by all provisions of the Exchange and Registration Rights Agreement (including certain indemnification obligations). For purposes of the foregoing, "Transfer Restricted Securities" means each Original Note until (i) the date on which such Original Note has been exchanged for a freely transferable corresponding Exchange Note in the Registered Exchange Offer, (ii) the date on which such Original Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement, or (iii) the date on which such Original Note is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k) under the Securities Act.

     Unless the Registered Exchange Offer would not be permitted by applicable law or a policy of the Commission, the Iridium Parties will be required pursuant to the Exchange and Registration Rights Agreement to commence the Registered Exchange Offer and to use their reasonable efforts to consummate the Registered Exchange Offer within 30 days (such period to be extended if the above-referenced 20 business day period is extended pursuant to applicable law) after the effective date of the Exchange Offer Registration Statement. If applicable, the Iridium Parties will use their reasonable efforts to file the Shelf Registration Statement with the Commission on or prior to 60 days after such filing obligation arises as specified in the Exchange and Registration Rights Agreement, to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 60 days after such filing is made, and to keep the Shelf Registration Statement effective for a period of two years after the Issue Date. If (a) the Iridium Parties fail to file any of the Registration Statements required by the Exchange and Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"),
(c) the Iridium Parties fail to consummate the Registered Exchange Offer within 30 days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Exchange and Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Iridium Parties will be obligated to pay liquidated damages to each Holder of Original Notes, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of the Original Notes held by such Holder. Such damages, together with damages accrued by Iridium pursuant to the next succeeding sentence, are collectively referred to herein as "Liquidated Damages." The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Original

Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.50 per week per $1,000 principal amount of Original Notes. All accrued Liquidated Damages will be paid to the Holder in the same manner as interest payments on the Notes on semi-annual payment dates which correspond to interest payment dates for the Notes. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     Each holder of Original Notes who wishes to exchange Original Notes for Exchange Notes in the Exchange Offer will be required to make the representations specified in the Exchange and Registration Rights Agreement, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in the distribution of the Original Notes or Exchange Notes, (iii) it is not an "affiliate" (as defined in Rule 405 under the Securities Act) of an Iridium Party or, if such holder is an affiliate, that it will comply with the registration and delivery requirements of the Securities Act to the extent applicable, (iv) if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes, and (v) if such holder is a broker-dealer, that it will receive Exchange Notes for its own account in exchange for Original Notes that were acquired as a result of market-making activities or other trading activities and that it will deliver a Prospectus in connection with any resale of such Exchange Notes.

     Holders of the Original Notes will be required to make certain representations to the Iridium Parties (as described above and in the Exchange and Registration Rights Agreement) in order to participate in the Registered Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement in order to have their Original Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth in the preceding paragraphs. A holder who sells Original Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Exchange and Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations). Notwithstanding the foregoing, no holder of Transfer Restricted Securities shall be entitled to receive any Liquidated Damages with respect to such Transfer Restricted Securities, if a holder of such Transfer Restricted Securities was, at any time while a Registered Exchange Offer (including the Exchange Offer) was pending, eligible to exchange, and did not validly tender, such Transfer Restricted Securities for freely transferable corresponding Exchange Notes in such Registered Exchange Offer.

                               TAX CONSIDERATIONS

     For United States federal income tax purposes, the exchange of Original Notes for Exchange Notes pursuant to the Registered Exchange Offer should not be a taxable exchange. As a result, (i) a Holder should not recognize taxable income or loss as a result of exchanging Original Notes for Exchange Notes pursuant to the Exchange Offer; (ii) the holding period of the Exchange Notes should include the holding period of the Original Notes exchanged therefore; and
(iii) the adjusted tax basis of the Exchange Notes should be the same as the adjusted tax basis of the Original Notes exchanged therefor immediately before such exchange.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for existing Notes where such existing Notes were acquired as a result of market-making activities or other trading activities. The Issuers have agreed that, for a period of up to 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until September 9, 1998, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.


     None of the Iridium Parties will receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer for the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date the Iridium Parties will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Iridium Parties have agreed to pay all expenses incident to the Exchange Offer (including the reasonable expenses of one counsel for the Holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                           VALIDITY OF THE SECURITIES

     The validity of the Exchange Notes and the Guarantee of the Initial Guarantors offered hereby will be passed on for the Iridium Parties by Sullivan & Cromwell, New York, New York.

                                    EXPERTS

     The consolidated financial statements of Iridium, as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, and for the period June 14, 1991 (Inception) through December 31, 1997 have been included herein and in the Registration Statement of which this Prospectus forms a part in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                    GLOSSARY

Aeronautical
Mobile-Satellite Route
  Service("AMS(R)S").......  aviation communications services for safety and non-safety purposes

"AMPS".....................  Advanced Mobile Phone Service -- a transmission protocol used by some cellular operators primarily in the Americas

"antenna beams"............  tightly focused radio beams transmitted by the
                             Iridium satellites

"Big LEO"..................  LEO MSS systems operating in the bands 1610-1626.5
                             MHz/2483.5-2500 MHz

"bps"......................  bytes per second

"CDMA".....................  Code Division Multiple Access -- a transmission protocol used by some cellular networks that is derived from spread spectrum techniques of the military

"clearinghouse
functions".................  expected to be performed by Iridium, clearinghouse functions will include preparation of master billing tapes, administration of the subscriber numbering plan and settlement activities

"coordination".............  the process of negotiation and agreement between
                             ITU member nations by which cases of potential harmful interference by services duly authorized by ITU member nations are resolved

"co-rotating orbital
planes"....................  immediately adjacent orbital paths

"cross-link antennas"......  antennas used by the satellites to communicate with one another

"dB".......................  decibel -- a unit used to express relative difference in power

"earth terminals"..........  land based units which communicate with the Iridium satellite constellation

"excusable delay"..........  has the meaning assigned thereto in the Space
                             System Contract

"ELVs".....................  expendable launch vehicles

"FCC"......................  the United States Federal Communications Commission

"feeder links".............  communications links between gateways and satellites used to relay message data; these links use the K-Band on the IRIDIUM System; sometimes referred to as "gateway links"

FDMA/TDMA..................  Frequency Division Multiple Access/Time Division
                             Multiple Access -- a transmission protocol used by some cellular networks

"gateways".................  terrestrial interconnection points between the
                             Iridium satellite constellation and PSTNs

"gateway links"............  communications links between gateways and satellites used to relay message data; these links use the K-Band on the IRIDIUM System; sometimes referred to as "feeder links"

"GEO"......................  geostationary earth orbit

"GHz"......................  gigahertz -- one billion cycles per second

"global roaming"...........  the ability to travel worldwide, subject to certain limitations, and receive and make telephone calls from a handheld mobile phone

"GMPCS"....................  Global Mobile Personal Communication Services

"GMSS".....................  Global Mobile Satellite Services

"GSM"......................  Global System for Mobile Communications -- a
                             transmission protocol used by cellular networks including most of Europe and parts of Asia

"IIU"......................  Iridium Interoperability Unit being developed under the direction of Motorola to permit system management information, including customer authentication and location, to be relayed between systems using different protocols

"Inmarsat".................  the International Maritime Satellite Organization

"Intelsat".................  the International Telecommunications Satellite
                             Organization

"intersatellite links".....  communications links among the satellites in the
                             Iridium satellite constellation

"Iridium World Cellular
  Services"................  the satellite-based global roaming services to be offered by Iridium

"Iridium World Paging
  Services.................  the satellite-based paging services to be offered by Iridium

"Iridium World Satellite
  Services"................  the satellite-based voice, data, facsimile and paging services to be offered by Iridium

"Iridium World Services"...  the voice, data, facsimile and paging services to be offered by Iridium

"IS-41"....................  International Standard-41 -- a transmission protocol used by cellular networks including most of North America and South America

"ITU"......................  International Telecommunication Union

"landline".................  terrestrially-based telephone line

"LEO" (low earth orbit)....  earth orbit at a relatively low (e.g., 780 kilometers) altitude

"link margin"..............  the amount (usually expressed in dB) by which a received signal exceeds a predetermined lower limit for desired message quality

"main mission antennas"....  the antennas used by Iridium satellites to communicate with subscriber equipment (phased array antennas)

"master control
facility"..................  the primary facility from which the Iridium constellation of satellites and the IRIDIUM System are managed

"MEO"......................  medium earth orbit

"MHz"......................  megahertz -- one million cycles per second

"MSS"......................  mobile satellite services

"multi-mode phone".........  a phone designed to operate both with a terrestrial wireless system and with the IRIDIUM System;
                             Motorola is designing a multi-mode phone which, through the use of interchangeable TRCs will work with various different terrestrial wireless networks

"MXU"......................  multiplex units which contain numerous channels to be used for communications between a terrestrial telephone system and the Iridium satellite constellation

"near polar orbit".........  a flight path which generally follows the earth's longitudinal lines and crosses both poles during each orbit

"Operations and Maintenance
  Contract"................  the Operations and Maintenance Contract, effective
                             July 1993, between Iridium and Motorola, as amended from time to time

"orbital plane"............  generally, the flight path of a satellite

"Parent LLC Agreement".....  the agreement, dated as of July 29, 1996, entered into by the investors in Parent, and pursuant to which Parent is organized

"phone"....................  a handset that can be used to provide Iridium voice services

"primary"..................  in the context of spectrum allocation, an allocation to a service that is granted protection from harmful interference from stations of a secondary service

"protocol".................  technical standard used by a wireless communications system permitting communications, user authentication and billing

"PSTN".....................  public switched telephone network

"Reserve Capital Call".....  the contractual commitment by 17 of Iridium's investors to purchase up to 18,206,550 Class 1 Interests at $13.33 per Interest

"secondary"................  in the context of spectrum allocation, an allocation to a service that (i) cannot cause harmful interference to stations of primary or permitted services to which frequencies are already assigned or to which frequencies may be assigned at a later date and (ii) cannot claim protection from harmful interference from stations of a primary or permitted service to which frequencies are already assigned or may be assigned at a later date

"service provider".........  the retail link in the IRIDIUM System distribution chain -- Iridium service providers are expected to market Iridium World Services to, provide services for, and ultimately bill the consumers of, Iridium World Services. Gateway operators may or may not act as service providers

"SIM Card".................  a subscriber identity module which, when inserted into a phone, will permit the phone to identify a subscriber to the IRIDIUM System

"space segment"............  the space-related portion of the IRIDIUM System which will consist of a constellation of 66 operational low earth orbit satellites and related ground infrastructure

"Space System Contract"....  the Space System Contract, effective as of July 29,
                             1993, between Iridium and Motorola, as amended from time to time

"spectrum".................  the radio frequency spectrum

"system control
facilities"................  facilities for controlling the operation of the
                             IRIDIUM System

"tail charge"..............  the cost charged by local telephone systems for connecting a telephone call

"TDMA".....................  Time Division Multiple Access -- a transmission protocol used by some terrestrial wireless networks

"telemetry"................  the science of automatic measurement and transmission of data from remote sources for recording and analysis

"Terrestrial Network
  Development Contract"....  the Terrestrial Network Development Contract,
                             entered into in June 1995, between Iridium and Motorola, as amended from time to time

"TRCs".....................  Terrestrial Radio Cassettes being designed by
                             Motorola for use with multi-mode phones to permit those phones to operate with one or more terrestrial wireless protocols

"TT&C".....................  tracking, telemetry and command

"user links"...............  communications links between subscriber equipment and the Iridium satellite constellation

"WRC-92/WRC-95"............  the 1992/1995 World Administrative Radio Conference

"WRCs".....................  World Radiocommunication Conferences (formerly known as World Administrative Radio
                             Conferences -- WARCs)

"$"........................  United States Dollars

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGES
                                                              -----
IRIDIUM OPERATING LLC
Independent Auditors' Report................................   F-2
Consolidated Balance Sheets as of December 31, 1996 and
  1997......................................................   F-3
Consolidated Statements of Loss for the years ended December
  31, 1995, 1996 and 1997 and for the period from June 14,
  1991 (Inception) through December 31, 1997................   F-4
Consolidated Statements of Member's Equity (Deficit) for the
  period of June 14, 1991 (Inception) through December 31,
  1991, the year ended December 31, 1992, the seven months
  ended July 29, 1993, the five months ended December 31,
  1993, and the years ended December 31, 1994, 1995, 1996
  and 1997..................................................   F-5
Consolidated Statements of Cash Flows for the years December
  31, 1995, 1996 and 1997, and the period from June 14, 1991
  (Inception) through December 31, 1997.....................   F-6
Notes to Consolidated Financial Statements..................   F-7

---------------
NOTE - Iridium LLC is the predecessor of Iridium Operating LLC, and on December
       18, 1997 transferred substantially all of its assets and liabilities to Iridium Operating LLC pursuant to the Asset Transfer Agreement between Iridium LLC and Iridium Operating LLC. Iridium Operating LLC was formed as a Delaware single member limited liability company on October 23, 1997. Iridium Capital Corporation ("Capital") was formed and capitalized by Iridium LLC on June 16, 1997. Iridium Roaming LLC ("Roaming") was formed by Iridium LLC on June 15, 1997. Iridium IP LLC ("IP") was formed by Iridium LLC on February 28, 1997. Iridium Facilities Corporation ("Facilities") was formed by Iridium Operating LLC on February 6, 1998. Roaming, IP and Facilities have no material assets, liabilities (actual or contingent) or operations, except as covered in the consolidated financial statements of Iridium Operating LLC. Other than with respect to the Notes, none of Capital, Roaming, IP or Facilities has any significant assets, liabilities (actual or contingent) or operations.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Member
Iridium Operating LLC and subsidiaries:

     We have audited the accompanying consolidated balance sheets of Iridium Operating LLC and subsidiaries (a wholly-owned subsidiary of Iridium LLC) (a development stage limited liability company) as of December 31, 1997 and 1996, and the related consolidated statements of loss, member's equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1997, and for the period June 14, 1991 (inception) through December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Iridium Operating LLC and subsidiaries (a development stage limited liability company) as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, and for the period June 14, 1991 (inception) through December 31, 1997, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

McLean, Virginia
January 16, 1998

                             IRIDIUM OPERATING LLC
                   (A WHOLLY-OWNED SUBSIDIARY OF IRIDIUM LLC)
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

                          CONSOLIDATED BALANCE SHEETS
                   (IN THOUSANDS EXCEPT MEMBER INTEREST DATA)

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1996          1997
                                                              -----------   -----------
                                        ASSETS
Current assets:
  Cash and cash equivalents.................................  $    1,889    $    5,940
  Restricted Cash (Note 2)..................................          --       350,220
  Due from affiliates.......................................       3,476        13,604
  Prepaid expenses and other current assets.................       7,154         6,612
                                                              ----------    ----------
          Total current assets..............................      12,519       376,376
Property and equipment, net (Note 4)........................       2,065     1,526,326
System under construction (Note 7)..........................   2,388,320     1,625,054
Other assets................................................      31,177       114,831
                                                              ----------    ----------
          Total assets......................................  $2,434,081    $3,642,587
                                                              ==========    ==========

                            LIABILITIES AND MEMBER'S EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................  $   17,937    $  106,794
  Accounts payable to Parent's Member (Note 7)..............     100,563        10,601
  Bank facilities, current portion (Note 5).................          --       350,000
                                                              ----------    ----------
          Total current liabilities.........................     118,500       467,395
Bank facilities, net of current portion (Note 5)............     505,000       210,000
Long-term debt due to Parent's Members (Note 5).............     230,904       273,302
Notes payable, $1,100,000 principal amount (Note 5).........          --     1,054,288
Other liabilities (Note 8)..................................       7,648         6,065
                                                              ----------    ----------
          Total liabilities.................................     862,052     2,011,050
                                                              ----------    ----------
Commitments and Contingencies (Notes 1, 3, 5, 7, 8 and 10)
Member's equity (Notes 1, 3, 5, 7 and 8):
  Member's Interest.........................................   1,706,602     2,059,421
  Deficit accumulated during the development stage..........    (133,840)     (427,241)
  Adjustment for minimum pension liability (Note 8).........        (733)         (643)
                                                              ----------    ----------
          Total member's equity.............................   1,572,029     1,631,537
                                                              ----------    ----------
          Total liabilities and member's equity.............  $2,434,081    $3,642,587
                                                              ==========    ==========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                             IRIDIUM OPERATING LLC
                   (A WHOLLY-OWNED SUBSIDIARY OF IRIDIUM LLC)
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

                        CONSOLIDATED STATEMENTS OF LOSS
                                 (IN THOUSANDS)

                                                                                   PERIOD FROM
                                                  YEAR ENDED DECEMBER 31,         JUNE 14, 1991
                                                ----------------------------   (INCEPTION) THROUGH
                                                 1995      1996       1997      DECEMBER 31, 1997
                                                -------   -------   --------   -------------------
OPERATING EXPENSES
  Sales, general and administrative (Note 5,
     7, 8 and 10).............................  $26,436   $70,730   $177,322        $313,149
  Depreciation and amortization...............      751       674    119,124         121,429
                                                -------   -------   --------        --------
     Total operating expenses.................   27,187    71,404    296,446         434,578
OTHER INCOME
  Interest income.............................    5,226     2,395      3,045          15,308
                                                -------   -------   --------        --------
Loss before provision for income taxes........   21,961    69,009    293,401         419,270
Provision for income taxes (Note 6)...........    1,684     4,589         --           7,971
                                                -------   -------   --------        --------
Net loss......................................  $23,645   $73,598   $293,401        $427,241
                                                =======   =======   ========        ========

  The accompanying notes are an integral part of these consolidated financial statements.

                             IRIDIUM OPERATING LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)
                   (A WHOLLY-OWNED SUBSIDIARY OF IRIDIUM LLC)

              CONSOLIDATED STATEMENTS OF MEMBER'S EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                                                           ADJUSTMENT     DEFICIT
                                                                              FOR       ACCUMULATED
                                                               MEMBER'S     MINIMUM      DURING THE
                                                               INTEREST     PENSION     DEVELOPMENT
                                                                AMOUNT     LIABILITY       STAGE         TOTAL
                                                              ----------   ----------   ------------   ----------
Inception June 14, 1991.....................................  $       --    $    --      $      --     $       --
Net loss....................................................          --         --           (757)          (757)
                                                              ----------    -------      ---------     ----------
BALANCE, December 31, 1991..................................          --         --           (757)          (757)
Net loss....................................................          --         --         (8,773)        (8,773)
                                                              ----------    -------      ---------     ----------
BALANCE, December 31, 1992..................................          --         --         (9,530)        (9,530)
Net loss....................................................          --         --         (5,309)        (5,309)
                                                              ----------    -------      ---------     ----------
BALANCE, July 29, 1993......................................          --         --        (14,839)       (14,839)
Contributions by Parent.....................................     316,071         --             --        316,071
Net loss....................................................          --         --         (6,924)        (6,924)
                                                              ----------    -------      ---------     ----------
BALANCE, December 31, 1993..................................     316,071         --        (21,763)       294,308
Contributions by Parent.....................................     516,339         --             --        516,339
Net loss....................................................          --         --        (14,834)       (14,834)
                                                              ----------    -------      ---------     ----------
BALANCE, December 31, 1994..................................     832,410         --        (36,597)       795,813
Contributions by Parent.....................................     633,507         --             --        633,507
Net loss....................................................          --         --        (23,645)       (23,645)
Adjustment for minimum pension liability....................          --     (1,065)            --         (1,065)
                                                              ----------    -------      ---------     ----------
BALANCE, December 31, 1995..................................   1,465,917     (1,065)       (60,242)     1,404,610
Contributions by Parent.....................................     240,685         --             --        240,685
Net loss....................................................          --         --        (73,598)       (73,598)
Adjustment for minimum pension liability....................          --        332             --            332
                                                              ----------    -------      ---------     ----------
BALANCE, December 31, 1996..................................   1,706,602       (733)      (133,840)     1,572,029
Contributions by Parent.....................................     352,819         --             --        352,819
Net loss....................................................          --         --       (293,401)      (293,401)
Adjustment for minimum pension liability....................          --         90             --             90
                                                              ----------    -------      ---------     ----------
BALANCE, December 31, 1997..................................  $2,059,421    $  (643)     $(427,241)    $1,631,537
                                                              ==========    =======      =========     ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                             IRIDIUM OPERATING LLC
                   (A WHOLLY-OWNED SUBSIDIARY OF IRIDIUM LLC)
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                         PERIOD FROM
                                                    YEAR ENDED DECEMBER 31,             JUNE 14, 1991
                                              ------------------------------------   (INCEPTION) THROUGH
                                                 1995         1996         1997       DECEMBER 31, 1997
                                              ----------   ----------   ----------   -------------------
Cash Flows From Operating Activities:
  Net loss..................................  $ (23,645)   $ (73,598)   $(293,401)       $  (427,241)
  Adjustments to reconcile net loss to net
    cash used in operating activities --
    Depreciation and amortization...........        751          674      119,124            121,429
    Expense recognized for warrants issued
       in connection with debt guarantee....         --       25,719       55,615             81,334
    Loss on disposal of assets..............         --           --           87                 87
    Changes in assets and liabilities:
       Decrease (increase) in prepaid
         expenses and other current
         assets.............................       (171)      (6,281)         542             (6,612)
       Increase in due from affiliates......         --       (3,476)     (10,128)           (13,604)
       Increase in other assets.............     (1,633)      (4,079)      (2,286)           (18,659)
       Increase in accounts payable and
         accrued expenses...................      1,586       12,968       30,857             48,794
       (Decrease) Increase in other
         liabilities........................      2,126        2,739       (1,493)             5,985
                                              ---------    ---------    ---------        -----------
         Net cash used in operating
           activities.......................    (20,986)     (45,334)    (101,083)          (208,487)
                                              ---------    ---------    ---------        -----------
Cash Flows From Investing Activities:
  Purchases of property and equipment.......       (493)      (1,475)     (18,885)           (23,255)
  Additions to system under construction....   (762,000)    (900,757)    (842,678)        (3,091,435)
                                              ---------    ---------    ---------        -----------
         Net cash used in investing
           activities.......................   (762,493)    (902,232)    (861,563)        (3,114,690)
                                              ---------    ---------    ---------        -----------
Cash Flows From Financing Activities:
  Net proceeds from issuance of Parent's
    Class 1 and Class 2 Interests...........    633,514      183,205      283,191          1,932,319
  Net proceeds from issuance of senior notes
    and warrants............................         --      238,453    1,039,189          1,277,642
  Borrowings under guaranteed bank line of
    credit..................................         --      505,000      655,000          1,160,000
  Payments under guaranteed bank line of
    credit..................................         --           --     (950,000)          (950,000)
  Borrowings under senior secured line of
    credit..................................         --           --      350,000            350,000
  Restricted cash...........................         --           --     (350,220)          (350,220)
  Deferred financing costs..................     (1,094)     (28,535)     (57,363)           (87,524)
  Transfer to Parent........................         --           --       (3,100)            (3,100)
                                              ---------    ---------    ---------        -----------
         Net cash provided by financing
           activities.......................    632,420      898,123      966,697          3,329,117
                                              ---------    ---------    ---------        -----------
Increase (decrease) in cash and cash
  equivalents...............................   (151,059)     (49,443)       4,051              5,940
Cash and Cash Equivalents, beginning of
  period....................................    202,391       51,332        1,889                 --
                                              ---------    ---------    ---------        -----------
Cash and Cash Equivalents, end of period....  $  51,332    $   1,889    $   5,940        $     5,940
                                              =========    =========    =========        ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                             IRIDIUM OPERATING LLC
                   (A WHOLLY-OWNED SUBSIDIARY OF IRIDIUM LLC)
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND BUSINESS

     Iridium Operating LLC ("Iridium"), a wholly-owned subsidiary of Iridium LLC (the "Parent") is devoting its present efforts to developing and commercializing a global wireless system -- the Iridium(R) Communications System (the "IRIDIUM System") -- that will enable subscribers to send and receive telephone calls virtually anywhere in the world -- all with one phone, one phone number and one customer bill.

     Iridium, Inc. was incorporated on June 14, 1991. Iridium, Inc. operated as a wholly-owned subsidiary of Motorola, Inc. ("Motorola") until July 29, 1993. On July 29, 1993, Iridium, Inc. closed on, and had its first capital draw under, a private placement of shares of Common Stock, subscribed to by U. S. and foreign investors. As a result of three private placements of equity, five supplemental private placements with certain additional equity investors and proceeds received from the initial public offering of common stock of Iridium World Communications Ltd. ("IWCL") (See Note 3), Motorola's direct and indirect Class 1 Membership Interest in the Parent has been reduced to approximately 18% as of December 31, 1997, before considering unexercised warrants held by Motorola.

     On July 29, 1996, the Parent was formed as a limited liability company, under the terms and conditions of the limited liability agreement ("LLC Agreement"), pursuant to the provisions of the Delaware limited liability company act. Also on July 29, 1996, Iridium, Inc. was merged with and into the Parent, with the Parent as the surviving entity. Concurrent with the merger, all shares of Common Stock of Iridium, Inc. were exchanged for Class 1 membership interests in the Parent ("Class 1 Interests").

     On December 18, 1997, the Parent entered into an asset drop-down transaction (the "Asset Drop-Down Transaction") with Iridium Operating LLC ("Iridium"), a newly formed wholly-owned subsidiary of the Parent. Pursuant to the Asset Drop-Down Transaction, substantially all of the assets and liabilities of the Parent were transferred to Iridium, including, without limitation, all liabilities with respect to the outstanding 13% Senior Notes due 2005, Series A and 14% Senior Notes due 2005, Series B and the 11 1/4% Senior Notes due 2005, Series C (collectively, the "Senior Notes"). Pursuant to the indentures relating to the Senior Notes, Iridium has been substituted for the Parent, and the Parent has been released from all obligations under the indentures relating to the Senior Notes. All assets and liabilities were transferred to Iridium at the Parent's carrying value. Accordingly, unless otherwise specified, references within these notes to Iridium that relate to any action prior to the date of the Asset Drop-Down Transaction should be construed as references to Parent, as predecessor of Iridium. As a result of the Asset Drop-Down Transaction, the Parent's only significant asset is its investment in Iridium.

     Iridium has contracted with Motorola to design, develop, produce and deliver into orbit the space segment component of the IRIDIUM System. The scheduled date for delivery of the $3.45 billion space segment is in 1998. Iridium plans to begin its commercial operations in September 1998. During 1997, 46 of the 66 satellites in the IRIDIUM System were successfully placed in orbit.

     The Iridium Communications System is subject to regulation by the Federal Communications Commission ("FCC"), and by foreign administrations and regulatory bodies. On January 31, 1995, Motorola obtained a license from the FCC to construct, launch and operate the IRIDIUM System, subject to certain conditions.

                             IRIDIUM OPERATING LLC
                   (A WHOLLY-OWNED SUBSIDIARY OF IRIDIUM LLC)
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2.  SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Iridium and its wholly-owned subsidiaries, Iridium Capital Corporation, Iridium Roaming LLC and Iridium IP LLC. All significant intercompany transactions have been eliminated.

     The accompanying consolidated financial statements present the financial position and results of operations of Iridium for all prior periods as if the Asset Drop-Down Transaction with Iridium had occurred as of June 14, 1991 (inception).

DEVELOPMENT STAGE ENTERPRISE

     Iridium is currently devoting its entire efforts to establishing and commercializing the IRIDIUM System. Accordingly, Iridium's current principal activities relate to managing the design, construction and development of the system and preparing for its day-to-day operations.

MANAGEMENT ESTIMATES

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     Iridium considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents.

RESTRICTED CASH

     Restricted cash consists of the first stage of borrowing under the $1 billion secured credit facility with a syndicate of lenders, led by The Chase Manhattan Bank, and Barclays Bank PLC. The funds are restricted subject to Iridium meeting specified milestones.

PROPERTY AND EQUIPMENT

     Property and equipment is carried at historical cost less accumulated depreciation and amortization. Depreciation and amortization is calculated using the straight-line method over the following estimated useful lives:

Satellites in service.......................................  5 years
Furniture, fixtures and equipment...........................  5 years
Leasehold improvements......................................  Shorter of 5 years or remaining lease term

     The costs of constructing and placing satellites into service are capitalized. Losses from satellite failures for which Iridium has financial responsibility under its contractual arrangements with Motorola are recognized currently. Motorola bears the risk of loss for launch failures and satellite failures before a satellite is placed into service.

SYSTEM UNDER CONSTRUCTION

     System under construction includes all costs incurred related to the construction of the space and ground components of the IRIDIUM System. Depreciation expense is recognized on a satellite-

                             IRIDIUM OPERATING LLC
                   (A WHOLLY-OWNED SUBSIDIARY OF IRIDIUM LLC)
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

by-satellite basis as the satellites are placed into service following delivery of each satellite to its mission orbit. Depreciation related to the ground control stations will commence with the placement in service of each such station.

     Interest costs incurred during the construction of the IRIDIUM System are capitalized. Total interest cost incurred and capitalized for the years ended December 31, 1996 and 1997 was approximately $28,127,000 and $163,747,000, respectively. Interest paid for the years ended December 31, 1996 and 1997 was approximately $1,485,000 and $30,191,000, respectively. No interest was incurred, paid or capitalized for the year ended December 31, 1995.

     During 1996, Iridium adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of" (Statement 121). Statement 121 requires that long-lived assets to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized when the undiscounted net cash flows associated with the asset are less than the asset's carrying amount. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair market value. The adoption of Statement 121 did not have a material impact on Iridium's results of operations for the years ended December 31, 1996 and 1997.

DEFERRED FINANCING COSTS

     All costs incurred in connection with securing debt financing have been deferred and are amortized over the terms of the related debt in a manner that approximates the effective yield method. Costs for future debt financing are also deferred and are included in other non-current assets in the accompanying consolidated balance sheets. Total deferred financing costs are approximately $30,200,000 and $113,394,000 at December 31, 1996 and 1997, respectively.

     During October 1995, the Parent withdrew an intended public offering of certain subordinated debt financing. Accordingly, approximately $3,200,000 of deferred costs associated with the intended financing were written off. Such costs are included in operating expenses in the accompanying consolidated statement of loss for the year ended December 31, 1995.

INCOME TAXES

     Iridium files its Federal and state income tax returns as a member of the consolidated returns of the Parent. Iridium, Inc. was subject to Federal, state and local income taxes directly. As a result of the merger of Iridium, Inc. with and into the Parent, the Parent became a limited liability company. As a limited liability company, the Parent and Iridium are no longer subject to U. S. federal income tax directly. Rather, each member in Iridium is subject to U.S. federal income taxation based on its ratable portion of Iridium's income or loss. However, Iridium's primary operations are in the District of Columbia which does not recognize the limited liability status for tax purposes. Accordingly, Iridium is subject to District of Columbia franchise taxes directly. Iridium recognizes its provision for income taxes under the asset and liability method as if it filed its income tax returns on a separate basis. Under the asset and liability method, deferred tax assets and deferred tax liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                             IRIDIUM OPERATING LLC
                   (A WHOLLY-OWNED SUBSIDIARY OF IRIDIUM LLC)
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NEW ACCOUNTING PRONOUNCEMENT

     In June 1997, the Financial Accounting Standards Board issued Statement No. 130, Reporting Comprehensive Income ("Statement 130"). Statement 130 establishes standards for the reporting and display of comprehensive income and its components in the consolidated financial statements. Iridium is required to adopt the provisions of Statement 130 for the year ending December 31, 1998. Earlier application is permitted; however, upon adoption of Statement 130, Iridium will be required to reclassify previously reported annual and interim consolidated financial statements. The disclosure of comprehensive income in accordance with the provisions of Statement 130 will impact the manner of presentation of Iridium's consolidated financial statements as currently and previously reported.

RECLASSIFICATIONS

     Certain 1995 and 1996 amounts have been reclassified to conform to the 1997 presentation.

3.  MEMBER'S EQUITY

     The sole member of Iridium is the Parent and the Parent holds all outstanding membership interests in Iridium. The limited liability company agreement of Iridium provides that the members of the Parent may manage Iridium only through their designated directors and have no authority in their capacity as members to act on the behalf of Iridium. Parent is generally not liable for the debts, obligations or liabilities of Iridium.

     Parent is entitled to receive dividends, as and when declared by the Iridium Board of Directors, in its discretion. In the event that Parent is required by the terms of the Parent's Limited Liability Agreement to declare or pay a dividend to its members, Iridium is required to declare and pay a dividend to the Parent in the same amount. Parent is currently required to declare and pay a dividend sufficient to assure that each non-U.S. Class 1 Member of Parent receives and amount at least equal to the amount of such member's U.S. federal, state and local income tax liability resulting from allocations of Parent's taxable income to such member. Iridium is presently restricted by the terms of certain of its debt obligations from declaring or paying dividends to the Parent in amounts in excess of those required to be made to the Parent.

     Parent is generally not liable for the debts, obligations or liabilities of Iridium.

4.  PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1996 and 1997, consists of the following (in thousands):

                                                               1996        1997
                                                              -------   ----------
Space system in service.....................................  $    --   $1,624,120
Office equipment and furniture..............................    3,113       13,920
Trade show booth............................................      826           --
Leasehold improvements......................................      405        8,424
                                                              -------   ----------
                                                                4,344    1,646,464
Less-accumulated depreciation and amortization..............   (2,279)    (120,138)
                                                              -------   ----------
Property and equipment, net.................................  $ 2,065   $1,526,326
                                                              =======   ==========

                             IRIDIUM OPERATING LLC
                   (A WHOLLY-OWNED SUBSIDIARY OF IRIDIUM LLC)
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

5.  DEBT

GUARANTEED BANK FACILITY

     On August 21, 1996, the Parent entered into a $750 million credit agreement with a group of banks led by The Chase Manhattan Bank, NA and Barclays Bank, PLC. On the same date, the Parent entered into the Guarantee Agreement whereby Motorola agreed to guarantee the entire $750 million commitment amount (the "Motorola Guarantee"). In connection with the Asset Drop-Down Transaction, the Parent's obligations under the Guaranteed Bank Facility were assigned to Iridium. The Guaranteed Bank Facility provides that Iridium may elect to borrow amounts at the then current short-term Eurodollar rate plus 1/4% or at the then current Base Rate (generally, the higher of the Federal Funds Rate as established by the Federal Reserve Bank of New York plus 0.50% or The Chase Manhattan Bank's prime commercial lending rate). Iridium also pays a commitment fee of 1/10 of 1% on any unused portion of the $750 million credit facility. Interest rates on the Guaranteed Bank Facility ranged from 5.63% to 8.50 % during 1997 and from 5.75% to 5.94% during 1996. On July 21, 1997, the commitment of the bank lenders under the Guaranteed Bank Facility was permanently reduced from $750 million to $655 million. On October 22, 1997, the commitment of the bank lenders under the Guaranteed Bank Facility was further permanently reduced to $450 million. Depending on market conditions, Iridium may make additional senior note offerings in order to further reduce the Guaranteed Bank Facility. The Guaranteed Bank Facility matures on June 30, 1999.

     Under the Guarantee Agreement, the Parent is required to issue warrants to Motorola to purchase up to 150,000 Class 1 Interests. As consideration for its guarantee, Motorola earns 82,500 warrants for each year the $750 million guarantee is outstanding. As a result of the permanent reductions in the Guaranteed Bank Facility, the maximum number of warrants Motorola may earn as compensation for their guarantee of that facility until maturity in June 1999 is 131,377 warrants to purchase approximately 9,853,275 Class 1 Interests of Parent. Warrants earned are issued to Motorola on a quarterly basis. Each warrant entitles Motorola to purchase 75 Class 1 Interests at an exercise price of $.01 per interest, subject to anti-dilution adjustments. The warrants may be exercised after five years from date of issuance and expire ten years from date of issuance. Motorola earned 29,836 and 64,518 warrants to purchase Class 1 Interests in accordance with the Guarantee Agreement during the years ended December 31, 1996 and 1997, respectively. Iridium recognized $25,719,000 and $55,615,000 as an expense in the accompanying consolidated statements of operations to reflect the fair market value of the warrants earned by Motorola for the years ended December 31, 1996 and 1997, respectively. At December 31, 1996 and 1997, $505,000,000 and $210,000,000, respectively, was outstanding under the Guaranteed Bank Facility.

SENIOR SECURED BANK LINE OF CREDIT

     Iridium has entered into a Credit Agreement with Chase Securities Inc., The Chase Manhattan Bank, Barclays Bank PLC and Barclays Capital, the investment banking division of Barclays Bank PLC, and a syndicate of lenders (the "Secured Lenders") for a senior bank facility in a principal amount of $1 billion (the "Secured Bank Facility"), of which $250 million is not available for borrowings prior to the commercial activation date. The Secured Bank Facility is secured by substantially all of Iridium's assets. The Secured Bank Facility is further secured by a $243 million Reserve Capital Call of the members of Parent and all of the Parent's membership interests in Iridium. The availability of the Secured Bank Facility is subject to significant conditions, including technical conditions relating to the IRIDIUM System, conditions relating to regulatory approvals and conditions relating to other financing sources. Borrowings under the Secured Bank Facility mature

                             IRIDIUM OPERATING LLC
                   (A WHOLLY-OWNED SUBSIDIARY OF IRIDIUM LLC)
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

on September 30, 1998, subject to Iridium's right to extend such maturity until up to June 30, 1999 if it can demonstrate by July 1, 1998 that it has sufficient available or committed financing for its budgeted project costs through such extended maturity. At December 31, 1997, $350,000,000 was outstanding under the Secured Bank Facility.

NOTES PAYABLE

     On July 16, 1997, the Parent, IWCL and Iridium Capital Corporation completed an offering (the "High Yield Offering") of (i) 300,000 units, each consisting of $1,000 principal amount of 13% Senior Notes due 2005, Series A ("Series A Notes"), and one IWCL Warrant representing the right to purchase 5.2 shares of Class A Common Stock of IWCL, and (ii) $500 million aggregate principal amount of 14% Senior Notes due 2005, Series B ("Series B Notes"). Concurrent with the Asset Drop-Down Transaction, the Parent's obligations under the Series A Notes and Series B Notes were assigned to Iridium. The Series A Notes and Series B Notes are guaranteed by Iridium Roaming LLC and Iridium IP LLC. The aggregate net proceeds received was approximately $746 million. Interest on the Series A Notes and Series B Notes is payable in cash semi-annually on January 15th and July 15th of each year, commencing on January 15, 1998. The notes are redeemable at the option of Iridium, in whole or in part, at any time on or after July 15, 2002. The Series A and Series B Notes mature on July 15, 2005.

     On October 17, 1997, the Parent and Iridium Capital Corporation completed an offering of $300 million principal amount of 11 1/4% Senior Notes due 2005, Series C ("Series C Notes"). Concurrent with the Asset Drop-Down Transaction, the Parent's obligations under the Series C Notes were assigned to Iridium. The Series C Notes are guaranteed by Iridium Roaming LLC and Iridium IP LLC. The net proceeds received were approximately $293 million. Interest on the Series C Notes is payable in cash semi-annually on January 15th and July 15th of each year, commencing on January 15, 1998. The Series C Notes are redeemable at the option of Iridium, in whole or in part, at any time on or after July 15, 2002. The Series C Notes mature on July 15, 2005.

     Notes payable, net of discounts, for the year ended December 31, 1997 consists of the following (in thousands):

                                                                 1997
                                                              ----------
13% Senior Notes due 2005, Series A.........................  $  276,439
14% Senior Notes due 2005, Series B.........................     477,849
11 1/4% Senior Notes due 2005, Series C.....................     300,000
                                                              ----------
                                                              $1,054,288
                                                              ==========

LONG-TERM DEBT DUE TO MEMBERS OF THE PARENT

     During 1996, the Parent sold units to certain of its members and their affiliates; each unit consisting of $1,000 principal amount at maturity 14 1/2% Senior Subordinated Discount Notes due 2006 (the "Notes") and one warrant to purchase 10.40775 Class 1 Interests of the Parent, for aggregate proceeds of approximately $238,453,000. Concurrent with the Asset Drop-Down Transaction, the Parent's obligations under the Notes were assigned to Iridium. The Notes are unsecured and are subordinate to all senior debt of Iridium. The Notes fully accrete to an aggregate face value of $480,150,000 on March 1, 2001 and mature on March 1, 2006. Each Note accrues cash interest at a rate of 14 1/2% per annum, payable semi-annually commencing on September 1, 2001. The Notes will be subject to redemption, at the option of Iridium, at any time on or after March 1, 2001.

                             IRIDIUM OPERATING LLC
                   (A WHOLLY-OWNED SUBSIDIARY OF IRIDIUM LLC)
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

6.  INCOME TAXES

     From inception through July 29, 1996, Iridium, Inc. was subject to U. S. federal and state and local income taxes directly, and accordingly, recognized provisions for income taxes for U. S. federal and for all state and local jurisdictions. Subsequent to the merger of Iridium, Inc. into a limited liability company, the Parent and Iridium are no longer subject to U.S. federal income tax directly; however, Iridium is subject to District of Columbia franchise taxes.

     Iridium's provision for income taxes for the years ended December 31, 1995, 1996, and 1997 consists of the following (in thousands):

                                                              1995     1996      1997
                                                             ------   ------    ------
Current   -- Federal.......................................  $1,258   $3,435    $   --
          -- State and Local...............................     426    1,154        --
Deferred  -- Federal.......................................      --       --        --
          -- State and Local...............................      --       --        --
                                                             ------   ------    ------
                                                             $1,684   $4,589    $   --
                                                             ======   ======    ======

     The primary reconciling differences between income tax expense and the amount of tax benefit that would be expected to result by applying the Federal statutory rate of 35% to the loss before income taxes for the years ended December 31, 1995 and the period from January 1, 1996 to July 29, 1996 (the date of the merger of Iridium, Inc. into the Parent) relate primarily to the capitalization for tax purposes of certain start-up expenditures, and state and local taxes. The capitalization of start-up expenditures resulted in Iridium, Inc.'s only significant deferred tax asset of $19,944,000 at December 31, 1995, for which a 100% valuation allowance was established. Subsequent to the date of the merger of Iridium, Inc. into the Parent, deferred taxes are recognized for those jurisdictions for which the Parent and Iridium are taxed directly, resulting in a deferred tax asset for capitalized start-up expenditures of $4,774,000 and $34,599,000 at December 31, 1996 and 1997, respectively, for which a 100% valuation allowance has been established.

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will be realized. The ultimate realization of the deferred tax asset is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible. Management considers scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies that can be implemented in making this assessment.

7.  TRANSACTIONS WITH MEMBERS OF THE PARENT

MANAGEMENT SERVICES AGREEMENT

     In connection with the IWCL IPO, the Parent and IWCL entered into a Management Services Agreement. The Management Services Agreement was amended and restated in connection with the Asset Drop-Down Transaction to add Iridium as a party.

     Pursuant to the Management Services Agreement, the Parent has agreed to supervise and manage the day-to-day activities of Iridium. Among other things, the Parent is responsible for administering the following functions of Iridium: contract administration (including the Space System Contract, the TNDC and the O&M Contract), treasury, accounting, legal, tax, insurance, licenses and permits and securities law compliance. The Parent similarly has agreed to supervise and manage the day-to-day operations of IWCL. Among other things, the Parent is responsible for administering the following functions of IWCL: treasury, accounting, legal, tax, insurance, licenses

                             IRIDIUM OPERATING LLC
                   (A WHOLLY-OWNED SUBSIDIARY OF IRIDIUM LLC)
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

and permits and securities law compliance. In addition, Parent has agreed to advance funds to IWCL in the event that IWCL does not have sufficient funds to pay income or similar taxes. The Parent does not receive fees or reimbursement from IWCL for its services to IWCL under the Management Services Agreement; however, the cost of such services provided to IWCL to date is not significant.

     In return for such services, Iridium has agreed to provide sufficient funds, on a cost reimbursable basis, to the Parent to enable the Parent to manage the business and operations of each of Iridium and IWCL, including payments of Parent's obligations to its employees, consultants and directors, and payments for Parent's office space and equipment, sales, general operating and administrative expenses, insurance and its obligations under certain contracts.

SUPPORT AGREEMENT

     Under a Support Agreement, Motorola provides certain general and administrative support to the Parent, Iridium and its subsidiaries. On a cost reimbursable basis, Motorola has provided payroll processing and related benefits to the Parent employees, processed payments to certain contractors providing support to the Parent and Iridium, and provided other administrative support. In connection with the Asset Drop-Down Transaction, the Parent assigned the Support Agreement to Iridium. The amounts and nature of such costs for the years ended December 31, 1995, 1996 and 1997 consist of the following (in thousands):

                                                              1995   1996   1997
                                                              ----   ----   ----
Consulting..................................................  $603   $826   $643
Other.......................................................     1     26      5
                                                              ----   ----   ----
                                                              $604   $852   $648
                                                              ====   ====   ====

     As of December 31, 1996, and 1997, the balance payable to Motorola under the Support Agreement was approximately $563,000 and $0, respectively.

SPACE SYSTEM CONTRACT

     The Parent entered into the Space System Contract with Motorola to design, develop, produce and deliver the Space Segment component of the IRIDIUM System. In connection with the Asset Drop-Down Transaction, the Parent assigned the Space System Contract to Iridium. Under this fixed priced contract, Motorola will construct the space vehicles and place them into low-earth orbits for a contract price of $3.45 billion (subject to certain adjustments). The scheduled date of commencement of commercial operations is September 1998. For the years ended December 31, 1995, 1996, and 1997, $802 million, $836 million, and $577 million, respectively, was incurred under the Space System Contract. Such costs are capitalized as system under construction in the accompanying consolidated balance sheets and are transferred to property and equipment as the underlying assets are placed into service. As of December 31, 1996 and 1997, the balance payable to Motorola under the Space System Contract was $100 million and $0, respectively.

     The aggregate fixed and determinable portion of all remaining obligations under the Space System Contract is $589 million expected to be payable in 1998.

TERRESTRIAL NETWORK DEVELOPMENT CONTRACT

     The Parent entered into the Terrestrial Network Development Contract ("TNDC") with Motorola for an original amount of $160 million. In connection with the Asset Drop-Down Transaction, the Parent assigned the TNDC to Iridium. Under the TNDC, Motorola is designing and developing the terrestrial gateway hardware and software. The payments under the original contract are tied to the

                             IRIDIUM OPERATING LLC
                   (A WHOLLY-OWNED SUBSIDIARY OF IRIDIUM LLC)
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

completion of milestones specified in the contract. During 1996, the TNDC was amended to obligate Motorola to provide additional services and support under the TNDC in exchange for an additional $18.9 million. In lieu of a cash payment for the $18.9 million from Iridium, the Parent may, at its election, issue 5,545 warrants to purchase Class 1 Interests of the Parent to Motorola. The warrants, if issued, have an exercise price of $.01 and may be exercised beginning March 1, 2001 and will expire on March 1, 2006. During 1997, the TNDC was further amended to obligate Motorola to provide additional services and support bringing the total contract price of the TNDC to $284 million. Certain of the Parent's members will own the individual gateways and will have no obligation to Iridium or the Parent for any of the amounts due to Motorola under the TNDC. For the years ended December 31, 1996 and 1997, Iridium incurred $64 million and $74 million, respectively, under the TNDC. Such costs are capitalized as system under construction in the accompanying consolidated balance sheets. As of December 31, 1996 and 1997, the balance payable to Motorola under the TNDC was $0 and $11 million, respectively.

     The aggregate fixed and determinable portion of all remaining obligations under the TNDC, assuming that all obligations are settled in cash, is as follow (in thousands):

                  YEAR ENDING DECEMBER 31,                     AMOUNT
                  ------------------------                    --------
     1998...................................................  $139,405
     1999...................................................     6,000
                                                              --------
                                                              $145,405
                                                              ========

OPERATIONS AND MAINTENANCE CONTRACT

     To provide for the operations and maintenance of the space segment upon completion of the Space System Contract, the Parent entered into the Operations and Maintenance Contract ("O&M") with Motorola. In connection with the Asset Drop-Down Transaction, the Parent assigned the O&M contract to Iridium. This contract obligates Motorola for a period of five years after completion of the final milestone under the Space System Contract to operate the Space System, and to exert its best efforts to monitor, upgrade and replace hardware and software of the space segment (including the individual space vehicles) at specified levels, in exchange for specified quarterly payments. Such payments are expected to begin in 1998 and to aggregate approximately $2.88 billion. During 1996, a two-year option agreement was entered into for the extension of the O&M contract with Motorola after the completion of the initial five-year term. If such option is exercised, Iridium will be obligated to make quarterly payments expected to aggregate an additional $1.33 billion. Upon commencement of the O&M, Iridium will capitalize the portion of the costs incurred that pertain to hardware and software components of the space segment that extend its useful life. The portion of the costs of the O&M associated with day-to-day operations will be expensed as incurred. Assuming that commercial operations commence in September 1998, the

                             IRIDIUM OPERATING LLC
                   (A WHOLLY-OWNED SUBSIDIARY OF IRIDIUM LLC)
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

aggregate fixed and determinable portion of all obligations under the O&M is expected to be as follows (in thousands):

                  YEAR ENDING DECEMBER 31,                      AMOUNT
                  ------------------------                    ----------
     1998...................................................  $  129,000
     1999...................................................     537,000
     2000...................................................     558,000
     2001...................................................     581,000
     2002...................................................     605,000
     2003...................................................     472,000
                                                              ----------
                                                              $2,882,000
                                                              ==========

8.  EMPLOYEE BENEFITS

     The Parent has adopted a comprehensive performance incentive and retirement benefit package. Under the terms of the Management Services Agreement (See Note
7), Iridium has committed to reimburse the Parent for all costs associated with employee benefits except for non-cash compensation related to employee stock options. The performance incentive program became effective in 1993, while the various retirement plans became effective on February 1, 1994.

INCENTIVE PROGRAMS

     The Parent has established short- and long-term incentive plans primarily based on employee performance. Effective December 31, 1995, the Parent terminated the long-term incentive plan. The remaining liability of the long-term incentive plan is approximately $2,426,000 and $1,738,000 as of December 31, 1996 and 1997, respectively, and is expected to be paid in 1999. Under these plans, the Parent incurred expenses of approximately $1,300,000, $1,252,000 and $3,412,000 for the years ended December 31, 1995, 1996, and 1997, respectively.

401(K) EMPLOYEE RETIREMENT SAVINGS PLAN

     The Parent adopted a 401(k) employee retirement savings plan in 1994 covering all employees. The Parent makes matching contributions to this qualified plan on behalf of participating employees up to 3% of employees' compensation. Employee contributions to the plan vest immediately. The Parent's contributions vest ratably over a seven-year period, including service credit for any prior employment with Motorola. Under this plan, the Parent has incurred approximately $161,000, $288,000, and $558,000 during the years ended December 31, 1995, 1996 and 1997, respectively.

RETIREMENT PLANS

     All employees of the Parent are covered by a non-contributory defined benefit retirement plan. Vesting in plan benefits generally occurs after five years. Benefits under the plan are based on years of credited service (including any prior employment with Motorola), age at retirement and the average earnings over the last four years. The plan is funded annually in accordance with the Employee Retirement Income Security Act of 1974.

     In early 1995, the Parent adopted a non-qualified defined benefit plan covering employees earnings in excess of the maximum amounts which may be considered under the qualified plan, excluding those executives participating in the supplemental executive plans described below, who also participate in the qualified defined benefit plan.

                             IRIDIUM OPERATING LLC
                   (A WHOLLY-OWNED SUBSIDIARY OF IRIDIUM LLC)
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

SUPPLEMENTAL EXECUTIVE PLANS

     The Parent maintains a non-qualified defined benefit plan for selected senior officers. Vesting in these plans generally occurs upon the attainment of age 55 with five years of service. Benefits under these plans are based on average annual compensation prior to retirement. The Parent has also agreed to provide for the payment of certain taxes associated with plan benefits. The supplemental executive plans are not funded. The net periodic pension cost recognized under the plans was approximately $1,256,000, $1,925,000, and $2,420,000 for the years ended December 31, 1995, 1996, and 1997, respectively. For the years ended December 31, 1996 and 1997, the amounts provided to cover taxes associated with the plan benefits were $736,000 and $693,000, respectively. In addition, an additional minimum pension liability adjustment of $332,000 and $90,000 has been recorded for the years ended December 31, 1996 and 1997, respectively, for its non-qualified plans. The additional minimum pension liability is included as a reduction to members' equity.

SUMMARY OF DEFINED BENEFIT PLANS

     Pension cost for the qualified and non-qualified defined benefit plans in total for the years ended December 31, 1995, 1996 and 1997, are as follows (in thousands):

                                       1995                    1996                    1997
                               ---------------------   ---------------------   ---------------------
                                             NON-                    NON-                    NON-
                               QUALIFIED   QUALIFIED   QUALIFIED   QUALIFIED   QUALIFIED   QUALIFIED
                               ---------   ---------   ---------   ---------   ---------   ---------
Service Cost.................    $372        $377        $789       $  438      $1,292      $  512
Interest cost on projected
  benefit obligation.........      70         246         133          339         206         285
Actual return on assets......     (66)         --         (82)          --        (138)         --
Amortization of actuarial
  loss.......................      --          --          --           51          --           6
Amortization of transition
  obligation.................      19         238          19          238          19         238
                                 ----        ----        ----       ------      ------      ------
Net periodic cost............    $395        $861        $859       $1,066      $1,379      $1,041
                                 ====        ====        ====       ======      ======      ======

                             IRIDIUM OPERATING LLC
                   (A WHOLLY-OWNED SUBSIDIARY OF IRIDIUM LLC)
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table describes the funded status of the plans at December 31, 1996 and 1997 (in thousands). The actuarial calculations were determined by the Parent's consulting actuaries:

                                                         1996                    1997
                                                 ---------------------   ---------------------
                                                               NON-                    NON-
                                                 QUALIFIED   QUALIFIED   QUALIFIED   QUALIFIED
                                                 ---------   ---------   ---------   ---------
Accumulated present value of obligations:
  Accumulated benefit obligation, including
     vested benefits...........................   $(1,828)    $(2,746)    $(3,334)    $(2,269)
                                                  =======     =======     =======     =======
  Projected benefit obligation for service
     rendered to date..........................   $(2,554)    $(5,179)    $(4,722)    $(5,039)
  Plan assets at fair value....................     1,931          --       3,757          --
                                                  -------     -------     -------     -------
  Projected benefit obligation in excess of
     plan assets...............................      (623)     (5,179)       (965)     (5,039)
  Unrecognized transition obligation...........       320       2,360         302       2,123
  Unrecognized net (gain) loss.................      (227)        609         118         870
                                                  -------     -------     -------     -------
  Accrued pension cost.........................      (530)     (2,210)       (545)     (2,046)
  Adjustment required to recognize minimum
     liability.................................        --        (733)         --        (643)
                                                  -------     -------     -------     -------
  Pension liability............................   $  (530)    $(2,943)    $  (545)    $(2,689)
                                                  =======     =======     =======     =======
  Actuarial assumptions:
  Discount rate................................      7.5%        7.5%          7%          7%
  Long-term rate of return.....................        8%          8%          8%          8%
  Salary increases.............................        5%        7.5%          5%        7.5%

9.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table presents the carrying amounts and estimated fair values of financial instruments as of December 31, 1996 and 1997 (in thousands):

                                              1996                    1997
                                       -------------------   -----------------------
                                       CARRYING     FAIR      CARRYING       FAIR
                                        AMOUNT     VALUE       AMOUNT       VALUE
                                       --------   --------   ----------   ----------
Bank facilities......................  $505,000   $505,000   $  560,000   $  560,000
Long-term debt due to Members........   230,904    230,904      273,302      273,302
Senior Notes, Series A, B, and C.....        --         --    1,054,288    1,156,000

     The fair value of long-term debt is estimated based on the current rates offered for similar debt. The carrying amounts of due from affiliates and accounts payable and accrued expenses approximate their fair market value as of December 31, 1996 and 1997 because of the relatively short duration of these assets.

10.  OPERATING LEASE COMMITMENTS

     The Parent leases its corporate headquarters office space and other office space and equipment under non-cancelable operating lease agreements. The initial lease term for the corporate

                             IRIDIUM OPERATING LLC
                   (A WHOLLY-OWNED SUBSIDIARY OF IRIDIUM LLC)
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

headquarters office space is seven years. Future minimum payments under all operating lease arrangements are as follows (in thousands):

                  YEAR ENDING DECEMBER 31,                    AMOUNT
                  ------------------------                    -------
1998........................................................  $ 8,417
1999........................................................    8,459
2000........................................................    8,440
2001........................................................    5,755
2002........................................................    4,951
2003 and beyond.............................................    7,985
                                                              -------
                                                              $44,007
                                                              =======

     Rental expense under operating leases for the years ended December 31, 1995, 1996, and 1997 was approximately $1,025,000, $1,194,000, and $7,821,000, respectively.

11.  IRIDIUM SUBSIDIARIES

     The Series A Notes, Series B Notes and Series C Notes are co-issued by Iridium and Iridium Capital Corporation ("Capital") and are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by Iridium Roaming LLC and Iridium IP LLC (collectively, the "Guarantor Subsidiaries" and together with Capital, the "Iridium Subsidiaries"). Each of the Iridium Subsidiaries is a wholly-owned subsidiary of Iridium and, as of December 31, 1997, Iridium has no subsidiaries other than the Iridium Subsidiaries. Capital was formed and capitalized by the Parent on June 16, 1997 (subscribed capital of $100). Iridium Roaming LLC was formed by the Parent on June 15, 1997. Iridium IP LLC was formed by the Parent on February 28, 1997. In connection with the Asset Drop-Down Transaction, Parent's interest in the Iridium subsidiaries was transferred to Iridium.

     The following is summarized financial information of Capital as of December 31, 1997 and for the period from inception through December 31, 1997. Full financial statements of Capital are not presented because management believes they are not material to investors.

                                                              DECEMBER 31, 1997
                                                              -----------------
Current assets..............................................         $0
Total assets................................................          0
Current liabilities.........................................          0
Total liabilities...........................................          0

                                                              FOR THE PERIOD FROM
                                                               INCEPTION THROUGH
                                                               DECEMBER 31, 1997
                                                              -------------------
Net revenues................................................          $0
Cost of services............................................           0
Net loss....................................................           0

Iridium has recognized the obligations relating to the Series A Notes, the Series B Notes and the Series C Notes because Iridium will have the operations to service such obligations.

                             IRIDIUM OPERATING LLC
                   (A WHOLLY-OWNED SUBSIDIARY OF IRIDIUM LLC)
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following is summarized financial information of the Guarantor Subsidiaries as of December 31, 1997 and for the period from inception of each of the Guarantor Subsidiaries through December 31, 1997. Full financial statements of the Guarantor Subsidiaries are not presented because management believes they are not material to investors.

                                                              DECEMBER 31, 1997
                                                              -----------------
Current assets..............................................         $0
Total assets................................................          0
Current liabilities.........................................          0
Total liabilities...........................................          0

                                                              FOR THE PERIOD FROM
                                                               INCEPTION THROUGH
                                                               DECEMBER 31, 1997
                                                              -------------------
Net revenues................................................          $0
Cost of services............................................           0
Net loss....................................................           0

12.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     In thousands:

     The following is a summary of results of operations for each of the fiscal quarters during 1995:

                                     FIRST    SECOND      THIRD      FOURTH     TOTAL
                                    QUARTER   QUARTER    QUARTER     QUARTER    YEAR
                                    -------   -------    -------     -------   -------
Operating expenses................  $5,753    $6,083     $5,911      $9,440    $27,187
Net loss..........................   4,528     5,033      5,092       8,992     23,645

     The following is a summary of results of operations for each of the fiscal quarters during 1996:

                                     FIRST    SECOND     THIRD     FOURTH     TOTAL
                                    QUARTER   QUARTER   QUARTER    QUARTER    YEAR
                                    -------   -------   -------    -------   -------
Operating expenses................  $8,410    $10,321   $19,621    $33,052   $71,404
Net loss..........................   7,663      9,840    24,232     31,863    73,598

     The following is a summary of results of operations for each of the fiscal quarters during 1997:

                                    FIRST    SECOND     THIRD     FOURTH     TOTAL
                                   QUARTER   QUARTER   QUARTER   QUARTER      YEAR
                                   -------   -------   -------   --------   --------
Operating expenses...............  $36,054   $48,414   $84,959   $127,019   $296,446
Net loss.........................   35,928    47,926    84,057    125,490    293,401

                             IRIDIUM OPERATING LLC

                          IRIDIUM CAPITAL CORPORATION
                              IRIDIUM ROAMING LLC
                                 IRIDIUM IP LLC
                         IRIDIUM FACILITIES CORPORATION

                                [IRIDIUM LOGO]

                  The Exchange Agent for the Exchange Offer is
                      STATE STREET BANK AND TRUST COMPANY
                            Facsimile Transmissions:
                                 (617) 664-5371
                          (Eligible Institutions Only)

       By Registered or Certified Mail                 By Hand or Overnight Delivery
         Corporate Trust Department              Corporate Trust Department, Fourth Floor
             Post Office Box 778                          Two International Plaza
      Boston, Massachusetts 02102-0078               Boston, Massachusetts 02102-0078

                             New York Drop Location

                   State Street Bank and Trust Company, N.A.
                                  61 Broadway
                    Concourse Level, Corporate Trust Window
                            New York, New York 10006

                             FOR INFORMATION CALL:
                                 (800) 531-0368


     UNTIL SEPTEMBER 9, 1998 ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Capital, which is a Delaware corporation, is empowered by the Delaware General Corporation Law, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of Capital. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The Certificate of Incorporation and by-laws of Capital provide for indemnification of the directors and officers of such entities to the full extent permitted by the Delaware General Corporation Law.

     Pursuant to the Parent LLC Agreement, Iridium has agreed to indemnify any person against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action brought by Iridium), in which such person is made a party by reason of his being or having been a director or officer of Iridium or is or was serving at the request of Iridium as a manager, director, officer, employee, fiduciary or agent of another limited liability company or of a corporation, partnership, joint venture, trust or other enterprise, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Iridium and, with respect to any criminal action or proceeding had no reasonable cause to believe such person's conduct was unlawful.

     Pursuant to the Iridium LLC Agreement, Iridium has agreed to indemnify any person against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding (a "proceeding"), whether civil, criminal, administrative or investigative (other than an action brought by Iridium), in which such person is made a party by reason of his being or having been a director or officer of Iridium or is or was serving at the request of Iridium as a manager, director, officer, employee or agent of another limited liability company or of a corporation, partnership, joint venture, trust or other enterprise, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Iridium and, with respect to such proceeding, had no reasonable cause to believe such person's conduct was unlawful.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBITS
-------                      -----------------------
 3.1       Limited Liability Company Agreement of Iridium LLC, dated as of July 29, 1996, as amended: Incorporated by reference to
           Exhibit 10.1 to the Registration Statement on Form S-1 of
           Iridium World Communications Ltd. and Iridium LLC
           (Registration Nos. 333-23419 and 333-23419-01) (the "Form
           S-1").
 3.2       Articles of Incorporation of Iridium Capital Corporation:
           Incorporated by reference to Exhibit 3.2 of the Registration
           Statement on Form S-4 of Iridium LLC, Iridium Capital
           Corporation, Iridium Roaming LLC, and Iridium IP LLC
           (Registration Nos. 333-31741, -01, -02 and -03) (the "1997
           Form S-4").

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBITS
-------                      -----------------------
 3.3       By-Laws of Iridium Capital Corporation: Incorporated by
           reference to Exhibit 3.3 to the 1997 Form S-4.
 3.4       Amended and Restated Limited Liability Company Agreement of
           Iridium Roaming LLC.*
 3.5       Amended and Restated Limited Liability Company Agreement of
           Iridium IP LLC.*
 3.6       Limited Liability Company Agreement of Iridium Operating
           LLC.*
 3.7       Articles of Incorporation of Iridium Facilities Corporation:
           Incorporated by reference to Exhibit 3.7 of the Annual
           Report on Form 10-K of Iridium World Communications Ltd.,
           Iridium LLC, Iridium Operating LLC, Iridium IP LLC, Iridium
           Roaming LLC and Iridium Capital Corporation (the "1997 Form
           10-K").
 3.8       By-Laws of Iridium Facilities Corporation: Incorporated by
           reference to Exhibit 3.8 to the 1997 Form 10-K.
 4.1.1     Indenture dated as of July 16, 1997 relating to Iridium
           LLC's and Iridium Capital Corporation's 13% Senior Notes due
           2005, Series A, and 13% Senior Notes due 2005, Series A/EN:
           Incorporated by reference to Exhibit 4.1 to the 1997 Form
           S-4.
 4.1.2     First Supplemental Indenture dated as of December 18, 1997 relating to Iridium Operating LLC's and Iridium Capital
           Corporation's 13% Senior Notes due 2005, Series A, and 13%
           Senior Notes due 2005, Series A/EN.*
 4.1.3     Second Supplemental Indenture dated as of February 27, 1998 relating to Iridium Operating LLC's and Iridium Capital
           Corporation's 13% Senior Notes due 2005, Series A, and 13%
           Senior Notes due 2005, Series A/EN: Incorporated by
           reference to Exhibit 4.1.3 to the 1997 Form 10-K.
 4.2       Forms of Series A Note and Series A/EN Note: Incorporated by
           reference to Exhibit 4.1 to the 1997 Form S-4.
 4.3.1     Indenture dated as of July 16, 1997 relating to Iridium
           LLC's and Iridium Capital Corporation's 14% Senior Notes due
           2005, Series B, and 14% Senior Notes due 2005, Series B/EN:
           Incorporated by reference to Exhibit 4.2 to the 1997 Form
           S-4.
 4.3.2     First Supplemental Indenture dated as of December 18, 1997 relating to Iridium Operating LLC's and Iridium Capital
           Corporation's 14% Senior Notes due 2005, Series B, and 14%
           Senior Notes due 2005, Series B/EN.*
 4.3.3     Second Supplemental Indenture dated as of February 27, 1998 relating to Iridium Operating LLC's and Iridium Capital
           Corporation's 14% Senior Notes due 2005, Series B, and 14%
           Senior Notes due 2005, Series B/EN: Incorporated by
           reference to Exhibit 4.3.3 to the 1997 Form 10-K.
 4.4       Forms of Series B Note and Series B/EN Note: Incorporated by
           reference to Exhibit 4.2 to the 1997 Form S-4.
 4.5.1     Indenture dated as of October 17, 1997 relating to Iridium
           LLC's and Iridium Capital Corporation's 11 1/4% Senior Notes
           due 2005,
           Series C.*
 4.5.2     First Supplemental Indenture dated as of December 18, 1997 relating to Iridium Operating LLC's and Iridium Capital
           Corporation's 11 1/4% Senior Notes due 2005, Series C.*

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBITS
-------                      -----------------------
 4.5.3     Second Supplemental Indenture dated as of February 27, 1998 relating to Iridium Operating LLC's and Iridium Capital
           Corporation's 11 1/4% Senior Notes due 2005, Series C:
           Incorporated by reference to Exhibit 4.5.3 to the 1997 Form
           10-K.
 4.6       Forms of Series C Note and Series C/EN Note: contained in an exhibit to Exhibit 4.5.1.*
 5         Opinion of Sullivan & Cromwell.*
10.1       Form of Interest Exchange Agreement between IWCL and Iridium
           LLC: Incorporated by reference to Exhibit 10.2 to the Form
           S-1.
10.2       Form of amended and restated Management Services Agreement between IWCL, Iridium LLC and Iridium Operating LLC.*
10.3       Form of 1997 Subscription Agreement between IWCL and Iridium
           LLC: Incorporated by reference to Exhibit 10.4 to the Form
           S-1.
10.4       Space System Contract between Iridium LLC and Motorola, Inc.
           effective July 29, 1993, as amended and conformed on January
           14, 1997: Incorporated by reference to Exhibit 10.6 to the
           Form S-1.+
10.5       Communications System Operations & Maintenance Contract
           between Iridium LLC and Motorola, Inc. effective July 29,
           1993, as amended and conformed on January 14, 1997:
           Incorporated by reference to Exhibit 10.7 to the Form S-1.+
10.6       Terrestrial Network Development Contract between Iridium LLC and Motorola, Inc. effective January 1, 1993, as amended and conformed on January 14, 1997: Incorporated by reference to
           Exhibit 10.8 to the Form S-1.+
10.7       Amendment No. 3 to the Terrestrial Network Development
           Contract between Iridium LLC and Motorola, Inc. effective
           June 20, 1997: Incorporated by reference to Exhibit 10.7 to the 1997 Form S-4.+
10.8       Support Agreement between Iridium LLC and Motorola, Inc.:
           Incorporated by reference to Exhibit 10.9 to the Form S-1.
10.9       Agreement, executed as of December 16, 1996, between
           Andersen Consulting LLC and Iridium LLC relating to the
           development of business support systems: Incorporated by
           reference to Exhibit 10.10 to the Form S-1.+
10.10      14 1/2% Senior Subordinated Discount Notes Due 2006 of
           Iridium: Incorporated by reference to Exhibit 10.11 to the
           Form S-1.
10.11      Form of Warrant issued in respect of 14 1/2% Senior
           Subordinated Discount Notes: Incorporated by reference to
           Exhibit 10.13 to the Form S-1.
10.12      Warrant to purchase Series M Class 2 Interests dated July
           29, 1993, as amended: Incorporated by reference to Exhibit
           10.13 to the Form S-1.
10.13      Form of Gateway Authorization Agreement: Incorporated by
           reference to Exhibit 10.14 to the Form S-1.
10.14      Guaranteed Bank Facility: Incorporated by reference to
           Exhibit 10.15 to the Form S-1.
10.15      Amendment dated December 19, 1997 to Guaranteed
           Bank Facility: Incorporated by reference to Exhibit 10.15 to the 1997 Form 10-K.
10.16      Motorola Agreement regarding Guarantee: Incorporated by
           reference to Exhibit 10.16 to the Form S-1.
10.17      Amended and Restated Agreement regarding Guarantee:
           Incorporated by reference to Exhibit 10.17 to the 1997 Form
           S-4.

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBITS
-------                      -----------------------
10.18      Memorandum of Understanding with Motorola, Inc: Incorporated by reference to Exhibit 10.18 to the 1997 Form S-4.
10.19      Form of Share Issuance Agreement between IWCL and Iridium
           LLC: Incorporated by reference to Exhibit 10.17 to the Form
           S-1.
10.20      Purchase Agreement in respect of Series C Notes, dated
           October 9, 1997.*
10.21      Exchange and Registration Rights Agreement: contained in an annex to Exhibit 10.20.*
10.22      Iridium LLC Option Plan: Incorporated by reference to
           Exhibit 10.5 to the Form S-1.++
10.23      Iridium LLC Selected Senior Officers' Supplementary
           Retirement Plan: Incorporated by reference to Exhibit 10.27 to the 1997 Form S-4.
10.24      Agreement between Mr. Staiano and Iridium LLC: Incorporated by reference to Exhibit 10.28 to the 1997 Form S-4.
10.25      Asset Transfer Agreement.*
10.26      Consent of Arthur Andersen LLP to Contract Assignment.*
10.27      Consent of Motorola Inc. to Contract Assignment.*
10.28      Form of Credit Agreement among Iridium Operating LLC, Chase
           Securities Inc., Barclays Capital, The Chase Manhattan Bank
           and Barclays Bank PLC: Incorporated by reference to Exhibit
           10.28 to the 1997 Form 10-K.
10.29      Conditions Precedent to the Disbursement of the Term Loans
           under Section 2.01(a) of the Credit Agreement: Incorporated by reference to Exhibit 10.29 to the 1997 Form 10-K.
10.30      Regulatory and Technical Conditions Precedent to
           availability of funding under the Credit Agreement:
           Incorporated by reference to Exhibit 10.30 to the 1997 Form
           10-K.
10.31      Form of Assignment and Acceptance under the Credit
           Agreement: Incorporated by reference to Exhibit 10.31 to the
           1997 Form 10-K.
10.32      Form of Pledge and Security Agreement among Iridium
           Operating LLC, each of the Subsidiaries and The Chase
           Manhattan Bank: Incorporated by reference to Exhibit 10.32 to the 1997 Form 10-K.
10.33      Form of Parent Security Agreement between Iridium LLC and
           The Chase Manhattan Bank: Incorporated by reference to
           Exhibit 10.33 to the 1997 Form 10-K.
10.34      Form of Subsidiary Guarantee Agreement between each of the
           Subsidiary Guarantors and The Chase Manhattan Bank:
           Incorporated by reference to Exhibit 10.34 to the 1997 Form
           10-K.
10.35      Form of Subsidiary Guarantee Assumption Agreement:
           Incorporated by reference to Exhibit 10.35 to the 1997 Form
           10-K.
10.36      Form of Depositary Agreement between Iridium Operating LLC and The Chase Manhattan Bank: Incorporated by reference to
           Exhibit 10.36 to the 1997 Form 10-K.
10.37      Form of Motorola Consent under the Credit Agreement among
           Motorola, Iridium Operating LLC and The Chase Manhattan
           Bank: Incorporated by reference to Exhibit 10.37 to the 1997
           Form 10-K.
10.38      Form of Motorola Pledge Agreement between Motorola, Inc. and
           The Chase Manhattan Bank: Incorporated by reference to
           Exhibit 10.38 to the 1997 Form 10-K.
10.39      Form of Progress Certificate (Pre-Commercial Activation)
           under the Credit Agreement: Incorporated by reference to
           Exhibit 10.39 to the 1997 Form 10-K.

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBITS
-------                      -----------------------
10.40      Form of Verification of Independent Technical Advisor under the Credit Agreement: Incorporated by reference to Exhibit
           10.40 to the 1997 Form 10-K.
10.41      Form of Progress Certificate (Post-Commercial Activation)
           under the Credit Agreement: Incorporated by reference to
           Exhibit 10.41 to the 1997 Form 10-K.
10.42      Form of Borrowing Request under the Credit Agreement:
           Incorporated by reference to Exhibit 10.42 to the 1997 Form
           10-K.
12         Statement Regarding Computation of Ratios.*
21         Subsidiaries of the Registrants.*
23.1       Consent of KPMG Peat Marwick LLP.**
23.2       Consent of Sullivan & Cromwell: contained in Exhibit 5.
24         Power of Attorney: Contained on signature pages.
25.1       Statement on Form T-1 of Eligibility of Trustee respecting the Series A Indenture: Incorporated by reference to Exhibit
           25.1 to the 1997 Form S-4.
25.2       Statement on Form T-1 of Eligibility of Trustee respecting the Series B Indenture: Incorporated by reference to Exhibit
           25.2 to the 1997 Form S-4.
25.3       Statement on Form T-1 of Eligibility of Trustee respecting the Series C Indenture.*
27         Financial Data Schedule*
99.1       Form of Letter of Transmittal and Notice of Guaranteed
           Delivery.*
99.2       Form of Letter to Clients.*
99.3       Form of Letter to Nominees.*


---------------
 * Filed previously.
** Filed herewith.
 + Confidential treatment previously granted in connection with the Form S-1 or the 1997 Form S-4.
++ Management Compensation Plan.

     (b) Financial Statement Schedules:

     All schedules have been omitted because they are not applicable or not required or the required information is included in the financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS.

     The Registrants hereby undertake:

          (1) To file, during any period in which they offer or sell securities, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Washington, District of Columbia, on April 14, 1998.


                                          IRIDIUM ROAMING LLC

                                          By: /s/ EDWARD F. STAIANO
                                             -----------------------------------
                                                      Edward F. Staiano
                                               Acting Chief Executive Officer

                                          IRIDIUM IP LLC

                                          By: /s/ EDWARD F. STAIANO
                                             -----------------------------------
                                                      Edward F. Staiano
                                               Acting Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on the dates indicated.


                      NAME                                      TITLE                      DATE
                      ----                                      -----                      ----

              /s/ ROBERT W. KINZIE                Chairman, Iridium Operating LLC     April 14, 1998
------------------------------------------------  (Sole Member of Iridium Roaming
                Robert W. Kinzie                  LLC and Iridium IP LLC)

             /s/ EDWARD F. STAIANO                acting chief executive officer of   April 14, 1998
------------------------------------------------  Iridium Roaming LLC and Iridium IP
               Edward F. Staiano                  LLC

                 /s/ ROY GRANT                    acting chief financial officer of   April 14, 1998
------------------------------------------------  Iridium Roaming LLC and Iridium IP
                   Roy Grant                      LLC

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Washington, District of Columbia, on April 14, 1998.


                                          IRIDIUM OPERATING LLC

                                          By: /s/ ROBERT W. KINZIE
                                             -----------------------------------
                                                      Robert W. Kinzie
                                                          Chairman

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed by the following persons in the capacities on the dates indicated.


                      NAME                                       TITLE                       DATE
                      ----                                       -----                       ----

              /s/ ROBERT W. KINZIE                Chairman, Iridium Operating LLC       April 14, 1998
------------------------------------------------
                Robert W. Kinzie

             /s/ EDWARD F. STAIANO                Vice Chairman and Chief Executive     April 14, 1998
------------------------------------------------  Officer, Iridium Operating LLC
               Edward F. Staiano

                 /s/ ROY GRANT                    Vice President and Chief Financial    April 14, 1998
------------------------------------------------  Officer, Iridium Operating LLC
                   Roy Grant

                                                  Director                               April  , 1998
------------------------------------------------
                Aburizal Bakrie

                       *                          Director                              April 14, 1998
------------------------------------------------
               Hasan M. Binladin

                       *                          Director                              April 14, 1998
------------------------------------------------
                   Ulf Bohla

                                                  Director                               April  , 1998
------------------------------------------------
              Gordon J. Comerford

                       *                          Director                              April 14, 1998
------------------------------------------------
            Atilano de Oms Sobrinho

                       *                          Director                              April 14, 1998
------------------------------------------------
               Robert A. Ferchat

                       *                          Director                              April 14, 1998
------------------------------------------------
                 Alberto Finol

                                                  Director                               April  , 1998
------------------------------------------------
                  Edward Gams

                       *                          Director                              April 14, 1998
------------------------------------------------
                 Kazuo Inamori

                                                  Director                               April  , 1998
------------------------------------------------
               Georg Kellinghusen

                       *                          Director                              April 14, 1998
------------------------------------------------
                   S. H. Khan

                      NAME                                       TITLE                       DATE
                      ----                                       -----                       ----
                                                  Director                               April  , 1998
------------------------------------------------
               Anatoli I. Kiselev

                       *                          Director                              April 14, 1998
------------------------------------------------
               Richard L. Lesher

                                                  Director                               April  , 1998
------------------------------------------------
                John F. Mitchell

                       *                          Director                              April 14, 1998
------------------------------------------------
                  Jung L. Mok

                                                  Director                               April  , 1998
------------------------------------------------
               Giuseppe Morganti

                                                  Director                               April  , 1998
------------------------------------------------
               J. Michael Norris

                       *                          Director                              April 14, 1998
------------------------------------------------
                 Yusai Okuyama

                                                  Director                               April  , 1998
------------------------------------------------
               John A. Richardson

                                                  Director                               April  , 1998
------------------------------------------------
                John M. Scanlon

                       *                          Director                              April 14, 1998
------------------------------------------------
               Theodore H. Schell

                       *                          Director                              April 14, 1998
------------------------------------------------
              William A. Schreyer

                       *                          Director                              April 14, 1998
------------------------------------------------
               Sribhumi Sukhanetr

                       *                          Director                              April 14, 1998
------------------------------------------------
                  Tao-Tsun Sun

                       *                          Director                              April 14, 1998
------------------------------------------------
                Yoshiharu Yasuda

                                                  Director                               April  , 1998
------------------------------------------------
                  Wang Mei Yue

           * By /s/ F. THOMAS TUTTLE
   -----------------------------------------
                Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Washington, District of Columbia, on April 14, 1998.


                                          IRIDIUM CAPITAL CORPORATION

                                          By: /s/ EDWARD F. STAIANO
                                             -----------------------------------
                                                      Edward F. Staiano
                                                          Chairman

                                          IRIDIUM FACILITIES CORPORATION

                                          By: /s/ EDWARD F. STAIANO
                                             -----------------------------------
                                                      Edward F. Staiano
                                                          Chairman

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed by the following persons in the capacities on the dates indicated.


                      NAME                                      TITLE                      DATE
                      ----                                      -----                      ----

             /s/ EDWARD F. STAIANO                Chairman and Chief Executive        April 14, 1998
------------------------------------------------  Officer, Iridium Capital
               Edward F. Staiano                  Corporation and Iridium Facilities
                                                  Corporation

                 /s/ ROY GRANT                    Chief Financial Officer, Iridium    April 14, 1998
------------------------------------------------  Capital Corporation and Iridium
                   Roy Grant                      Facilities Corporation

              /s/ ROBERT W. KINZIE                Director, Iridium Capital           April 14, 1998
------------------------------------------------  Corporation and Iridium Facilities
                Robert W. Kinzie                  Corporation

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBITS
-------                      -----------------------
 3.1       Limited Liability Company Agreement of Iridium LLC, dated as of July 29, 1996, as amended: Incorporated by reference to
           Exhibit 10.1 to the Registration Statement on Form S-1 of
           Iridium World Communications Ltd. and Iridium LLC
           (Registration Nos. 333-23419 and 333-23419-01) (the "Form
           S-1").
 3.2       Articles of Incorporation of Iridium Capital Corporation:
           Incorporated by reference to Exhibit 3.2 of the Registration
           Statement on Form S-4 of Iridium LLC, Iridium Capital
           Corporation, Iridium Roaming LLC, and Iridium IP LLC
           (Registration Nos. 333-31741, -01, -02 and -03) (the "1997
           Form S-4").
 3.3       By-Laws of Iridium Capital Corporation: Incorporated by
           reference to Exhibit 3.3 to the 1997 Form S-4.
 3.4       Amended and Restated Limited Liability Company Agreement of
           Iridium Roaming LLC.*
 3.5       Amended and Restated Limited Liability Company Agreement of
           Iridium IP LLC.*
 3.6       Limited Liability Company Agreement of Iridium Operating
           LLC.*
 3.7       Articles of Incorporation of Iridium Facilities Corporation:
           Incorporated by reference to Exhibit 3.7 of the Annual
           Report on Form 10-K of Iridium World Communications Ltd.,
           Iridium LLC, Iridium Operating LLC, Iridium IP LLC, Iridium
           Roaming LLC and Iridium Capital Corporation (the "1997 Form
           10-K").
 3.8       By-Laws of Iridium Facilities Corporation: Incorporated by
           reference to Exhibit 3.8 to the 1997 Form 10-K.
 4.1.1     Indenture dated as of July 16, 1997 relating to Iridium
           LLC's and Iridium Capital Corporation's 13% Senior Notes due
           2005, Series A, and 13% Senior Notes due 2005, Series A/EN:
           Incorporated by reference to Exhibit 4.1 to the 1997 Form
           S-4.
 4.1.2     First Supplemental Indenture dated as of December 18, 1997 relating to Iridium Operating LLC's and Iridium Capital
           Corporation's 13% Senior Notes due 2005, Series A, and 13%
           Senior Notes due 2005, Series A/EN.*
 4.1.3     Second Supplemental Indenture dated as of February 27, 1998 relating to Iridium Operating LLC's and Iridium Capital
           Corporation's 13% Senior Notes due 2005, Series A, and 13%
           Senior Notes due 2005, Series A/EN: Incorporated by
           reference to Exhibit 4.1.3 to the 1997 Form 10-K.
 4.2       Forms of Series A Note and Series A/EN Note: Incorporated by
           reference to Exhibit 4.1 to the 1997 Form S-4.
 4.3.1     Indenture dated as of July 16, 1997 relating to Iridium
           LLC's and Iridium Capital Corporation's 14% Senior Notes due
           2005, Series B, and 14% Senior Notes due 2005, Series B/EN:
           Incorporated by reference to Exhibit 4.2 to the 1997 Form
           S-4.
 4.3.2     First Supplemental Indenture dated as of December 18, 1997 relating to Iridium Operating LLC's and Iridium Capital
           Corporation's 14% Senior Notes due 2005, Series B, and 14%
           Senior Notes due 2005, Series B/EN.*

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBITS
-------                      -----------------------
 4.3.3     Second Supplemental Indenture dated as of February 27, 1998 relating to Iridium Operating LLC's and Iridium Capital
           Corporation's 14% Senior Notes due 2005, Series B, and 14%
           Senior Notes due 2005, Series B/EN: Incorporated by
           reference to Exhibit 4.3.3 to the 1997 Form 10-K.
 4.4       Forms of Series B Note and Series B/EN Note: Incorporated by
           reference to Exhibit 4.2 to the 1997 Form S-4.
 4.5.1     Indenture dated as of October 17, 1997 relating to Iridium
           LLC's and Iridium Capital Corporation's 11 1/4% Senior Notes
           due 2005,
           Series C.*
 4.5.2     First Supplemental Indenture dated as of December 18, 1997 relating to Iridium Operating LLC's and Iridium Capital
           Corporation's 11 1/4% Senior Notes due 2005, Series C.*
 4.5.3     Second Supplemental Indenture dated as of February 27, 1998 relating to Iridium Operating LLC's and Iridium Capital
           Corporation's 11 1/4% Senior Notes due 2005, Series C:
           Incorporated by reference to Exhibit 4.5.3 to the 1997 Form
           10-K.
 4.6       Forms of Series C Note and Series C/EN Note: contained in an exhibit to Exhibit 4.5.1.*
 5         Opinion of Sullivan & Cromwell.*
10.1       Form of Interest Exchange Agreement between IWCL and Iridium
           LLC: Incorporated by reference to Exhibit 10.2 to the Form
           S-1.
10.2       Form of amended and restated Management Services Agreement between IWCL, Iridium LLC and Iridium Operating LLC.*
10.3       Form of 1997 Subscription Agreement between IWCL and Iridium
           LLC: Incorporated by reference to Exhibit 10.4 to the Form
           S-1.
10.4       Space System Contract between Iridium LLC and Motorola, Inc.
           effective July 29, 1993, as amended and conformed on January
           14, 1997: Incorporated by reference to Exhibit 10.6 to the
           Form S-1.+
10.5       Communications System Operations & Maintenance Contract
           between Iridium LLC and Motorola, Inc. effective July 29,
           1993, as amended and conformed on January 14, 1997:
           Incorporated by reference to Exhibit 10.7 to the Form S-1.+
10.6       Terrestrial Network Development Contract between Iridium LLC and Motorola, Inc. effective January 1, 1993, as amended and conformed on January 14, 1997: Incorporated by reference to
           Exhibit 10.8 to the Form S-1.+
10.7       Amendment No. 3 to the Terrestrial Network Development
           Contract between Iridium LLC and Motorola, Inc. effective
           June 20, 1997: Incorporated by reference to Exhibit 10.7 to the 1997 Form S-4.+
10.8       Support Agreement between Iridium LLC and Motorola, Inc.:
           Incorporated by reference to Exhibit 10.9 to the Form S-1.
10.9       Agreement, executed as of December 16, 1996, between
           Andersen Consulting LLC and Iridium LLC relating to the
           development of business support systems: Incorporated by
           reference to Exhibit 10.10 to the Form S-1.+
10.10      14 1/2% Senior Subordinated Discount Notes Due 2006 of
           Iridium: Incorporated by reference to Exhibit 10.11 to the
           Form S-1.

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBITS
-------                      -----------------------
10.11      Form of Warrant issued in respect of 14 1/2% Senior
           Subordinated Discount Notes: Incorporated by reference to
           Exhibit 10.13 to the Form S-1.
10.12      Warrant to purchase Series M Class 2 Interests dated July
           29, 1993, as amended: Incorporated by reference to Exhibit
           10.13 to the Form S-1.
10.13      Form of Gateway Authorization Agreement: Incorporated by
           reference to Exhibit 10.14 to the Form S-1.
10.14      Guaranteed Bank Facility: Incorporated by reference to
           Exhibit 10.15 to the Form S-1.
10.15      Amendment dated December 19, 1997 to Guaranteed
           Bank Facility: Incorporated by reference to Exhibit 10.15 to the 1997 Form 10-K.
10.16      Motorola Agreement regarding Guarantee: Incorporated by
           reference to Exhibit 10.16 to the Form S-1.
10.17      Amended and Restated Agreement regarding Guarantee:
           Incorporated by reference to Exhibit 10.17 to the 1997 Form
           S-4.
10.18      Memorandum of Understanding with Motorola, Inc: Incorporated by reference to Exhibit 10.18 to the 1997 Form S-4.
10.19      Form of Share Issuance Agreement between IWCL and Iridium
           LLC: Incorporated by reference to Exhibit 10.17 to the Form
           S-1.
10.20      Purchase Agreement in respect of Series C Notes, dated
           October 9, 1997.*
10.21      Exchange and Registration Rights Agreement: contained in an annex to Exhibit 10.20.*
10.22      Iridium LLC Option Plan: Incorporated by reference to
           Exhibit 10.5 to the Form S-1.++
10.23      Iridium LLC Selected Senior Officers' Supplementary
           Retirement Plan: Incorporated by reference to Exhibit 10.27 to the 1997 Form S-4.
10.24      Agreement between Mr. Staiano and Iridium LLC: Incorporated by reference to Exhibit 10.28 to the 1997 Form S-4.
10.25      Asset Transfer Agreement.*
10.26      Consent of Arthur Andersen LLP to Contract Assignment.*
10.27      Consent of Motorola Inc. to Contract Assignment.*
10.28      Form of Credit Agreement among Iridium Operating LLC, Chase
           Securities Inc., Barclays Capital, The Chase Manhattan Bank
           and Barclays Bank PLC: Incorporated by reference to Exhibit
           10.28 to the 1997 Form 10-K.
10.29      Conditions Precedent to the Disbursement of the Term Loans
           under Section 2.01(a) of the Credit Agreement: Incorporated by reference to Exhibit 10.29 to the 1997 Form 10-K.
10.30      Regulatory and Technical Conditions Precedent to
           availability of funding under the Credit Agreement:
           Incorporated by reference to Exhibit 10.30 to the 1997 Form
           10-K.
10.31      Form of Assignment and Acceptance under the Credit
           Agreement: Incorporated by reference to Exhibit 10.31 to the
           1997 Form 10-K.

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBITS
-------                      -----------------------
10.32      Form of Pledge and Security Agreement among Iridium
           Operating LLC, each of the Subsidiaries and The Chase
           Manhattan Bank: Incorporated by reference to Exhibit 10.32 to the 1997 Form 10-K.
10.33      Form of Parent Security Agreement between Iridium LLC and
           The Chase Manhattan Bank: Incorporated by reference to
           Exhibit 10.33 to the 1997 Form 10-K.
10.34      Form of Subsidiary Guarantee Agreement between each of the
           Subsidiary Guarantors and The Chase Manhattan Bank:
           Incorporated by reference to Exhibit 10.34 to the 1997 Form
           10-K.
10.35      Form of Subsidiary Guarantee Assumption Agreement:
           Incorporated by reference to Exhibit 10.35 to the 1997 Form
           10-K.
10.36      Form of Depositary Agreement between Iridium Operating LLC and The Chase Manhattan Bank: Incorporated by reference to
           Exhibit 10.36 to the 1997 Form 10-K.
10.37      Form of Motorola Consent under the Credit Agreement among
           Motorola, Iridium Operating LLC and The Chase Manhattan
           Bank: Incorporated by reference to Exhibit 10.37 to the 1997
           Form 10-K.
10.38      Form of Motorola Pledge Agreement between Motorola, Inc. and
           The Chase Manhattan Bank: Incorporated by reference to
           Exhibit 10.38 to the 1997 Form 10-K.
10.39      Form of Progress Certificate (Pre-Commercial Activation)
           under the Credit Agreement: Incorporated by reference to
           Exhibit 10.39 to the 1997 Form 10-K.
10.40      Form of Verification of Independent Technical Advisor under the Credit Agreement: Incorporated by reference to Exhibit
           10.40 to the 1997 Form 10-K.
10.41      Form of Progress Certificate (Post-Commercial Activation)
           under the Credit Agreement: Incorporated by reference to
           Exhibit 10.41 to the 1997 Form 10-K.
10.42      Form of Borrowing Request under the Credit Agreement:
           Incorporated by reference to Exhibit 10.42 to the 1997 Form
           10-K.
12         Statement Regarding Computation of Ratios.*
21         Subsidiaries of the Registrants.*
23.1       Consent of KPMG Peat Marwick LLP.**
23.2       Consent of Sullivan & Cromwell: contained in Exhibit 5.
24         Power of Attorney: Contained on signature pages.
25.1       Statement on Form T-1 of Eligibility of Trustee respecting the Series A Indenture: Incorporated by reference to Exhibit
           25.1 to the 1997 Form S-4.
25.2       Statement on Form T-1 of Eligibility of Trustee respecting the Series B Indenture: Incorporated by reference to Exhibit
           25.2 to the 1997 Form S-4.
25.3       Statement on Form T-1 of Eligibility of Trustee respecting the Series C Indenture.*

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBITS
-------                      -----------------------
27         Financial Data Schedule*
99.1       Form of Letter of Transmittal and Notice of Guaranteed
           Delivery.*
99.2       Form of Letter to Clients.*
99.3       Form of Letter to Nominees.*

---------------
 * Filed previously.
** Filed herewith.
 + Confidential treatment previously granted in connection with the Form S-1 or the 1997 Form S-4.
++ Management Compensation Plan.